     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1998


                                                 REGISTRATION NO. 333-44697
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                       BCB FINANCIAL SERVICES CORPORATION
           (Exact name of registrants as specified in their charters)

          PENNSYLVANIA                          6720                           23-2444807
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer Identification
 incorporation or organization)     Classification Code Number)                   No.)

                             400 WASHINGTON STREET
                          READING, PENNSYLVANIA 19601
                                 (610) 376-5933
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                NELSON R. OSWALD
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       BCB FINANCIAL SERVICES CORPORATION
                             400 WASHINGTON STREET
                          READING, PENNSYLVANIA 19601
                                 (610) 376-5933
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                             HERITAGE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

              PENNSYLVANIA                                  6720                                   23-2228542
    (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.)
     incorporation or organization)             Classification Code Number)

                         ------------------------------

                            120 SOUTH CENTRE STREET
                         POTTSVILLE, PENNSYLVANIA 17901
                                 (717) 622-2320
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                ALLEN E. KIEFER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             HERITAGE BANCORP, INC.
                            120 SOUTH CENTRE STREET
                         POTTSVILLE, PENNSYLVANIA 17901
                                 (717) 622-2320
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------


  To be consolidated into a new Pennsylvania corporation known as Main Street
                                 Bancorp, Inc.


                                                WITH COPY TO:
             JEFFREY P. WALDRON, ESQUIRE                              CHARLES J. FERRY, ESQUIRE
                    STEVENS & LEE                                      PAUL F. WESSELL, ESQUIRE
                111 NORTH SIXTH STREET                                    RHOADS & SINON LLP
                     P.O. BOX 679                                DAUPHIN BANK BUILDING, TWELFTH FLOOR
                  READING, PA 19603                             ONE SOUTH MARKET SQUARE, P.O. BOX 1146
                                                                      HARRISBURG, PA 17108-1146

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
               TITLE OF EACH CLASS                     AMOUNT TO BE       OFFERING PRICE        AGGREGATE        REGISTRATION FEE
          OF SECURITIES TO BE REGISTERED              REGISTERED (1)         PER UNIT         OFFERING PRICE           (2)
Common Stock, par value $1.00 per share...........   9,965,849 shares     Not applicable      Not applicable         $59,605

(1) Based on the maximum number of shares of the Registrant's common stock that may be issued in connection with the proposed consolidation (the "Consolidation") of BCB Financial Services Corporation ("BCB") and Heritage
    Bancorp, Inc. ("Heritage") into       , a new Pennsylvania corporation to be
    formed upon the filing of articles of consolidation (the "Holding Company"), and the conversion of all outstanding shares of common stock of BCB and Heritage (other than dissenting shares under Pennsylvania law and shares directly or indirectly owned by BCB or Heritage) into shares of common stock of the Holding Company. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the Consolidation.
(2) Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(1), on the basis of (i) the closing sale price of the common stock of BCB on January 19, 1998 of $26.75 with respect to 3,471,062 shares of BCB common stock and on March 2, 1998 of $28.50 with respect to 967 additional shares of BCB common stock to be exchanged in the Consolidation and unexercised options to purchase 136,843 shares of BCB common stock, and (ii) the closing sale price of the common stock of Heritage on January 19, 1998 of $20.50 with respect to 4,772,230 shares of Heritage common stock and on March 5, 1998 of $21.56 with respect to 1,237 additional shares of Heritage common stock to be exchanged in the Consolidation and unexercised options to purchase 134,552 shares of Heritage common stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                       BCB FINANCIAL SERVICES CORPORATION
                             400 Washington Street
                          Reading, Pennsylvania 19601


                                 March 20, 1998


Dear Shareholder:

    You are cordially invited to attend a special meeting of the shareholders (the "BCB Special Meeting") of BCB Financial Services Corporation ("BCB") which will be held at Stokesay Castle, located at Hill Road and Spook Lane, Reading, Pennsylvania, at 3:00 p.m., local time, on April 29, 1998.


    At the BCB Special Meeting, shareholders will be asked to approve and adopt the Agreement and Plan of Consolidation (the "Agreement") dated as of November 18, 1997, by and between BCB and Heritage Bancorp, Inc. ("Heritage") providing for the consolidation (the "Consolidation") of BCB and Heritage into Main Street Bancorp, Inc., a Pennsylvania corporation to be formed upon completion of the Consolidation (the "Holding Company") and the conversion of each outstanding share of common stock of BCB (other than any dissenting shares under Pennsylvania law and shares directly or indirectly owned by BCB or Heritage) into 1.3335 shares of common stock of the Holding Company, all as more fully described in the accompanying Proxy Statement/Prospectus. The Holding Company will pay cash to BCB shareholders in lieu of issuing fractional shares of common stock of the Holding Company. Completion of the Consolidation is subject to certain conditions, including the approval of the Agreement by the shareholders of BCB and Heritage and the approval of the Consolidation by various regulatory agencies.


    The accompanying Proxy Statement/Prospectus and its Annexes contain important information concerning the Consolidation. Please read all of these materials carefully.

    The Board of Directors of BCB has carefully considered and approved the Agreement and believes that the Consolidation is in the best interests of BCB and its Shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE BCB SPECIAL MEETING, THE BOARD OF DIRECTORS OF BCB URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE BCB SPECIAL MEETING BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND.

    Thank you very much for your continued interest and support. We look forward to seeing you at the BCB Special Meeting.

                                          Sincerely,

                                                         [LOGO]

                                          Nelson R. Oswald
                                          Chairman, President and Chief
                                          Executive Officer

                       BCB FINANCIAL SERVICES CORPORATION
                             400 WASHINGTON STREET
                          READING, PENNSYLVANIA 19601
                                 (610) 376-5933

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 29, 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (including any adjournment or postponement, the "BCB Special Meeting") of BCB FINANCIAL SERVICES CORPORATION ("BCB") will be held at Stokesay Castle, located at Hill Road and Spook Lane, Reading, Pennsylvania, at 3:00 p.m., local time, on April 29, 1998, to consider the following matters, all as more fully described in the accompanying Joint Proxy Statement/Prospectus:


        1. To consider and vote upon the Agreement and Plan of Consolidation (the "Agreement") dated as of November 18, 1997, by and between BCB and Heritage Bancorp, Inc. ("Heritage"), pursuant to which (a) BCB and Heritage will be consolidated (the "Consolidation") into Main Street Bancorp, Inc., a Pennsylvania corporation to be formed upon completion of the Consolidation (the "Holding Company"), (b) each BCB shareholder will receive, for each outstanding share of the common stock of BCB held by such person, 1.3335 shares of the common stock of the Holding Company, and (c) each Heritage shareholder will receive, for each outstanding share of the common stock of Heritage held by such person, 1.05 shares of the common stock of the Holding Company.


        2. To vote on adjournment of the BCB Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the BCB Special Meeting to approve the Agreement.

        3. To consider such other matters as may properly be brought before the BCB Special Meeting.

    The Board of Directors of BCB has fixed the close of business on March 2, 1998, as the record date for determining shareholders entitled to notice of, and to vote at, the BCB Special Meeting.

    The Board of Directors of BCB believes that the Consolidation is fair to and in the best interests of BCB and its shareholders and recommends that shareholders vote "FOR" approval of the Agreement.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE BCB SPECIAL MEETING, THE BOARD OF DIRECTORS OF BCB URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE BCB SPECIAL MEETING BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND.

    PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          By order of the Board of Directors

                                                          [LOGO]

                                          Harold C. Bossard
                                          SECRETARY


Reading, Pennsylvania
March 20, 1998

                            [LETTERHEAD OF HERITAGE]


                                 March 20, 1998


Dear Shareholder:


    You are cordially invited to attend a special meeting of shareholders (the "Heritage Special Meeting") of Heritage Bancorp, Inc. ("Heritage") to be held on Wednesday, April 29, 1998, at 9:00 a.m., local time, at The River Inn, Pottsville/Schuylkill Haven Highway, Pottsville, Pennsylvania.



    At the Heritage Special Meeting, shareholders will consider and vote upon the Agreement and Plan of Consolidation dated as of November 18, 1997 (the "Agreement"), by and between Heritage and BCB Financial Services Corporation ("BCB"), providing for the consolidation (the "Consolidation") of BCB and Heritage into Main Street Bancorp, Inc., a Pennsylvania corporation to be formed upon completion of the Consolidation (the "Holding Company") and the conversion of each outstanding share of common stock of Heritage (other than any dissenting shares under Pennsylvania law and shares directly or indirectly owned by BCB or Heritage) into 1.05 shares of common stock of the Holding Company, all as more fully described in the accompanying Proxy Statement/Prospectus. The Holding Company will pay cash to Heritage shareholders in lieu of issuing fractional shares of common stock of the Holding Company. Completion of the Consolidation is subject to certain conditions, including the approval of the Agreement by the shareholders of Heritage and BCB and the approval of the Consolidation by various regulatory agencies.


    The accompanying Proxy Statement/Prospectus and its Annexes contain important information concerning the Consolidation. Please read all of these materials carefully.

    The Board of Directors of Heritage has carefully considered and approved the Agreement and believes that the Consolidation is fair to and in the best interests of Heritage and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE HERITAGE SPECIAL MEETING, THE BOARD OF DIRECTORS OF HERITAGE URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE HERITAGE SPECIAL MEETING BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND.

    Thank you very much for your continued interest and support. We look forward to seeing you at the Heritage Special Meeting.

                                          Sincerely yours,

                                                    [LOGO]

                                          Allen E. Kiefer,

                                          President and Chief Executive

                                          Officer

                             HERITAGE BANCORP, INC.
                            120 SOUTH CENTRE STREET
                         POTTSVILLE, PENNSYLVANIA 17901

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 29, 1998

                            ------------------------


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (including any adjournment or postponement, the "Heritage Special Meeting") of Heritage Bancorp, Inc. ("Heritage"), a Pennsylvania corporation, will be held on Wednesday, April 29, 1998, at 9:00 a.m., local time, at The River Inn, Pottsville/Schuylkill Haven HIghway, Pottsville, Pennsylvania, to consider and vote upon the following matters, all as more fully described in the accompanying Joint Proxy Statement/Prospectus:



        1. To consider and vote upon the Agreement and Plan of Consolidation (the "Agreement") dated as of November 18, 1997, by and between BCB Financial Services Corporation ("BCB"), and Heritage, pursuant to which (a) BCB and Heritage will be consolidated (the "Consolidation") into Main Street Bancorp, Inc., a Pennsylvania corporation to be formed upon completion of the Consolidation (the "Holding Company"), (b) each Heritage shareholder will receive, for each outstanding share of the common stock of Heritage held by such person, 1.05 shares of the common stock of the Holding Company, and (c) each BCB shareholder will receive, for each outstanding share of the common stock of BCB held by such person, 1.3335 shares of the common stock of the Holding Company.


        2. The adjournment of the Heritage Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Heritage Special Meeting to approve the Agreement.

        3. The transaction of such other business as may properly be brought before the Heritage Special Meeting.

    The Board of Directors of Heritage has fixed the close of business on March 2, 1998 as the record date for determining shareholders entitled to notice of, and to vote at, the Heritage Special Meeting.

    The Board of Directors of Heritage believes that the Consolidation is fair to and in the best interests of Heritage and its shareholders and recommends that shareholders vote "FOR" approval of the Agreement.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE HERITAGE SPECIAL MEETING, THE BOARD OF DIRECTORS OF HERITAGE URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE HERITAGE SPECIAL MEETING BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND.

    PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                      [LOGO]

                                          Richard A. Ketner,

                                          Secretary

Pottsville, Pennsylvania


March 20, 1998

         BCB FINANCIAL SERVICES CORPORATION AND HERITAGE BANCORP, INC.
                             JOINT PROXY STATEMENT
                             ---------------------

                                   PROSPECTUS

                             ---------------------

    This Joint Proxy Statement/Prospectus is being furnished to shareholders of BCB Financial Services Corporation ("BCB") and to shareholders of Heritage Bancorp, Inc. ("Heritage"), each a Pennsylvania corporation, in connection with the solicitation of proxies by the respective Boards of Directors of BCB and Heritage for use at the Special Meeting of Shareholders of BCB (including any adjournments or postponements thereof, the "BCB Special Meeting") and the Special Meeting of Shareholders of Heritage (including any adjournments or postponements thereof, the "Heritage Special Meeting" and, together with the BCB Special Meeting, the "Meetings") to be held on April 29, 1998.


    This Proxy Statement/Prospectus relates to an Agreement and Plan of Consolidation (the "Agreement") dated as of November 18, 1997, by and between BCB and Heritage, pursuant to which (a) BCB and Heritage will be consolidated (the "Consolidation") into Main Street Bancorp, Inc., a Pennsylvania corporation to be formed upon completion of the Consolidation (the "Holding Company"), (b) each share of common stock, par value $2.50 per share, of BCB (the "BCB Common Stock"), other than (i) any dissenting shares under Pennsylvania law ("Dissenting Shares") and (ii) shares directly or indirectly owned by BCB or Heritage other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted ("Excluded Shares"), will be converted into and become the right to receive 1.3335 shares of the common stock of the Holding Company, and (c) each share of common stock, par value $5.00 per share, of Heritage, (the "Heritage Common Stock") other than Dissenting Shares and Excluded Shares, will be converted into and become the right to receive 1.05 shares of the common stock of the Holding Company. Upon completion of the Consolidation, the former holders of Heritage Common Stock will hold approximately 52.0% of the issued and outstanding Holding Company Common Stock (as defined below) and the former holders of BCB Common Stock will hold approximately 48.0% of the issued and outstanding Holding Company Common Stock.


    This Proxy Statement/Prospectus constitutes both the proxy statement of each of BCB and Heritage relating to (i) the solicitation of proxies by their respective Boards of Directors for use at the Meetings to be held for the purpose of considering and voting upon a proposal to approve the Agreement and
(ii) the prospectus of the Holding Company with respect to up to a maximum of 9,965,849 shares of common stock, par value $1.00 per share, of the Holding Company (the "Holding Company Common Stock") to be issued to shareholders of BCB and Heritage in the Consolidation. The number of shares of Holding Company Common Stock into which shares (other than any Dissenting Shares and Excluded Shares) of BCB Common Stock and Heritage Common Stock will be converted in the Consolidation will be further adjusted to prevent dilution in the event of additional stock splits, reclassifications or other similar events. The Holding Company will pay cash to BCB and Heritage shareholders in lieu of issuing fractional shares of Holding Company Common Stock.


    BCB and Heritage expect to apply for quotation on the Nasdaq Stock Market National Market System for the Holding Company Common Stock. The parties expect receipt of Nasdaq approval prior to the effective date of the Consolidation.



    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of BCB and Heritage on or about March 20, 1998.


    THE SHARES OF HOLDING COMPANY COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF HOLDING COMPANY COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH 20, 1998.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          1
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION...............................................          2
SUMMARY....................................................................................................          3
  The Companies............................................................................................          3
  The Meetings.............................................................................................          4
  The Consolidation........................................................................................          6
  Certain Related Transactions.............................................................................         10
  Interests of Certain Persons in the Consolidation........................................................         11
  Comparative Per Common Share Data........................................................................         12

SELECTED FINANCIAL DATA....................................................................................         15

PRO FORMA COMBINED FINANCIAL INFORMATION...................................................................         19
  Pro Forma Unaudited Combined Condensed Balance Sheet as of December 31, 1997.............................         21
  Pro Forma Unaudited Combined Condensed Statements of Income for the Years Ended December 31, 1997, 1996
    and 1995...............................................................................................         22

THE MEETINGS...............................................................................................         24
  Date, Time and Place.....................................................................................         24
  Matters To Be Considered at the Special Meetings.........................................................         24
  Votes Required...........................................................................................         24
  Voting of Proxies........................................................................................         25
  Revocability of Proxies..................................................................................         26
  Record Date; Stock Entitled to Vote; Quorum..............................................................         26
  Solicitation of Proxies..................................................................................         26

THE CONSOLIDATION..........................................................................................         28
  Background of and Reasons for the Consolidation; Recommendations of the Boards of Directors..............         28
  Terms of the Consolidation...............................................................................         34
  Opinions of Financial Advisors...........................................................................         35
  Effective Date of the Consolidation......................................................................         45
  Exchange of Stock Certificates...........................................................................         45
  Conditions to the Consolidation..........................................................................         46
  Regulatory Approvals.....................................................................................         47
  Representations and Warranties...........................................................................         48
  Business Pending the Consolidation.......................................................................         49
  Dividends................................................................................................         51
  No Solicitation of Transactions..........................................................................         52
  Amendment; Extension and Waivers.........................................................................         52
  Termination; Effect of Termination.......................................................................         52
  Management and Operations of the Holding Company after the Consolidation.................................         53
  Employee Benefits........................................................................................         54
  Accounting Treatment.....................................................................................         55
  Certain Federal Income Tax Consequences..................................................................         56
  Expenses.................................................................................................         57
  Resale of Holding Company Common Stock...................................................................         57
  Dissenters' Rights.......................................................................................         58

                                                                                                               PAGE
                                                                                                             ---------
INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION..........................................................         60
  Stock Options............................................................................................         60
  Indemnification; Directors and Officers Insurance........................................................         60
  Continued Employment.....................................................................................         61
  Employment Agreements....................................................................................         61
  Change in Control Agreements.............................................................................         62
  Pension and ESOP Plans...................................................................................         62

CERTAIN RELATED TRANSACTIONS...............................................................................         63
  Reciprocal Stock Option Agreements.......................................................................         63

DESCRIPTION OF THE HOLDING COMPANY.........................................................................         66
  General..................................................................................................         66
  Board and Management.....................................................................................         66
  Renumeration of Directors and Officers...................................................................         67
  Directors and Management of Subsidiaries.................................................................         67
  Authorized Capital Stock.................................................................................         68
  Market for Holding Company Common Stock and Dividends....................................................         69
  Pennsylvania Anti-Takeover Provisions....................................................................         69
  Comparison of Rights of Shareholders of BCB, Heritage and The Holding Company............................         70
  Directors................................................................................................         71
  Shareholder Meetings.....................................................................................         73
  Action by Shareholders Without a Meeting.................................................................         73
  Antitakeover Provisions..................................................................................         73
  Required Shareholder Vote................................................................................         74
  Amendment of Bylaws......................................................................................         75
  Mandatory Tender Offer Provision.........................................................................         75
  Dissenters' Rights.......................................................................................         76
  Dividends................................................................................................         76
  Voluntary Dissolution....................................................................................         77
  Preemptive Rights........................................................................................         77
  Voluntary Dissolution....................................................................................         77
  Preemptive Rights........................................................................................         77

DESCRIPTION OF BCB.........................................................................................         78
  Business.................................................................................................         78
  Management's Discussion and Analysis of Financial Condition and Results of Operations....................         93
  New Financial Accounting Standards.......................................................................        104
  Management...............................................................................................        104
  Security Ownership of Certain Beneficial Owners and Management...........................................        106
  Executive Compensation...................................................................................        108
  Executive Employment Agreements..........................................................................        110
  Certain Relationships and Related Transactions...........................................................        110
  Market Price of and Dividends on BCB Common Stock and
    Related Shareholder Matters............................................................................        111

DESCRIPTION OF HERITAGE....................................................................................        112
  Management...............................................................................................        112
  Security Ownership Of Management.........................................................................        113
  Market Price of and Dividends on Heritage Common Stock and
    Related Shareholder Matters............................................................................        115

                                                                                                               PAGE
                                                                                                             ---------
ADJOURNMENT................................................................................................        116

INDEMNIFICATION............................................................................................        117

EXPERTS....................................................................................................        117

LEGAL MATTERS..............................................................................................        117

OTHER MATTERS..............................................................................................        117

FINANCIAL STATEMENTS OF BCB................................................................................        S-1

ANNEXES
A. Agreement and Plan of Consolidation between BCB and Heritage, dated as of November 18, 1997.............        A-1
B. Stock Option Agreement between BCB and Heritage, dated November 18, 1997................................        B-1
C. Stock Option Agreement between Heritage and BCB, dated November 18, 1997................................        C-1
D. Opinion of Janney Montgomery Scott Inc..................................................................        D-1
E. Opinion of McConnell Budd & Downes Inc..................................................................        E-1
F. Sections 1930 and 1571-1580 of the Pennsylvania Business Corporation Law of 1988, as amended............        F-1

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BCB OR HERITAGE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BCB OR HERITAGE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

    All information concerning BCB and its subsidiaries contained herein, incorporated herein by reference or supplied herewith, has been furnished by BCB, and all information concerning Heritage and its subsidiaries contained herein, incorporated herein by reference or supplied herewith, has been furnished by Heritage.

                             AVAILABLE INFORMATION

    BCB and Heritage are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by BCB and Heritage with the Commission can be inspected and copied at the offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the Commission maintains at http://www.sec.gov.

    BCB and Heritage have filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Holding Company Common Stock to be issued pursuant to the Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by BCB (File No. 0-16533) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

        1. BCB's Annual Report on Form 10-KSB for the year ended December 31, 1997.

    The following documents filed with the Commission by Heritage (File No. 0-12506) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

        1. Heritage's Annual Report on Form 10-K for the year ended December 31, 1997.

    In addition, all documents filed by BCB and Heritage pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the

Meetings shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO BCB MAY BE REQUESTED FROM BCB FINANCIAL SERVICES CORPORATION, 400 WASHINGTON STREET, READING, PENNSYLVANIA 19601 (TELEPHONE NUMBER (610) 376-5933), ATTENTION: PATRICIA A. YOCUM, ASSISTANT SECRETARY. DOCUMENTS RELATING TO HERITAGE MAY BE REQUESTED FROM HERITAGE BANCORP, INC., 120 SOUTH CENTRE STREET, POTTSVILLE, PENNSYLVANIA 17901 (TELEPHONE NUMBER (717) 622-2320), ATTENTION: RICHARD A. KETNER, SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE MEETING, REQUESTS SHOULD BE RECEIVED BY NOVEMBER 20, 1998.



           CAUTIONARY STATEMENT CONCERNING FOWARD-LOOKING INFORMATION



    This Joint Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to financial condition, results of operations, plans, objectives, future performance and business of each of BCB and Heritage, including (i) statements relating to the cost savings estimated to result from the Consolidation (see "SUMMARY" and "PRO FORMA COMBINED FINANCIAL INFORMATION"),
(ii) statements relating to the charges estimated to be incurred in connection with the Consolidation (see "SUMMARY" and "PRO FORMA COMBINED FINANCIAL INFORMATION"), and (iii) statements preceded by, followed by or that include the words "believes", "expected", "anticipates", "estimates" or similar expressions (see "SUMMARY", "THE CONSOLIDATION--Background and Reasons for the Consolidation", "--Opinions of Financial Advisors" and "PRO FORMA COMBINED FINANCIAL INFORMATION"). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the Consolidation may not be fully realized or realized within the expected time frame; (b) revenues following the Consolidation, may be lower than expected, or deposit attrition, operating costs or consumer loss and business disruption following the Consolidation, may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of BCB and Heritage may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in Pennsylvania may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which BCB and Heritage is engaged; and (h) changes may occur in securities markets.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS AND THE ANNEXES HERETO. A COPY OF THE AGREEMENT (INCLUDING EXHIBITS THERETO) IS SET FORTH IN ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE CONSOLIDATION. SHAREHOLDERS OF BCB AND HERITAGE ARE URGED TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT/ PROSPECTUS, INCLUDING THE ANNEXES HERETO.

THE COMPANIES

    BCB


    BCB is a Pennsylvania corporation headquartered in Reading, Pennsylvania and is a registered bank holding company for Berks County Bank ("Berks County Bank"), a Pennsylvania-chartered commercial bank. Berks County Bank was founded in 1987 to serve individuals and small- to medium-sized businesses that management believed were not being adequately served by the larger competitors in its market area. Berks County Bank offers a full range of commercial and retail banking services. Berks County Bank currently maintains six full-service branches in Reading (Berks County), Exeter (Berks County), Wyomissing (Berks County), Muhlenberg (Berks County), Shillington (Berks County) and Pottstown (Montgomery County), Pennsylvania, and six loan production offices in Wyomissing (Berks County), Pottstown (Montgomery County), Schuylkill Haven (Schuylkill County), Jamison (Bucks County), Exton (Chester County), and Allentown (Lehigh County), Pennsylvania. Berks County Bank opened its seventh full-service branch in Hamburg (Berks County) on March 14, 1998 and expects to open its eighth and ninth full-service branches in Douglass Township (Montgomery County) and Robesonia (Berks County) in the third quarter of 1998.


    At December 31, 1997, BCB and its subsidiaries had total consolidated assets, deposits, net loans and shareholders' equity of approximately $447.6 million, $360.6 million, $246.2 million and $44.1 million, respectively.

    The principal executive offices of BCB are located at 400 Washington Street, Reading, Pennsylvania 19601, and its telephone number is (610) 376-5933. For further information concerning BCB and its subsidiaries, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "BCB SELECTED FINANCIAL DATA" and "DESCRIPTION OF BCB."

    HERITAGE

    Heritage is a Pennsylvania business corporation formed in 1983 with its headquarters located in Pottsville, Schuylkill County, Pennsylvania. Prior to March 1, 1995, the name of the Corporation was Miners National Bancorp, Inc. ("Miners"). As a result of the merger on March 1, 1995 between Miners and Bankers' Financial Services Corporation ("Bankers"), a one bank holding company located in Schuylkill Haven, Pennsylvania, Miners changed its name to Heritage Bancorp, Inc.

    Heritage is a bank holding company as defined in the Bank Holding Company Act of 1956, as amended. Heritage National Bank ("Heritage National Bank") is a wholly-owned subsidiary of Heritage, which includes the former Miners National Bank and Bankers' subsidiary, The Schuylkill Haven Trust Company. Through Heritage National Bank, Heritage acts as a community financial service provider, and offers traditional banking and related financial services to individual, business, and government customers. Heritage National Bank, which is the oldest commercial bank in its trade area, was originated under a state bank charter in 1828 and is the third largest commercial bank in Schuylkill County.

    Heritage National Bank currently operates a network of 14 full service community offices throughout Schuylkill and northern Dauphin Counties.

    At December 31, 1997, Heritage and its subsidiaries had total consolidated assets, deposits, net loans and shareholders' equity of approximately $366.3 million, $266.3 million, $231.6 million and $44.6 million, respectively.

    The principal executive offices of Heritage are located at 120 South Centre Street, Pottsville, Pennsylvania 17901 and its telephone number is (717) 622-2320. For additional information concerning Heritage, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "HERITAGE SELECTED FINANCIAL DATA" and "DESCRIPTION OF HERITAGE."

THE MEETINGS

    GENERAL

    The BCB Special Meeting will be held at Stokesay Castle, located at Hill Road and Spook Lane, Reading, Pennsylvania, at 3:00 p.m., local time, on April 29, 1998.


    The Heritage Special Meeting will be held at The River Inn, located at Pottsville/Schuylkill Haven Highway, Pottsville, Pennsylvania, at 9:00 a.m., local time, on Wednesday, April 29, 1998.


    RECORD DATES

    The record date for the BCB Special Meeting is March 2, 1998 (the "BCB Record Date"). The record date for the Heritage Special Meeting is March 2, 1998 (the "Heritage Record Date"). Only shareholders of record at the close of business on the BCB Record Date or the Heritage Record Date, as applicable, will be entitled to receive notice of, and to vote at, the Meetings.

    MATTERS TO BE CONSIDERED AT THE MEETINGS

    BCB. At the BCB Special Meeting, holders of BCB Common Stock will consider and vote upon a proposal to approve and adopt the Agreement, which is attached as Annex A to this Proxy Statement/ Prospectus and incorporated herein by reference. In addition, shareholders of BCB are being asked to approve a proposal to adjourn the BCB Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the BCB Special Meeting to approve the Agreement (the "BCB Adjournment Proposal"). Shareholders will also consider and vote upon any other matter that may properly come before the BCB Special Meeting.

    HERITAGE. At the Heritage Special Meeting, holders of Heritage Common Stock will consider and vote upon a proposal to approve and adopt the Agreement attached as Annex A to this Proxy Statement/ Prospectus and incorporated herein by reference. In addition, shareholders of Heritage are being asked to approve a proposal to adjourn the Heritage Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the Heritage Special Meeting to approve the Agreement (the "Heritage Adjournment Proposal"). Shareholders will also consider and vote upon any other matter that may properly come before the Heritage Special Meeting.

    See "THE MEETINGS--Matters to be Considered at the Meetings."

    VOTES REQUIRED

    BCB. Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the BCB Record Date must be represented in person or by proxy at the BCB Special Meeting for a quorum to be present for purposes of voting on the Agreement, the BCB Adjournment Proposal and any other matter to be considered at the BCB Special Meeting. The approval and adoption of the Agreement will require the affirmative vote, in person or by proxy, of the holders of at least 75% of the outstanding shares of BCB Common Stock. The approval of the BCB Adjournment Proposal will require the affirmative vote, in person or by proxy, of a majority of votes which all shareholders are entitled to cast at the BCB Special Meeting. Each holder of shares of BCB Common Stock outstanding on the BCB Record Date will be entitled to one vote for each share held of record at the BCB Special Meeting. The directors and executive officers of BCB have agreed to vote all shares of BCB Common Stock that they own on the BCB Record Date in favor of the approval and adoption of the Agreement. On the BCB Record Date, directors and executive officers of BCB owned approximately 511,643 shares of BCB
Common Stock, or approximately 14.74% of the then outstanding shares of BCB Common Stock. Management of BCB is not aware of any other person or entity owning 5% or more of BCB Common Stock.


    HERITAGE. Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Heritage Record Date must be represented in person or by proxy at the Heritage Special Meeting for a quorum to be present for purposes of voting on the Agreement, the Heritage Adjournment Proposal and any other matter to be considered at the Heritage Special Meeting. The approval and adoption of the Agreement will require the affirmative vote of the holders of at least 75% of the votes cast, in person or by proxy, at the Heritage Special Meeting. The approval of the Heritage Adjournment Proposal will require the affirmative vote of a majority of votes cast, in person or by proxy, at the Heritage Special Meeting. Each holder of shares of Heritage Common Stock outstanding on the Heritage Record Date will be entitled to one vote for each share held of record at the Heritage Special Meeting. Ten of the thirteen directors and each of the executive officers of Heritage have agreed to vote all shares of Heritage Common Stock that they own on the Heritage Record Date in favor of the approval and adoption of the Agreement. See "THE CONSOLIDATION--Background of and Reasons for the Consolidation; Recommendations of the Boards of Directors," for information concerning the approval of the Agreement and recommendation by the Heritage Board of Directors. On the Heritage Record Date, such directors and executive officers of Heritage owned approximately 261,105 shares of Heritage Common Stock, or approximately 5.5% of the then outstanding shares of Heritage Common Stock.


    Management of Heritage is not aware of any person or entity owning 5% or more of the outstanding shares of Heritage Common Stock, except for 396,700 shares of Heritage Common Stock (approximately 8.3% of outstanding shares) held, either directly or indirectly, by Heritage National Bank in its trust department as fiduciary for certain trusts, estates and agency accounts which beneficially own such shares. Of these shares, Heritage National Bank had sole voting and investment power with respect to 243,370 shares, and shared voting and investment power with respect to 34,213 shares. Pursuant to provisions of the applicable governing instruments and/or in accordance with applicable principles of fiduciary law, Heritage National Bank, as fiduciary, has the right and power, exercisable either alone or in conjunction with a co-fiduciary, to vote the shares in which it has sole or shared voting power, either in person or by proxy, for the Agreement and the Heritage Adjournment Proposal, so long as such votes are in the best interest of any such trust, estate or agency account and the beneficiaries or principals thereof. It is currently anticipated that Heritage National Bank will vote such shares in favor of the Agreement and the Heritage Adjournment Proposal.

    See "THE MEETINGS--Votes Required."

    VOTING AND REVOCATION OF PROXIES

    Shares represented by all properly executed proxies received in time for the Meetings will be voted at such Meetings in the manner specified therein by the holders thereof. In the case of BCB, properly executed proxies that do not contain voting instructions will be voted in favor of the Agreement and in favor of the BCB Adjournment Proposal. In the case of Heritage, properly executed proxies that do not contain voting instructions will be voted in favor of the Agreement and in favor of the Heritage Adjournment Proposal.

    The grant of a proxy on the enclosed BCB or Heritage form does not preclude a BCB shareholder or a Heritage shareholder from voting in person. A BCB shareholder or a Heritage shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of BCB (in the case of a BCB shareholder) or the Secretary of Heritage (in the case of a Heritage shareholder) a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the applicable Meeting and voting in person at such Meeting. Attendance at the applicable Meeting will not, in and of itself, constitute revocation of a proxy.

    See "THE MEETINGS--Voting of Proxies" and "Revocability of Proxies."

THE CONSOLIDATION

    TERMS OF THE CONSOLIDATION

    At the Effective Date of the Consolidation, each outstanding share of BCB Common Stock (other than any Dissenting Shares and Excluded Shares) will be automatically converted into, and become a right to receive, 1.3335 shares of Holding Company Common Stock (the "BCB Exchange Ratio") and each outstanding share of Heritage Common Stock (other than any Dissenting Shares and Excluded Shares) will be automatically converted into, and become a right to receive,
1.05 shares of Holding Company Common Stock (the "Heritage Exchange Ratio").

    The BCB Exchange Ratio and the Heritage Exchange Ratio will be subject to adjustment to prevent dilution in the event of additional stock splits, reclassifications or other similar events.

    The Holding Company will in all events pay cash to BCB and Heritage shareholders in lieu of issuing fractional shares of Holding Company Common Stock.

    In connection with the Consolidation, all outstanding options to purchase shares of BCB Common Stock and Heritage Common Stock issued under BCB's and Heritage's preexisting stock option plans generally will be converted on the Effective Date into options to acquire that number of shares of Holding Company Common Stock equal to the number of shares covered by the option multiplied by the BCB Exchange Ratio or the Heritage Exchange Ratio, as the case may be, and the exercise price for a whole share of Holding Company Common Stock shall be the stated exercise price for such option divided by the BCB Exchange Ratio or the Heritage Exchange Ratio, as the case may be, such shares to be issuable upon exercise in accordance with the terms of the respective plans and grant agreements of BCB and Heritage under which they were issued. See "THE CONSOLIDATION--Terms of the Consolidation."

    The Effective Date will be the date on which Articles of Consolidation are filed with the Pennsylvania Department of State (the "PDS") which will be the same date as the closing date (the "Closing Date").

    The Closing Date will be the later of May 1, 1998 or the fifth business day following satisfaction or waiver, to the extent permitted under the Agreement, of the conditions to the consummation of the Consolidation as specified in the Agreement or such other date as BCB and Heritage may mutually agree. See "THE CONSOLIDATION--Effective Date."

    DIVIDENDS

    The Agreement permits BCB and Heritage to pay a regular quarterly cash dividend, not to exceed $.08 and $.14, respectively, per share of BCB Common Stock and Heritage Common Stock outstanding, respectively, with respect to each calendar quarter prior to the Effective Date. See "THE
CONSOLIDATION--Dividends."

    DISSENTERS' RIGHTS

    Under Section 1930 and Chapter 15, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), holders of BCB Common Stock and Heritage Common Stock who properly file with BCB or Heritage, respectively, a written notice of intention to dissent will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising in anticipation of the Consolidation). In order to exercise such rights, BCB and Heritage shareholders must comply with the procedural requirements of Chapter 15, Subchapter D, of the BCL, a description of which is provided in "THE CONSOLIDATION--Dissenters' Rights" and the full text of which is attached to this Proxy Statement/Prospectus as Annex F. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Chapter 15, Subchapter D, of the BCL on a timely basis may result in the loss of dissenters' rights. See "THE CONSOLIDATION--Dissenters' Rights" and "DESCRIPTION OF THE HOLDING COMPANY-- Comparison of Rights of Shareholders of BCB, Heritage and The Holding Company--Dissenters' Rights."


    ACCOUNTING TREATMENT AND CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Consolidation is intended to qualify as a pooling of interests for financial accounting purposes and is expected to constitute a tax-free reorganization for federal income tax purposes. It is a condition to completion of the Consolidation that BCB and Heritage each receive an opinion from Beard & Company, Inc. ("Beard & Company") the independent auditor for each of BCB and Heritage, that the Consolidation will be treated as a pooling of interests for financial accounting purposes.

    As of the date of this Proxy Statement/Prospectus, neither BCB nor Heritage has any reason to believe that Beard & Company will be unable to deliver an opinion that the Consolidation will qualify as a pooling of interests for financial accounting purposes.

    Completion of the Consolidation is also subject to the condition that BCB and Heritage each receive an opinion from BCB's counsel that the Consolidation will constitute a tax-free reorganization for federal income tax purposes. If, for any reason, BCB and Heritage cannot obtain an opinion that the consolidation will constitute a tax-free reorganization for federal income tax purposes, then either BCB or Heritage could terminate this Agreement or both BCB and Heritage could elect to waive this condition. If the parties elected to waive this condition, any vote of the shareholders of BCB and Heritage approving the Consolidation would be resolicited. As of the date of the Proxy Statement/Prospectus, BCB and Heritage each has no reason to believe that BCB's counsel will be unable to deliver such opinion.

    See "THE CONSOLIDATION--Certain Federal Income Tax Consequences," "--Accounting Treatment" and "--Conditions to the Merger."

    RECOMMENDATIONS OF BOARDS OF DIRECTORS

    BCB. The Board of Directors of BCB believes that the terms of the Consolidation are fair and in the best interests of BCB and its shareholders and has approved the Agreement. The Board of Directors of BCB unanimously recommends that the shareholders of BCB approve the Agreement.

    HERITAGE. The Board of Directors of Heritage believes that the terms of the Consolidation are fair and in the best interests of Heritage and its shareholders and has approved the Agreement. The Board of Directors of Heritage recommends that the shareholders of Heritage approve the Agreement.


    See "THE CONSOLIDATION--Background of and Reasons for the Consolidation; Recommendations of the Boards of Directors."


    OPINIONS OF FINANCIAL ADVISOR

    Janney Montgomery Scott Inc. ("JMS") has delivered its oral opinion, as of November 18, 1997, and its written opinion as of the date of this Proxy Statement/Prospectus, to the Board of Directors of BCB that, as of the respective dates of such opinions, and subject to the assumptions and considerations set forth therein, the BCB Exchange Ratio is fair from a financial point of view to the holders of BCB

Common Stock. A copy of the opinion of JMS, dated the date of this Proxy Statement/Prospectus, is attached hereto as Annex D.

    McConnell Budd & Downes Inc. ("MB&D") has delivered its oral opinion, on November 18, 1997, and its written opinion as of the date of this Proxy Statement/Prospectus, to the Board of Directors of Heritage that, as of the respective dates of such opinions, and subject to the assumptions and considerations set forth therein, the Heritage Exchange Ratio is fair from a financial point of view to the holders of Heritage Common Stock. A copy of the opinion of MB&D, dated the date of this Proxy Statement/ Prospectus, is attached hereto as Annex E.

    For information on the assumptions made, matters considered and limits of the reviews by JMS and MB&D, see "THE CONSOLIDATION--Opinions of the Financial Advisors."

    CONDITIONS TO THE CONSOLIDATION; REGULATORY APPROVALS


    The obligations of BCB and Heritage to complete the Consolidation are subject to various conditions usual and customary in transactions similar to the Consolidation, including, without limitation, that (i) the Consolidation qualify as a tax-free reorganization for federal income tax purposes, (ii) the Consolidation qualify as a pooling of interests for accounting purposes, (iii) the approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act, which was received on March 9, 1998, (iv) the approval of the Pennsylvania Department of Banking under the Pennsylvania Banking Code of 1965 which is anticipated to be received in April 1998, and (v) approvals of the shareholders of both BCB and Heritage are obtained. No assurance can be given that all such conditions will be met, including receipt of all required approvals or the timing or conditions of such approvals. See "THE CONSOLIDATION--Conditions to the Consolidation." Application has been made to obtain required regulatory approvals. See "THE CONSOLIDATION--Regulatory Approvals."


    TERMINATION; EFFECT OF TERMINATION

    The Agreement may be terminated at any time prior to the Effective Date by mutual consent of BCB and Heritage or by either party if (i) the other party, in any material respect, breaches any representation, warranty, covenant or understanding contained in the Agreement which would have a Material Adverse Effect (as defined in the Agreement) on the breaching party, and such breach has not been cured by the earlier of thirty days from the date written notice of such breach was given to such party committing the breach or the Effective Date, unless on the Effective Date such breach no longer causes a Material Adverse Effect, (ii) the Closing Date of the Consolidation shall not have occurred on or before July 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Agreement to perform or observe in any material respect its agreements required to be performed or observed by such party on or before the Closing Date or (iii) either party has received a final unappealable administrative order from a regulatory authority whose approval or consent has been requested that such approval or consent will not be granted or will not be granted absent the imposition of terms and conditions which would have a Material Adverse Effect on the Holding Company, unless such occurrence shall be due to the failure of the party seeking to terminate the Agreement or perform or observe in any material respect its agreements set forth therein required to be performed or observed by such party on or before the Closing Date.

    BCB may terminate the Agreement in the event that during a 30-day trading period ended five trading days prior to the Effective Date the average of the mean between the closing high bid and low asked prices for Heritage Common Stock for any consecutive ten-day period declines 40% or more from an index value of $20.875, the Heritage Index Value (as defined below).

    Heritage may terminate the Agreement in the event that during a 30-day trading period ended five trading days prior to the Effective Date the average of the mean between the closing high bid and low asked prices for BCB Common Stock for any consecutive ten-day period declines 30% or more from an index value of $25.00, the BCB Index Value (as defined below).

    The Index Value for each of BCB and Heritage was determined based upon the average of the mean between the closing high bid and low asked prices for BCB Common Stock or Heritage Common Stock, as the case may be, as reported by the Nasdaq Stock Market National Market System, for the three consecutive trading days beginning November 21, 1997.

    The Agreement may be terminated by either the Board of Directors of BCB or the Board of Directors of Heritage if the Board of Directors of the other party shall have exercised its rights under the Agreement regarding an Acquisition Transaction (as defined in the Agreement) with a third party or shall have otherwise withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated thereby.

    The Agreement may be terminated by either the Board of Directors of BCB or the Board of Directors of Heritage if their shareholders shall have not approved this Agreement by the requisite vote; provided, however, that neither BCB nor Heritage will have the right to terminate the Agreement if prior to such shareholder vote the Board of Directors of the party whose shareholders failed to approve the Agreement shall have recommended or endorsed an Acquisition Transaction with a third party or shall have otherwise withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of the Agreement and the transactions contemplated thereby.

    See "THE CONSOLIDATION--Termination; Effect of Termination."

    COMPARISON OF SHAREHOLDER RIGHTS


    BCB and Heritage are each Pennsylvania corporations subject to the provisions of the BCL. Upon completion of the Consolidation, shareholders of BCB and Heritage will become shareholders of the Holding Company, and their rights as such will continue to be governed by the BCL and also by the Holding Company's Articles of Incorporation and Bylaws. The rights of shareholders of the Holding Company are different in certain respects from the rights of shareholders of BCB and Heritage. The most significant of these differences include certain provisions of the Holding Company's Articles of Incorporation designed to deter a nonnegotiated attempt to obtain control of the Holding Company. See "DESCRIPTION OF THE HOLDING COMPANY--Comparison of the Rights of Shareholders of BCB, Heritage and the Holding Company."


    MANAGEMENT AND OPERATIONS OF THE HOLDING COMPANY AFTER THE CONSOLIDATION

    The initial Board of Directors of the Holding Company will consist of 13 members. Seven members have been designated by the Board of Directors of BCB and six members have been designated by the Board of Directors of Heritage. For information concerning the persons who have been designated to be members of the Board of Directors of the Holding Company, See "DESCRIPTION OF THE HOLDING COMPANY--Board and Management." Nelson R. Oswald, the Chairman of the Board, President and Chief Executive Officer of BCB, will be the Chairman of the Board of Directors of the Holding Company and Albert L. Evans, Jr., the Chairman of Heritage, will be the Vice Chairman of the Board of Directors of the Holding Company.

    On the Effective Date, the executive officers of the Holding Company will be as follows:

Nelson R. Oswald                  --      Chairman and Chief Executive Officer

Allen E. Kiefer                   --      President and Chief Operating Officer

Robert D. McHugh, Jr.             --      Executive Vice President and Chief Financial Officer

Richard A. Ketner                 --      Executive Vice President and Chief Administrative
                                          Officer

    The Board of Directors and executive officers of Berks County Bank in office immediately prior to completion of the Consolidation will remain as Berks County Bank's Board of Directors and executive officers, except that, upon completion of the Consolidation, (i) Allen E. Kiefer will be appointed an officer and member of the Board of Directors of Berks County Bank with the title of Vice Chairman and (ii) Richard A. Ketner will be appointed Executive Vice President of Berks County Bank.

    The Board of Directors and executive officers of Heritage National Bank in office immediately prior to completion of the Consolidation will remain as Heritage National Bank's Board of Directors and executive officers, except that
(i) Nelson R. Oswald will be appointed as an officer and member of the Board of Directors of Heritage National Bank with the title of Vice Chairman and (ii) Robert D. McHugh will be appointed Executive Vice President and Chief Financial Officer of Heritage National Bank.

    See "THE CONSOLIDATION--Operation of Banks," "--Management and Operations after the Consolidation" and "--Employee Benefits and Severance."

    EXCHANGE OF CERTIFICATES

    After the Effective Date, the Holding Company will send to BCB and Heritage shareholders transmittal materials for use in effecting the exchange of their certificates representing whole shares of BCB Common Stock and Heritage Common Stock for certificates representing shares of Holding Company Common Stock. The Holding Company will pay holders of BCB Common Stock and Heritage Common Stock cash in lieu of issuing fractional shares of Holding Company Common Stock. See "THE CONSOLIDATION--Exchange of BCB and Heritage Stock Certificates."

CERTAIN RELATED TRANSACTIONS

    As a condition to BCB entering into the Agreement, Heritage granted BCB an option (the "BCB Option") under certain circumstances to purchase up to 947,041 shares of Heritage Common Stock at a purchase price of $22.875 per share pursuant to a Stock Option Agreement dated November 18, 1997 (the "BCB Option Agreement"), a copy of which is included as Annex B to this Proxy Statement/Prospectus. The BCB Option may be exercised by BCB only upon the occurrence of specified events that have the potential for a third party to effect an acquisition of control of Heritage prior to the termination of the Agreement. None of such triggering events has occurred as of the date hereof. Acquisitions of shares of Heritage Common Stock pursuant to an exercise of the BCB Option would be subject to prior regulatory approval under certain circumstances.

    The BCB Option Agreement provides that BCB may require, under certain circumstances, Heritage to repurchase the BCB Option and all shares of Heritage Common Stock purchased by BCB pursuant to the BCB Option on the terms and conditions set forth in the BCB Option Agreement. Heritage's repurchase of the BCB Option or Heritage's repurchase of any of the shares of Heritage Common Stock purchased by BCB pursuant to the BCB Option may have the effect of precluding a potential acquiror of Heritage from accounting for the acquisition of Heritage as a pooling of interests for financial accounting purposes for a certain period of time. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreements."

    As a condition to Heritage entering into the Agreement, BCB granted Heritage an option (the "Heritage Option") under certain circumstances to purchase up to 690,516 shares of BCB Common Stock at a purchase price of $22.375 per share pursuant to a Stock Option Agreement dated November 18, 1997 (the "Heritage Option Agreement"), a copy of which is included as Annex C to this Proxy Statement/ Prospectus. The Heritage Option may be exercised by Heritage only upon the occurrence of specified events that have the potential for a third party to effect an acquisition of control of BCB prior to the termination of the Agreement. None of such triggering events has occurred as of the date hereof. Acquisitions of shares of BCB Common Stock pursuant to an exercise of the Heritage Option would be subject to prior regulatory approval under certain circumstances.

    The Heritage Option Agreement provides that Heritage may require, under certain circumstances, BCB to repurchase the Heritage Option and all shares of BCB Common Stock purchased by Heritage pursuant to the Heritage Option on the terms and conditions set forth in the Heritage Option Agreement. BCB's repurchase of the Heritage Option or BCB's repurchase of any of the shares of BCB Common Stock purchased by Heritage pursuant to the Heritage Option may have the effect of precluding a potential acquiror of BCB from accounting for the acquisition of BCB as a pooling of interests for financial accounting purposes for a certain period of time. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreements."

    The directors and executive officers of BCB, the directors of Heritage who voted in favor of the Agreement and each of the executive officers of Heritage have agreed to vote their respective shares of BCB Common Stock and Heritage Common Stock in favor of the Agreement. All the directors and executive officers of BCB and Heritage have agreed to certain restrictions with respect to their BCB Common Stock and Heritage Common Stock which are intended to ensure compliance with applicable securities laws and that the Consolidation will be accounted for as a pooling of interests. See "THE CONSOLIDATION--Matters to be Considered at the Meetings." A copy of the form of letter agreement executed by the directors and executive officers of Heritage and BCB are included as Exhibits 1-A and 1-B, respectively, to the Agreement attached hereto as Annex A.

    The BCB and Heritage Stock Option Agreements and the agreements of BCB's and Heritage's directors and executive officers to vote in favor of the Consolidation are intended to increase the likelihood that the Consolidation will be consummated in accordance with the terms of the Agreement and may have the effect of discouraging competing offers to the Consolidation. See "CERTAIN RELATED TRANSACTIONS--Stock Option Agreements."

INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION

    Certain directors and executive officers of BCB are the holders of stock options to acquire BCB Common Stock, which will be converted into options to acquire Holding Company Common Stock. Certain directors and executive officers of Heritage are the holders of stock options to acquire Heritage Common Stock, which will be converted into options to acquire Holding Company Common Stock. The value of Holding Company options, if any, will be dependent on the value of Holding Company Common Stock which cannot be predicted at this time.

    The Agreement provides that the Holding Company will expressly assume each employment agreement, change in control agreement, or any nonqualified retirement, deferred compensation, "top hat," excess benefit or supplemental pension plans to which either BCB or Heritage is a party.

    The Agreement provides that on or before the Effective Date, BCB and Berks County Bank will use their best efforts to amend the employment agreements of Nelson R. Oswald, and Robert D. McHugh, Jr. and Heritage and Heritage National Bank will use their best efforts to amend the employment agreements of Allen E. Kiefer and Richard A. Ketner so that such agreements will contain customary change in control provisions, will provide salaries and benefits comparable to salaries and benefits payable to executive officers at companies that will be peer companies of the Holding Company and otherwise will be substantially identical in form. As of the date hereof no amendments to the employment agreements of Messrs. Oswald, Kiefer, McHugh and Ketner have been executed. However, based on compensation paid by peer companies, BCB and Heritage estimate that the range of compensation for each of the four named individuals will be as follows: Mr. Oswald--$225,000 to $310,000; Mr. Kiefer--$155,000 to $215,000; Mr. McHugh--$110,000 to $150,000; and Mr.
Ketner--$110,000 to $150,000. The foregoing ranges are 15% below and above the mean compensation paid by peer companies. See "INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION--Employment Agreements."


    The Agreement further provides that on or before the Effective Date, Heritage and Heritage National Bank, and BCB and Berks County Bank, as applicable, will use their best efforts to amend the existing employment or change in control agreement, or enter into a new change in control agreement, with the following individuals: Sherelyn A. Ammon, Steven A. Ehrlich, Norman E. Heilenman, Donna L. Rickert, Dorothy I. Krick, David L. Scott, David L. Snyder, Marie M. Umbriac and Mary Jo Wright. Such change in control agreements will be substantially identical in form. Although no new change of control agreements have been executed, BCB and Heritage anticipate that such agreements will provide for salary continuation of up to [one] year in the event an employee is terminated or leaves for "good reason" (as defined) after a change in control of the Holding Company. See "INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION--Employment Agreements."

    The Agreement provides that BCB and Heritage will establish a transition committee consisting of not less than four or more than six members, including Messrs. Oswald, Kiefer, McHugh and Ketner and up to one director from each of BCB and Heritage. The function of such committee will be to determine the name for the Holding Company, approve the form of employment and change in control agreements to be provided to certain executive officers and employees and to address such other transitional matters as the Boards of Directors of Heritage and BCB may direct.

    The Agreement provides that the Holding Company will indemnify and insure after the Effective Date, persons who served as directors and officers of BCB and Heritage or their respective subsidiaries. BCB and Heritage anticipate that Holding Company directors will receive an annual retainer of $2,000, a $600 fee per meeting attended and a $300 fee per committee meeting attended. See "THE CONSOLIDATION--Management and Operations of the Holding Company" and "INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION."

COMPARATIVE PER COMMON SHARE DATA

    The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and earnings per share (i) on an historical basis for BCB and Heritage,
(ii) on a pro forma basis per share of BCB Common Stock to reflect completion of the Consolidation, assuming the Consolidation was effective for the periods presented, and (iii) on a pro forma basis per share of Heritage Common Stock to reflect completion of the Consolidation, assuming the Consolidation was effective for the periods presented. The pro forma information has been prepared giving effect to the Consolidation using the pooling of interests accounting method, assuming the Consolidation was effective for the periods presented. For a description of the effect of pooling of interests accounting, see "THE CONSOLIDATION--Accounting Treatment." The following pro forma per share data assume a BCB Exchange Ratio of 1.3335 shares of Holding Company Common Stock for each share of BCB Common Stock and a Heritage Exchange Ratio of 1.05 shares of Holding Company Common Stock for each share of Heritage Common Stock. This information should be read in conjunction with the consolidated financial statements of BCB and Heritage, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FINANCIAL STATEMENTS OF BCB," "SELECTED FINANCIAL DATA" and "PRO FORMA COMBINED FINANCIAL DATA."

    The following information is not necessarily indicative of the results of operations of future periods or future combined financial position of the Holding Company.

                                                                                              AT DECEMBER 31, 1997
                                                                                              ---------------------
BOOK VALUE PER COMMON SHARE:
Historical:
  BCB.......................................................................................        $   12.71
  Heritage..................................................................................             9.35
Pro Forma:
  BCB and Heritage Combined.................................................................             9.05
  BCB(1)....................................................................................            12.07
  Heritage(2)...............................................................................             9.50


                                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1997       1996       1995
                                                                                           ---------  ---------  ---------
CASH DIVIDENDS DECLARED PER COMMON SHARE:
Historical:
  BCB....................................................................................  $    0.30  $    0.21  $    0.16
  Heritage...............................................................................       0.51       0.43       0.36
Pro Forma:
  BCB(3).................................................................................       0.40       0.28       0.21
  Heritage(4)............................................................................       0.54       0.45       0.38

EARNINGS PER SHARE(5):
Historical:
  BCB:
    Basic................................................................................  $    1.23  $    0.92  $    0.44
    Diluted..............................................................................       1.20       0.91       0.43
  Heritage:
    Basic................................................................................       1.26       1.04       0.69
    Diluted..............................................................................       1.26       1.04       0.69
Pro Forma:
  BCB and Heritage combined:
    Basic................................................................................       1.09       0.88       0.54
    Diluted..............................................................................       1.07       0.88       0.54
  BCB(6):
      Basic..............................................................................       1.45       1.17       0.72
      Diluted............................................................................       1.43       1.17       0.72
  Heritage(7):
      Basic..............................................................................       1.14       0.92       0.57
      Diluted............................................................................       1.12       0.92       0.57


------------------------

(1) Pro forma book value per share of BCB Common Stock was calculated by dividing total pro forma combined shareholders' equity amounts as of December 31, 1997 by 9,639,808 shares, multiplied by the BCB Exchange Ratio of 1.3335 shares of Holding Company Common Stock for each share of BCB Common Stock.

(2) Pro forma book value per share of Heritage Common Stock was calculated by dividing total pro forma combined shareholders' equity amounts as of December 31, 1997 by 9,639,808 shares multiplied by the

    Heritage Exchange Ratio of 1.05 shares of Holding Company Common Stock for each share of Heritage Common Stock.

(3) BCB pro forma dividends per share represent historical dividends paid by BCB multiplied by the BCB Exchange Ratio of 1.3335.

(4) Heritage pro forma dividends per share represent historical dividends paid by Heritage multiplied by the Heritage Exchange Ratio of 1.05.


(5) Earnings per share amounts have been computed in accordance with the provisions of FASB Statement No. 128, Earnings Per Share.



(6) BCB pro forma earnings per share represents historical net income for BCB and Heritage combined on the assumption that BCB and Heritage had been combined for the periods presented on a pooling of interests basis, divided by the pro forma weighted average number of shares of Holding Company Common Stock which would have been outstanding following completion of the Consolidation multiplied by the BCB Exchange Ratio of 1.3335.



(7) Heritage pro forma earnings per share represents historical net income for BCB and Heritage combined on the assumption that BCB and Heritage had been combined for the periods presented on a pooling of interests basis, divided by the pro forma weighted average number of shares of Holding Company Common Stock which would have been outstanding following completion of the Consolidation multiplied by the Heritage Exchange Ratio of 1.05.

                            SELECTED FINANCIAL DATA

    The following tables set forth (i) certain historical consolidated summary financial data for BCB, (ii) certain historical consolidated summary financial data for Heritage, and (iii) certain unaudited pro forma combined selected financial data giving effect to the Consolidation assuming that shareholders of BCB and Heritage will receive 1.3335 and 1.05 shares, of Holding Company Common Stock for each share of BCB Common Stock and Heritage Common Stock they own, respectively. These data are derived from, and should be read in conjunction with, among other things, the consolidated financial statements of BCB and the consolidated financial statements of Heritage, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus or incorporated by reference herein, and the pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "FINANCIAL STATEMENTS OF BCB," "PRO FORMA COMBINED FINANCIAL INFORMATION" and "SUMMARY-- Comparative per Common Share Data."

    The unaudited pro forma selected financial data do not give effect to any potential cost savings, potential revenue enhancements, or any consolidation-related expenses that may be realized or incurred as a result of the Consolidation.

                          BCB SELECTED FINANCIAL DATA


                                                                        AT OR FOR THE
                                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                                 1997          1996          1995          1994          1993
                                             ------------  ------------  ------------  ------------  ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total interest income......................  $     27,438  $     17,943  $     13,195  $     10,703  $      9,578
Total interest expense.....................        15,321         9,809         7,026         5,252         5,074
                                             ------------  ------------  ------------  ------------  ------------
Net interest income........................        12,117         8,134         6,169         5,451         4,504
Provision for loan losses..................           960           687           518            22           210
Other income...............................         2,090         1,345         1,010           860         1,597
Other expenses.............................         9,078         6,456         5,423         4,387         3,997
Federal income taxes.......................           868           433           336           536           577
                                             ------------  ------------  ------------  ------------  ------------
Net income.................................  $      3,301  $      1,903  $        902  $      1,366  $      1,317
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
PER SHARE DATA:
Earnings per share(1)(2)
  Basic....................................  $       1.23  $       0.92  $       0.44  $       0.78  $       0.85
  Diluted..................................          1.20          0.91          0.43          0.78          0.85
Cash dividends declared per share(2).......           .30          0.21          0.16          0.12          0.04
Book value per share(2)(3)(4)(5)...........         12.71          9.52          8.91          8.41          7.82
Average shares outstanding(2)(4)(5)........     2,682,281     2,069,251     2,069,560     1,741,850     1,540,710

BALANCE SHEET DATA:
Total assets...............................  $    447,594  $    324,522  $    206,673  $    154,698  $    144,990
Total loans, net...........................       246,207       192,148       146,291       125,534       109,053
Total securities...........................       169,240        88,554        29,566        15,765        15,706
Total deposits.............................       360,552       264,323       179,938       124,272       109,704
FHLB advances--long term...................        10,000        22,000         4,000        11,000        21,000
Redeemable common stock(5).................       --            --                130           382           717

Total stockholders' equity.................  $     44,101  $     19,704  $     18,295  $     16,987  $     11,397

                                                                        AT OR FOR THE
                                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                                 1997          1996          1995          1994          1993
                                             ------------  ------------  ------------  ------------  ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PERFORMANCE RATIOS:
Return on average assets...................         0.87%         0.77%         0.51%         0.93%         1.00%
Return on average stockholders' equity.....        11.24%        10.16%         5.14%         9.65%        12.39%
Return on average stockholders' equity and
  redeemable common stock..................        11.24%        10.15%         5.05%         9.23%        11.62%
Net interest margin(6).....................         3.59%         3.72%         3.84%         3.97%         3.71%
Total other expenses as a percentage of
  average assets...........................         2.39%         2.61%         3.09%         2.97%         3.03%
ASSET QUALITY RATIOS:
Allowance for loan losses as a percentage
  of loans, net............................         1.05%         1.03%         1.13%         1.13%         1.31%
Allowance for loan losses as a percentage
  of non-performing loans(7)...............        67.58%        69.75%        94.10%        47.50%        74.90%
Non-performing loans as a percentage of
  total loans, net(7)......................         1.55%         1.48%         1.20%         2.38%         1.75%
Non-performing assets as a per-centage of
  total assets(7)..........................         0.90%         1.12%         1.50%         1.96%         1.85%
Net charge-offs as a percentage of average
  loans, net...............................         0.16%         0.21%         0.21%         0.03%         0.69%
LIQUIDITY AND CAPITAL RATIOS:
Equity to assets(8)(9).....................         7.73%         7.57%         9.99%         9.65%         8.07%
Tier 1 capital to risk-weighted
  assets(8)(10)............................        17.01%        10.39%        12.43%        15.69%        11.32%
Leverage ratio(8)(10)(11)..................         9.87%         6.82%         9.30%        11.93%         8.65%
Total capital to risk-weighted
  assets(8)(10)............................        18.03%        11.44%        13.58%        16.95%        12.59%
Dividend payout ratio......................        25.62%        22.86%        36.81%        15.37%         5.32%


------------------------

(1) Earnings per share amounts have been computed in accordance with the provisions of FASB Statement No. 128, Earnings Per Share.

(2) Per common share data are adjusted for all stock dividends and stock splits effected through December 31, 1997.

(3) Based upon total shares issued and outstanding at the end of each respective period, including Rescission Shares (see footnote 5 herein) classified as redeemable common stock for each of the years in the three year period ended December 31, 1995.

(4) Including Rescission Shares (see footnote 5 herein) for each of the years in the three year period ended December 31, 1995.

(5) In conjunction with the Company's initial public offering in 1994, the Company completed a rescission offer (the "Rescission Offer") for shares of Common Stock sold by the Company between October 1990 and June 1993 in transactions that were not registered under the Securities Act (the "Rescission Shares"). The Rescission Shares were classified as redeemable common stock, which was stated at the amount of the redemption value of the remaining Rescission Shares outstanding. Shares outstanding and average shares outstanding include Rescission Shares for each of the years in the three year period ended December 31, 1995. At December 31, 1996 and thereafter, no Rescission

    Shares were required to be classified as redeemable common stock because of the expiration of the rescission period.

(6) Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.

(7) Non-performing loans are comprised of (i) loans which are on a nonaccrual basis, (ii) accruing loans that are 90 days or more past due which are insured for credit loss, and (iii) restructured loans. Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure).

(8) Rescission Shares have been classified as redeemable common stock for each of the years in the three year period ended December 31, 1995, and the Rescission Shares have been excluded from this computation for such periods.

(9) Based upon average daily balances for the respective periods.

(10) Based on Federal Reserve Board risk-based capital guidelines, as applicable to BCB. Berks County Bank is subject to similar requirements imposed by the Federal Reserve Board.

(11) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets.

                        HERITAGE SELECTED FINANCIAL DATA


                                                             AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------
                                                      1997        1996        1995        1994        1993
                                                   ----------  ----------  ----------  ----------  ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Interest income..................................  $   26,944  $   23,928  $   23,230  $   21,158  $   20,829
Interest expense.................................      10,657       8,845       8,777       7,267       7,401
                                                   ----------  ----------  ----------  ----------  ----------
Net interest income..............................      16,287      15,083      14,453      13,891      13,428
Provision for loan losses........................         180         180         310         622         764
Other income.....................................       2,496       2,123       1,747       1,864       1,669
Other expenses...................................      10,126      10,051      10,927(1)      9,944      9,489
                                                   ----------  ----------  ----------  ----------  ----------
  Income before income taxes.....................       8,477       6,975       4,963       5,189       4,844
Income taxes.....................................       2,449       1,995       1,554       1,477       1,255
                                                   ----------  ----------  ----------  ----------  ----------
  Net income.....................................  $    6,028  $    4,980  $    3,409  $    3,712  $    3,589
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------
PER SHARE DATA(2):
  Net income (basic and diluted)(3)..............  $     1.26  $     1.04  $     0.69  $     0.75  $     0.73
  Cash dividends.................................        0.51        0.43        0.36        0.34        0.31
  Book value.....................................        9.35        8.35        7.82        7.17        7.05
  Market price...................................       20.38       11.13       10.10       10.10        8.48

Cash dividends...................................  $    2,431  $    2,060  $    1,766  $    1,572  $    1,447

Total assets.....................................  $  366,269  $  341,954  $  303,243  $  313,489  $  301,103

Total deposits...................................  $  266,256  $  254,244  $  253,050  $  257,565  $  252,891

Total equity.....................................  $   44,619  $   40,081  $   38,016  $   35,578  $   34,495

KEY RATIOS:
  Return on average assets (ROA).................        1.72%       1.58%       1.13%       1.21%       1.22%
  Return on average stockholders' equity (ROE)...       14.51%      12.98%       9.29%      10.47%      10.70%
  Dividend payout................................       40.33%      41.37%      51.80%      42.35%      40.32%
  Average equity to average assets...............       11.85%      12.15%      12.12%      11.57%      11.36%


------------------------

(1) Included in other expenses for 1995 is $1,078,000 in merger and restructuring expenses related to the business combination with Bankers. Net income, ROA, ROE and earnings per share were $4,231,000, 1.40%, 11.53% and $0.86 per share, respectively, excluding the net after tax effect of merger and restructuring expenses. The Bankers merger was accounted for as a pooling of interests and, accordingly, all prior financial statements have been restated to include Bankers.

(2) Per share information has been restated to reflect stock splits and stock dividends issued through December 31, 1997.

(3) Earnings per share amounts have been computed in accordance with the provisions of FASB Statement No. 128, Earnings Per Share.

                   PRO FORMA COMBINED SELECTED FINANCIAL DATA


                                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total assets.........................................  $  813,564  $  666,476  $  509,917  $  468,187  $  446,093
Loans receivable, net................................     477,838     397,790     318,449     305,356     283,975
Securities...........................................     280,020     203,236     138,388     125,796     121,098
Deposits.............................................     626,808     518,567     432,988     381,837     362,595
Borrowings...........................................      84,710      81,120      16,275      28,776      30,800
Stockholders' equity.................................      87,220      59,785      56,311      52,565      45,892

Interest income......................................  $   54,382  $   41,871  $   36,425  $   31,861  $   30,407
Interest expense.....................................      25,978      18,654      15,803      12,519      12,475
                                                       ----------  ----------  ----------  ----------  ----------
Net interest income..................................      28,404      23,217      20,622      19,342      17,932
Provision for loan losses............................       1,140         867         828         644         974
                                                       ----------  ----------  ----------  ----------  ----------
Net interest income after provision for loan
  losses.............................................      27,264      22,350      19,794      18,698      16,958
Other income.........................................       4,586       3,468       2,757       2,724       3,266
Other expenses                                             19,204      16,507      16,350      14,331      13,486
                                                       ----------  ----------  ----------  ----------  ----------
Income before income taxes...........................      12,646       9,311       6,201       7,091       6,738
Income taxes.........................................       3,317       2,428       1,890       2,013       1,832
                                                       ----------  ----------  ----------  ----------  ----------
Net income...........................................  $    9,329  $    6,883  $    4,311  $    5,078  $    4,906
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Basic earnings per share.............................  $     1.09  $     0.88  $     0.54  $     0.68  $     0.68
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Diluted earnings per share...........................  $     1.07  $     0.88  $     0.54  $     0.67  $     0.68
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

                    PRO FORMA COMBINED FINANCIAL INFORMATION

    The following tables set forth selected unaudited pro forma financial data reflecting the Consolidation.

    The pro forma information has been prepared assuming that shareholders of BCB and Heritage will receive in the Consolidation 1.3335 and 1.05 shares of Holding Company Common Stock for each share of BCB Common Stock and Heritage Common Stock they own, respectively. See "THE CONSOLIDATION--Terms of the Consolidation."

    The pro forma financial information included in this Proxy
Statement/Prospectus is presented for illustrative purposes only. Such pro forma financial information does not necessarily reflect what the actual results of the Holding Company would be following completion of the Consolidation.

    The following pro forma information does not give effect to any potential cost savings or potential revenue enhancements that may be realized or incurred as a result of the Consolidation. See "THE CONSOLIDATION--Management and Operations of the Holding Company After the Consolidation."

PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET AS OF DECEMBER 31, 1997

    The following unaudited pro forma combined condensed balance sheet information reflects (i) the historical consolidated balance sheets of BCB and Heritage as of December 31, 1997 and (ii) the pro forma combined condensed balance sheet of the Holding Company as of such date, after giving effect to the Consolidation. The Consolidation has been reflected as a pooling of interests effective as of December 31, 1997 and reflects an expected one-time after-tax charge of approximately $1.5 million relating to consolidation expenses which will be incurred upon completion of the consolidation. Of this amount, $299,000 was incurred and included in other assets at December 31, 1997. The unaudited information should be read in conjunction with the historical consolidated financial statements of BCB and Heritage, including the notes thereto, appearing elsewhere in, or incorporated by reference into, this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF BCB."

              PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                                                                             PRO       HOLDING
                                                                                            FORMA      COMPANY
                                                                    BCB       HERITAGE   ADJUSTMENTS   COMBINED
                                                                 ----------  ----------  -----------  ----------
Cash and due from banks........................................  $   13,093  $   11,850   $  --       $   24,943
Securities.....................................................     169,240     110,780      --          280,020
Loans receivable...............................................     248,810     234,766      --          483,576
Allowance for loan losses......................................      (2,603)     (3,135)     --           (5,738)
Other assets...................................................      19,054      12,008        (299)(1)     30,763
                                                                 ----------  ----------  -----------  ----------
    Total assets...............................................  $  447,594  $  366,269   $    (299)  $  813,564
                                                                 ----------  ----------  -----------  ----------
                                                                 ----------  ----------  -----------  ----------
Deposits.......................................................  $  360,552  $  266,256   $  --       $  626,808
Short term borrowings..........................................      22,056       8,204      --           30,260
Long term borrowings...........................................      10,000      44,450      --           54,450
Other liabilities..............................................      10,885       2,740       1,201(1)     14,826
                                                                 ----------  ----------  -----------  ----------
    Total liabilities..........................................     403,493     321,650       1,201      726,344
                                                                 ----------  ----------  -----------  ----------
Common stock...................................................       8,678      25,011     (24,049)       9,640
Treasury stock.................................................      --          (2,405)      2,405       --
Surplus........................................................      27,550         791      21,644       49,985
Retained earnings..............................................       7,156      19,565      (1,500)(1)     25,221
Net unrealized appreciation on securities available for sale,
  net of taxes.................................................         717       1,657      --            2,374
                                                                 ----------  ----------  -----------  ----------
    Total stockholders' equity.................................      44,101      44,619      (1,500)      87,220
                                                                 ----------  ----------  -----------  ----------
    Total liabilities and stockholders' equity.................  $  447,594  $  366,269   $    (299)  $  813,564
                                                                 ----------  ----------  -----------  ----------
                                                                 ----------  ----------  -----------  ----------


------------------------

(1) Reflects the pro forma effect of the expected one-time after tax charge of approximately $1.5 million relating to Consolidation expenses. Such expenses will be incurred principally as a result of fees to professionals, as well as salaries and benefits, including payments pursuant to employment and change in control agreements and other severance payments, occupancy and equipment expense and other operating expenses which are required to be accrued in accordance with generally accepted accounting principles. A total of $299,000 of such expenses were incurred by BCB and Heritage at December 31, 1997.

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME FOR THE YEARS ENDED
  DECEMBER 31, 1997, 1996 AND 1995

    The following unaudited pro forma combined condensed statements of income reflect the historical consolidated statements of income of BCB and Heritage, as indicated below, for each period presented and the pro forma combined condensed statements of income of the Holding Company, after giving effect to the Consolidation. The Consolidation has been reflected as a pooling of interests. See "THE CONSOLIDATION--Accounting Treatment." The pro forma combined condensed statements of income do not give effect to any potential cost savings, revenue enhancements or the expected one-time after-tax charge of approximately $1.5 million relating to Consolidation expenses which will be incurred upon completion of the Consolidation. The pro forma combined condensed statements of income for the years ended December 31, 1997, 1996 and 1995 were prepared on the assumption that the consolidation had been completed as of the beginning of the applicable period. The unaudited information should be read in conjunction with the historical consolidated financial statements of BCB and Heritage, including the notes thereto, appearing elsewhere in, or incorporated by reference into, this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF BCB."

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          HOLDING
                                                                                                          COMPANY
                                                                                     BCB     HERITAGE    COMBINED
                                                                                  ---------  ---------  -----------
Interest income.................................................................  $  27,438  $  26,944   $  54,382
Interest expense................................................................     15,321     10,657      25,978
                                                                                  ---------  ---------  -----------
Net interest income.............................................................     12,117     16,287      28,404
Provision for loan losses.......................................................        960        180       1,140
                                                                                  ---------  ---------  -----------
Net interest income after provision for loan losses.............................     11,157     16,107      27,264
Other income....................................................................      2,090      2,496       4,586
Other expenses..................................................................      9,078     10,126      19,204
                                                                                  ---------  ---------  -----------
Income before income taxes......................................................      4,169      8,477      12,646
Income taxes....................................................................        868      2,449       3,317
                                                                                  ---------  ---------  -----------
Net income......................................................................  $   3,301  $   6,028   $   9,329
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------
Basic earnings per share........................................................  $    1.23  $    1.26   $    1.09
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------
Diluted earnings per share......................................................  $    1.20  $    1.26   $    1.07
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          HOLDING
                                                                                                          COMPANY
                                                                                     BCB     HERITAGE    COMBINED
                                                                                  ---------  ---------  -----------
Interest income.................................................................  $  17,943  $  23,928   $  41,871
Interest expense................................................................      9,809      8,845      18,654
                                                                                  ---------  ---------  -----------
Net interest income.............................................................      8,134     15,083      23,217
Provision for loan losses.......................................................        687        180         867
                                                                                  ---------  ---------  -----------
Net interest income after provision for loan losses.............................      7,447     14,903      22,350
Other income....................................................................      1,345      2,123       3,468
Other expenses..................................................................      6,456     10,051      16,507
                                                                                  ---------  ---------  -----------
Income before income taxes......................................................      2,336      6,975       9,311
Income taxes....................................................................        433      1,995       2,428
                                                                                  ---------  ---------  -----------
Net income......................................................................  $   1,903  $   4,980   $   6,883
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------
Basic earnings per share........................................................  $    0.92  $    1.04   $    0.88
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------
Diluted earnings per share......................................................  $    0.91  $    1.04   $    0.88
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------

            PRO FORMA UNAUDITED COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          HOLDING
                                                                                                          COMPANY
                                                                                     BCB     HERITAGE    COMBINED
                                                                                  ---------  ---------  -----------
Interest income.................................................................  $  13,195  $  23,230   $  36,425
Interest expense................................................................      7,026      8,777      15,803
                                                                                  ---------  ---------  -----------
Net interest income.............................................................      6,169     14,453      20,622
Provision for possible loan losses..............................................        518        310         828
                                                                                  ---------  ---------  -----------
Net interest income after provision for loan losses.............................      5,651     14,143      19,794
Other income....................................................................      1,010      1,747       2,757
Other expenses..................................................................      5,423     10,927      16,350
                                                                                  ---------  ---------  -----------
Income before income taxes......................................................      1,238      4,963       6,201
Income taxes....................................................................        336      1,554       1,890
                                                                                  ---------  ---------  -----------
Net income......................................................................  $     902  $   3,409   $   4,311
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------
Basic earnings per share........................................................  $    0.44  $    0.69   $    0.54
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------
Diluted earnings per share......................................................  $    0.43  $    0.69   $    0.54
                                                                                  ---------  ---------  -----------
                                                                                  ---------  ---------  -----------

                                  THE MEETINGS

DATE, TIME AND PLACE

    BCB. The BCB Special Meeting will be held at Stokesay Castle, located at Hill Road and Spook Lane, Reading, Pennsylvania, at 3:00 p.m., local time on April 29, 1998.


    HERITAGE. The Heritage Special Meeting will be held at The River Inn, located at Pottsville/Schuylkill Haven Highway, Pottsville, Pennsylvania, at 9:00 a.m. local time, on Wednesday, April 29, 1998.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    BCB. At the BCB Special Meeting, holders of BCB Common Stock will be asked to consider and vote upon the approval and adoption of the Agreement and the approval of the BCB Adjournment Proposal. Shareholders may also consider and vote upon such other matters as may properly be brought before the BCB Special Meeting.

    THE BOARD OF DIRECTORS OF BCB HAS APPROVED THE AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT. THE BOARD OF DIRECTORS HAS ALSO APPROVED, AND RECOMMENDS A VOTE FOR APPROVAL OF, THE BCB ADJOURNMENT PROPOSAL.

    HERITAGE. At the Heritage Special Meeting, holders of Heritage Common Stock will be asked to consider and vote upon the approval and adoption of the Agreement and the approval of the Heritage Adjournment Proposal. Shareholders may also consider such other matters as may properly be brought before the Heritage Special Meeting.

    THE BOARD OF DIRECTORS OF HERITAGE HAS APPROVED THE AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT. THE BOARD OF DIRECTORS HAS ALSO APPROVED, AND RECOMMENDS A VOTE FOR APPROVAL OF, THE HERITAGE ADJOURNMENT PROPOSAL.

VOTES REQUIRED

    BCB. Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the BCB Record Date must be represented in person or by proxy at the BCB Special Meeting for a quorum to be present for purposes of voting on the Agreement, the BCB Adjournment Proposal and any other matter to be considered at the BCB Special Meeting. The approval and adoption of the Agreement will require the affirmative vote, in person or by proxy, of the holders of at least 75% of the outstanding shares of BCB Common Stock. The approval of the BCB Adjournment Proposal will require the affirmative vote, in person or by proxy, of a majority of votes which all shareholders are entitled to cast at the BCB Special Meeting. Each holder of shares of BCB Common Stock outstanding on the BCB Record Date will be entitled to one vote for each share held of record at the BCB Special Meeting. The directors and executive officers of BCB have agreed to vote all shares of BCB Common Stock that they own on the BCB Record Date in favor of the approval and adoption of the Agreement. On the BCB Record Date, directors and executive officers of BCB owned approximately 511,643 shares of BCB Common Stock, or approximately 14.74% of the then outstanding shares of BCB Common Stock. Management of BCB is not aware of any other person or entity owning 5% or more of BCB Common Stock.

    HERITAGE. Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Heritage Record Date must be represented in person or by proxy at the Heritage Special Meeting for a quorum to be present for purposes of voting on the Agreement, the Heritage Adjournment Proposal and any other matter to be considered at the Heritage Special Meeting. The approval and adoption of the Agreement will require the affirmative vote of the holders of at least 75% of the votes cast, in person or by proxy, at the Heritage Special Meeting. The approval of the Heritage Adjournment Proposal will require the affirmative vote of a majority of votes cast, in person or by proxy, at the Heritage Special Meeting. Each holder of shares of Heritage Common Stock outstanding on the Heritage Record Date will be entitled to one vote for each share held of record at the Heritage Special Meeting. Ten of thirteen directors and each of the executive officers of Heritage have agreed to vote all shares of Heritage Common Stock that they own on the Heritage Record Date in favor of the approval and adoption of the Agreement. On the Heritage Record Date, directors and executive officers of Heritage owned approximately 261,105 shares of Heritage Common Stock, or approximately 5.5% of the then outstanding shares of Heritage Common Stock.

    Management of Heritage is not aware of any person or entity owning 5% or more of the outstanding shares of Heritage Common Stock, except for 396,700 shares of Heritage Common Stock (approximately 8.3% of outstanding shares) held, either directly or indirectly, by Heritage National Bank in its trust department as fiduciary for certain trusts, estates and agency accounts which beneficially own such shares. Of these shares, Heritage National Bank had sole voting and investment power with respect to 243,370 shares, and shared voting and investment power with respect to 34,213 shares. Pursuant to provisions of the applicable governing instruments and/or in accordance with applicable principles of fiduciary law, Heritage National Bank, as fiduciary, has the right and power, exercisable either alone or in conjunction with a co-fiduciary, to vote the shares in which it has sole or shared voting power, either in person or by proxy, for the Agreement and the Heritage Adjournment Proposal, so long as such votes are in the best interest of any such trust, estate or agency account and the beneficiaries or principals thereof. It is currently anticipated that Heritage National Bank will vote such shares in favor of the Agreement and the Heritage Adjournment Proposal.

VOTING OF PROXIES

    Shares represented by all properly executed proxies received in time for the Meetings will be voted at such Meetings in the manner specified therein by the holders thereof. In the case of BCB, properly executed proxies that do not contain voting instructions will be voted in favor of the Agreement and in favor of the BCB Adjournment Proposal. In the case of Heritage, properly executed proxies that do not contain voting instructions will be voted in favor of the Agreement and in favor of the Heritage Adjournment Proposal.

    BCB and Heritage each intend to count shares of BCB Common Stock or Heritage Common Stock, as the case may be, present in person at the Meetings but not voting, and shares of BCB Common Stock or Heritage Common Stock, as the case may be, for which they have received proxies but with respect to which holders of shares have abstained on any matter, as present at the Meetings for purposes of determining the presence or absence of a quorum for the transaction of business.

    The abstention from voting with respect to any proposal by any shareholder who is present in person or by proxy at the BCB Special Meeting or the Heritage Special Meeting will not constitute or be counted as a "vote" cast for purposes of the BCB Special Meeting or the Heritage Special Meeting, respectively. Because the approval of the Agreement at the BCB Special Meeting will require the affirmative vote, in person or by proxy, of the holders of at least 75% of the outstanding shares of BCB Common Stock and approval of the BCB Adjournment Proposal at the BCB Special Meeting will require the affirmative vote, in person or by proxy, of a majority of the outstanding shares of BCB Common Stock, an abstention with respect to either the Agreement or the BCB Adjournment Proposal will have the same effect as a vote against such matter. Because the approval of the Agreement at the Heritage Special Meeting will require the affirmative vote of at least 75% of the votes cast, in person or by proxy, at the Heritage Special Meeting and approval of the Heritage Adjournment Proposal at the Heritage Special Meeting requires the affirmative vote of a majority of all votes cast by the shareholders of Heritage entitled to vote thereon, an abstention will not have the same effect as a vote against such proposal at the Meeting.

    Under the applicable rules of the New York Stock Exchange and the National Association of Securities Dealers, Inc. ("NASD"), brokers and/or members, as the case may be, who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to the approval and adoption of the Agreement or the respective Adjournment Proposals in the absence of specific instructions from such customers ("broker non-votes"). Broker non-votes also will not constitute or be counted as "votes" cast for purposes of the BCB Special Meeting or the Heritage Special Meeting. Therefore, a broker non-vote will have the same effect as a vote against the Agreement and the BCB Adjournment Proposal at the BCB Special Meeting. A broker non-vote will not have the same effect as a vote against the Agreement or the Heritage Adjournment Proposal at the Heritage Special Meeting.

    It is not expected that any matter other than those referred to herein will be brought before either of the Meetings. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed BCB or Heritage form does not preclude a BCB shareholder or a Heritage shareholder from voting in person. A BCB shareholder or a Heritage shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of BCB (in the case of a BCB shareholder) or the Secretary of Heritage (in the case of a Heritage shareholder) a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the applicable Meeting and voting in person at such Meeting. Attendance at the applicable Meeting will not, in and of itself, constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    BCB. Only holders of record of BCB Common Stock on the BCB Record Date will be entitled to notice of, and to vote at, the BCB Special Meeting. On the BCB Record Date, 3,472,029 shares of BCB Common Stock were issued and outstanding and held by approximately 3,627 holders of record.

    Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the BCB Record Date must be represented in person or by proxy at the BCB Special Meeting in order for a quorum to be present for purposes of voting on approval of the Agreement and the BCB Adjournment Proposal.

    HERITAGE. Only holders of record of Heritage Common Stock on the Heritage Record Date will be entitled to notice of, and to vote at, the Heritage Special Meeting. On the Heritage Record Date, 4,773,467 shares of Heritage Common Stock were issued and outstanding and held by approximately 1,273 holders of record.

    Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Heritage Record Date must be represented in person or by proxy at the Heritage Special Meeting in order for a quorum to be present for purposes of voting on approval of the Agreement and the Heritage Adjournment Proposal.

SOLICITATION OF PROXIES

    Each of BCB and Heritage will bear the cost of the solicitation of proxies from its own shareholders, except that BCB and Heritage will share equally the cost of printing and mailing this Proxy Statement/ Prospectus. In addition to solicitation by mail, the directors, officers and employees of each of BCB and Heritage and their subsidiaries may solicit proxies from shareholders of such company by telephone or telegram or in person without compensation other than reimbursement for their actual expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and

BCB and Heritage will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    Regan and Associates, Inc., a proxy solicitation firm, will assist in the solicitation of proxies by BCB and Heritage for a fee of $8,750, plus reasonable out-of-pocket expenses.

    BCB AND HERITAGE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE CAPTION "THE CONSOLIDATION--EXCHANGE OF BCB COMMON STOCK AND HERITAGE COMMON STOCK CERTIFICATES," EACH BCB AND HERITAGE SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF BCB COMMON STOCK AND HERITAGE COMMON STOCK AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE DATE.

                               THE CONSOLIDATION

BACKGROUND OF AND REASONS FOR THE CONSOLIDATION; RECOMMENDATIONS OF THE BOARDS
  OF DIRECTORS

    BACKGROUND OF THE CONSOLIDATION

    For many years, the Heritage Board's strategy was to increase profitability on an annual basis as a means of building long-term value for Heritage shareholders. Implicit in this profitability strategy was the continuation of Heritage as an independent institution with the ability to compete effectively in the increasingly competitive market for financial services and products. In the past several years, Heritage has been able to fulfill this strategy of profitability by expanding through the acquisition of Bankers' Financial Services Corporation in 1995, as well as through steady internal growth in its own marketplace and the effective management of its net interest margin. This strategy of profitability, however, was adopted and followed with the recognition that Heritage's ability to continue to increase shareholder value depended on, among other things, the ability to accelerate its loan and deposit growth outside of its traditional Schuylkill County market area and the ability to selectively pursue other acquisitions.

    The Heritage Board has long recognized that in order for Heritage to achieve the requisite scale and scope of operations necessary for Heritage to remain an effective competitor in the dramatically changing market for banking and financial services, either a strategy of branching into new markets to the south and southeast of Schuylkill County or a strategic combination with another bank holding company already situated in these markets would likely be necessary. While Heritage has maintained a strong market share of both deposits and loans in Schuylkill County, the Board also realized that the ability to grow deposits and loans in a meaningful fashion without subsequent acquisitions would require the Board to incur substantial capital expenditures required to build or acquire branches in higher growth adjoining markets such as Lehigh County and Berks County. In addition to growth by branch banking, increased capital expenditures would be required by Heritage in order to invest in the technologies required to remain competitive. From time to time over the past two years, Heritage has explored potential strategic combinations with other bank holding companies. None of such discussions resulted in an agreement as to the terms of a potential combination until the recent commencement of discussions with BCB leading to the execution of the Agreement.

    Heritage has reviewed its strategic plan and independence strategy on an annual basis for several years. That annual process commenced again in 1997 during the month of June. In July 1997, the Executive Committee of the Heritage Board adopted a resolution to recommend to the full Board that the Executive Committee be authorized to explore strategic opportunities for Heritage including: (1) continuance of the independence strategy, (2) a merger of equals transaction, or (3) the sale of Heritage to a larger financial institution. Also in July 1997, the full Board of Heritage ratified the recommendation of its Executive Committee and authorized Allen E. Kiefer, President and CEO of Heritage, and a representative of McConnell, Budd & Downes, Inc. ("MB&D"), the financial advisor to Heritage, to explore all options available to Heritage as part of a strategic planning process, including a strategy of independence, and the solicitation by Heritage of expressions of interest from other financial institutions as to a merger of equals transaction or a sale of Heritage.

    On August 7, 1997, the Executive Committee of the Heritage Board implemented the July Board Resolution by selecting three financial institutions which would be approached and requested to meet with the Heritage Executive Committee to present an outline of an expression of interest as to either a merger of equals transaction or a sale of Heritage. Two of the three institutions contacted by Heritage made presentations to the Heritage Executive Committee on August 25, 1997. Both presentations were conceptual in nature and non-specific as to structure, price or social issues. Following the presentations, the Executive Committee determined to continue the discussion process with the two presenters and to request that each institution provide more specific information in the form of a written expression of interest for review by the full Heritage Board of Directors at its Annual Directors Retreat scheduled for September 15, 1997. The Executive Committee requested that each institution respond by way of a non-binding expression of interest as to a potential merger of equals transaction with Heritage. The Executive Committee also directed management to update its strategic plan and make a presentation at the Retreat as to the pros and cons of maintaining the Heritage independent growth strategy, the external risks to sustainable growth in earnings and required capital expenditures to sustain the projected rates of growth and profitability. In preparation for the Heritage Directors Retreat, the senior management of Heritage met on several occasions with Heritage's financial and legal advisors to determine the potential structure of a transaction, and the business, cultural and social implications of a merger of equals.

    At the Heritage Directors Retreat on September 15, 1997, senior management presented its strategic plan and independence strategy, including the pros and cons and risks associated with that strategy. In addition, the expressions of interest received from the two potential merger of equals candidates were reviewed in detail by the Heritage Board and each merger of equals candidate made a detailed presentation concerning its expression of interest. At the conclusion of the Retreat, the Heritage Board tabled further consideration or action until the Heritage regularly scheduled Board Meeting on September 30, 1997. At the Board Meeting on September 30, the Heritage senior management presented additional information regarding the expressions of interest submitted by each merger of equals candidate and financial and other factors that might affect the determination as to whether Heritage should remain independent or seek a merger of equals. At the meeting, MB&D presented information regarding the competitive environment for financial services and presented a general range of value for Heritage on a stand-alone independent basis, and as part of an upstream sale to a larger bank holding company, and as part of a merger of equals transaction with each company which had provided an expression of interest. In addition, legal counsel to Heritage made a presentation concerning the fiduciary duties of the directors and executive officers of Heritage under current law. As had been requested by the Executive Committee, the expressions of interest contained additional detail regarding pricing, structure, control of the combined institution and other social issues. At this meeting, MB&D presented its preliminary views of the economic fairness of the proposals that had been received, and made its recommendation in favor of a merger of equals transaction with BCB. At the conclusion of the meeting, the Heritage Board authorized management to continue the process to explore a possible merger of equals combination with BCB and to advise the other institution which had provided an expression of interest that Heritage was not interested in pursuing the expression of interest further. No decision was made at the September 30 meeting as to whether Heritage would remain independent or would enter into a merger of equals transaction with BCB.

    On October 10, 1997, the Heritage Board, at a special meeting, authorized senior management, together with legal counsel and Heritage's financial advisor, to enter into detailed negotiations with BCB as to a merger of equals transaction and to conduct due diligence with regard to BCB and to permit BCB to conduct due diligence with regard to Heritage.

    Following the October 10, 1997 meeting of the Heritage Board, the senior managements (including the Heritage Chairman of the Board), together with counsel and investment advisors for Heritage and BCB entered into detailed negotiations regarding structure, pricing and social issues associated with a merger of equals transaction. During this period, which included two face-to-face negotiating sessions between representatives of Heritage and BCB, the exchange ratios for the combination as well as the structure of the transaction and social issues, including the fact that Heritage National Bank and Berks County Bank would continue as wholly-owned independent banking institutions following the combination, were determined on the basis of arms-length negotiation between the parties. Other important elements of the negotiations included employee benefits for the combined company, dividends, local autonomy, including loan approval authorities, executive management and control of the Holding Company Board of Directors. The negotiations also included discussions as to potential cost savings associated with the proposed merger of equals transaction. This negotiation process resulted in the Agreement and the Heritage and BCB Stock Option Agreements which are attached hereto as Annexes A, B and C, respectively.

    On November 18, 1997, following the completion of its due diligence review, the Heritage Board met to further consider the matters discussed at its meeting of October 10. MB&D presented its oral opinion as to the fairness of the consideration provided to Heritage shareholders in connection with the merger of equals transaction with BCB and reaffirmed its recommendation in favor of a transaction with BCB. Legal counsel to Heritage also conducted a detailed review of the Agreement and the Heritage Stock Option Agreement. After consideration, the Heritage Board approved the Agreement and the Heritage Stock Option Agreement and the transactions contemplated thereby as being in the best interests of Heritage, its shareholders and other constituencies by a vote of 10 in favor and 3 opposed. The Agreement and Heritage Stock Option Agreement were executed immediately following the meeting. The reasons given by the three Heritage Board members who voted against approval of the Consolidation can be summarized as follows: Two of the Directors indicated that Heritage should continue to pursue its strategy of independence and not enter into the Consolidation with BCB or pursue a sale of Heritage to any other financial institution; the other dissenting member of the Heritage Board indicated that notwithstanding the perceived benefits to Heritage by virtue of the Consolidation, the Consolidation nonetheless amounted to a sale of Heritage because the Heritage charter would not survive the Consolidation and therefore, if Heritage was to be sold, as opposed to pursue an independence strategy, Heritage should be sold for the highest possible price to a larger financial institution. See "THE CONSOLIDATION--Heritage's Reasons for the Consolidation" and "Recommendation of the Heritage Board of Directors."

    Prior to being contacted by MB&D in August 1997 regarding a possible merger of equals transaction with Heritage, BCB had not been seeking a business combination and had no substantial discussions with any other parties during 1997 with respect to any business combination. Instead, BCB had been pursuing its own growth strategy predicated on de novo branch expansion in Berks and Montgomery Counties and the establishment of loan production offices in other contiguous counties with a view to possible future branch expansion in these counties. Because a combination with Heritage represented a natural geographic market extension and for the other reasons described herein (see "BCB's Reasons for the Consolidation") management responded favorably to their initial discussion with MB&D and agreed to make a presentation to the Heritage Board on August 25, 1997. At the request of the Heritage Board, and at the direction of the BCB Board of Directors received at a meeting held on August 26, 1997, BCB delivered a written indication of interest to the Heritage Board and made a further presentation to that Board on September 15, 1997. After the October 10, 1997 Heritage Board meeting, detailed negotiations began. At meetings held on September 10, 1997 and October 28, 1997, BCB management apprised the BCB Board of Directors of the status of their discussions with Heritage and at each such meeting the BCB Board authorized senior management of BCB to continue discussions with Heritage.

    Also on November 18, 1997, the BCB Board met and unanimously approved the Agreement and the BCB Stock Option Agreement. See "THE CONSOLIDATION--BCB's Reasons for the Consolidation" and "Recommendation of the BCB Board of Directors."

    REASONS FOR THE CONSOLIDATION

    BCB'S REASONS FOR THE CONSOLIDATION

    In determining whether to enter into the Agreement, BCB's Board of Directors considered a number of factors, including the following: (i) the financial condition, operating results and future prospects of BCB and Heritage, (ii) historical pro forma financial information on the Consolidation, including, among other things, pro forma book value and earnings per share information, dilution analysis and capital ratio impact information, (iii) a comparison of the Consolidation to other comparable financial institution mergers, based on, among other things, multiples of book value and earnings, (iv) the historical trading prices for Heritage Common Stock and BCB Common Stock, (v) the opinion of JMS as to the fairness of the BCB Exchange Ratio to BCB from a financial point of view, and (vi) the natural geographic market extension represented by the Heritage franchise.

    In approving the Consolidation, the BCB Board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors. The emphasis of the BCB Board's discussion in considering the transaction, however, was on the financial aspects of the transaction, particularly (i) the strategic fit and enhanced franchise value market, (ii) perceived opportunities to enhance Holding Company revenues and reduce Holding Company operating expenses following the Consolidation (The parties presently estimate such operating synergies and expense reductions at 4.0% to 7.5% of BCB's and Heritage's aggregate recurring operating expenses, or between approximately $750,000 and $1.5 million. These estimated synergies and cost savings consist principally of routine operating expenses ($350,000 to $600,000), the ability to fill budgeted BCB hires with Heritage personnel ($300,000 to $600,000) and normal employee attrition ($100,000 to $300,000)), (iii) the immediate pro forma earnings per share accretion to BCB shareholders and the potential for further accretion in light of potential revenue enhancements and cost savings resulting from the Consolidation, (iv) the significant increase in dividends per share to BCB shareholders based on an assumed quarterly dividend rate of $0.14 per share after the Consolidation, (v) the ability to increase BCB's capital base, thereby increasing operating flexibility, (vi) Heritage's lower cost of funds and high core deposit base, (vii) Heritage's asset quality, (viii) the significant increase in capital resulting from the Consolidation that is offset by a small initial negative effect on tangible book value, (ix) the fact that the Holding Company will be headquartered in Reading, Pennsylvania, and (x) the fact that Nelson R. Oswald, the current Chairman, President and Chief Executive Officer of BCB, will be the Chairman and Chief Executive Officer of the Holding Company and that Robert D. McHugh, Jr., the current Senior Vice President and Treasurer of BCB, will be the Executive Vice President and Chief Financial Officer of the Holding Company.


    HERITAGE'S REASONS FOR THE CONSOLIDATION

    The Consolidation will create a dynamic banking franchise with an important presence stretching from Schuylkill County in northeastern Pennsylvania through and including Dauphin, Lehigh, Berks, Montgomery, Bucks and Chester Counties in south central and southeastern Pennsylvania. By combining the strengths of two high-performing institutions, the Consolidation is expected to create an institution with the scale and capabilities to meet the challenges of the ever-changing market for financial products and services. The Consolidation will combine Heritage's profitability and credit skills with BCB's broader customer base and attractive high growth geographic markets. The Consolidation will permit each company to diversify beyond its current businesses and its current strengths in specialty financial products and services by expanding the marketing of its products and services to the customers now served by the other, and will enable the combined company to continue to provide a broad array of innovative financial services and products to the customers and communities currently served by each. Of particular significance is the fact that Heritage National Bank has an active and well established trust department, while Berks County Bank does not have trust powers. The Consolidation will provide Heritage National Bank with an opportunity to offer the services of its trust department to the markets served by Berks County Bank.

    In reaching its decision to approve the Agreement and the Heritage Stock Option Agreement, the Heritage Board considered that the Consolidation would represent a strategic alliance between Heritage and BCB and that the Heritage shareholders would realize the expected benefits of such alliance, including, but not limited to, the future stock value and earnings per share of the combined company, the combined company's financial strength and its consequent enhanced ability to invest in its existing businesses as well as develop new products and services, the cost savings to be realized through consolidation of operations, the potential for cross-marketing services to customers of the two companies, the opportunity to diversify earnings, the business synergies that might be realized, and the potential effect of the Consolidation on the perception of the combined company's businesses by the financial markets.

    The Heritage Board determined that the Consolidation would significantly enhance the combined company's ability to compete effectively and to meet the ever-changing credit and product needs of its customers and communities by combining two financially sound institutions with complementary businesses and business strategies, thereby creating a stronger combined company with greater size, flexibility, breadth of services, efficiency, capital strength, profitability and potential for growth than either Heritage or BCB would possess on a stand-alone basis. The Heritage Board believes that each institution is well-managed and possesses management philosophies and strategic focus compatible with those of the other, and that the strong capitalization of the combined company following the Consolidation will allow it to take advantage of future opportunities for growth, including appropriate acquisitions and investments in products and technology. Although there can be no assurances, the Heritage Board also believes that the Consolidation will allow the combined company to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities for growth and diversification that may not be available to either institution on its own. In evaluating the Consolidation, the Heritage Board and its management discussed the critical importance of successfully integrating, and building on the strengths of, the management teams and cultures of both companies, and considered the uncertainties inherent in any such combination of two significant companies.

    In reaching its conclusion to approve the Agreement and the Heritage Stock Option Agreement, the Heritage Board consulted with Heritage management, as well as with its financial and legal advisors, and considered the factors described above under "General" and a number of additional factors including the following:

           (i) The Heritage Board considered the effectiveness of the Consolidation in implementing and accelerating a long-term external growth strategy for Heritage.

           (ii) The Heritage Board analyzed the financial condition, businesses and prospects of Heritage, and BCB, including, but not limited to, information with respect to their respective recent and historic stock and earnings performance and their respective relatively strong credit position and access to the capital markets. The Heritage Board considered the detailed financial analyses, pro forma and other information with respect to Heritage and BCB prepared and discussed by MB&D, as well as the Heritage Board's own knowledge of BCB and its business. In making its determination, the Heritage Board took into account the results of Heritage's due diligence review of BCB's business. The Heritage Board also considered the likelihood that the Consolidation, on a pro forma basis, would be accretive to the combined company's 1998 earnings per share, based on expected cost savings from the Consolidation.

           (iii) The Heritage Board considered the oral opinion of MB&D, subsequently confirmed in writing, that, as of the date of this Proxy Statement/Prospectus, the Heritage Exchange Ratio was fair to holders of Heritage Common Stock from a financial point of view. See "THE CONSOLIDATION--Opinion of Heritage's Financial Advisor."

           (iv) The Heritage Board considered the terms of the Agreement and the Heritage and BCB Stock Option Agreements, which were reciprocal in nature. The Heritage Board also considered certain other information regarding the Consolidation, including the terms and structure of the Consolidation, the proposed arrangements with respect to the board of directors and management structure of the Holding Company following the Consolidation, and that the corporate headquarters of the Holding Company would be located in Reading, with Heritage National Bank maintaining its headquarters in Pottsville. See "THE CONSOLIDATION--Management and Operations of the Holding Company After the Consolidation" and "INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION.

           (v) The Heritage Board considered the effect on Heritage's shareholders' value of Heritage continuing as a stand-alone entity compared to the effect of Heritage combining with BCB in light of the factors summarized above with respect to the financial condition and prospects of the two companies on a stand-alone basis and of the combined company, and the current economic and financial environment.

           (vi) The Heritage Board also considered the likelihood of the Consolidation being approved by the shareholders of Heritage and BCB and by the appropriate regulatory authorities. See "THE CONSOLIDATION--Conditions to the Consolidation" and "Regulatory Approvals."


           (vii) The Heritage Board considered the anticipated cost savings and operating efficiencies available to the combined company from the Consolidation. (The parties presently estimate such operating synergies and expense reductions at 4.0% to 7.5% of BCB's and Heritage's aggregate recurring operating expenses, or between approximately $750,000 and $1.5 million. These estimated synergies and cost savings consist principally of routine operating expenses ($350,000 to $600,000), the ability to fill budgeted BCB hires with Heritage personnel ($300,000 to $600,000) and normal employee attrition ($100,000 to $300,000). See "THE CONSOLIDATION--Management and Operations of the Holding Company After the Consolidation."


           (viii) The Heritage Board considered that the Consolidation is expected to be tax-free to Heritage shareholders (other than with respect to cash paid in lieu of fractional shares).

           (ix) The Heritage Board considered that (a) Albert L. Evans, currently Chairman of the Board of Heritage, would be elected or appointed as a director of the Holding Company and as Vice Chairman of the Board of the Holding Company, (b) Allen E. Kiefer, currently President and Chief Executive Officer of Heritage, would be elected or appointed as a director and President and Chief Operating Officer of the Holding Company, (c) four additional directors of Heritage to be designated by Heritage would be elected or appointed to the Holding Company Board of Directors,
       (d) Richard A. Ketner, currently Executive Vice President and Secretary of Heritage, would be appointed Executive Vice President and Chief Administrative Officer of the Holding Company, (e) the Agreement was conditioned on the Holding Company entering into an employment agreement with Mr. Kiefer and Mr. Ketner as described elsewhere herein (see "INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION"), and (f) the consummation of the Consolidation would constitute a "change in control" under certain Change in Control Agreements that Heritage had previously entered into with various executive officers with the approval of the Board, such that the officers would be entitled to certain severance payments in the event that their employment is terminated within three years following the Consolidation. See "INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION." The Heritage Board believed that the strong commitment of Heritage and BCB to the continued role of senior management and the Heritage Board following the Consolidation would facilitate a successful combination as well as enable the Heritage Board and management to have input concerning the future course of the combined company, job impact, and the effects of future decisions on Heritage employees and customers and the communities served by Heritage.

           (x) In considering all of the foregoing factors, the Heritage Board considered the alternative of Heritage continuing as an independent institution or combining with other potential merger partners, compared to the effect of Heritage combining with

       BCB pursuant to the Agreement, and determined that the combination with BCB presented the best opportunity for maximizing long-term shareholder value and achieving Heritage's other strategic goals.

    The foregoing discussion of the information and factors considered by the Heritage Board is not intended to be exhaustive but is believed to include all material factors considered by the Heritage Board. In reaching its determination to approve and recommend the Consolidation, the Heritage Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Consolidation and the other transactions contemplated by the Agreement, considering, among other things, the matters discussed above and the opinions of MB&D referred to above, the Heritage Board (with 13 directors present and no directors absent) approved and adopted the Agreement and the transactions contemplated thereby, including Heritage Stock Option Agreement, by a vote of 10 in favor and 3 opposed, as being in the best interests of Heritage and its shareholders. The reasons given by the three Heritage Board members who voted against approval of the Consolidation can be summarized as follows: Two of the Directors indicated that Heritage should continue to pursue its strategy of independence and not enter into the Consolidation with BCB or pursue a sale of Heritage to any other financial institution; the other dissenting member of the Heritage Board indicated that notwithstanding the perceived benefits to Heritage by virtue of the Consolidation, the Consolidation nonetheless amounted to a sale of Heritage because the Heritage charter would not survive the Consolidation and therefore, if Heritage was to be sold, as opposed to pursue an independence strategy, Heritage should be sold for the highest possible price to a larger financial institution.

    RECOMMENDATION OF THE BCB BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF BCB BELIEVES THAT THE TERMS OF THE CONSOLIDATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, BCB AND ITS SHAREHOLDERS AND HAS APPROVED THE AGREEMENT. THE BOARD OF DIRECTORS OF BCB UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BCB APPROVE THE AGREEMENT.

    RECOMMENDATION OF THE HERITAGE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF HERITAGE BELIEVES THAT THE TERMS OF THE CONSOLIDATION ARE FAIR TO, AND IN THE BEST INTERESTS OF, HERITAGE AND ITS SHAREHOLDERS AND HAS APPROVED THE AGREEMENT. THE BOARD OF DIRECTORS OF HERITAGE RECOMMENDS THAT THE SHAREHOLDERS OF HERITAGE APPROVE THE AGREEMENT. SEE "--BACKGROUND OF AND REASONS FOR THE CONSOLIDATION; RECOMMENDATIONS OF THE BOARD OF DIRECTORS--BACKGROUND OF THE CONSOLIDATION" FOR INFORMATION CONCERNING THE APPROVAL OF THE AGREEMENT AND RECOMMENDATION BY THE HERITAGE BOARD OF DIRECTORS.

TERMS OF THE CONSOLIDATION

    Upon completion of the Consolidation, the separate legal existence of each of BCB and Heritage will cease. All property, rights, powers, duties, obligations, debts and liabilities of BCB and Heritage will automatically be taken and deemed to be transferred to and vested in the Holding Company, in accordance with Pennsylvania law. The Holding Company, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of the Holding Company. The Articles of Incorporation and Bylaws of the Holding Company are set forth as Exhibits A and B, respectively, to the Articles of Consolidation which will be filed with the PDS on the Effective Date and which are set forth as Exhibit 4 to the Agreement attached as Annex A to this Proxy Statement/Prospectus. For a description of the differences between BCB's Articles of Incorporation and Bylaws and the Holding Company's Articles of Incorporation and Bylaws, and between Heritage's Articles of Incorporation and Bylaws and the Holding Company's Articles of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDER RIGHTS."

    At the Effective Date of the Consolidation, each outstanding share of BCB Common Stock (other than any Dissenting Shares and Excluded Shares) will be automatically converted into, and become a right to receive, 1.3335 shares of Holding Company Common Stock (the "BCB Exchange Ratio") and each outstanding share of Heritage Common Stock (other than any Dissenting Shares and Excluded Shares) will be automatically converted into, and become a right to receive,
1.05 shares of Holding Company Common Stock (the "Heritage Exchange Ratio").

    The BCB Exchange Ratio and the Heritage Exchange Ratio will be subject to adjustment to prevent dilution in the event of additional stock splits, reclassifications or other similar events.

    The Holding Company will in all events pay cash to BCB and Heritage shareholders in lieu of issuing fractional shares of Holding Company Common Stock.

    As of the BCB Record Date, directors and executive officers of BCB and/or Berks County Bank held options to purchase an aggregate of 136,843 shares of BCB Common Stock which had been granted pursuant to BCB's stock option plans (the "BCB Options"). As of the Heritage Record Date, directors and executive officers of Heritage and/or Heritage National Bank held options to purchase an aggregate of 134,552 shares of Heritage Common Stock which had been granted pursuant to Heritage's stock option plans (the "Heritage Options"). On the Effective Date, each BCB Option and Heritage Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of BCB Common Stock or Heritage Common Stock, as the case may be, and shall be converted automatically into an option to purchase shares of Holding Company Common Stock, and the Holding Company shall assume each BCB Option and Heritage Option, in accordance with the terms of the applicable BCB and Heritage stock option plan and stock option agreement by which it is evidenced, except that from and after the Effective Date, (i) the Holding Company and its Board of Directors or a duly authorized committee thereof shall be substituted for BCB, Heritage and their respective Boards of Directors or duly authorized committees thereof administering such BCB or Heritage stock option plan, as the case may be, (ii) each BCB Option and Heritage Option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock, (iii) the number of shares of Holding Company Common Stock subject to any BCB Option or Heritage Option shall be equal to the number of shares of BCB Common Stock or Heritage Common Stock subject to such BCB Option or Heritage Option, as the case may be, immediately prior to the Effective Date multiplied by the BCB Exchange Ratio or the Heritage Exchange Ratio, as the case may be, provided that any fractional shares of Holding Company Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such BCB Option or Heritage Option, as the case may be, shall be adjusted by dividing the per share exercise price under each such Option by the BCB Exchange Ratio or the Heritage Exchange Ratio, as the case may be, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each BCB Option and Heritage Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the "Code").

    The Holding Company Common Stock and cash to be received by the holders of BCB Common Stock and Heritage Common Stock in lieu of fractional interests in Holding Company Common Stock (including the holders of BCB Options and Heritage Options to acquire BCB Common Stock and Heritage Common Stock, respectively) in exchange for each share (other than any Dissenting Shares and Excluded Shares) of BCB Common Stock and Heritage Common Stock (including shares subject to options) are referred to herein as the "Consideration."

OPINIONS OF FINANCIAL ADVISORS

    OPINION OF BCB'S FINANCIAL ADVISOR

    Pursuant to a letter agreement dated September 3, 1997, BCB retained Janney Montgomery Scott Inc. ("JMS") to render a fairness opinion in connection with the Consolidation. JMS has rendered opinions that, based upon and subject to the various considerations set forth therein, as of November 18, 1997, and as of the date of this Proxy Statement/Prospectus, the BCB Exchange Ratio is fair, from a financial point of view, to the holders of BCB Common Stock.

    JMS was selected to render its opinions based upon its qualifications, expertise and experience. JMS has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets and was selected by BCB because of its knowledge of, experience with, and reputation in the financial services industry. In addition, JMS lead-managed a common stock offering for BCB in July 1997.

    On November 18, 1997, the BCB Board of Directors approved the Agreement and JMS delivered an oral opinion (the "Preliminary Opinion") to the BCB Board of Directors stating that, as of such date, the BCB Exchange Ratio (which was determined by the Board of Directors at arm's-length negotiations with Heritage) was fair to the holders of BCB Common Stock from a financial point of view. JMS reached the same opinion as of the date of this Proxy Statement/Prospectus.

    The full text of the opinion of JMS dated as of the date of this Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken (the "Proxy Opinion"), is attached as Annex D to this Proxy Statement/Prospectus. BCB's shareholders are urged to read the Proxy Opinion in its entirety. The Proxy Opinion of JMS is directed only to the BCB Exchange Ratio and does not constitute a recommendation to any holder of BCB Common Stock as to how such shareholder should vote at the Special Meeting. No limitations were imposed by the Board of Directors upon JMS with respect to the investigations made or procedures followed by JMS rendering the Preliminary Opinion or the Proxy Opinion.

    In connection with rendering its Proxy Opinion, JMS, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of BCB and Heritage, (ii) reviewed the Agreement, (iii) reviewed the Registration Statement on Form S-4, (iv) reviewed and analyzed historical market prices and trading activity of BCB and Heritage, (v) reviewed publicly-available information such as annual reports, SEC filings and research reports; (vi) considered the terms and conditions of the proposed Consolidation between BCB and Heritage as compared with the terms and conditions of comparable bank mergers and acquisitions, (vii) discussed with certain members of BCB's and Heritage's senior management the strategic aspects of the Consolidation, including estimated cost savings; (viii) compared the respective results of operations for BCB and Heritage with those of certain publicly-traded companies which were deemed relevant to BCB and Heritage; (ix) considered the pro forma effects of the Consolidation on BCB's earnings per share, book value per share, tangible book value per share, cash dividends per share and certain other balance sheet and profitability ratios of BCB; and (x) conducted such other financial analyses, studies and investigations as we deemed appropriate for purposes of this opinion.

    JMS relied without independent verification upon the accuracy and completeness of the financial and other information reviewed by and discussed with it for purposes of its opinions. With respect to BCB's and Heritage's financial forecasts reviewed by JMS in rendering its opinion, JMS assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of BCB and Heritage as to the future financial performance of BCB and Heritage. JMS did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of BCB or Heritage nor was it furnished with any such appraisal. JMS also did not independently verify and has relied on and assumed that all allowances for loan losses set forth in the balance sheets of BCB and Heritage were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

    The Preliminary Opinion from JMS was rendered just prior to the signing of the definitive agreement at which time JMS determined the BCB Exchange Ratio was fair to the holders of BCB Common Stock. The Proxy Opinion has been issued based on the analyses and considerations described herein and has been dated the date of this Proxy Statement/Prospectus. Should the ability to terminate the Consolidation arise as a result of a decline in the value of the common stock of Heritage compared to the Heritage Index Value, JMS would meet with the Board of BCB to determine a course of action that could include rendering a new fairness opinion.

    The following is a summary of all material analyses prepared and analyzed by JMS in connection with its Preliminary and Proxy Opinions but does not purport to be a complete description of the analyses undertaken by JMS. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. JMS believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying the Preliminary and Proxy Opinions. In performing its analyses, JMS made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of BCB, Heritage and JMS. Any estimates contained in JMS' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither BCB or JMS assumes responsibility if future results or actual values are materially different from these estimates.

    CONTRIBUTION ANALYSIS. JMS analyzed the relative contributions by the two companies to the Consolidation in relation to the proportionate interests in the Holding Company that will be held by shareholders of the respective companies following the Consolidation. JMS estimated the holders of BCB Common Stock would receive approximately 48.1% of the outstanding shares of the Holding Company and holders of Heritage Common Stock would hold approximately 51.9% after the Consolidation.

    JMS presented a contribution analysis to the BCB Board of Directors that compared total assets, total deposits, shareholders' equity, loans (net of the loan loss allowance) and net income by BCB and Heritage to the Holding Company based on the twelve months as of and for the period ended December 31, 1996, the nine months as of and for the period ended September 30, 1997 and the twelve months as of and for the period ended December 31, 1998 as estimated by the respective managements. The analysis indicated a potential range of pro forma ownership for BCB of 47.8% to 48.1%.

    JMS also presented comparisons of various historical measures of earnings, performance ratios and financial condition for the period from December 31, 1992 through September 30, 1997. The comparisons included return on average assets, return on average equity, nonperforming loans as a percentage of loans, nonperforming assets plus loans 90 days past due as a percentage of assets, loan loss reserves as a percentage of nonperforming loans, loan loss reserve as a percentage of nonperforming assets plus loans 90 days past due, net interest margin, efficiency ratio, dividend payout ratio and net charge offs as a percentage of average loans.

    COMPARABLE COMPANY ANALYSIS. JMS compared selected financial and operating data for BCB and Heritage with those of a peer group of selected banks and bank holding companies located in Pennsylvania and New Jersey with assets between $250 and $500 million (the "Peer Group"). The analysis compared price per share as a multiple of latest twelve month earnings per share, price per share as a percentage of estimated 1997 earnings per share, price per share as a percentage of book value per share, equity as a percentage of assets, nonperforming assets plus loans 90 days past due as a percentage of assets, loan loss reserve as a percentage of nonperforming assets plus loans 90 days past due, return on average assets, return on average equity and efficiency ratios. The analysis also compared the compound annual growth rates of assets, loans, deposits and earnings per share. Based on the foregoing comparison, JMS concluded that both BCB and Heritage compared favorably to the Peer Group.

    In addition, JMS also compared selected financial and operating data for the Holding Company as if the combination had been completed by September 30, 1997 with those of a peer group of selected bank and bank holding companies located in Pennsylvania and New Jersey with assets between $500 million and $2.0 billion (the "Combined Company Peer Group"). The analysis compared price per share as a multiple of latest twelve month earnings per share, price per share as a percentage of estimated 1997 earnings per share, price per share as a percentage of book value per share, equity as a percentage of assets, nonperforming assets plus loans 90 days past due as a percentage of assets, loan loss reserve as a percentage of nonperforming assets plus loans 90 days past due, return on average assets, return on average equity and efficiency ratios. Based on the foregoing comparison, JMS concluded the Holding Company would compare favorably to the Combined Company Peer Group.

    ANALYSIS OF COUNTY DEPOSIT MARKET SHARE. JMS examined the deposit market shares at June 30, 1996 (the most recent period for which such data was publicly available) for both BCB and Heritage in the counties where either or both maintain deposit-taking facilities. JMS reviewed total county market share and compared them to other insured deposit-taking institutions in such counties. JMS also reviewed deposit growth rates for the past one and two year periods for both BCB and Heritage and compared them to other insured deposit-taking institutions in such counties.

    At June 30, 1996, which was the most recent period that such data was available, BCB had 4.03% of the deposits in Berks County and had a two-year compound growth rate of 19.8%. In Montgomery County, BCB had 0.38% of the county deposits and had a one-year growth rate of 309.1%. Heritage, by comparison, had 13.09% of the deposits in Schuylkill County and a two-year compound growth rate of 2.3%. In Dauphin County, Heritage had 0.45% of the county deposits and had a two-year compound growth rate of (1.8%).

    ANALYSIS OF STOCK PRICE AND VOLUME. JMS compared the stock price per share performance for the last 52 week period for both BCB and Heritage and the daily trading volume for the same period. For BCB, the stock price and volume graph showed the price of the common stock increased approximately 77% over the 52 weeks prior to the announcement of the Consolidation and that the daily average trading volume was approximately 10,000 shares. For Heritage, the stock price and volume graph showed the price of the common stock increased approximately 93% over the 52 weeks prior to the announcement of the Consolidation and that the daily average trading volume was approximately 4,100 shares.

    COMPARISON OF PROJECTED FIVE YEAR RETURNS. JMS estimated the potential growth in earnings per share and dividends per share for both BCB and the Holding Company and imputed an estimated value per share that might be achieved if the assumed growth rates were achieved and the assumed price to earnings multiple were valid. Estimated results for December 31, 1998 were used as the initial starting point. In the BCB stand alone scenario, earnings per share and dividends per share were both assumed to grow 20% per year and a price to earnings multiple of 16 times earnings was applied to the final year earnings per share. In the Holding Company scenario, the Holding Company earnings per share and dividends per share were multiplied by the BCB Exchange Ratio. Earnings per share and dividends per share were then both assumed to grow 15% per year and a price to earnings multiple of 17 times was applied to the final year earnings per share. The analysis indicates the compound annual return based on the Holding Company is higher than it would be for BCB in the stand-alone scenario.

    PRO FORMA MERGER ANALYSIS. JMS analyzed, using projections provided by BCB and Heritage, certain pro forma effects resulting from the Consolidation based on the proposed Exchange Ratios. JMS examined the Consolidation at three separate points in time (including estimated relevant cost savings): as if the transaction closed on September 30, 1997, as if the transaction closed on December 31, 1997 and as if the transaction closed on December 31, 1998. The principal conclusions were that the Consolidation would have a significantly positive impact on the earnings per share and dividend per share of BCB and have a negative impact on the book value per share.

    In reaching its opinion as to fairness, none of the analyses performed by JMS was assigned a greater significance by JMS than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, JMS reached the conclusion, and opined, that the BCB Exchange Ratio, as set forth in the Agreement is fair from a financial point of view to holders of BCB Common Stock.

    In connection with delivering its Proxy Opinion, JMS updated certain analyses described above to reflect current market conditions and events occurring since the date of the Agreement. Such reviews and updates led JMS to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the Preliminary Opinion.

    JMS, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, and valuation for various other purposes and in the determination of adequate consideration in such transactions.

    The Proxy Opinion of JMS was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing its Proxy Opinion. JMS has not undertaken to reaffirm and revise its Proxy Opinion or otherwise comment upon any events occurring after the date hereof.

    In delivering its Preliminary Opinion and Proxy Opinion, JMS assumed that in the course of obtaining the necessary regulatory and governmental approvals for the Consolidation, no restrictions will be imposed on the Holding Company that would have a material adverse effect on the contemplated benefits of the Consolidation. JMS also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of BCB and Heritage after the Consolidation.

    Pursuant to the terms of the engagement letter date September 3, 1997, BCB paid JMS $25,000 upon the signing of the Agreement. In addition, BCB has also agreed to pay JMS $100,000 upon the closing of the transaction and to reimburse JMS for its reasonable out-of-pocket expenses. Whether or not the Consolidation is completed, BCB has agreed to indemnify JMS and certain related persons against certain liabilities relating to or arising out of its engagement.

OPINION OF HERITAGE'S FINANCIAL ADVISOR

    HERITAGE. On November 18, 1997, MB&D delivered its oral opinion ("Opinion") to the Board of Directors of Heritage, that as of that date, the Heritage Exchange Ratio at which shares of Holding Company Common Stock will be prospectively exchanged for shares of Heritage Common Stock on a 1.05 for 1.00 basis was fair, from a financial point of view to Heritage shareholders in a transaction in which shares of Holding Company Common Stock will simultaneously be exchanged for shares of BCB Common Stock on a 1.3335 for 1.00 basis. The relative exchange ratios were negotiated based on consideration of a number of factors including an analysis of the historical and projected future contributions of recurring earnings, assets, loans, deposits, equity capital and market capitalization as well as other factors, including intangible factors, by the two participating institutions to this hypothetical business combination. Based on unaudited reported financial data for Heritage and BCB as of September 30, 1997, for example, BCB would have contributed more than 50% of assets, loans, deposits and tangible equity capital to a hypothetical combination of the two companies on such date; while Heritage would have contributed more than 50% of recurring earnings for the nine month period ended September 30, 1997. Based on the fully converted shares outstanding for the two companies as of September 30, 1997 and the negotiated pair of exchange ratios, Heritage shareholders will own 51.93% of the pro-forma shares outstanding of the Holding Company while BCB shareholders will own 48.07%. MB&D has subsequently delivered to the Board of Directors of Heritage its written Opinion, as of the date of this Joint Proxy Statement/Prospectus that the Heritage Exchange Ratio is fair, from a financial point of view to Heritage's shareholders.

    MB&D has acted as a general financial advisor to Heritage on a non-exclusive contractual basis since March of 1992 in connection with Heritage's development of its strategic plan and has assisted Heritage in the evaluation of a number of hypothetical affiliation opportunities since that date. During 1994 and 1995, MB&D represented Heritage (then Miners National Bancorp, Inc.) in connection with its acquisition of Bankers' Financial Services Corporation. With respect to the pending transaction involving BCB, MB&D advised Heritage during the evaluation and negotiation process leading up to the execution of the Agreement and provided Heritage with a number of analyses as to the range of financially feasible exchange ratio pairs that might be agreed to in a hypothetical transaction. Representatives of MB&D met with the executive management and Board of Directors of Heritage or designated committees thereof on twelve separate occasions during the period from June to November of 1997, in connection with the analysis of Heritage's options. The determination of the applicable Heritage Exchange Ratio was arrived at in an arms length negotiation between BCB and Heritage in a process in which MB&D advised Heritage.

    MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the Pennsylvania banking market in particular and of the Eastern United States banking markets in general as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, MB&D is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. Members of the Corporate Finance Advisory Group of MB&D have extensive experience in advising financial institution clients on mergers or acquisitions. In the ordinary course of its business as a broker-dealer, MB&D may, from time to time purchase securities from and sell securities to Heritage or BCB and as a market maker in securities, MB&D may from time to time have a long or short position in, and buy or sell debt or equity securities of Heritage or BCB for its own account or for the accounts of its customers.

    The full text of the Opinion of MB&D, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto as a part of Annex E. Heritage's shareholders are urged to read the Opinion in its entirety as well as the Joint Proxy Statement/Prospectus. MB&D's Opinion is directed only to the Heritage Exchange Ratio in which shares of Holding Company Common Stock will be exchanged for shares of Heritage Common Stock which must be interpreted in conjunction with the corresponding exchange ratio for BCB shareholders. MB&D's Opinion does not constitute a recommendation to any holder of Heritage Common Stock as to how such holder should vote at the Heritage Special Meeting. The summary of the Opinion of MB&D set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Opinion itself. MB&D's Opinion is necessarily based upon conditions as of the date of the Opinion and upon information made available to MB&D through the date thereof. No limitations were imposed by the Heritage Board upon MB&D with respect to the investigations made, matters considered or procedures followed by MB&D in the course of rendering its opinions.

    In arriving at its Opinion, MB&D (i) reviewed the Agreement, reviewed this Joint Proxy Statement/ Prospectus in substantially the form to be sent to Heritage shareholders; (ii) reviewed publicly available business and financial information through December 31, 1997 with respect to Heritage and BCB as well as certain internal financial information and financial projections prepared by the respective management of Heritage and BCB; (iii) held discussions with members of the senior management and Board of Heritage concerning the past and current results of operations of Heritage, its current financial condition and management's opinion of its future prospects; (iv) reviewed the historical reported price and record of trading volume for both Heritage and BCB Common Stock; (v) held discussions with the senior management of BCB concerning the current and past results of operations of BCB, its current financial condition and management's opinion of its future prospects; (vi) considered the current state of and future prospects for the economy of Pennsylvania generally and the relevant market areas for Heritage and BCB in particular; (vii) reviewed the specific merger analysis models employed by MB&D to evaluate potential business combinations of financial institutions; (viii) reviewed the reported financial terms of certain recent business combinations in the banking industry; and (ix) performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

    MB&D's Opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its Opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it by Heritage and BCB and does not assume any responsibility for the independent verification of such information. In the course of rendering its Opinion, MB&D has not completed any independent valuation or appraisal of any of the assets or liabilities of either Heritage or BCB and has not been provided with such valuations or appraisals from any other source. With respect to the financial projections reviewed by MB&D in the course of rendering its Opinion, MB&D has assumed without independent verification that such projections have been reasonably prepared to reflect the best currently available estimates and judgment of the management of each of Heritage and BCB as to the most likely future performance of their respective companies.

    The following is a summary of all the material analyses employed by MB&D in connection with rendering its written Opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by MB&D in arriving at its Opinion. The preparation of a fairness Opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an Opinion is not readily susceptible to a summary description. In arriving at its fairness Opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its Opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of Heritage or BCB. Estimates which are referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

    ANALYSIS OF THE ANTICIPATED CONSOLIDATION AND THE APPLICABLE EXCHANGE RATIO IN RELATION TO HERITAGE: Pursuant to the terms of the Agreement, the anticipated consideration to be exchanged in the transaction for each outstanding share of Heritage Common Stock is an exchange ratio of 1.05 shares of Holding Company Common Stock in exchange for each share of Heritage Common Stock. At the same time, the anticipated consideration to be exchanged in the transaction for each outstanding share of BCB Common Stock is an exchange ratio of 1.3335 shares of Holding Company Common Stock. Neither of these two exchange ratios can be considered in isolation since both apply to the pending transaction. Because Holding Company Common Stock will be created through this transaction and because the Holding Company has no prior operating record or historical market value, the value of the consideration to be received by Heritage (or BCB) shareholders cannot be specified in the usual manner.

    PROJECTED TRANSACTION VALUE: Based upon the exchange ratio pair of 1.05 for 1, in the case of Heritage shareholders, and 1.3335 for 1, in the case of BCB shareholders, it is possible to project a range of possible market values for a single share of Holding Company Common Stock based on market earnings estimates and the price earnings ratios for a peer group consisting of Pennsylvania banking companies. Thereafter, employing the applicable exchange ratios, one can compare a range of possible market values of the consideration to be received to the reported closing market price for Heritage as of November 17, 1997. Based on the sum of the mean market estimates(1) for earnings for Heritage and BCB for 1997 of $9,868,800 and estimated proforma shares outstanding of Holding Company of approximately 9,618,090,

------------------------

(1) Estimates reported by Bloomberg Financial Markets.

the projected proforma EPS (excluding consideration of non-recurring costs, anticipated cost savings and anticipated revenue enhancements) for calendar year 1997 would be $1.03 per share(2). Applying a range of possible price earnings ratios from 15 times to 19 times, a possible trading range for Holding Company Common Stock of $15.45 to $19.57 results. Multiplying this range by the applicable exchange ratio for Heritage shareholders of 1.05 yields values ranging from $16.22 to $20.55. The same exercise employing market estimates for 1998 yields a projected EPS for the Holding Company in 1998 of $1.17 per share and a value range which runs from $18.43 to $23.34 for each exchanged share of Heritage Common Stock. Based on the mid-point between the highest and lowest projected possible values based on (forward looking) 1998 estimates, a theoretical value of $20.88 results, which corresponds to a price earnings ratio of 17 times 1998 estimated earnings (excluding consideration of anticipated cost savings and revenue enhancements)(3). This projected value results in a theoretical valuation slightly in excess of $98 million for the part of the Consolidation relating to Heritage shareholders based on an estimated 4,994,850 shares of Holding Company Common Stock to be issued to Heritage shareholders. It should be noted that cost savings and revenue enhancements are anticipated by the designated management team to result from the contemplated transaction. If realized, such cost savings and revenue enhancements may result in higher earnings per share values than those used in this exercise. It should also be recognized that future trading price earnings ratios for the common stocks of financial institutions may be higher or lower than the range of multiples used in this example. The use of median Pennsylvania bank peer group price earnings multiples and forecast earnings for both Heritage and BCB to attempt to estimate a probable trading value for a share of Holding Company Common Stock is by definition a forward looking theoretical exercise. It should be understood that the actual trading value of a share of Holding Company Common Stock in the future is subject to a large number of variables including significant factors which are beyond the control of the management of either Heritage or BCB.

    MULTIPLE OF EARNINGS FOR HERITAGE COMMON STOCK: The cited theoretical value of $20.88 represents a multiple of 20.08 times reported earnings (restated to reflect a stock split) per share for 1996 which was $1.04. This multiple can be compared to the median price earnings multiple for trailing twelve months earnings for 40 publicly traded Pennsylvania commercial banks which was 17.76 times as of November 18, 1997. The $20.88 value cited is the equivalent of 17.40 times the consensus estimated stand-alone earnings per share for 1997 of $1.20. The $20.88 cited value also represents a multiple of 15.82 times the consensus estimated stand-alone earnings for 1998 for Heritage of $1.32.(1) As of November 18, 1997 the median price earnings multiple of forecast 1998 earnings per share for the same 40 publicly traded Pennsylvania commercial banks was 15.78 times. The cited theoretical value consequently slightly exceeds the Pennsylvania peer group with respect to multiples of forecast 1998 earnings.

    MULTIPLE OF BOOK VALUE OF HERITAGE COMMON STOCK: The cited theoretical value of $20.88 represents a multiple of 2.31 times Heritage's reported $9.03 book value per share as of September 30, 1997. As of November 18, 1997 the median trading multiple of reported stated book value as of September 30, 1998 for this same group of 40 publicly traded Pennsylvania commercial banks was 2.16 times. The cited theoretical value consequently exceeds such median. Given that the subject transaction, a "merger of equals," is one in which control of two publicly traded financial institutions is shared on a basis in which neither shareholder group receives a material premium, the fact that the cited theoretical value and the

------------------------

(1) Estimates reported by Bloomberg Financial Markets.



(2) Determined by adding the product of the mean 1998 earnings estimate for Heritage and its fully converted shares outstanding as of 9-30-97 to the product of the mean 1998 earnings estimate for BCB and its fully converted shares outstanding as of 9-30-97.



(3) The median price earnings ratio based on estimates for 1998 for the 40 Pennsylvania Banks followed by the MB&D research department was 17.47 times estimated 1998 EPS at the close of business on January 9, 1998.

actual trading values are relatively similar to the median values for the cited peer group is an expected and desirable outcome.


    PERCENTAGE OF MARKET VALUE OF HERITAGE COMMON STOCK: Based upon the cited theoretical value of $20.88 which is less than the last reported trade of Heritage Common Stock as of the day prior to the announcement of the Consolidation, the cited theoretical value represents 89% of the last reported trade for Heritage Common Stock which was $23.50 on November 17, 1997. The cited theoretical value consequently represents an 11% discount from the last reported trade for Heritage Common Stock. As of March 18, 1998 (the trading date most proximate to the mailing of this document to shareholders), the last reported trade for Heritage Common Stock was $21 7/8 . Consequently, the difference between the cited theoretical value and the actual trading value as of such date was $1.00 or 4.6% which is less than such difference as of the announcement of the pending transaction. Differences between the pre-announcement trading value for Heritage Common Stock and the cited theoretical value may be reflective of an unfulfilled expectation by the market that Heritage was to be acquired in a premium transaction.


    SPECIFIC ACQUISITION ANALYSIS. MB&D employs a number of proprietary analysis models to examine hypothetical transactions involving banking and/or thrift companies. The models use forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction). The models distinguish between purchase and pooling accounting treatments and inquire into the likely economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The models also permit evaluation of various levels of potential non-interest expense savings which might be achieved and various potential implementation time tables for such savings as well as the possibility of revenue enhancement opportunities which may arise in a given hypothetical transaction. The models also permit an examination of pro forma capital adequacy.

    In this transaction, a "merger of equals" which is, by definition, a transaction in which no material premium is received by either shareholder group, MB&D evaluated a pair of exchange ratios of 1.05:1 for Heritage and 1.3335:1 for BCB in a transaction which is expected to be accounted for as a pooling of interests. We believe that the proposed transaction viewed from the vantage point of a Heritage shareholder will be feasible from an earnings per share dilution perspective, generating a modest amount of expected dilution to expected earnings for 1998 which can be eliminated by a reduction of less than 10% of the combined annualized run rate for non-interest expense. We believe that such an objective is achievable for the participants and that the transaction can consequently become accretive to earnings per share from the vantage point of a Heritage shareholder on a cost savings basis alone. We also anticipate that revenue enhancements may be achieved as Holding Company, for example, offers the services of the Heritage National Bank trust department in its markets. We are also satisfied that the proforma capitalization of Holding Company will be adequate after the completion of the transaction.

    DISCOUNTED CASH FLOW ANALYSIS. MB&D reviewed a discounted cash flow analysis to permit the conceptual examination of the present discounted values of potential future results employing selected assumptions and discount rates.

    In the discounted cash flow analysis, MB&D reviewed a cash flow model prepared by MB&D with the management and Board of Heritage that employed a projection of hypothetical earnings for Heritage on an independent stand-alone basis for calendar years 1997 through 2001. A similar exercise was completed for the hypothetical combination of Heritage and BCB for the same periods. As part of each exercise, a hypothetical dividend pay-out ratio assumption which depicted average annual pay-outs as a percentage of earnings was used to project dividend streams which would be available to shareholders. MB&D employed a range of possible future market trading price earnings ratios ranging from a minimum of 13 times earnings to a maximum of 18 times earnings in order to project possible future trading values for a share of either Heritage Common Stock on an independent basis or an equivalent amount of Holding Company Common Stock reflecting the negotiated exchange ratios. Given the model time horizon and a discount rate of 12.0%, these assumptions resulted in a range of present discounted values for a share of Heritage Common Stock on a independent basis. Such values ranged from $16.57 to $22.37 and include consideration of the present discounted value of the stream of cash dividends which might be received by a shareholder during the cited period. The same exercise completed for the hypothetical Holding Company generated a range of present discounted values (also using a 12% discount rate) which ranged from $21.45 to 28.84. This latter projection was REPEATED employing a 14% discount rate which resulted in a range of values of from $20.03 to $26.92. These values represent the discounted present values of the sum of the future possible trading values of the equivalent of one share of Heritage common stock plus the discounted value of the stream of cash dividends which are projected to have been received between the present and the future valuation date at the end of 2001. The discount rates employed represent the sum of a factor of 7% for the time value of money and a 5% factor as a pure risk premium. In the 14% discount rate example, the risk premium factor was arbitrarily increased to 7% . In each case reviewed, the full range of present discounted values for the hypothetical combination of Heritage and BCB exceeded the full range of present discounted values for Heritage on a stand-alone basis.

    It is important to note that the discount factors employed embody both the concept of a time value of money and risk factors that reflect the uncertainty of the forecast cash flows and terminal price/earnings multiples. Use of higher discount rates would result in lower discounted present values. Conversely, use of lower discount rates would result in higher discounted present values. MB&D advised the Heritage board of directors that although discounted cash flow analysis is a frequently used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, future earnings performance and asset growth rates, as well as dividend payout ratios. The accurate specification of such assumptions for time periods more than one year in the future is a very difficult process and contains the possibility of error. Consequently, any or all of these assumptions may vary from actual future performance and results. Any errors made in the selection of assumptions for such an exercise can compound on one another and can lead to conclusions which may demonstrate little resemblance to actual events.

    OTHER FACTORS GIVEN CONSIDERATION: MB&D has given consideration to a number of factors associated with the pending Consolidation which it believes are favorable from the point of view of a Heritage shareholder. Completion of this Consolidation will give Heritage access to markets which display demographics which are generally superior to the market demographics associated with markets currently served by Heritage. The degree to which the demographics of markets served by BCB are superior to those served by Heritage can perhaps be most clearly understood by considering the differential between the recent historical growth rates of assets of the two companies where a clear advantage has been enjoyed by BCB. MB&D believes that the exchange ratios negotiated reflect a reasonable share of ownership for Heritage shareholders based on a contribution analysis. Key members of Heritage management will have meaningful defined roles in the management of the proforma entity and the former Heritage shareholders will be initially represented by six of thirteen directors on the Board of Directors of the Holding Company. MB&D believes that the proforma entity will be a more visible financial institution in the financial markets and may attract increased research coverage and generate greater liquidity from a shares traded perspective than is the case for Heritage on a stand-alone basis. MB&D also believes that Heritage shareholders receiving Holding Company Common Stock will maintain and possibly increase their prospect for annual cash dividends based upon current and projected earnings streams and growth expectations of the combined entities.

    ANALYSIS OF OTHER COMPARABLE TRANSACTIONS. MB&D is reluctant to place excessive emphasis on "comparables analysis" as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. It has observed that such analysis as employed by some industry observers and financial advisors fails to adequately take into consideration such factors as material differences in the underlying capitalization of the comparable institutions which are being acquired;

differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results; failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples; material differences in the form or forms of consideration used to complete the transaction; differences between the planned method of accounting for the completed transaction; and such less accessible factors as the relative population, business and economic demographics of the acquired entities markets as compared or contrasted to such factors for the markets in which comparables are doing business. Comparables analysis also rarely seems to take into consideration the degree of facilities overlap between the acquirer's market and that of the target or the absence of such overlap and the resulting cost savings differentials between otherwise apparently comparable transactions. MB&D consequently believes that comparables analysis has inherent limitations and should not be relied upon to any material extent by members of management, the Board of Directors or the shareholders in considering the presumed merits of a pending transaction. In the case of this transaction which is a merger of equals we believe that comparables analysis, which is of marginal value even for an ordinary premium transaction, is of virtually no utility.

    Pursuant to a letter agreement with Heritage dated November 18, 1997, MB&D will receive a fee equivalent to 0.55% (55 basis points) of the fair market value of consideration to be received by Heritage's shareholders. MB&D was paid $100,000 after the execution of the Agreement for the pending Consolidation with BCB and will be paid a further $200,000 upon issuance of its Opinion to be included as an exhibit to this Proxy Statement/Prospectus. Payment of the balance of the fee will be conditioned on the closing of the Consolidation and will be based on 0.55% of a post closing measurement of the market value of the Holding Company shares issued to Heritage shareholders from which will be deducted the $300,000 already paid to MB&D. Such fee however will be limited to a maximum fee of $650,000 and a minimum of $300,000. The fee represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations and for the rendering of its Opinions. In addition, Heritage has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the transaction. Heritage also has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities laws

EFFECTIVE DATE OF THE CONSOLIDATION

    Under the Agreement, the Effective Date will be the date on which Articles of Consolidation are filed with the PDS which will be the same date as the Closing Date. The Closing Date will be the later of May 1, 1998 or the fifth business day following satisfaction or waiver of the conditions to the consummation of the Consolidation as specified in the Agreement or such other date as BCB and Heritage may mutually agree. The parties presently expect that the Effective Date will occur in the second quarter 1998. See "--Conditions to the Consolidation" herein.

    The Agreement may be terminated by either party if, among other reasons, the Closing Date does not occur on or before July 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Agreement to perform or observe in any material respect its agreements required to be performed or observed by such party on or before the Closing Date. See "--Termination; Effect of Termination."

EXCHANGE OF STOCK CERTIFICATES

    The conversion of BCB Common Stock and Heritage Common Stock into Holding Company Common Stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, the Holding Company, or a transfer agent designated by the Holding Company, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each BCB and Heritage shareholder of record. The transmittal form will contain instructions with respect to the surrender of certificates representing BCB Common Stock and Heritage Common Stock to be exchanged for Holding Company Common Stock. Under the Agreement, certificates representing shares of Holding Company Common Stock and checks for cash in lieu of fractional interests in shares of Holding Company Common Stock must be mailed to former shareholders of BCB and Heritage as soon as reasonably possible but in no event later than 30 business days following the receipt of certificates representing former shares of BCB Common Stock and Heritage Common Stock duly endorsed.

    BCB AND HERITAGE SHAREHOLDERS SHOULD NOT FORWARD BCB OR HERITAGE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. BCB AND HERITAGE SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

    Until the certificates representing BCB Common Stock and Heritage Common Stock are surrendered for exchange after completion of the Consolidation, holders of such certificates will not receive, and will not be paid dividends on, the Holding Company Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of BCB Common Stock or Heritage Common Stock outstanding at the Effective Date (other than any Dissenting Shares and Excluded Shares) will be deemed to evidence ownership of and the right to receive the shares of Holding Company Common Stock (and cash in lieu of fractional shares) into which those shares have been converted by virtue of the Consolidation. Neither BCB, Heritage nor the Holding Company will be liable to any holder of shares of BCB Common Stock or Heritage Common Stock for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

    All shares of Holding Company Common Stock issued upon conversion of shares of BCB Common Stock and Heritage Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of BCB Common Stock and Heritage Common Stock, subject, however, to the Holding Company's obligation to pay any dividends or make any other distributions with a record date on or prior to the Effective Date, which may have been declared or made by BCB or Heritage on such shares of BCB Common Stock or Heritage Common Stock in accordance with the Agreement and which remain unpaid at the Effective Date.

    No fractional shares of Holding Company Common Stock will be issued to any shareholder of BCB or Heritage upon completion of the Consolidation. For each fractional share that would otherwise be issued, the Holding Company will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of a share of Holding Company Common Stock on the Nasdaq National Market System (the "Holding Company Market Price") on the first day Holding Company Common Stock is traded after the Effective Date.

CONDITIONS TO THE CONSOLIDATION

    The obligations of BCB and Heritage to effect the Consolidation are subject to various conditions, which include the following:

        (a) all action required to be taken by, or on the part of, BCB and Heritage to authorize the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated by the Agreement, shall have been duly and validly taken and BCB and Heritage shall have received certified copies of the resolutions of the other party evidencing such authorizations;

        (b) the obligations and covenants of BCB and Heritage required by the Agreement to be performed by BCB and Heritage at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

        (c) the representations and warranties of BCB and Heritage set forth in the Agreement shall be true and correct, as of the date of the Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect (see "--Representations and Warranties");

        (d) BCB and Heritage shall have received all required approvals ("Regulatory Approvals") of regulatory authorities of the Consolidation, without the imposition of any term or condition that would have a Material Adverse Effect on the Holding Company upon completion of the Consolidation and all notice and waiting periods required thereunder shall have expired or been terminated (see "--Regulatory Approvals");

        (e) there shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by the Agreement;

        (f) BCB and Heritage shall each have received an opinion of Stevens & Lee that, among other things, the Consolidation will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (see "--Certain Federal Income Tax Consequences");

        (g) BCB and Heritage shall each have received a letter dated as of the Closing Date to the effect that the Consolidation shall be accounted for as a pooling of interests for financial accounting purposes (see "--Accounting Treatment");

        (h) the Agreement shall have been approved by the shareholders of Heritage and BCB by such vote as is required under the BCL, their respective Articles of Incorporation, Bylaws and applicable Nasdaq requirements; and

        (i) the Holding Company Common Stock shall be approved for quotation on the Nasdaq Stock Market National Market System.

    In addition to the foregoing, the obligations of each party to the Agreement are conditioned on other conditions which are customary for transactions of the type contemplated by the Agreement.

    Except for the requirements of shareholder approval, Regulatory Approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Agreement, each of the conditions described above may be waived in the manner and to the extent described in "--Amendment; Waivers" herein. Neither BCB nor Heritage, however, anticipates waiving the conditions that it receive an opinion from its independent auditors that the Consolidation will be treated as a pooling of interests for financial accounting purposes and an opinion of counsel that provides, among other things, that the Consolidation will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. If for any reason, BCB and Heritage cannot obtain an opinion of counsel that the consolidation will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and BCB and Heritage waive receipt of such an opinion as a condition of closing, then any vote of the shareholders of BCB and Heritage approving the Consolidation would be resolicited.

REGULATORY APPROVALS

    The Consolidation is subject to prior approval of the Federal Reserve Board (the "FRB") under Section 3 of the Bank Holding Company Act ("BHC") and regulations of the FRB thereunder. An application for approval of the Consolidation was filed with the FRB on or about January 29, 1998. In evaluating an application under the BHC, the FRB shall take into consideration the financial and managerial resources and future prospects of the parties involved, and the resulting company and the convenience and needs of the community to be served. Consideration of the managerial resources of a company shall include consideration of the competence, experience and integrity of the directors, officers and principal shareholders of the company. Before approving an application, the FRB shall request from the U.S. Department of Justice and consider any report rendered within 30 days on the competitive factors involved. The FRB may not approve any proposed transaction (i) which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize the banking business in any

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
part of the United States, (ii) which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would be in restraint of trade, unless the FRB finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the proposed transaction in meeting the convenience and needs of the community to be served.

    In addition, the FRB has the responsibility by statute and regulation to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act ("CRA"), which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. Berks County Bank and Heritage National Bank received ratings of "satisfactory" in their last CRA examinations.


    BCB and Heritage received FRB approval on March 9, 1998. The Consolidation may not be consummated until 30 days (15 days if the Attorney General does not object) after the date of the FRB approval, during which time the U.S. Department of Justice has the opportunity to challenge the Consolidation on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of FRB approval unless a court specifically orders otherwise. In reviewing the Consolidation, the U.S. Department of Justice could analyze the Consolidation's effect on competition differently than the FRB, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the FRB regarding the Consolidation's competitive effects.


    The Consolidation also is subject to prior approval of the Pennsylvania Department of Banking (the "Department") under the Pennsylvania Banking Code of 1965 (the "Banking Code"). An application for approval of the Consolidation was filed with the Department on February 5, 1998. In evaluating an application under the Banking Code, the Department applies criteria similar to the criteria utilized by the FRB under the BHC. BCB and Heritage anticipate receipt of Department approval in April 1998. However, there can be no assurance that the Department will approve the Consolidation, and, if approved there can be no assurance as to the date of such approval.

REPRESENTATIONS AND WARRANTIES

    The Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization of BCB and its subsidiaries and Heritage and its subsidiaries; (b) the capital structures of BCB and Heritage; (c) the due authorization, execution, delivery, performance and enforceability of the Agreement; (d) consents or approvals of Regulatory Authorities or third parties necessary to complete the Consolidation; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles;
(f) the absence of material adverse changes, since September 30, 1997, in the consolidated assets, business, financial condition or results of operations of BCB or Heritage; (g) the filing of tax returns and payment of taxes; (h) the absence of undisclosed material pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (k) the quality of title to assets and properties; (l) the maintenance of adequate insurance; (m) the absence of undisclosed brokers' or finders' fees; (n) the absence of material environmental violations, actions or liabilities; (o) the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria; (p) the accuracy of information supplied by BCB and Heritage in connection with the Registration Statement on Form S-4 filed with the Commission in connection with the issuance of Holding Company Common Stock in the Consolidation, this Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Consolidation; (q) documents filed with the Commission and the accuracy of information contained therein; (r) the validity and binding nature of loans reflected as assets in the financial statements of Heritage and BCB;
(s) the tax and accounting treatment of the Consolidation; (t) transactions with affiliates; (u) the absence of any undisclosed contract, agreement, plan or arrangement; and (v) the accuracy of representations set forth in the Agreement.

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
BUSINESS PENDING THE CONSOLIDATION

    Pursuant to the Agreement, BCB and Heritage have each agreed to use their reasonable good faith efforts to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, BCB and Heritage have each agreed in the Agreement to conduct its business and to engage in transactions, including extensions of credit, only in the ordinary course of business, consistent with past practice, except as otherwise required by the Agreement or with the written consent of the other party.

    In addition, BCB and Heritage have each agreed in the Agreement that prior to the Closing Date, except as otherwise consented to or approved by the other party or as otherwise permitted or required by the Agreement, it will not, and will not permit any of its subsidiaries to, without the written consent of the other party, among other things:

        (a) amend or change any provision of its Articles of Incorporation, Charter or Bylaws;

        (b) change the number of authorized or issued shares of its capital stock or issue any shares or issue or grant any option or similar rights with respect to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Heritage may issue up to an aggregate of 93,052 shares of Heritage Common Stock upon the valid exercise of Heritage Options, (B) consistent with past practice, Heritage may grant in 1998 Heritage Options for up to an aggregate of 48,000 shares of Heritage Common Stock and may issue shares upon the valid exercise thereof (options to acquire 41,500 shares of Heritage Common Stock were granted in February
    1998), (C) Heritage may issue or acquire shares of Heritage Common Stock in connection with the Heritage ESOP consistent with past practice, (D) Heritage may acquire shares of Heritage Common Stock in connection with the payment of all or part of the exercise price or tax withholdings of Heritage Options in connection with the valid exercise thereof, (E) Heritage may issue shares of Heritage Common Stock pursuant to the Heritage Dividend Reinvestment Plan (the "Heritage DRIP") consistent with past practice, (F) Heritage may issue shares of Heritage Common Stock pursuant to the BCB Stock Option Agreement, (G) Heritage may pay a quarterly cash dividend not to exceed $0.14 per share of Heritage Common Stock outstanding, (H) BCB may issue up to an aggregate of 138,942 shares of BCB Common Stock upon the valid exercise of BCB Options, (I) BCB may acquire shares of BCB Common Stock in connection with the payment of all or part of the exercise price or tax withholdings of BCB Options in connection with the valid exercise thereof, (J) BCB may issue shares of BCB Common Stock pursuant to the BCB Dividend Reinvestment Plan (the "BCB DRIP") consistent with past practice,
    (K) BCB may issue shares of BCB Common Stock pursuant to the Heritage Stock Option Agreement, and (L) BCB may pay a quarterly cash dividend not to exceed $.08 per share of BCB Common Stock outstanding;

        (c) grant any severance or termination pay (other than pursuant to written policies or written agreements in effect on the date of the Agreement) to, or, except as expressly contemplated by the Agreement, enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director except for routine periodic increases, that individually and in the aggregate do not exceed 10% and that are otherwise in accordance with past practice;

        (d) merge or consolidate any subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

        (e) sell or otherwise dispose of the capital stock or sell or otherwise dispose of any of its assets or the assets of any subsidiary other than in the ordinary course of business consistent with past practice; subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with government deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in Federal Home Loan Bank advances and "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

        (f) take any action which would result in any of its representations and warranties set forth in the Agreement becoming untrue as of any date after the date hereof except as otherwise contemplated or permitted by the Agreement, or in any of the conditions set forth in the Agreement not being satisfied, except in each case as may be required by applicable law;

        (g) change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles (without regard to any optional early adoption date) or any regulatory authority;

        (h) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any subsidiary is a party, other than in the ordinary course of business consistent with past practice;

        (i) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of the Agreement (except that BCB and Heritage each may adopt its annual bonus plan in 1998 consistent with past practice), or, except as required by law and except as otherwise set forth in the Agreement, materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost;

        (j) purchase any security for its investment portfolio not rated "AAA" or higher by Standard & Poor's Corporation or "Aaa" by Moody's Investor Services, Inc.;

        (k) amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

        (l) enter into, renew, extend or modify any other transaction with any affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

        (m) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

        (n) take any action that would give rise to a right of payment to any individual under any employment agreement;

        (o) take any action that would preclude the Consolidation from qualifying (A) for pooling of interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368 of the Code; or

        (p) agree to do any of the foregoing.

    BCB and Heritage have each agreed in the Agreement, among other things, (i) to permit the other party, if such party elects to do so, at such party's own expense, to cause a "phase I environmental audit" to be performed at any physical site owned or occupied by it or any of its subsidiaries; (ii) if requested by the other party and at the other party's expense, to cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 71, and to issue their report on such financial statements; (iii) if requested by the other party, to use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to it or any on terms and conditions mutually acceptable to each party; (vi) to provide to each other, on a monthly basis, a written list of nonperforming assets; (v) to submit the Agreement to their shareholders for approval at a meeting to be held as soon as practicable; (vi) to confer, at the request of the other party, on a monthly basis prior to the Effective Date regarding each party's financial condition, operations and business matters relating to the completion of the Consolidation; (vii) to provide to each other copies of the minutes of any meeting of the Board of Directors of such party and its subsidiaries, and of any of their respective committees or of any senior management committee; (viii) to prepare all applications for, and use their reasonable best efforts to obtain, all required Regulatory Approvals; (ix) subject to the terms of the Agreement, to take all actions necessary to complete the transactions contemplated by the Agreement; (x) to maintain, and cause their respective subsidiaries to maintain, adequate insurance; (xi) to maintain accurate books and records; (xii) to file all tax returns and pay all taxes when due; (xiii) to agree upon the form and substance of any press release or public disclosure related to the Agreement and the Consolidation; and (xiv) to deliver to the other copies of all securities documents when filed.

DIVIDENDS

    The Agreement permits BCB and Heritage to pay a regular quarterly cash dividend, not to exceed $.08 and $.14, respectively, per share of BCB Common Stock and Heritage Common Stock outstanding, respectively, with respect to each calendar quarter prior to the Effective Date. BCB and Heritage agreed in the Agreement to coordinate (on a mutually agreeable basis) the declaration of dividends (and the record of payment dates therefor) payable during the period preceding and including the quarter in which the Effective Date occurs so that shareholders of BCB and Heritage will receive fair dividends and in no event will shareholders of either BCB or Heritage fail to receive a fair dividend during any quarter up to and including the quarter immediately following the Effective Date. The Agreement provides that nothing contained therein will be construed to permit shareholders of BCB or Heritage to receive two dividends in any quarter or to deny or prohibit shareholders of BCB or Heritage from receiving one dividend from BCB or Heritage in any quarter. The Agreement provides that nothing contained therein shall be deemed to effect the ability of any subsidiary of BCB or Heritage to pay dividends on its capital stock subject to applicable regulatory restrictions.

    The Holding Company presently intends to pay an annual dividend of $.56 per share of Holding Company Common Stock. However, the timing and amount of future dividends, if any, will depend upon earnings, capital levels, cash requirements, the financial condition of the Holding Company, Berks County Bank and Heritage National Bank, applicable government regulations and policies and other factors deemed relevant by the Holding Company's Board of Directors, including the amount of dividends payable to the Holding Company by the Berks County Bank and Heritage National Bank.

    The principal source of income and cash flow of the Holding Company, including cash flow to pay dividends on the Holding Company Common Stock, is dividends from the Berks County Bank and Heritage National Bank. Various federal and state laws, regulations and policies limit the ability of the Berks County Bank and Heritage National Bank to pay dividends to the Holding Company. For certain limitations on the Berks County Bank's ability to pay dividends to the Holding Company, see "DESCRIPTION OF BCB--Business-Supervision and Regulation" and Note 17 to the Financial Statements of BCB. For certain limitations on Heritage National Bank's ability to pay dividends to the Holding Company, see "Item 1. Business--Dividends" set forth in Heritage's Annual Report on Form 10-K for the year ended December 31, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

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
NO SOLICITATION OF TRANSACTIONS

    The Agreement provides that BCB and Heritage shall not, and shall not authorize or permit any of their respective directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below), (ii) recommend or endorse an Acquisition Transaction, (iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than the other party to the Agreement or an affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction or (v) enter into an agreement with any other party with respect to an Acquisition Transaction. The Agreement provides that notwithstanding the foregoing, (i) the Board of Directors of Heritage or BCB may respond to unsolicited inquiries relating to an Acquisition Transaction or (ii) the Board of Directors of Heritage or BCB may recommend or endorse an Acquisition Transaction, in each case, if it receives an unqualified written opinion of outside counsel that the failure to do so would constitute a breach of their fiduciary duty. Each party hereto has agreed to notify the other party orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received or any such negotiations or discussions are sought to be initiated or continued. "Acquisition Transaction" means one of the following transactions with a party other than BCB or Heritage: (i) a merger or consolidation, or any similar transaction, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of BCB or Heritage or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of BCB's or Heritage's equity securities (other than as permitted under the Agreement) or their subsidiaries.

AMENDMENT; EXTENSION AND WAIVERS

    Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the Agreement, BCB and Heritage may (a) amend the Agreement, (b) extend the time for the performance of any of the obligations or other acts of BCB and Heritage required in the Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered pursuant to the Agreement, or (d) waive compliance with any of the agreements or conditions contained in the Agreement, except for the requirements of shareholder approval, Regulatory Approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Agreement; provided, however, that any amendment, extension or waiver granted or executed after shareholders of Heritage and BCB have approved the Agreement shall not modify either the amount or the form of consideration to be provided to holders of BCB Common Stock or Heritage Common Stock upon completion of the Consolidation, change any terms of the Articles of Incorporation of the Holding Company, or otherwise materially adversely affect the shareholders of BCB or Heritage without the approval of such shareholders. In particular, if for any reason, BCB and Heritage cannot obtain an opinion of counsel that the consolidation will be treated as a "reorganization" within the meaning of
Section 368(a) of the Code and BCB and Heritage waive receipt of such an opinion as a condition of closing, then any vote of the shareholders of BCB and Heritage approving the Consolidation would be resolicited.

TERMINATION; EFFECT OF TERMINATION

    The Agreement may be terminated at any time prior to the Effective Date by mutual consent of BCB and Heritage or by either party if (i) the other party, in any material respect, breaches any representation, warranty, covenant or understanding contained in the Agreement which would have a Material Adverse Effect (as defined in the Agreement) on the breaching party, and such breach has not been cured by the earlier of thirty days from the date written notice of such breach was given to such party committing the breach or the Effective Date unless on the Effective Date such breach no longer causes a Material Adverse Effect, (ii) the Closing Date of the Consolidation shall not have occurred by on or before July 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate the Agreement to perform or observe in any material respect its agreements required to be performed or observed by such party on or before the Closing Date or (iii) either party has received a final unappealable administrative order from a regulatory authority whose approval or consent has been requested that such approval or consent will not be granted or will not be granted absent the imposition of terms and conditions which would have a Material Adverse Effect on the Holding Company, unless such occurrence shall be due to the failure of the party seeking to terminate the Agreement or perform or observe in any material respect its agreements set forth therein required to be performed or observed by such party on or before the Closing Date.

    BCB may terminate the Agreement in the event that during a 30-day trading period ended five trading days prior to the Effective Date the average of the mean between the closing high bid and low asked prices for Heritage Common Stock for any consecutive ten-day period declines 40% or more from an index value of $20.875 (the "Heritage Index Value").

    Heritage may terminate the Agreement in the event that during a 30-day trading period ended five trading days prior to the Effective Date the average of the mean between the closing high bid and low asked prices for BCB Common Stock for any consecutive ten-day period declines 30% or more from an index value of $25.00 (the "BCB Index Value").

    The Index Value for each of BCB and Heritage was determined by calculating the average of the mean between the closing high bid and low asked prices for BCB Common Stock or Heritage Common Stock, as the case may be, as reported by the Nasdaq Stock Market National Market System, for the three consecutive trading days beginning November 21, 1997.

    The Agreement may be terminated by either the Board of Directors of BCB or the Board of Directors of Heritage if the Board of Directors of the other party shall have exercised its rights under the Agreement regarding an Acquisition Transaction with a third party or shall have otherwise withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated thereby.

    The Agreement may be terminated by either the Board of Directors of BCB or the Board of Directors of Heritage if their shareholders shall have not approved this Agreement by the requisite vote; provided, however, that neither BCB nor Heritage will have a right to terminate the Agreement if prior to such shareholder vote the Board of Directors of the party whose shareholders failed to approve the Agreement shall have recommended or endorsed an Acquisition Transaction with a third party or shall have otherwise withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of the Agreement and the transactions contemplated thereby.

    In the event of termination of the Agreement by either BCB or Heritage, the Agreement will be void, except as otherwise provided in the Agreement and there will be no liability on the part of BCB or Heritage other than (i) the liability arising out of any uncured willful breach of any covenant or other agreement contained in the Agreement, any fraudulent breach of a representation or warranty contained in the Agreement, or (ii) any obligation or liability arising under the BCB Stock Option Agreement or the Heritage Stock Option Agreement.

MANAGEMENT AND OPERATIONS OF THE HOLDING COMPANY AFTER THE CONSOLIDATION

    DIRECTORS AND EXECUTIVE OFFICERS

    The initial Board of Directors of the Holding Company will consist of 13 members. Seven members will be designated by the Board of Directors of BCB and six members will be designated by the Board of Directors of Heritage. For information concerning the persons who have been designated to be members of the Board of Directors of the Holding Company, see "DESCRIPTION OF THE HOLDING COMPANY--Board and Management." Nelson R. Oswald will be the Chairman of the Board of Directors of the Holding Company and Albert L. Evans, Jr., Chairman of Heritage, will be the Vice Chairman of the Board of Directors of the Holding Company.

    On the Effective Date, the executive officers of the Holding Company will be as follows:

Nelson R. Oswald                --      Chairman and Chief Executive Officer
Allen E. Kiefer                 --      President and Chief Operating Officer
Robert D. McHugh, Jr.           --      Executive Vice President and Chief Financial
                                        Officer
Richard A. Ketner               --      Executive Vice President and Chief
                                        Administrative Officer

    The Board of Directors and executive officers of Berks County Bank in office immediately prior to completion of the Consolidation will remain as Berks County Bank's Board of Directors and executive officers, except that, upon completion of the Consolidation, (i) Allen E. Kiefer will be appointed an officer and member of the Board of Directors of Berks County Bank with the title of Vice Chairman and (ii) Richard A. Ketner will be appointed Executive Vice President of Berks County Bank.

    The Board of Directors and executive officers of Heritage National Bank in office immediately prior to completion of the Consolidation will remain as Heritage National Bank's Board of Directors and executive officers, except that
(i) Nelson R. Oswald will be appointed as an officer and member of the Board of Directors of Heritage National Bank with the title of Vice Chairman and (ii) Robert D. McHugh will be appointed Executive Vice President and Chief Financial Officer of Heritage National Bank.

    HOLDING COMPANY

    BCB and Heritage expect the Holding Company to achieve certain cost savings and operating synergies as a result of the Consolidation. These costs savings and operating synergies are anticipated to aggregate approximately 4.0% to 7.5% of BCB's and Heritage's aggregate recurring operating expenses, and are expected to be substantially realized within 18 months following the Effective Date. BCB and Heritage expect the cost savings and operating synergies will be realized primarily as the result of the elimination of duplicative administrative and back office functions. Because of the uncertainties inherent in consolidating two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings will be realized, that any such cost savings will be realized over the time period currently anticipated or that such cost savings will not be offset to some degree by increases in other expenses, including expenses relating to consolidating the two companies.

    Any such expected cost savings or synergies do not give effect to an expected one-time after-tax charge of approximately $1.0 million to $1.5 million, relating to Consolidation expenses, which will be incurred upon completion of the Consolidation. Such expenses will be incurred principally as a result of fees to professionals, as well as salaries and benefits, including payments pursuant to employment and change in control agreements and other severance payments, occupancy and equipment expense, and other operating expenses which are required to be accrued in accordance with generally accepted accounting principles.

EMPLOYEE BENEFITS

    On or after the Effective Date, the employee pension and welfare benefit plans of BCB and Heritage (as well as any other plan of Heritage providing for benefits not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), may, at the Holding Company's election and subject to the requirements of the Code and other applicable laws, continue to be maintained separately or consolidated, except as set forth below. The Agreement provides that in connection with implementation of the foregoing, the following provisions and guidelines shall apply: (i) the Agreement provides that, subject to consummation of the Consolidation, Heritage will cause the Code
Section 4975 portion of the Heritage ESOP to be terminated as of the Effective Date and, as of the date of termination, each participant in the Code Section 4975 portion of the Heritage ESOP not fully vested will, in accordance with the terms of the Heritage ESOP, become fully vested in his or her Code Section 4975 Heritage ESOP account; (ii) prior to the Effective Date, subject to consummation of the Consolidation, Heritage shall take action to cease accrual of benefits under the Heritage Pension Plan as of the Effective Date, amend the Heritage Pension Plan to provide for the allocation of excess assets, if any, to active Plan participants and proceed with the termination of the Plan; (iii) the BCB 401(k) Plan shall be amended no later than the Effective Date to provide for the participation of Heritage employees; (iv) as of the Effective Date, employees of Heritage shall be eligible to participate in the BCB 401(k) Plan in accordance with its terms (each such employee shall receive, for purposes of participation and vesting only, prior service credit with Heritage); (v) as soon as practicable after the consummation of the Consolidation, the Holding Company and Heritage will take appropriate action to effectuate a merger of the Code Section 401(k) portion of the Heritage ESOP and the BCB 401(k) Plan; (vi) effective for the 1998 plan year, beginning after January 1, 1998, a 75 percent employer matching contribution up to 6 percent of an employee's Code Section 401(k) elective deferrals shall be provided under the BCB 401(k) Plan for a period of at least 5 plan years; (vii) as of the Effective Date, the BCB 401(k) Plan shall be amended to provide for 100 percent immediate vesting in all employer matching contributions; (viii) as of the Effective Date, employees of Heritage and BCB shall be eligible to participate in a money purchase pension plan to be established by the Holding Company subject to the successful consummation of the Consolidation; (ix) the money purchase pension plan shall provide for an employer fixed contribution of 3 percent of an eligible employee's compensation, provide for prior service credit for employees of Heritage and BCB and shall establish a vesting schedule providing for 20 percent vesting for each year of service with complete vesting upon completion of 5 years of service; (x) following the Consolidation, the Holding Company will adopt the Heritage Blue Cross/Blue Shield Plan, the Heritage Short-Term and Long-Term Disability Plans and the BCB Group Life Insurance Plan; (xi) the Holding Company will adopt a flexible benefits plan under Code Section 125 similar to the Heritage Flexible Benefits Plan which existed as of the date of the Agreement; (xii) with respect to any other welfare benefit plans of BCB and Heritage, the Holding Company shall undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all such plans or the benefits provided thereunder; (xiii) following such study, the Holding Company shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and/or the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances; (xiv) Heritage and BCB will continue to administer their respective bonus programs and arrangements through the Effective Date; (xv) as of the date of the Agreement, and through the Effective Date, neither Heritage or BCB may grant further benefits or awards under any Heritage or BCB plan to employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, and performance shares except that, consistent with past practice, Heritage may grant in 1998 Heritage Options for up to an aggregate of 48,000 shares of Heritage Common Stock. In February 1998, Heritage did grant options to acquire 41,500 shares of Heritage Common Stock. BCB may make its annual grant of common stock to Nelson R. Oswald and Robert D. McHugh, Jr.

ACCOUNTING TREATMENT

    The Consolidation is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of BCB and Heritage will be carried forward to the Holding Company at their recorded amounts; income of the Holding Company will include income of both BCB and Heritage for the entire fiscal year of BCB and Heritage in which the Consolidation occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the Holding Company.

    It is a condition to completion of the Consolidation that BCB and Heritage each receive an opinion from Beard & Company, the independent accountant for both BCB and Heritage, confirming that the Consolidation will qualify as a pooling of interests for financial accounting purposes.

    As of the date of this Proxy Statement/Prospectus, neither BCB nor Heritage has any reason to believe that their respective independent auditors will be unable to deliver an opinion that the will qualify as a pooling of interests for financial accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Completion of the Consolidation is conditioned upon there being delivered to BCB and Heritage an opinion of Stevens & Lee, P.C., counsel to BCB, that for federal income tax purposes, under current law, assuming that the Consolidation and related transactions will take place as described in the Agreement, among other things, the Consolidation will constitute a reorganization within the meaning of Section 368(a) of the Code, and BCB and Heritage will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

    In that case, in the opinion of Stevens & Lee, P.C., the following would be the material federal income tax consequences of the Merger:

        (i) no gain or loss will be recognized by BCB or Heritage in the Consolidation;

        (ii) no gain or loss will be recognized by holders of shares of BCB Common Stock or Heritage Common Stock upon their receipt of Holding Company Common Stock in exchange for their BCB Common Stock and Heritage Common Stock, except that shareholders who receive cash proceeds for fractional interests in Holding Company Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their BCB Common Stock or Heritage Common Stock is held as a capital asset at the Effective Date;

       (iii) the tax basis of the shares of Holding Company Common Stock (including fractional share interests) received by the shareholders of BCB and Heritage will be the same as the tax basis of their respective shares of BCB Common Stock and Heritage Common Stock exchanged therefor; and

        (iv) the holding period of the Holding Company Common Stock in the hands of the BCB and Heritage shareholders will include the holding period of their BCB Common Stock and Heritage Common Stock exchanged therefor, provided such BCB Common Stock and Heritage Common Stock is held as a capital asset at the Effective Date.

    Under the Agreement, the condition that Stevens & Lee, P.C. deliver the opinions described above can be waived by BCB and Heritage, respectively. However, in the event that the delivery of such opinions of counsel is waived, or such opinions would otherwise set forth tax consequences materially different to a shareholder than those described above, BCB and Heritage intend to resolicit proxies.

    THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION AND, IN PARTICULAR, DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF SHAREHOLDERS WHO ACQUIRED THEIR BCB COMMON STOCK OR HERITAGE COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR SHAREHOLDERS WHICH ARE EXEMPT ORGANIZATIONS OR WHO ARE

NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. EACH SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES OF THE CONSOLIDATION TO SUCH SHAREHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE CONSOLIDATION UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH BCB AND HERITAGE SHAREHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE CONSOLIDATION TO SUCH SHAREHOLDER.

EXPENSES

    BCB and Heritage will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the Agreement, including fees and expenses of financial consultants, accountants and legal counsel, except that the cost of printing and mailing this Proxy Statement/Prospectus will be shared equally by BCB and Heritage.

RESALE OF HOLDING COMPANY COMMON STOCK

    The Holding Company Common Stock issued pursuant to the Consolidation will be freely transferable under the Securities Act except for shares issued to any shareholder of BCB or Heritage who may be deemed to be an "affiliate" of BCB or Heritage for purposes of Rule 145 under the Securities Act or an affiliate of the Holding Company for purposes of Rule 144 promulgated under the Securities Act (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (i) BCB or Heritage at the time of the Meetings or
(ii) the Holding Company at or after the Effective Date.

    Rules 144 and 145 will restrict the sale of Holding Company Common Stock received in the Consolidation by Affiliates and certain of their family members and related interests. Generally, during the year following the Effective Date, those persons who are Affiliates of BCB or Heritage at the time of the Meetings, provided they are not Affiliates of the Holding Company at or following the Effective Date, may publicly resell any Holding Company Common Stock received by them in the Consolidation, subject to certain limitations as to, among other things, the amount of the Holding Company Common Stock sold by them in any three-month period and as to the manner of sale. After the year period, such Affiliates may resell their shares without such restriction so long as there is adequate current public information with respect to the Holding Company as required by Rule 144. Persons who are Affiliates of the Holding Company after the Effective Date may publicly resell the Holding Company Common Stock received by them in the Consolidation subject to similar limitations and subject to certain filing requirements specified in Rule 144.

    The ability of Affiliates to resell shares of Holding Company Common Stock received in the Consolidation under Rule 144 or Rule 145 as summarized herein generally will be subject to the Holding Company's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell Holding Company Common Stock received in the Consolidation pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act regulations requirements. This Proxy Statement/Prospectus does not cover any resales of Holding Company Common Stock received by persons who may be deemed to be Affiliates.

    Each director and executive officer of BCB and Heritage has entered into an agreement with Heritage and BCB, respectively, providing that, as an affiliate, he or she will not transfer any Holding Company Common Stock received in the Consolidation except in compliance with the Securities Act and will make no dispositions of any BCB Common Stock, Heritage Common Stock, or Holding Company Common Stock (or any interest therein), as the case may be, during the period commencing 30 days prior to the

Effective Date through the date on which financial results covering at least 30 days of operations of the Holding Company after the Consolidation have been made public.

DISSENTERS' RIGHTS

    Pursuant to the BCL, shareholders of BCB and Heritage have the right to dissent from the Consolidation, and to obtain payment of the "fair value" (as defined therein) of their BCB Common Stock or Heritage Common Stock, as the case may be, if the Consolidation is consummated. The term "fair value" means the value of BCB Common Stock or Heritage Common Stock immediately before completion of the Consolidation, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Consolidation.

    THE FOLLOWING SUMMARY OF THE STEPS TO BE TAKEN IF THE RIGHT TO DISSENT IS TO BE EXERCISED IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 1930 AND SUBCHAPTER D OF CHAPTER 15 OF THE BCL, WHICH ARE ATTACHED AS ANNEX F TO THIS PROXY STATEMENT/PROSPECTUS. EACH STEP MUST BE TAKEN IN THE INDICATED ORDER AND IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE STATUTE IN ORDER TO PERFECT DISSENTERS' RIGHTS. THE FAILURE OF ANY SHAREHOLDER TO COMPLY WITH THE AFORESAID STEPS WILL RESULT IN THE SHAREHOLDER RECEIVING THE CONSIDERATION CONTEMPLATED BY THE AGREEMENT. SEE "THE CONSOLIDATION--TERMS OF THE CONSOLIDATION." ANY SHAREHOLDER OF BCB OR HERITAGE WHO CONTEMPLATES EXERCISING THE RIGHT TO DISSENT IS URGED TO READ CAREFULLY THE PROVISIONS OF SECTION 1930 AND SUBCHAPTER D OF CHAPTER 15 OF THE BCL.

    Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the Effective Date, must be sent, in the case of a BCB shareholder, to BCB, 400 Washington Street, Reading, Pennsylvania 19601 (Attention: Patricia A. Yocum, Assistant Secretary), and, in the case of a Heritage shareholder, 120 South Centre Street, Pottsville, Pennsylvania (Attention: Richard A. Ketner, Secretary).

    A shareholder who wishes to dissent must file with BCB or Heritage, as the case may be, prior to the vote of shareholders on the Consolidation at the BCB Special Meeting or the Heritage Special Meeting, as the case may be, a written notice of intention to demand that he be paid the fair value for his shares of BCB Common Stock or Heritage Common Stock, as the case may be, if the Consolidation is effected, must effect no change in the beneficial ownership of his BCB Common Stock or Heritage Common Stock, as the case may be, from the date of such filing through the Effective Date, and must refrain from voting his BCB Common Stock or Heritage Common Stock, as the case may be, to approve the Consolidation. Neither a proxy nor a vote against approval of the Consolidation will constitute the necessary written notice of intention to dissent. A beneficial owner of BCB Common Stock or Heritage Common Stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of such record holder to such beneficial owner's exercise of dissenters' rights and must submit such consent to BCB or Heritage, as the case may be, no later than the time of the filing of his notice of intention to dissent.

    If the Consolidation is approved by the required vote of BCB's and Heritage's shareholders at the Meetings, BCB and Heritage will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the Consolidation. The notice will state where and when a demand for payment must be sent and certificates for BCB Common Stock and Heritage Common Stock must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the BCL. The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.

    A shareholder who fails to timely demand payment or fails to timely deposit stock certificates, as required by BCB's or Heritage's notice, as the case may be, will not have any right to receive payment of the fair value of his BCB Common Stock or Heritage Common Stock, as the case may be.

    Promptly after completion of the Consolidation, or upon timely receipt of demand for payment if the Consolidation already has been completed, the Holding Company will either remit to dissenters who have made demand and have deposited their stock certificates the amount that the Holding Company, as successor to BCB and Heritage, estimates to be the fair value of the BCB and Heritage Common Stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (i) a closing balance sheet and an income statement of BCB or Heritage, as the case may be, for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements, (ii) a statement of the Holding Company's estimate of the fair value of the BCB Common Stock or Heritage Common Stock, as the case may be, and (iii) notice of the right of the dissenter to demand payment or supplemental payment under the BCL, as the case may be, accompanied by a copy of Subchapter D of Chapter 15 of the BCL. If the Holding Company does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then the Holding Company will return any certificates that have been deposited. Returned certificates, and any certificates subsequently issued in exchange therefor, will be marked to record the fact that demand for payment has been made. Transferees of shares so marked shall not acquire any rights in BCB, Heritage or the Holding Company other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

    If a dissenter believes that the amount stated or remitted by the Holding Company is less than the fair value of the BCB Common stock or Heritage Common Stock, he may send the Holding Company his own estimate of the fair value of the BCB Common Stock or Heritage Common Stock, as the case may be, which shall be deemed to be a demand for payment of the amount of the deficiency. If the Holding Company remits payment of its estimated value of a dissenter's BCB Common Stock or Heritage Common Stock, as the case may be, and the dissenter does not file his own estimate within 30 days after the mailing by the Holding Company of its remittance, the dissenter will be entitled to no more than the amount remitted to him by the Holding Company.

    Within 60 days after the latest to occur of completion of the Consolidation, timely receipt by BCB, Heritage or the Holding Company, as the case may be, of any demands for payment, or timely receipt by BCB, Heritage or the Holding Company, as the case may be, of any estimates by dissenters of fair value, if any demands for payment remain unsettled, BCB, Heritage or the Holding Company, as the case may be, may file, in the case of BCB and the Holding Company, in the Court of Common Pleas of Berks County or, in the case of Heritage, in the Court of Common Pleas of Schuylkill County, an application requesting that the fair value of the BCB Common Stock or Heritage Common Stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each such dissenter.

    If BCB, Heritage or the Holding Company, as the case may be, were to fail to file such an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against BCB, Heritage or the Holding Company, as successor, may file an application in the name of BCB, Heritage or the Holding Company, as successor, at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid BCB's, Heritage's or the Holding Company's, as the case may be, estimate of the fair value of the BCB Common Stock or Heritage Common Stock, as the case may be, and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

    BCB, Heritage and/or the Holding Company, as the case may be, intend to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then BCB, Heritage and/or the Holding Company, as successor, intends to file an application requesting that the fair value of the BCB Common Stock or Heritage Common Stock, as the case may be, be determined by the Court.

               INTERESTS OF CERTAIN PERSONS IN THE CONSOLIDATION

    Certain members of the management and Boards of Directors of BCB, Heritage and their respective subsidiaries may be deemed to have interests in the Consolidation in addition to their interests, if any, in BCB Common Stock or Heritage Common Stock. The BCB and Heritage Boards of Directors were aware of these factors and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

STOCK OPTIONS

    As of the BCB Record Date, the directors and executive officers of BCB beneficially own approximately 511,643 shares of BCB Common Stock and BCB Options to purchase 136,843 shares of BCB Common Stock. On the Effective Date, each BCB Option, whether or not such BCB Option is exercisable on the Effective Date, shall be converted on the Effective Date into and become an option to acquire that number of shares of Holding Company Common Stock equal to the number of shares of BCB Common Stock covered by the BCB Option multiplied by the BCB Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the BCB Exchange Ratio. Shares issuable upon the exercise of such options to acquire Holding Company Common Stock shall be issuable in accordance with the terms of the respective plans and grant agreements of BCB under which they were issued.

    As of the Heritage Record Date, the directors and executive officers of Heritage beneficially own approximately 261,105 shares of Heritage Common Stock, including 4,811 shares allocated on their behalf under Heritage's ESOP, and Heritage Options to purchase 72,376 shares of Heritage Common Stock. On the Effective Date, each Heritage Option, whether or not such Heritage Option is exercisable on the Effective Date, shall be converted on the Effective Date into and become an option to acquire that number of shares of Holding Company Common Stock equal to the number of shares of Heritage Common Stock covered by the Heritage Option multiplied by the Heritage Exchange Ratio, at an exercise price equal to the present stated exercise price of such option divided by the Heritage Exchange Ratio. Shares issuable upon the exercise of such options to acquire Holding Company Common Stock shall be issuable in accordance with the terms of the respective plans and grant agreements of Heritage under which they were issued.

    The value of the Holding Company options, if any, will be dependent on the value of Holding Company Common Stock which cannot be predicted at this time.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

    BCB and Heritage have agreed in the Agreement that, on or after the Effective Date, the Holding Company shall indemnify, defend and hold harmless all prior and then-existing directors, officers and employees of BCB, Heritage and their respective subsidiaries against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of the Holding Company) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of BCB, Heritage or their respective subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Agreement or the transactions contemplated by the Agreement, to the same extent as such officer, director or employee would be indemnified by BCB, Heritage or their respective subsidiaries as of November 18, 1997, including the right to advancement of expenses, provided, however, that any such officer, director or employee may not be indemnified by the Holding Company if such indemnification is prohibited by applicable law.

    BCB and Heritage have agreed in the Agreement that the Holding Company will maintain a directors' and officers' liability insurance policy providing coverage amounts not less than the greater of coverage amounts provided under the BCB or Heritage directors' and officers' liability insurance policy and on terms generally no less favorable, including BCB's or Heritage's existing policy if it meets the foregoing standard. The Holding Company's directors' and officers' insurance policy will cover for a period of at least six years after the Effective Date persons who are currently covered by the BCB and Heritage insurance policies.

CONTINUED EMPLOYMENT

    The initial Board of Directors of the Holding Company will consist of 13 members. Seven members will be designated by the Board of Directors of BCB and six members will be designated by the Board of Directors of Heritage. For information concerning the persons who have been designated to be members of the Board of Directors of the Holding Company, see "DESCRIPTION OF THE HOLDING COMPANY--Board and Management." Nelson R. Oswald will be the Chairman of the Board of Directors of the Holding Company and Albert L. Evans, Jr., Chairman of Heritage, will be the Vice Chairman of the Board of Directors of the Holding Company.

    On the Effective Date, the executive officers of the Holding Company will be as follows:

Nelson R. Oswald                --      Chairman and Chief Executive Officer
Allen E. Kiefer                 --      President and Chief Operating Officer
Robert D. McHugh, Jr.           --      Executive Vice President and Chief Financial
                                        Officer
Richard A. Ketner               --      Executive Vice President and Chief
                                        Administrative Officer

    The Board of Directors and executive officers of Berks County Bank in office immediately prior to completion of the Consolidation will remain as Berks County Bank's Board of Directors and executive officers, except that, upon completion of the Consolidation, (i) Allen E. Kiefer will be appointed an officer and member of the Board of Directors of Berks County Bank with the title of Vice Chairman and (ii) Richard A. Ketner will be appointed Executive Vice President of Berks County Bank.

    The Board of Directors and executive officers of Heritage National Bank in office immediately prior to completion of the Consolidation will remain as Heritage National Bank's Board of Directors and executive officers, except that
(i) Nelson R. Oswald will be appointed as an officer and member of the Board of Directors of Heritage National Bank with the title of Vice Chairman and (ii) Robert D. McHugh will be appointed Executive Vice President and Chief Financial Officer of Heritage National Bank.

EMPLOYMENT AGREEMENTS


    The Agreement provides that on or before the Effective Date, BCB and Berks County Bank will use their best efforts to amend the employment agreements of Nelson R. Oswald and Robert D. McHugh, Jr. and Heritage and Heritage National Bank will use their best efforts to amend the employment agreements of Allen E. Kiefer and Richard A. Ketner so that such agreements contain customary change in control provisions, will provide salaries and benefits comparable to salaries and benefits payable to executive officers at companies that will be peer companies of the Holding Company and otherwise will be substantially identical in form. As of the date hereof no amendments to the employment agreements of Messrs. Oswald, Kiefer, McHugh and Ketner have been executed. However, based on compensation paid by peer companies, BCB and Heritage estimate that the range of compensation for each of the four named individuals will be as follows: Mr. Oswald--$225,000 to $310,000; Mr. Kiefer--$155,000 to $215,000; Mr.
McHugh--$110,000 to $150,000; and Mr. Ketner--$110,000 to $150,000. The
foregoing ranges are 15% below and above the mean compensation paid by peer companies.


    The Agreement provides that on or before the Effective Date, Heritage and Heritage National Bank, and BCB and Berks County Bank, as applicable, will use their best efforts to amend the existing employment or change in control agreement, or enter into a new change in control agreement, with the following individuals: Sherelyn A. Ammon, Steven A. Ehrlich, Norman E. Heilenman, Donna L. Rickert, Dorothy I. Krick, David L. Scott, David L. Snyder, Marie M. Umbriac and Mary Jo Wright. The new change in control agreements will be substantially identical in form. Although no new change of control agreements have been executed, BCB and Heritage anticipate that such agreements will provide for salary continuation of up to [one] year in the event an employee is terminated or leaves for "good reason" (as defined) after a change in control of the Holding Company.

CHANGE IN CONTROL AGREEMENTS

    Heritage has entered into change in control agreements with Messrs. Allen E. Kiefer, Richard A. Ketner, David L. Scott and David L. Snyder. Under the terms of the agreements, in the event an executive officer's employment terminates within three years after a change in control and such termination constitutes "Termination Pursuant to a Change in Control" (as defined in the change in control agreements), the executive will be entitled to receive, for three years following such termination, annual compensation equal to the greater of the executive's base salary in effect immediately prior to the Termination Pursuant to a Change in Control or the base salary in effect prior to the change in control, plus any cash bonuses or annual incentive cash compensation earned by the executive in the calendar year immediately preceding the Termination Pursuant to a Change in Control. A change in control may occur in connection with, among other things, the occurrence of, or execution of an agreement providing for, a merger, consolidation, reorganization or similar transaction involving Heritage or Heritage National Bank. The execution of the Agreement will be deemed to be a change in control under the change in control agreements. The change in control agreements also require the continuation of life, disability and accident and health insurance coverages comparable to plan coverages in effect at the time of executive's Termination Pursuant to a Change in Control for a period of three years.

    If (i) any payment or benefit received or receivable by an executive under the change in control agreements would not be deductible in whole or in part by the payor as a result of Section 280G of the Code and (ii) a reduction in such payment or benefit of no greater than 5% would result in full deductibility of all payments and benefits, then such payment or benefit will be reduced by the minimum amount, not exceeding 5%, necessary to achieve full deductibility. If a 5% reduction is not sufficient to achieve full deductibility, then no reduction will be made and the provisions of the following paragraph will apply.

    If the total of all payments made to an executive upon a Termination Pursuant to a Change in Control, together with any other payments which the executive has a right to receive, would result in the imposition of an excise tax under Code Section 4999 (or any successor thereto), the executive will be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, the executive will be in the same after-tax position as if no excise tax had been imposed.

    For a description of the rights of Messrs. Oswald and McHugh in connection with a change in control of BCB or Berks County Bank, see "DESCRIPTION OF BCB--Executive Employment Agreements."

PENSION AND ESOP PLANS

    In accordance with the terms of the Agreement, the Code Section 4975 portion of the Heritage ESOP will be terminated in connection with the Consolidation. Heritage ESOP participants will automatically become 100% vested in all employer contributions allocated to their accounts up through the termination of the Heritage ESOP.

    In accordance with the terms of the Agreement, Heritage will be permitted to proceed with the benefit accrual freeze and termination of the Heritage Pension Plan. As of December 31, 1997, the most recent valuation date, the Heritage Pension Plan was not in an underfunded status. To the extent the Heritage Pension Plan is overfunded on termination, excess assets will be allocated among active plan participants in accordance with the provisions of the amended plan document.

                          CERTAIN RELATED TRANSACTIONS

RECIPROCAL STOCK OPTION AGREEMENTS

    Concurrently with the execution and delivery of the Agreement, and as a condition and inducement thereto, BCB and Heritage entered into (i) the BCB Stock Option Agreement pursuant to which Heritage granted BCB an option to purchase up to 947,041 shares of Heritage Common Stock (or such greater number of shares of Heritage Common Stock as shall represent 19.9% of the then outstanding Heritage Common Stock) at a price per share of $22.875 and (ii) the Heritage Stock Option Agreement pursuant to which BCB granted Heritage an option to purchase up to 690,516 shares of BCB Common Stock (or such greater number of shares of BCB Common Stock as shall represent 19.9% of the then outstanding BCB Common Stock) at a price per share of $22.375.

    The following is a summary of the material provisions of the BCB Stock Option Agreement and the Heritage Stock Option Agreement, which are attached as Annexes B an C, respectively, to this Proxy Statement/Prospectus and are incorporated herein by reference. The following summary is qualified in its entirety by reference to the Stock Option Agreements. The terms of the Stock Option Agreements are identical in all material respects other than with respect to the shares which may be purchased pursuant thereto and the exercise prices.

    The options are exercisable, in whole or in part, at any time or one or more times, or from time to time upon the occurrence of a Triggering Event (as defined below), provided that (i) the grantee of the relevant option is not, on the date of exercise, in material breach of the agreements or covenants contained in the Agreement or the reciprocal Stock Option Agreements, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the relevant option issued by any court of competent jurisdiction in the United States shall be in effect on the date of exercise, upon or after the occurrence of a Triggering Event.

    The term "Triggering Event" means the occurrence of any of the following events:

        (i) a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than the relevant grantee or an affiliate of relevant grantee, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of the common stock of the relevant grantor (excluding any shares eligible to be reported on Schedule 13G of the Commission); or

        (ii) a person or group, other than the relevant grantee or an affiliate of the relevant grantee, enters into an agreement or letter of intent or memorandum of understanding with the relevant grantor or the relevant grantor shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, such an agreement or letter of intent or memorandum of understanding, pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with the relevant grantor, (ii) acquire all or substantially all of the assets or liabilities or the relevant grantor or all or substantially all of the assets or liabilities of the relevant grantor's bank subsidiary (or any successor subsidiary), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of the relevant grantor's common stock (excluding any shares eligible to be reported on Schedule 13G of the Commission) or the then outstanding shares of common stock of the relevant grantor's bank subsidiary.

    Each option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Date, (B) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event or a Preliminary Triggering Event (as such term is hereinafter defined), other than a termination of the Agreement due to an uncured material breach of any material covenant, undertaking or representation of warranty, contained in the Agreement which would have a Material

Adverse Effect, unless in the case of termination by the relevant grantor due to such breach, the termination is as a result of a willful breach of the Agreement by the relevant grantee (a termination due to an uncured material breach of any material covenant, undertaking or representation of warranty, contained in the Agreement which would have a Material Adverse Effect, except a termination by the relevant grantor as a result of a willful breach by the relevant grantee, being referred to herein as a "Default Termination"), (C) 18 months after the termination of the Agreement by BCB or Heritage pursuant to a Default Termination, or (D) 18 months after termination of the Agreement (other than pursuant to a Default Termination) following the occurrence of a Triggering Event or a Preliminary Triggering Event; and provided, further, that any purchase of shares upon exercise of the option shall be subject to compliance with applicable securities and banking laws.

    The term "Preliminary Triggering Event" means the occurrence of any of the following events:

        (i) a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than the relevant grantee or an affiliate of the relevant grantee, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of common stock of the relevant grantor (excluding any shares eligible to be reported on Schedule 13G of the Commission);

        (ii) a person or group, other than the relevant grantee or an affiliate of the relevant grantee, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of the relevant grantor or all or substantially all the assets or liabilities of the relevant grantor or any other business combination involving the relevant grantor or the relevant grantor's bank subsidiary, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of common stock or the then outstanding shares of common stock of the relevant grantor's bank subsidiary (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of the relevant grantor called to vote on the Consolidation, the relevant grantor's shareholders fail to approve the Consolidation by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

       (iii) the Board of Directors of the relevant grantor shall (A) exercise its right under the Agreement to respond to unsolicited inquiries relating to an Acquisition Transaction, (B) fail to recommend the Consolidation, (C) recommend an Acquisition Transaction or (D) have withdrawn or modified in a manner adverse to the relevant grantee the recommendation of the Board of Directors of the relevant grantor with respect to the Agreement and thereafter the relevant grantor's shareholders fail to approve the Consolidation by the vote required by law at the meeting of shareholders called for such purpose or such meeting is not scheduled or is cancelled without the written consent of the relevant grantee; or

        (iv) a person or group, other than the relevant grantee or an affiliate of the relevant grantee, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, the relevant grantor shall have breached any representation, warranty, covenant or obligation contained in the Agreement and such breach would entitle the relevant grantee to terminate the Agreement as a Default Termination (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Consolidation pursuant to the Agreement).

    The term "Publicly Withdrawn" means an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over the relevant grantor or in soliciting or inducing any other person (other than BCB or an affiliate of the relevant grantee) to do so.

    The reciprocal Stock Option Agreements provide that the relevant grantee may require, under certain circumstances, the relevant grantee to repurchase the option and all shares of Common Stock of the relevant grantor purchased by the relevant grantee pursuant to the option on the terms and conditions set forth in the Stock Option Agreement. The relevant grantor's repurchase of the option or the relevant grantor's repurchase of any of the shares of Common Stock of the relevant grantor purchased by the relevant grantee pursuant to the option could have the effect of precluding a potential acquiror of the relevant grantor from accounting for the acquisition of the relevant grantor as a pooling of interests for financial accounting purposes.

    In the event of any change in common stock of a relevant grantee by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable pursuant to the applicable option will be adjusted appropriately.

    The reciprocal Stock Option Agreements provide for certain registration rights with respect to shares of common stock issuable upon exercise of the options.

    The reciprocal Stock Option Agreements, together with (i) BCB's and Heritage's mutual agreement to not solicit other transactions relating to the acquisition of BCB and Heritage, respectively, by a third party (see "THE CONSOLIDATION--No Solicitation of Transactions"), (ii) the agreement of BCB's directors and executive officers to vote their shares of BCB Common Stock in favor of the Agreement and (iii) the agreement of directors of Heritage who voted in favor of the Agreement and each of the executive officers of Heritage to vote their shares of Heritage Common Stock in favor of the Agreement, are intended to increase the likelihood that the Consolidation will be completed in accordance with the terms of the Agreement and may have the effect of discouraging competing offers to the Consolidation.

                       DESCRIPTION OF THE HOLDING COMPANY

GENERAL

    Upon the Effective Date of the Consolidation, the Holding Company will succeed to all the business, properties and assets, and become subject to all of the debts, obligations and liabilities, of both BCB and Heritage. The Holding Company's sole business will be to act as a holding company for the present subsidiaries of BCB and Heritage, the principal two subsidiaries being Berks County Bank and Heritage National Bank.

BOARD AND MANAGEMENT

    The business and affairs of the Holding Company will be managed by a Board of Directors which will initially consist of 13 members. In accordance with the Agreement, seven of such members have been designated by BCB, and six by Heritage. The Board is divided into three classes. The term of office of each director will be three years, except that (i) the term of office of the initial Class I directors will expire at the first annual meeting of shareholders after the Effective Date, (ii) the term of office of the initial Class II directors will expire at the second annual meeting of shareholders after the Effective Date, and (iii) the term of office of the initial Class III directors will expire at the third annual meeting of shareholders after the Effective Date.

    The 13 persons to serve as the initial directors of the Holding Company, each of whom is presently a director of BCB or Heritage, are listed below. Each such individual has indicated a willingness to serve as a director of the Holding Company if the Consolidation is effected. If, prior to the Effective Date, any such individual is unable or unwilling to serve as a director of the Holding Company, the Board of Directors of BCB, if such person was designated by BCB, or of Heritage, if such person was designated by Heritage, shall designate another person to serve in such person's stead.

                                                                                            CORPORATION OF WHICH
                                                                                                      A
                                                                                              DIRECTOR AND YEAR
                                                                                                    FIRST
                                            CLASS AND NAME                                         ELECTED
            ------------------------------------------------------------------------------  ---------------------
Class I     Richard D. Biever                                                                   Heritage (1995)*
            Richard T. Fenstermacher                                                             Heritage (1991)
            Edward J. Edwards                                                                         BCB (1987)
            Ivan H. Gordon                                                                            BCB (1987)
Class II    Frederick A. Gosch                                                                  Heritage (1995)*
            Joseph Schlitzer                                                                     Heritage (1995)
            Alfred B. Mast                                                                            BCB (1987)
            Wesley R. Pace                                                                            BCB (1987)
            Floyd S. Weber                                                                            BCB (1987)
Class III   Nelson R. Oswald                                                                          BCB (1987)
            Albert L. Evans, Jr.                                                                Heritage (1995)*
            Allen E. Kiefer                                                                      Heritage (1983)
            Jeffrey W. Hayes                                                                          BCB (1988)

------------------------

* Prior to March 1, 1995, named person served as a Director of Bankers' Financial Services Corporation, which merged into Miners National Bancorp, Inc. ("Miners") on March 1, 1995, at which time Miners changed its name to Heritage Bancorp, Inc.

    If any person designated as a director of the Holding Company by BCB or Heritage shall cease to be a director of the Holding Company for any reason at any time within three years after the Effective Date then the directors of the Holding Company who were directors of BCB, if such person was designated by BCB, or of Heritage, if such person was designated by Heritage, shall designate another person to serve in such person's stead.

    The initial officers of the Holding Company have been designated, and will serve at the pleasure of the Board of Directors of the Holding Company. These persons, together with their current positions and positions in the Holding Company, are listed below. If, prior to the Effective Date of the Consolidation, any such designated individual is unable or unwilling to serve in such capacity, the Board of Directors of the corporation for which such person served as an officer shall designate another person to serve in such person's stead.

                                                                               POSITION WITH
NAME AND PRESENT POSITION                                                   THE HOLDING COMPANY
--------------------------------------------------------  --------------------------------------------------------
Nelson R. Oswald,.......................................  Chairman and Chief Executive Officer
  Chairman, President and Chief Executive Officer of BCB
  and Berks County Bank
Allen E. Kiefer,........................................  President and Chief Operating Officer
  President and Chief Executive Officer of Heritage and
  Heritage National Bank
Robert D. McHugh, Jr.,..................................  Executive Vice President and Chief Financial Officer
  Senior Vice President and Treasurer of BCB and Berks
  County Bank
Richard A. Ketner,......................................  Executive Vice President and Chief Administrative
  Executive Vice President and Secretary of Heritage;       Officer
  Executive Vice President Retail Services and Secretary
  of Heritage National Bank

    For additional information regarding the executive officers of BCB and Heritage, see "DESCRIPTION OF BCB -Management" and "DESCRIPTION OF HERITAGE--Management."

RENUMERATION OF DIRECTORS AND OFFICERS

    The total aggregate remuneration of the directors and officers of the Holding Company in such capacities will be approximately equivalent to the remuneration paid to directors and executive officers at companies that will be peer companies to the Holding Company. BCB and Heritage anticipate that Holding Company directors will receive an annual retainer of $2,000, a $600 fee per meeting and a $300 fee per committee meeting attended. For information as to the remuneration of the directors and officers of BCB and Heritage, see "DESCRIPTION OF BCB--Executive Compensation" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

DIRECTORS AND MANAGEMENT OF SUBSIDIARIES

    Berks County Bank and Heritage National Bank, the existing banking subsidiaries of BCB and Heritage, respectively, will remain as separate and independent subsidiaries of the Holding Company after the Effective Date. Berks County Bank and Heritage National Bank will operated substantially as they are presently operated, with substantially the same management, except that the Consolidation will permit Berks County Bank and Heritage National Bank to seek ways in which they each can realize cost savings by consolidating functions.

    The Board of Directors and officers of Heritage National Bank will remain unchanged except that Nelson R. Oswald will become an officer and member of the Board of Directors of Heritage National Bank with the title of Vice Chairman and Robert D. McHugh, Jr. will become the Executive Vice President and Chief Financial Officer of Heritage National Bank. Non-employee directors of Heritage National Bank will be paid an annual retainer of $2,000 (unless such director receives a retainer for service as a director of the Holding Company), a fee of $600 per meeting attended and a fee of $300 per committee meeting attended. The Board of Directors and officers of Berks County Bank will remain unchanged except that Allen E. Kiefer will become an officer and member of the Board of Directors of Berks County Bank with the title of Vice Chairman and Richard A. Ketner will become an Executive Vice President of Berks County Bank. Non-employee directors of Berks County Bank will be paid an annual retainer of $2,000 (unless such director receives a retainer for service as a director of the Holding Company), a fee of $600 per meeting attended and a fee of $300 per committee meeting attended.

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of the Holding Company will consist of 50,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock. Set forth below is a brief outline of certain material information concerning such authorized stock. This summary outline is qualified by reference to the express terms of the Articles of Incorporation of the Holding Company which are attached hereto as Exhibit A to the Articles of Consolidation attached as Exhibit 4 to the Agreement which is attached as Annex A.

    PREFERRED STOCK

    The preferred stock of the Holding Company may, in the discretion of the Holding Company Board of Directors, be issued, from time to time, as a class without series or, if so determined by the Board of Directors, either in whole or in part, in one or more series. The Board of Directors will have the power to determine the par value, voting rights, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the preferred stock.

    COMMON STOCK

    Each share of the Holding Company Common Stock will have the same relative rights and will be identical in all respects with every other share of the Holding Company Common Stock. The holders of the Holding Company will possess exclusive voting rights in the Holding Company, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of the Holding Company Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of Holding Company Common Stock. Holders of Holding Company Common Stock will not be entitled to cumulate their votes for election of directors.

    DIVIDENDS

    The Holding Company may, from time to time, declare dividends to the holders of Holding Company Common Stock, who will be entitled to share equally in any such dividends.

    LIQUIDATION

    In the event of a liquidation, dissolution or winding up of the Holding Company, each holder of shares of Holding Company Common Stock would be entitled to receive, after payment of all debts and liabilities of the Holding Company, a pro rata portion of all assets of the Holding Company available for distribution to holders of Holding Company Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the Holding Company Common Stock.

    OTHER CHARACTERISTICS

    Holders of the Holding Company Common Stock will not have preemptive rights with respect to any additional shares of Holding Company Common Stock that may be issued. The Holding Company Common Stock is not subject to call for redemption, and the outstanding shares of Holding Company stock, when issued and upon receipt by the Holding Company of the full purchase price therefor, will be fully paid and nonassessable.

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    For a description of a comparison of the rights of shareholders of BCB and the Holding Company and of Heritage and the Holding Company, see "--Comparison of Shareholder Rights of BCB and the Holding Company" and "--Comparison of Shareholder Rights of Heritage and the Holding Company."

MARKET FOR HOLDING COMPANY COMMON STOCK AND DIVIDENDS


    The Holding Company will not have issued any capital stock prior to the Effective Date of the Consolidation. Consequently, there is no established market for the Holding Company Common Stock. BCB and Heritage expect to apply for quotation on the Nasdaq Stock Market National Market System for the Holding Company Common Stock. The parties expect receipt of Nasdaq approval prior to the effective date of the Consolidation.


    Managements of both BCB and Heritage believe that those firms which presently make and maintain a market in BCB Common Stock and Heritage Common Stock will make and maintain a market in Holding Company Common Stock after the Effective Date. Because the Holding Company will be significantly larger and have a significantly greater number of shares of common stock outstanding than either BCB or Heritage on an individual basis, the managements of BCB and Heritage believe that it is reasonable to expect that an active and liquid market for Holding Company Common Stock will develop and continue. The development of a public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither the Holding Company nor any market maker has any control. Accordingly, there can be no assurance that an established and liquid market for Holding Company Common Stock will develop, or if one develops, that it will continue.

    The Holding Company presently intends to pay an annual dividend of $.56 per share of Holding Company Common Stock. However, the timing and amount of future dividends, if any, will depend upon earnings, capital levels, cash requirements, the financial condition of the Holding Company, Berks County Bank and Heritage National Bank, applicable government regulations and policies and other factors deemed relevant by the Holding Company's Board of Directors, including the amount of dividends payable to the Holding Company by Berks County Bank and Heritage National Bank.

    The principal source of income and cash flow of the Holding Company, including cash flow to pay dividends on the Holding Company Common Stock, is dividends from Berks County Bank and Heritage National Bank. Various federal and state laws, regulations and policies limit the ability of Berks County Bank and Heritage National Bank to pay dividends to the Holding Company. For certain limitations on Berks County Bank's ability to pay dividends to the Holding Company, see "DESCRIPTION OF BCB-- Business-Supervision and Regulation" and Note 17 to the Financial Statements of BCB. For certain limitations on Heritage National Bank's ability to pay dividends to the Holding Company, see "Item 1. Business--Dividends" set forth in Heritage's Annual Report on Form 10-K for the year ended December 31, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

PENNSYLVANIA ANTI-TAKEOVER PROVISIONS

    The Holding Company will be subject to various provisions of the BCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the Holding Company's Board of Directors. The relevant provisions are contained in Subchapters 25E-H of the BCL.

    Subchapter 25E of the BCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

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
    Subchapter 25F of the BCL (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

    Subchapter 25G of the BCL (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the BCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

    Subchapter 25H of the BCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

    Subchapters 25E-H of the BCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors. Upon completion of the Consolidation, the Holding Company will be subject to the provisions of Subchapters 25E through J. Such action can be reversed under certain circumstances.

    In addition, the fiduciary duty standards applicable to the Board of Directors of the Holding Company under the BCL and certain provisions of the Holding Company's Articles of Incorporation and Bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for the Holding Company Common Stock, a proxy contest for control of the Holding Company, the assumption of control of the Holding Company by a holder of a large block of the Holding Company's Common Stock and the removal of the Holding Company's management. For a description of a comparison of the rights of shareholder of BCB and the Holding Company and of Heritage and the Holding Company, see "--Comparison of Shareholder rights of BCB, Heritage and the Holding Company."


COMPARISON OF RIGHTS OF SHAREHOLDERS OF BCB, HERITAGE AND THE HOLDING COMPANY


    At the Effective Date, shareholders of BCB and Heritage automatically will become shareholders of the Holding Company, and their rights as shareholders will be determined by the BCL and by the Holding Company's Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Holding Company Common Stock and the rights of holders of BCB Common Stock and Heritage Common Stock. These differences arise from various provisions of the Articles of Incorporation and Bylaws of the Holding Company and the Articles of Incorporation and Bylaws of BCB and Heritage, respectively.

    This summary does not purport to be a complete statement of the respective rights of BCB shareholders and Heritage shareholders under the applicable Pennsylvania law, their respective Articles of Incorporation or Bylaws or a comprehensive comparison with the rights of the Holding Company's shareholders under the applicable Pennsylvania law, the Holding Company's Articles of Incorporation and the Holding Company's Bylaws, or a complete description of the specific provisions referred to herein. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the BCL and the governing corporate instruments of BCB, Heritage and the Holding Company. Copies of such governing corporate instruments of BCB, Heritage and the Holding Company are available, without charge, to any person, including any

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
beneficial owner to whom this Proxy Statement/Prospectus is delivered, by following the instructions listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

DIRECTORS

    REMOVAL

    Pursuant to the Holding Company's Articles of Incorporation, the Holding Company's directors may be removed from office by a vote of shareholders if the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

    Under BCB's Articles of Incorporation, directors may be removed from office without cause by the affirmative vote of the holders of not less than seventy-five percent (75%) of the total votes of all shares of BCB eligible to be cast by shareholders.

    Heritage's Articles of Incorporation and Bylaws are silent regarding shareholder rights to remove directors. The BCL provides that the Board of Directors of the classified board may be removed at any time only for cause by the vote of a majority of the votes cast by shareholders entitled to vote thereon.

    NOMINATION

    Shareholders of both the Holding Company and BCB, pursuant to their respective Bylaws, are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director. Additionally, both require the notification to include certain background information regarding the proposed nominee.

    The Holding Company's Bylaws provide that such nominations generally must be submitted to the secretary of the Holding Company in writing not later than the close of business on the ninetieth (90th) day immediately preceding the date of the annual meeting of shareholders.

    BCB's Bylaws provide that its shareholders must submit written nominations to the Secretary of BCB not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors.

    Heritage's Bylaws provide that its shareholders elect a Board of Directors at the annual meeting of shareholders and do not specify nomination procedures.

    ELECTION OF DIRECTORS

    The Articles of Incorporation of the Holding Company provide that for a period of three (3) years after its formation, its Board of Directors shall consist of at least 13 directors. Seven (7) of the Directors shall have been directors of BCB or chosen by directors of the Holding Company who were directors of BCB and six (6) of the Directors shall have been directors of Heritage or chosen by directors of the Holding Company who were directors of Heritage. After the three (3) year period, the Holding Company's Articles of Incorporation and Bylaws provide that its Board of Directors shall be composed of not less than five (5) nor more than twenty-five (25) directors, the number of which may be determined by the Board of Directors. The Holding Company Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders; however, the initial term of each class is less than three years to provide staggered years for the election of each class of directors. Unless waived by the Board of Directors, a person must have been a shareholder of record of the Holding Company for a period of time equal to the lesser of three (3) years or, the time elapsed since the consolidation of BCB and Heritage into the Holding Company in order to qualify for election as a director of the Holding Company.

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
    BCB's Bylaws provide that the Board of Directors of BCB shall be composed of not less than five (5) nor more than twenty-five (25) directors, which number may be increased or decreased by resolution of the Board of Directors. Presently, the Board of Directors is composed of ten (10) members. The Board of Directors of BCB is divided into three (3) staggered classes, each serving three
(3)-year terms, so that approximately one-third ( 1/3) of the directors are elected at each annual meeting of shareholders.

    Heritage's Bylaws provide that the Board of Directors of Heritage shall be composed of not less than five (5) nor more than twenty-five (25) directors. Presently, the Board of Directors is composed of twelve (12) members. The Board of Directors of Heritage is divided into three (3) staggered classes, each serving three-year terms, so that approximately one-third ( 1/3) of the directors are elected at each annual meeting of shareholders. The directors need not be residents of the Commonwealth of Pennsylvania or stockholders of Heritage. Between meetings of the shareholders, and provided the total number of directors is less than twenty-five (25), a majority of all directors at a regular meeting of the board of directors may increase the total number of directors, by not more than two (2) in any one year, and may designate the class of any new director.

    CUMULATIVE VOTING

    Neither the Holding Company's, BCB's nor Heritage's shareholders are permitted to cumulate votes in the election of directors.

    LIMITED LIABILITY

    As permitted by the BCL, BCB's, Heritage's and the Holding Company's Bylaws provide that directors are not personally liable for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law. BCB's Articles of Incorporation also provide that a director is liable for the breach of a fiduciary duty owed to BCB.

    INDEMNIFICATION

    The Bylaws of the Holding Company, BCB and Heritage each provide for indemnification of current and former directors, officers and agents for certain litigation-related liabilities and expenses to the maximum extent provided by Pennsylvania law.

    As provided in the BCL, current and former directors, officers, employees and agents of the Holding Company, BCB and Heritage are entitled to indemnification (i) in third party actions if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, (ii) in derivative actions if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

    In connection with any claim for indemnification, Heritage's Bylaws require a determination by disinterested members of the Board of Directors or by shareholders, or by disinterested persons named by the Board of Directors or by independent legal counsel in a written opinion: (1) that the director acted in the best interest of Heritage and with respect to criminal action, had no reason to believe his conduct was unlawful; (2) the amount of indemnification is reasonable; (3) the indemnification complies with the law; and (4) the amount of the indemnification.

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
SHAREHOLDER MEETINGS

    Special meetings of the Holding Company's shareholders may be called at any time by the Board of Directors. The Holding Company's shareholders are not entitled to call a special meeting.

    The Holding Company's bylaws require a shareholder entitled to vote for the election of directors to submit written notice of any matter desired to be placed on the agenda of an annual meeting of shareholders not less than sixty
(60) days prior to any annual meeting of shareholders. If shareholders receive less than twenty-one (21) days' notice of the meeting, then such notice must be sent to the Secretary of the Holding Company not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Each notice must provide a brief description of the business desired to be brought before the annual meeting.

    Special meetings of BCB shareholders may be called at any time by the Chairman of the Board, the President, a majority of the Board of Directors or of its Executive Committee or by shareholders entitled to cast at least one-third (1/3) of the votes which all shareholders are entitled to cast at the particular meeting. If such request is addressed to the Secretary, it must be signed by the person making the request and state the purpose of the proposed meeting. Written notice of the meeting stating the place, date, hour and purpose must be mailed at least ten days before the meeting to each shareholder entitled to vote at the meeting.

    The annual meeting of the shareholders of BCB must be held no later than the thirty-first day of May in each year, when they elect a Board of Directors. Written notice of the meeting stating the place, date and hour must be mailed at least ten days before the meeting to each shareholder entitled to vote at the meeting.

    Special meetings of Heritage shareholders may be called by the President, or the Board of Directors or shareholders entitled to cast at least one-fifth (1/5) of the votes which all shareholders are entitled to cast at the particular meeting. It is the duty of the Secretary of Heritage to fix the date which must be less than sixty (60) days after receipt of the request for a special meeting. If the secretary refuses to set a date, the person calling the meeting may do so. Business transacted at all special meetings is confined to that stated in the call and matters germane thereto, unless all shareholders entitled to vote are present and consent. Written notice of special meetings must be given to each shareholder entitled to vote at the meeting at least ten (10) days before such meeting.

ACTION BY SHAREHOLDERS WITHOUT A MEETING

    The Holding Company's Articles of Incorporation provide that no action required or permitted to be taken at any annual or special meeting of the Holding Company's shareholders may be taken without a meeting, and the power of the Holding Company's shareholders to consent in writing to action without a meeting is expressly denied.

    BCB's Bylaws allow shareholders of BCB to act without a meeting if consent in writing setting forth the action so taken shall be signed by all shareholders who would be entitled to vote at a meeting for such purpose and shall file with the Secretary of the Corporation.

    Heritage's Bylaws allow shareholders of Heritage to act without a meeting if consent in writing setting forth the action so taken shall be signed by all shareholders who would be entitled to vote and shall be filed with the Secretary of Heritage.

ANTITAKEOVER PROVISIONS

    BCB, Heritage and the Holding Company are subject to the provisions of Subchapters 25E through 25J of the BCL. For a description of Subchapters 25E through 25J, see "DESCRIPTION OF THE HOLDING COMPANY--Pennsylvania Antitakeover Provisions."

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
REQUIRED SHAREHOLDER VOTE

    GENERAL

    The Holding Company's Articles of Incorporation, BCB's Bylaws and Heritage's Bylaws both provide that holders of common stock entitled to vote at a meeting of shareholders are entitled to one vote for each share of common stock owned of record.

    FUNDAMENTAL CHANGES

    The Holding Company's Articles of Incorporation require that a plan of merger, consolidation, share exchange, division, conversion, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of the Holding Company) or any transaction similar to the foregoing must be approved by the affirmative vote of at least 80 percent (80%) of votes cast by shareholders entitled to vote, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes cast by the outstanding shares of any such class. The Holding Company may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast. The above provisions do not apply to any transaction which is approved in advance by seventy-five percent (75%) of the members of the board of directors of the Holding Company, at a meeting duly called and held.

    BCB's Articles of Incorporation require that a merger, consolidation, liquidation or dissolution of BCB or any action that would result in the sale or other disposition of all, or substantially all, of the assets of BCB is valid if first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of BCB Common Stock.

    Heritage's Articles of Incorporation require that a plan of merger, consolidation, share exchange, liquidation or dissolution of Heritage, or any action that would result in the sale or other disposition of all, or substantially all, of the assets of Heritage, be approved by the affirmative vote of holders of at least seventy-five percent (75%) of the votes cast by all shareholders entitled to vote thereon; or the holders of at least a majority of the votes cast by all shareholders entitled to vote thereon, provided that such transaction has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors of Heritage.

    AMENDMENT OF ARTICLES OF INCORPORATION

    The Holding Company's Articles of Incorporation provide the Holding Company with the right to amend, alter, change or repeal any provision in its Articles of Incorporation now or hereafter prescribed by statute, however, the Holding Company's Articles of Incorporation also contain various provisions that require a supermajority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of the Holding Company's Articles of Incorporation relating to noncumulative voting, the classification of directors, the acquisition of voting control, the requirement of holding meetings for shareholder action, tender offer, merger, consolidation or similar transaction all require (i) the affirmative vote of eighty percent (80%) of the shares entitled to vote or (ii) the affirmative vote of eighty percent (80%) of the members of the Holding Company's Board of Directors and the affirmative vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.

    BCB's Articles of Incorporation require the affirmative vote of seventy-five percent (75%) of the outstanding shares of BCB Common Stock to amend provisions relating to the merger, consolidation, liquidation, dissolution and those addressing beneficial ownership of twenty-five percent (25%) of the outstanding shares of BCB.

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
    Heritage's Articles of Incorporation require that amendments to Heritage's Articles relating to the amendment of Heritage's Bylaws be approved by: (1) the holders of at least seventy-five percent (75%) of the votes cast by and all shareholders entitled to vote thereon; or (2) the holders of at least a majority of the votes cast by all shareholders entitled to vote thereon, provided that such amendment has received the prior approval of at least eighty percent (80%) of all of the members of the Board of Directors of Heritage. Heritage's Articles of Incorporation provide that other amendments to the Articles shall be as provided by statute.

AMENDMENT OF BYLAWS

    The authority to amend or repeal the Holding Company's Bylaws is vested in the Holding Company's Board of Directors, subject always to the power of the shareholders of the Holding Company to change such action by the affirmative vote of shareholders entitled to cast at least sixty-six and two-thirds percent (66 2/3%) of the Holding Company's total voting power, except that any amendment to decrease director indemnification or increase the exposure to liability for directors shall require the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors or shareholders entitled to cast at least seventy-five percent (75%) of the votes that all shareholders are entitled to cast.

    BCB's Bylaws may be altered, amended or repealed by the affirmative vote of the holders of two-thirds ( 2/3) of the outstanding shares of BCB Common Stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of two-thirds ( 2/3) of the outstanding shares of BCB Common Stock.

    Heritage's Bylaws may be altered, amended or repealed by a vote of the majority of the Board of Directors of Heritage present at any regular or special meeting regularly called, notice of the proposed alteration, amendment or repeal having been mailed to each director at least ten days preceding such meeting. However, the power of the Board of Directors is subject to the power of the shareholders to change or repeal such Bylaws.

MANDATORY TENDER OFFER PROVISION

    The Holding Company's Articles of Incorporation provide that if any corporation, person, entity or group becomes the beneficial owner of capital stock having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock entitled to vote, such corporation, person, entity or group shall, within thirty (30) days thereafter offer to purchase all shares of capital stock of the Holding Company issued, outstanding and entitled to vote, at a price per share equal to the highest price paid for each respective class or series of capital stock of the Holding Company purchased by such corporation, person, entity or group within the preceding twelve months. If such person, entity, corporation or group did not purchase any shares of a particular class or series of capital stock of the Holding Company within the preceding twelve (12) months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Holding Company having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Holding Company. Such offer shall provide that the purchase price for such shares shall be payable in cash. These provisions are inapplicable if eighty percent (80%) or more of the Holding Company's Board of Directors approves in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Holding Company having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Holding Company. The provisions provided in the Holding Company's

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Articles of Incorporation are to be in addition to and not in lieu of any rights granted under Subchapter 25E of the BCL. However, if the provisions of the Holding Company's Articles of Incorporation addressing mandatory tender offers and Subchapter E of the BCL are both applicable, the price per share to be paid for shares of capital stock of the Holding Company issued, outstanding and entitled to vote shall be the higher of the price per share determined in accordance with the Holding Company's Articles of Incorporation addressing mandatory tender offers or the price per share determined in accordance with the provisions of Subchapter 25E of the BCL.

    BCB's Articles of Incorporation provide that when any person is determined by the Board of Directors to be the beneficial owner, either directly or indirectly, of twenty-five percent (25%) or more of the outstanding shares of BCB (a "Substantial Shareholder"), then the Board of Directors may issue in its sole discretion on a pro rata basis to shareholders of BCB not affiliated with the Substantial Shareholder warrants to purchase additional shares of BCB Common Stock at a purchase price equivalent to fifty percent (50%) of the average transaction price of all purchases and sales of BCB Common Stock that occurred during the previous twelve month period and that are known by the Board of Directors. Such warrants shall be issued without any consideration, shall not be assignable and shall expire six (6) months from the date of their issuance. The Board of Directors shall have the sole discretion in the determination of the number of shares of BCB Common Stock that may be purchased pursuant to such warrants. Neither Heritage's Articles of Incorporation nor Bylaws contain equivalent provisions.

    Subchapter 25E of the BCL also provides that following any acquisition by a person or group of more than twenty percent (20%) of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares, including a proportionate amount for any control premium. The Holding Company and BCB are subject to Subchapter 25E of the BCL. See "DESCRIPTION OF THE HOLDING COMPANY--Antitakeover Provisions."

DISSENTERS' RIGHTS

    Under the BCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's shares if such shareholder duly exercises its dissenters' rights with respect to a plan of merger or consolidation, share exchange, asset transfer, division or conversion to which such corporation is a party, unless the shares are (i) listed on a national securities exchange or (ii) held of record by more than 2,000 shareholders. The foregoing market exceptions do not apply, and dissenters' rights generally are available in respect of, (i) shares that are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction and (iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under BCL Section 1906(c). The BCL allows a corporation to provide dissenters' rights notwithstanding the statutory exceptions, but neither the Holding Company's, BCB's nor Heritage's Articles of Incorporation or Bylaws require such optional dissenters' rights. Under the BCL, if a plan of merger or consolidation, share exchange, asset transfer, division or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters' rights in respect of the plan other than optional dissenters' rights, if any.

DIVIDENDS

    Under the BCL, a corporation may pay dividends unless, after giving effect thereto, (i) the corpora-tion would be unable to pay its debts as they become due in the usual course of its business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to

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satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

VOLUNTARY DISSOLUTION

    The Holding Company's and Heritage's Articles of Incorporation and Bylaws are silent regarding voluntary dissolution. Under the BCL, if the Board of Directors of a Pennsylvania corporation recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, the corporation may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

    Under BCB's Articles of Incorporation, no dissolution of BCB is valid unless first approved by the holders of at least seventy-five percent (75%) of the outstanding shares of BCB Common Stock.

PREEMPTIVE RIGHTS

    Holders of Holding Company Common Stock, BCB Common Stock and Heritage Common Stock are not entitled to preemptive rights.

VOLUNTARY DISSOLUTION

    The Holding Company's and Heritage's Articles of Incorporation and Bylaws are silent regarding voluntary dissolution. Under the BCL, if the Board of Directors of a corporation recommends that the corporation be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, the corporation may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

PREEMPTIVE RIGHTS

    Holders of Holding Company Common Stock and Heritage Common Stock are not entitled to preemptive rights.

                               DESCRIPTION OF BCB

BUSINESS

    GENERAL. BCB is a Pennsylvania corporation headquartered in Reading, Pennsylvania and is a registered bank holding company for Berks County Bank, a Pennsylvania-chartered commercial bank. Berks County Bank is a member of the Federal Reserve System and Berks County Bank's deposits are insured by the FDIC to the fullest extent provided by law. Berks County Bank was founded in 1987 to serve individuals and small- to medium-sized businesses that management believed were not being adequately served by the larger competitors in its market area. Berks County Bank currently maintains six full-service branches in Reading, Exeter, Wyomissing, Muhlenberg, Shillington and Pottstown, Pennsylvania, and six loan production offices in Wyomissing, Pottstown, Schuylkill Haven, Jamison, Exton, and Allentown, Pennsylvania. At December 31, 1997, BCB had total consolidated assets, deposits, net loans and stockholders' equity of $447.6 million, $360.6 million, $246.2 million and $44.1 million, respectively.

    MARKET OVERVIEW. Berks County Bank's primary market area consists of Berks County, the central western portion of Montgomery County, the southern half of Schuylkill County, central Bucks County, eastern Chester County and eastern Lehigh County. Berks County, with a population of 350,000, includes the City of Reading, the county's largest municipality with a population of 78,000. The central western portion of Montgomery County includes the Borough of Pottstown and six contiguous townships, which together have a population of approximately 82,000. Berks County Bank's extended market area consists of the remainder of the foregoing counties and Lancaster and Lebanon counties.

    Berks County Bank's primary market area has experienced population growth that has materially outpaced statewide growth in the 1990s. During the same time, the household economic demography has undergone a significant change. The percentage of households with income over $50,000 has grown markedly in each of Berks, Chester and Montgomery Counties. Historically, the Berks County economy was based on heavy industry and manufacturing in Reading and agriculture in much of the rest of the county. Agriculture still plays a major role in the economy of the county but overall, the economy has become more diversified with significantly greater reliance on the service sector and a concomitant reduced reliance on heavy industry and manufacturing.

    As of June 30, 1997, there were 19 different banking institutions operating approximately 124 branch offices and having total deposits of approximately $4.1 billion in Berks County. The six largest of these institutions with respect to total deposits operated over 65% of the County's branch offices and had over 75% of the County's deposits. Berks County Bank's five Berks County branches had approximately 6.0% of the County's deposits at June 30, 1997, versus 4.0% and 3.3% of the County's deposits at June 30, 1996 and 1995, respectively, and was the County's sixth largest banking institution with respect to total deposits at June 30, 1997.

    PRODUCTS AND SERVICES. Berks County Bank offers a range of commercial and retail banking services to its customers, including, personal and business checking and savings accounts, certificates of deposit, residential mortgage, consumer and commercial loans, and trust and private banking services. While Berks County Bank's customers typically borrow between $25,000 and $1.5 million, if a customer's loan request exceeds Berks County Bank's legal lending limit, which was $5.3 million in 1997, Berks County Bank seeks to arrange such loans on a participation basis with other financial institutions. In addition, Berks County Bank provides safe deposit boxes, traveler's checks, wire transfer of funds, ACH (Automated Clearing House) origination and other typical banking services. Berks County Bank is a member of the MAC/Plus network, provides clients with access to automated teller machines worldwide, and makes credit cards available to its customers through correspondent banking institutions.

    BCB continues to update its product offering in order to remain competitive. In the past twelve months, BCB has introduced a number of new products and services such as an "after hours" phone system for customers to access their accounts, automated teller terminals, and BCB "Classic" Club featuring interest checking for members age 50 and older.

    LOAN PORTFOLIO. BCB's loan portfolio consists of commercial loans, residential one-to-four-family mortgage loans and consumer loans. Commercial loans are primarily made to small businesses and professionals in the form of term loans and for working capital purposes with maturities generally between one and five years. The majority of these commercial loans are collateralized by real estate and further secured by personal guarantees. In 1997, BCB originated $73.2 million in commercial loans. At December 31, 1997, BCB had $118.0 million in commercial loans of which 78.7% are fixed rate loans and 21.3% are floating rate loans.

    BCB's commercial lending staff consists of six commercial lenders, two commercial real estate lenders and four business development staff. This staff generates and services commercial and commercial real estate loans ranging from $25,000 to $5.0 million. Loans are concentrated in the Berks and Pottstown markets. BCB's philosophy is to develop a total banking relationship with its commercial customers by providing all of their lending, deposit and personal banking needs. New business is generated mostly through referrals from accountants, attorneys, realtors and existing customers.

    The risk associated with BCB's commercial loan portfolio is greater than the risk associated with residential real estate lending. However, BCB believes that this risk is mitigated by the fact that the majority of the commercial loan portfolio is real estate secured and carries the personal guaranty of the principals. Asset-based loans and unsecured loans account for a small percentage of BCB's loan portfolio.

    BCB's consumer loan portfolio consists primarily of home equity term loans and home equity lines of credit. Although consumer lending also entails greater risk than residential lending, BCB's consumer lending portfolio is largely real estate based and BCB's experience with home equity lending has been that these loans provide good yields, collateral coverage and repayment history. Unsecured loans and automobile loans, which entail greater risk, account for a small percentage of the loan portfolio because these loans are generally provided only as an accommodation for existing customers or in conjunction with an individual switching his or her entire banking relationship to Berks County Bank. At December 31, 1997, BCB had $20.0 million in consumer loans of which 22.5% are fixed rate loans and 77.5% are floating rate loans.

    BCB is the largest originator of residential mortgage loans in Berks County. This includes all mortgage loans and loans in low and moderate income areas. In 1997, BCB originated $101.8 million in residential mortgage loans. BCB is a full service residential lender, offering a wide variety of conventional, FHA/VA and alternative credit programs. BCB is an active participant in the secondary market and sells loans to several investors and the Federal National Mortgage Association ("Fannie Mae"). BCB originates all mortgage loans directly through employees who are full-time mortgage consultants. At December 31, 1997, BCB had $110.8 million in residential mortgage loans of which 55.7% are fixed rate loans and 44.3% are floating rate loans.

    Thirty year fixed rate mortgages are resold in the secondary market unless the loan is retained at the specific request of the customer or due to size (i.e., jumbo loans) or other reasons the loan was not underwritten to secondary market standards and was deemed suitable for retention in Berks County Bank's portfolio. At any one time, BCB may hold thirty year fixed rate mortgages as available for sale pending disposition in the secondary market. BCB generally does not retain servicing rights on loans sold. In addition, BCB offers selected mortgage products which meet either the investment objectives of Berks County Bank or are designed specifically to meet community lending needs. To serve these community lending needs, BCB selectively retains a portion of mortgage loans in all categories.

    BCB underwrites generally in accordance with secondary market guidelines. Loans in excess of 80% of appraised value are required to have mortgage insurance placed with an appropriate coverage based upon the loan to value ratio. BCB utilizes private mortgage insurance through several companies, FHA

Insurance and VA Guaranty. As a community bank, BCB recognizes the need to provide home mortgage financing to all segments of the market. In that regard, BCB does have special community based lending programs that provide financing for home purchases with greater than 80% loan to value ratios without credit enhancement. This special program is reviewed and approved annually by the Board of Directors.

    With respect to commercial real estate loans, BCB's lending policy is to adhere to the Uniform Real Estate Lending Standards promulgated by federal regulators. These standards outline the permitted loan to value ratios for various types of real estate loans. Loans in excess of the standards are reported to BCB's Board of Directors on a quarterly basis. Currently, as a percentage of capital, BCB has only 8.3% of an allowable 100% of its loans that are an exception to the standards. As a percentage of non one-to-four-family residential loans, only 1.10% of an allowable 30% of capital are an exception to the standards.

    BCB's loans, net of deferred loan fees and allowance for loan losses, at December 31, 1997 totaled $246.2 million, an increase of $54.1 million, or 28.2%, compared to net loans at December 31, 1996 of $192.1 million. This follows an increase of $45.8 million, or 31.3%, from the $146.3 million amount of net loans at December 31, 1995. These increases reflect continued loan demand from BCB's target customers.

    The following tables set forth (i) BCB's loans by major categories as of the dates indicated and (ii) BCB's loan origination activity by major categories for the periods indicated.


                                                                                   AT DECEMBER 31,
                                                              ----------------------------------------------------------
                                                                 1997        1996        1995        1994        1993
                                                              ----------  ----------  ----------  ----------  ----------
                                                                                    (IN THOUSANDS)
Commercial:
  Real estate secured.......................................  $   72,565  $   55,732  $   43,057  $   38,003  $   33,066
  Non-real estate secured/ unsecured........................      37,248      27,154      18,159      14,826      13,635
  Construction..............................................       7,525       5,006       3,004       2,577       1,294
                                                              ----------  ----------  ----------  ----------  ----------
                                                                 117,338      87,892      64,220      55,406      47,995

Less deferred loan fees (costs).............................        (678)       (431)       (207)       (166)        (94)
                                                              ----------  ----------  ----------  ----------  ----------
  Total commercial..........................................  $  118,016  $   88,323  $   64,427  $   55,572  $   48,089
                                                              ----------  ----------  ----------  ----------  ----------
Residential:
  Mortgages.................................................  $  104,714  $   85,027  $   63,538  $   58,497  $   50,155
  Construction..............................................       6,279       4,666       5,502       5,690       5,556
                                                              ----------  ----------  ----------  ----------  ----------
                                                                 110,993      89,693      69,040      64,187      55,711

Less deferred loan fees (costs).............................         209         184         185         105          43
                                                              ----------  ----------  ----------  ----------  ----------
  Total residential.........................................  $  110,784  $   89,509  $   68,855  $   64,082  $   55,668
                                                              ----------  ----------  ----------  ----------  ----------
Consumer:
  Installment...............................................  $    4,374  $    3,590  $    2,468  $    1,732  $    1,535
  Home equity lines-secured.................................      14,632      11,832      11,512       5,030       4,627
  Lines of credit-unsecured.................................         936         840         666         529         559
                                                              ----------  ----------  ----------  ----------  ----------
                                                                  19,942      16,262      14,646       7,291       6,721

Less deferred loan fees (costs).............................         (68)        (54)        (37)        (26)        (22)
                                                              ----------  ----------  ----------  ----------  ----------
  Total consumer............................................  $   20,010  $   16,316  $   14,683  $    7,317  $    6,743
                                                              ----------  ----------  ----------  ----------  ----------
Total loans, net of deferred loan fees (costs)..............  $  248,810  $  194,148  $  147,965  $  126,971  $  110,500
                                                              ----------  ----------  ----------  ----------  ----------
                                                              ----------  ----------  ----------  ----------  ----------

LOAN ORIGINATIONS

                                                                                          AT DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1997       1996       1995
                                                                                  ----------  ---------  ---------
                                                                                           (IN THOUSANDS)
Commercial:
  Real estate secured...........................................................  $   44,822  $  34,883  $  20,390
  Non-real estate secured/ unsecured............................................      17,511     13,738      9,976
  Construction..................................................................      10,869      7,514      3,742
                                                                                  ----------  ---------  ---------
      Total commercial..........................................................  $   73,202  $  56,135  $  34,108
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Residential:
  Mortgages.....................................................................  $   84,453  $  69,100  $  47,700
  Construction..................................................................      17,344     13,970     14,020
                                                                                  ----------  ---------  ---------
      Total residential.........................................................  $  101,797  $  83,070  $  61,720
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------
Consumer:
  Installment...................................................................  $    3,466  $   2,922  $   2,009
  Home equity lines-secured.....................................................      12,199      6,331     14,193
  Lines of credit-unsecured.....................................................         341        536        772
                                                                                  ----------  ---------  ---------
      Total consumer............................................................  $   16,006  $   9,789  $  16,974
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

LOAN MATURITY AND INTEREST RATE SENSITIVITY

    The amount of loans outstanding by category as of December 31, 1997, which are due in (i) one year or less, (ii) more than one year through five years and
(iii) over five years, is shown in the following table. Loan balances are also categorized according to their sensitivity to changes in interest rates.


                                                                        AT DECEMBER 31, 1997
                                                          ------------------------------------------------
                                                                       MORE THAN
                                                                       ONE YEAR
                                                           ONE YEAR     THROUGH       OVER        TOTAL
                                                           OR LESS    FIVE YEARS   FIVE YEARS     LOANS
                                                          ----------  -----------  -----------  ----------
                                                                       (DOLLARS IN THOUSANDS)
Commercial, construction, other.........................  $   57,666   $  43,890    $  16,460   $  118,016
Mortgage................................................      29,541      58,197       23,046      110,784
Consumer................................................      15,795       4,185           30       20,010
                                                          ----------  -----------  -----------  ----------
    Total (1)...........................................  $  103,002   $ 106,272    $  39,536   $  248,810
                                                          ----------  -----------  -----------  ----------
                                                          ----------  -----------  -----------  ----------
Loans with fixed rate...................................  $   48,719   $  72,342    $  38,114   $  159,175
Loans with floating rate................................      54,283      33,930        1,422       89,635
                                                          ----------  -----------  -----------  ----------
    Total (1)...........................................  $  103,002   $ 106,272    $  39,536   $  248,810
                                                          ----------  -----------  -----------  ----------
                                                          ----------  -----------  -----------  ----------
Percent composition by maturity.........................       41.40%      42.71%       15.89%      100.00%
                                                          ----------  -----------  -----------  ----------
                                                          ----------  -----------  -----------  ----------
Fixed rate loans as a percentage of total loans
  maturing..............................................       19.58%      29.08%       15.31%       63.97%
                                                          ----------  -----------  -----------  ----------
                                                          ----------  -----------  -----------  ----------
Floating rate loans as a percentage of total loans
  maturing..............................................       21.82%      13.64%        0.57%       36.03%
                                                          ----------  -----------  -----------  ----------
                                                          ----------  -----------  -----------  ----------


------------------------

(1) Includes deferred loan fees

    In the ordinary course of business, loans maturing within one year may be renewed, in whole or in part, as to principal amount, at interest rates prevailing at the date of renewal.

    At December 31, 1997, 64.0% of total loans were fixed rate compared to 67.0% at December 31, 1996. For additional information regarding interest rate sensitivity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Interest Rate Risk Management."

CREDIT QUALITY

    BCB's written lending policies require underwriting, loan documentation and credit analysis standards to be met prior to funding any loan. After the loan has been approved and funded, continued periodic review is required. In addition, due to the secured nature of residential mortgages and the smaller balances of individual installment loans, sampling techniques are used on a continuing basis for credit reviews in these loan areas. Berks County Bank has a policy to discontinue accrual of interest income within ten days following the month end in which a loan becomes 90 days past due in either principal or interest, except for those insured for credit loss. In addition, if circumstances warrant, accrual of interest may be discontinued prior to 90 days. In all cases, any payments received on non-accrual loans are credited to principal until full recovery of past due payments has been recognized, and the loan is not restored to accrual status until the customer becomes and remains current for six consecutive payments. Loans are charged off, in whole or in part, upon determination that a loss is anticipated. Non-accrual and large delinquent loans are reviewed monthly to determine potential losses.

    The following summary shows information concerning loan delinquency and other non-performing assets at the dates indicated.

                                                                                      AT DECEMBER 31,
                                                                   -----------------------------------------------------
                                                                     1997       1996       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
Loans accruing, but past due 90 days or more.....................  $     225  $     187  $     231  $      41  $      39
Total non-accrual loans..........................................      3,554      2,603      1,463      2,893      1,893
Restructured loans...............................................         73         79         85         91     --
                                                                   ---------  ---------  ---------  ---------  ---------
Total non-performing loans (1)...................................      3,852      2,869      1,779      3,025      1,932
Foreclosed real estate...........................................        175        762      1,316     --            754
                                                                   ---------  ---------  ---------  ---------  ---------
Total non-performing assets (2)..................................  $   4,027  $   3,631  $   3,095  $   3,025  $   2,686
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Non-performing loans as a percentage of total loans, net of
  unearned income................................................       1.55%      1.48%      1.20%      2.38%      1.75%
Non-performing assets as a percentage of total assets............       0.90%      1.12%      1.50%      1.96%      1.85%

------------------------

(1) Non-performing loans are comprised of (i) loans that are on a non-accrual basis, (ii) accruing loans that are 90 days or more past due which are insured for credit loss, and (iii) restructured loans.

(2) Nonperforming assets are comprised of non-performing loans and foreclosed real estate.

    The following summary shows the impact on interest income of nonaccrual and restructured loans for the periods indicated:

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------
                                                                                          1997       1996       1995
                                                                                        ---------  ---------  ---------
                                                                                            (DOLLARS IN THOUSANDS)
Interest income that would have been recorded had the loans been in accordance with
  their original terms................................................................  $     284  $     221  $     122
Interest income included in net income................................................         58         41         24

    Restructured loans are loans whose terms have been modified, because of a deterioration in the financial position of the borrower, to provide for a reduction of either interest or principal. At December 31, 1997, there was one restructured loan in the amount of $73,000.

    At December 31, 1997, BCB had no foreign loans and no loan concentrations exceeding 10% of total loans not disclosed in the table "Loan Portfolio Composition." Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

    Foreclosed real estate is initially recorded at fair value, net of estimated selling costs at the date of foreclosure, thereby establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

    Potential problem loans consist of loans that are included in performing loans, but for which potential credit problems of the borrowers have caused management to have serious doubts as to the ability of such borrowers to continue to comply with present repayment terms. At December 31, 1997, all identified potential problem loans were included in the preceding table except for $0.8 million of loans included on Berks County Bank's internal watch list.

    Berks County Bank had no credit exposure to "highly leveraged transactions" at December 31, 1997, as defined by the FRB.

ALLOWANCE FOR LOAN LOSSES

    A detailed analysis of BCB's allowance for loan losses for each of the years in the five year period ended December 31, is as follows:


                                                                        YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1997        1996        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
Balance at beginning of year:........................  $    2,001  $    1,674  $    1,437  $    1,447  $    1,932
  Charge-offs:
    Commercial.......................................          87          90         222          56         579
    Real estate-mortgage.............................         296         329         173          49         267
    Consumer.........................................          58          29          10           3          24
                                                       ----------  ----------  ----------  ----------  ----------
      Total charge-offs..............................  $      441  $      448  $      405  $      108  $      870
                                                       ----------  ----------  ----------  ----------  ----------
  Recoveries:
    Commercial.......................................          27          62         102          39          65
    Real estate-mortgage.............................          56          24          20          32         107
    Consumer.........................................      --               2           2           5           3
                                                       ----------  ----------  ----------  ----------  ----------
      Total recoveries...............................  $       83  $       88  $      124  $       76  $      175
                                                       ----------  ----------  ----------  ----------  ----------
  Net charge-offs....................................         358         360         281          32         695
  Provision for loan losses..........................         960         687         518          22         210
                                                       ----------  ----------  ----------  ----------  ----------
Balance at end of year...............................  $    2,603  $    2,001  $    1,674  $    1,437  $    1,447
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Average loans outstanding (1)........................  $  223,130  $  170,135  $  133,860  $  118,435  $  100,235
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
As a percent of average loans (1):
  Net charge-offs....................................        0.16%       0.21%       0.21%       0.03%       0.69%
  Provision for loan losses..........................        0.43%       0.40%       0.39%       0.02%       0.21%
  Allowance for loan losses..........................        1.17%       1.18%       1.25%       1.21%       1.44%
Allowance as a percent of each of the following:
  Total loans, net of unearned income................        1.05%       1.03%       1.13%       1.13%       1.31%
  Total delinquent loans (past due 30 to 89 days)....       98.86%      68.69%      52.08%     244.80%     215.33%
  Total non-performing loans.........................       67.58%      69.75%      94.10%      47.50%      74.90%


------------------------

(1) Includes non-accruing loans

    Management makes a monthly determination as to an appropriate provision from earnings necessary to maintain an allowance for loan losses that is adequate for potential yet undetermined losses. This determination necessarily includes a review of loans that are current, but for which management has determined for a variety of reasons require more careful monitoring going forward. The dollar amount charged to earnings is determined based upon several factors including: a continuing review of delinquent, classified and non-accrual loans, large loans, and overall portfolio quality; regular examination and review of the loan portfolio by regulatory authorities; analytical review of loan charge-off experience, delinquency rates, other relevant historical and peer statistical ratios; and management's judgment with respect to local and general economic conditions and their impact on the existing loan portfolio.

    Determining the appropriate level of the allowance for loan losses at any given date is difficult, particularly in a continually changing economy. In management's opinion, the allowance for loan losses was adequate at December 31, 1997. However, there can be no assurance that, if asset quality deteriorates in future periods, additions to the allowance for loan losses will not be required.

    Berks County Bank's management is unable to determine in what loan category future charge-offs and recoveries may occur. The following schedule sets forth the allocation of the allowance for loan losses among various categories. At December 31, 1997, approximately 37.3% of the allowance for loan losses is allocated to general risk to protect Berks County Bank against potential yet undetermined losses. The allocation is based upon historical experience. The entire allowance for loan losses is available to absorb future loan losses in any loan category.

                                                              AT DECEMBER 31,
                ------------------------------------------------------------------------------------------------------------
                           1997                        1996                        1995                       1994
                --------------------------  --------------------------  --------------------------  ------------------------

                                PERCENT                     PERCENT                     PERCENT                   PERCENT
                               OF LOANS                    OF LOANS                    OF LOANS                  OF LOANS
                                IN EACH                     IN EACH                     IN EACH                   IN EACH
                               CATEGORY                    CATEGORY                    CATEGORY                  CATEGORY
                  AMOUNT      TO LOANS(1)     AMOUNT      TO LOANS(1)     AMOUNT      TO LOANS(1)    AMOUNT     TO LOANS(1)
                -----------  -------------  -----------  -------------  -----------  -------------  ---------  -------------
                                                           (DOLLARS IN THOUSANDS)
Allocation of
  allowance
  for loan
  losses:
Commercial....   $     851         44.41%    $     652         42.91%    $     420         41.51%   $     692        41.59%
Mortgage......         574         42.00%          434         43.70%          336         42.82%         298        46.11%
Consumer......         150          8.04%          122          8.40%          110          9.92%          55         5.78%
Construction...         56          5.55%           73          4.99%           64          5.75%          62         6.52%
General
  allowance...         972                         720                         744                        330
                -----------                 -----------                 -----------                 ---------
Total.........   $   2,603                   $   2,001                   $   1,674                  $   1,437
                -----------                 -----------                 -----------                 ---------
                -----------                 -----------                 -----------                 ---------


                          1993
                ------------------------
                              PERCENT
                             OF LOANS
                              IN EACH
                             CATEGORY
                 AMOUNT     TO LOANS(1)
                ---------  -------------

Allocation of
  allowance
  for loan
  losses:
Commercial....  $     806        42.35%
Mortgage......        265        45.35%
Consumer......         50         6.10%
Construction..         57         6.20%
General
  allowance...        269
                ---------
Total.........  $   1,447
                ---------
                ---------


------------------------

(1) Loans, net of unearned income.

    SECURITIES PORTFOLIO

    BCB's securities portfolio is intended to provide liquidity, reduce interest rate risk and contribute to earnings while exposing BCB to reduced credit risk. As a result of BCB's recent growth, the securities portfolio has also grown significantly from $29.6 million at December 31, 1995 to $88.6 million at December 31, 1996, and $169.2 million at December 31, 1997. This significant increase is due in large part to matched funding programs that use FHLB advances and the significant deposit inflows at existing and new branches to fund both loan originations and securities purchases. The purpose of these matched funding programs is to target earnings growth and net interest margin increases while managing liquidity, credit, market and interest rate risk. From time to time a specific matched funding program may attempt to achieve current earnings benefits from future growth in deposits that management is reasonably confident will occur.

    A summary of securities available for sale and securities held to maturity at December 31, 1997, 1996, and 1995 follows:

                                                                               SECURITIES                  SECURITIES
                                                                           AVAILABLE FOR SALE           HELD TO MATURITY
                                                                             AT DECEMBER 31,            AT DECEMBER 31,
                                                                     -------------------------------  --------------------
                                                                       1997       1996       1995       1997       1996
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                                        (IN THOUSANDS)
U.S. Treasury securities...........................................  $     991  $   3,465  $   5,450  $  --      $  --
U.S. Government agencies...........................................     32,981     18,000      3,757     60,724     24,253
State and Municipal................................................     23,192     23,275      6,978     10,165     10,787
Mortgage-backed and asset-backed securities (1)....................     33,006      4,357      2,807     --         --
Other securities (2)...............................................      7,069      4,467      1,134         25         25
                                                                     ---------  ---------  ---------  ---------  ---------
Total amortized cost of securities.................................  $  97,239  $  53,564  $  20,126  $  70,914  $  35,065
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Total fair value of securities.....................................  $  98,326  $  53,489  $  20,359  $  71,769  $  35,147
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------


                                                                       1995
                                                                     ---------

U.S. Treasury securities...........................................  $  --
U.S. Government agencies...........................................      3,002
State and Municipal................................................      6,205
Mortgage-backed and asset-backed securities (1)....................     --
Other securities (2)...............................................     --
                                                                     ---------
Total amortized cost of securities.................................  $   9,207
                                                                     ---------
                                                                     ---------
Total fair value of securities.....................................  $   9,367
                                                                     ---------
                                                                     ---------


------------------------

(1) All of these obligations consist of U.S. Government Agency issued securities.

(2) Comprised mostly of FHLB stock, Federal Reserve Bank stock and a Pennsylvania community bank stock.

    The following table presents the maturity distribution and weighted average yield of the securities portfolio of BCB at December 31, 1997. Weighted average yields on tax-exempt obligations have been computed on a taxable equivalent basis.

                                                                               AVAILABLE FOR SALE
                                                                                DECEMBER 31, 1997
                                               -----------------------------------------------------------------------------------
                                                                                                                        AFTER 10
                                                                            AFTER 1 YEAR           AFTER 5 YEARS          YEARS
                                                                                BUT                     BUT               OR NO
                                                                           WITHIN 5 YEARS         WITHIN 10 YEARS       MATURITY
                                                   WITHIN 1 YEAR                                                           (1)
                                               ----------------------  ----------------------  ----------------------  -----------
                                                 AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT
                                               -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                             (DOLLARS IN THOUSANDS)
Amortized Cost:
  U.S. Treasury securities...................   $     498       7.383%  $     493       7.779%  $       0           0%  $       0
  U.S. Government agencies...................           0           0           0           0      16,981       7.287      16,000
  State and Municipal........................           0           0           0           0           0           0      23,192
  Mortgage-backed and asset-backed
    securities...............................           0           0           0           0           0           0      33,006
  Other securities...........................       5,654       6.375           0           0           0           0       1,415
                                               -----------  ---------       -----   ---------  -----------  ---------  -----------
  Total securities available for sale........   $   6,152       6.456%  $     493       7.779%  $  16,981       7.287%  $  73,613
                                               -----------  ---------       -----   ---------  -----------  ---------  -----------
                                               -----------  ---------       -----   ---------  -----------  ---------  -----------


                                                                  TOTAL
                                                          ----------------------
                                                 YIELD      AMOUNT       YIELD
                                               ---------  -----------  ---------

Amortized Cost:
  U.S. Treasury securities...................          0%  $     991       7.580%
  U.S. Government agencies...................      7.354      32,981       7.320
  State and Municipal........................      7.807      23,192       7.807
  Mortgage-backed and asset-backed
    securities...............................      5.787      33,006       5.787
  Other securities...........................      7.377       7,069       6.575
                                               ---------  -----------  ---------
  Total securities available for sale........      6.794%  $  97,239       6.864%
                                               ---------  -----------  ---------
                                               ---------  -----------  ---------


                                                                               HELD TO MATURITY
                                                                               DECEMBER 31, 1997
                                              -----------------------------------------------------------------------------------
                                                                                                                       AFTER 10
                                                                           AFTER 1 YEAR           AFTER 5 YEARS          YEARS
                                                                               BUT                     BUT               OR NO
                                                                          WITHIN 5 YEARS         WITHIN 10 YEARS       MATURITY
                                                  WITHIN 1 YEAR                                                           (1)
                                              ----------------------  ----------------------  ----------------------  -----------
                                                AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT
                                              -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Amortized Cost:
  U.S. Treasury securities..................   $       0           0%  $       0           0%  $       0           0%  $       0
  U.S. Government agencies..................           0           0           0           0      20,481       7.396      40,243
  State and Municipal.......................         365       8.845       1,704       6.609         796       8.446       7,300
  Mortgage-backed and asset-backed
    securities..............................           0           0           0           0           0           0           0
  Other securities..........................           0           0           0           0          25       7.500           0
                                                   -----   ---------  -----------  ---------  -----------  ---------  -----------
  Total securities held to maturity.........   $     365       8.845%  $   1,704       6.609%  $  21,302       7.435%  $  47,543
                                                   -----   ---------  -----------  ---------  -----------  ---------  -----------
                                                   -----   ---------  -----------  ---------  -----------  ---------  -----------


                                                                 TOTAL
                                                         ----------------------
                                                YIELD      AMOUNT       YIELD
                                              ---------  -----------  ---------

Amortized Cost:
  U.S. Treasury securities..................          0%  $       0           0%
  U.S. Government agencies..................      7.379      60,724       7.385
  State and Municipal.......................      8.059      10,165       7.875
  Mortgage-backed and asset-backed
    securities..............................          0           0           0
  Other securities..........................          0          25       7.500
                                              ---------  -----------  ---------
  Total securities held to maturity.........      7.483%  $  70,914       7.455%
                                              ---------  -----------  ---------
                                              ---------  -----------  ---------


------------------------

(1) The majority of the securities listed in this category are callable or likely to repay within five years.

    Berks County Bank maintains a securities portfolio for the secondary application of funds as well as a secondary source of liquidity. At December 31, 1997, securities having an amortized cost of $15.5 million were pledged as collateral for public funds and other purposes as required or permitted by law.

    Neither BCB nor Berks County Bank hold securities of any one issuer, excluding U.S. Treasury and U.S. Government Agencies, that exceeded 10% of stockholders' equity at December 31, 1997 or any prior period end.

DEPOSIT STRUCTURE

    The following is a distribution of the average balances of Berks County Bank's deposits and the average rates paid thereon for the years ended December 31, 1997, 1996 and 1995.

                                                                                  YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------------------------------
                                                                    1997                   1996                   1995
                                                            ---------------------  ---------------------  ---------------------

                                                              AMOUNT      RATE       AMOUNT      RATE       AMOUNT      RATE
                                                            ----------  ---------  ----------  ---------  ----------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
Demand--non-interest bearing..............................  $   31,422         --% $   21,127         --% $   12,960         --%
Demand--interest-bearing..................................     131,447       3.90%     68,642       3.76%     28,455       3.29%
Savings...................................................      12,384       3.25%     11,010       3.12%     10,162       2.68%
Time, $100,000 and over...................................      12,563       5.69%      9,965       5.52%      9,221       5.77%
Time, other...............................................     122,033       5.76%    102,533       5.52%     86,908       5.59%
                                                            ----------        ---  ----------        ---  ----------        ---
  Total deposits..........................................  $  309,849       4.28% $  213,277       4.28% $  147,706       4.47%
                                                            ----------        ---  ----------        ---  ----------        ---
                                                            ----------        ---  ----------        ---  ----------        ---

    The following is a breakdown, by maturities, of Berks County Bank's time certificates of deposit issued in denominations of $100,000 or more as of December 31, 1997.

                                                                                    CERTIFICATES OF DEPOSIT
                                                                                        $100,000 OR MORE
                                                                                        AT DECEMBER 31,
                                                                                              1997
                                                                              ------------------------------------
                                                                                         (IN THOUSANDS)
Maturing in:
Three months or less........................................................               $    2,722
Over three through six months...............................................                      910
Over six through twelve months..............................................                    1,185
Over twelve months..........................................................                    8,006
                                                                                              -------
Total.......................................................................               $   12,823
                                                                                              -------
                                                                                              -------

LONG-TERM DEBT AND OTHER BORROWED FUNDS

    Berks County Bank maintains a U.S. Treasury tax and loan note option account for the deposit of withholding taxes, corporate income taxes and certain other payments to the federal government. Deposits are subject to withdrawal and are evidenced by an open-ended interest-bearing note. Borrowings under this note option account were approximately $1.0 million at December 31, 1997 and 1996.

    Berks County Bank had other short-term borrowings from the FHLB at December 31, 1997 and December 31, 1996 in the amount of $21.0 million and $13.0 million, respectively. The December 31, 1997 balance outstanding was mostly due in January 1998 with the balance due in September 1998. The December 31, 1997 balance had an average interest rate of 5.93%.

    The following table sets forth information regarding short-term borrowings at and for the periods ended December 31, 1997 and 1996.


                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)

Short-term advances from the FHLB bearing interest at a weighted average rate of 5.93% and 5.41% as of December 31, 1997 and 1996,
  respectively:.........................................................  $  21,000  $  13,000

Treasury, tax and loan note option......................................      1,056        718
                                                                          ---------  ---------

                                                                          $  22,056  $  13,718
                                                                          ---------  ---------
                                                                          ---------  ---------

Maximum amount of short-term advances from the FHLB outstanding at any month-end during the twelve months ended December 31, 1997 and 1996...  $  43,396  $  13,000

Maximum amount of Treasury, tax and loan note option outstanding........      1,121      1,362
                                                                          ---------  ---------

                                                                          $  44,517  $  14,362
                                                                          ---------  ---------
                                                                          ---------  ---------

Average amount of short-term advances outstanding during the twelve months ended December 31, 1997 and 1996, at weighted average interest
  rates of 5.73% and 5.41%, respectively................................  $  21,430  $   5,171

Average amount of Treasury, tax and loan note option outstanding........        720        632
                                                                          ---------  ---------

                                                                          $  22,150  $   5,803
                                                                          ---------  ---------
                                                                          ---------  ---------


    Long-term debt consisted of the following at December 31, 1997 and 1996:


                                                                            1997       1996
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)

Advances from the FHLB bearing interest at a weighted average rate of
  5.96% and 5.49% as of December 31, 1997 and 1996, respectively........  $  10,000  $  22,000
                                                                          ---------  ---------
                                                                          ---------  ---------

    Maturities of long-term debt at December 31, 1997 are as follows:


                                                                                (IN THOUSANDS)
1998..........................................................................    $   --
1999..........................................................................         5,000
2000..........................................................................        --
2001..........................................................................         5,000
                                                                                     -------
                                                                                  $   10,000
                                                                                     -------
                                                                                     -------


    Berks County Bank has maximum borrowing capacity with the FHLB of approximately $177.1 million. Advances from the FHLB are secured by qualifying assets of Berks County Bank.

    BERKS MORTGAGE COMPANY. Berks County Bank owns a 70% interest in Berks Mortgage Company, a Pennsylvania business trust. The remaining 30% is owned by a mortgage banking affiliate of the local Coldwell Banker real estate franchise. As a majority-owned subsidiary of Berks County Bank, Berks Mortgage Company is authorized to engage in full service mortgage banking in Pennsylvania. At the present time, Berks Mortgage Company originates loans that are separately underwritten and funded by Berks County Bank. Berks Mortgage Company commenced operations in 1995. The overall activity of Berks Mortgage Company in 1995, 1996 and 1997 was immaterial in relation to BCB taken as a whole.

    COMPETITION. Berks County Bank faces significant competition from other commercial banks, savings banks, savings and loan associations and several other financial or investment service institutions in the communities it serves. Several of these institutions are affiliated with major banking and financial institutions which are substantially larger and have greater financial resources than BCB and Berks County Bank. As the financial services industry continues to consolidate, competition affecting Berks County Bank may increase. For most of the services that Berks County Bank performs there is also competition from credit unions and issuers of commercial paper and money market funds. Such institutions, as well as brokerage firms, consumer finance companies, insurance companies and pension trusts, are important competitors for various types of financial services.

    PROPERTY. On February 18, 1998, BCB acquired the 150,000 square foot Penn Square Center located at 601 Penn Street, Reading, Pennsylvania. BCB's and Berks County Bank's executive/administrative offices will occupy four of the ten floors of this facility. BCB plans to lease out the remaining floors. The total purchase price for the building is $2,475,000 and includes an ATM machine and certain furnitures, fixtures and equipment.

    As of December 31, 1997, Berks County Bank owned one property, the land and building at the site of its branch location at High and Wilson Streets, Pottstown, Montgomery County, Pennsylvania and an additional parcel of land located in Exeter Township, Berks County, used for employee parking.

    Berks County Bank leases the land upon which it constructed the branch office it owns in Exeter Township, Berks County, Pennsylvania. This lease expires in June 1999 and has renewal options for twenty years thereafter. The lease expense for this land was $44,000 and $45,000 in 1996 and 1997, respectively. The lease expense for 1998 will be $46,000. Berks County Bank also leases land located in Wyomissing Hills, Berks County, Pennsylvania, upon which it constructed its Wyomissing branch. The total term of this lease is twenty-nine years, eleven months, expiring November 2024. The lease expense for 1996 and 1997 was $41,000 and $42,000, respectively. The lease expense for 1998 will be $43,000.

    Berks County Bank also leases the land upon which it constructed its Muhlenberg Township branch. The branch opened on March 29, 1997. The term of the lease is three years, expiring November 1999. At the conclusion of the lease, Berks County Bank will purchase the land for $375,000. The monthly lease payments are fixed at $3,750 per month until the end of the lease. Berks County Bank also leases the land upon which it constructed its Shillington (Cumru Township) branch. The branch opened May 3, 1997. The term of the lease is ten years, expiring in January 2007. At the conclusion of the lease, Berks County Bank will purchase the land for $400,000. The monthly lease payments are fixed at $4,000 until the end of the lease.

    Berks County Bank also leases space for its main branch and executive/administrative offices at 400 Washington Street, Reading, Pennsylvania. The space consists of a first floor location for Berks County Bank branch and office space on the second, eighth, ninth and twelfth floors for lending and operations staff. The space is leased under separate leases that, in the aggregate, required annual lease payments of $164,000 and $175,000 in 1996 and 1997, respectively, and will require lease payments of $119,000 in 1998. The leases expire at various dates through 1998. Berks County Bank has options to renew the terms of the leases for additional periods. In April 1998, it is expected, that BCB's and Berks County Bank's executive/ administrative operations will be relocated to BCB's Penn Square facility.

    On January 6, 1998, Berks County Bank announced that the Bank's seventh full-service branch will be opened in Hamburg (Berks County), Pennsylvania. The Hamburg branch opened on March 14, 1998. Berks County Bank has agreed to lease a 1,500 square foot commercial property for the Hamburg branch. The lease expense for 1998 will be $15,000.

    On November 11, 1997, Berks County Bank entered into two agreements of sale for two adjacent parcels of land in Douglass Township (Montgomery County), Pennsylvania. Berks County Bank will use these two parcels of land to construct its eighth full-service branch. Estimated completion date is the third quarter of 1998. The aggregate purchase price for the two parcels is $525,000.

    On December 8, 1997, Berks County Bank entered into an agreement of sale for a parcel of land in Heidelberg Township (Berks County), Pennsylvania. Berks County Bank will use this parcel of land to construct its ninth full-service branch. The estimated completion date for the Robesonia Branch is the third quarter of 1998. The purchase price for the parcel is $189,000.

    Berks County Bank leases space for its mortgage center and loan office at Two Woodland Road in Wyomissing, Pennsylvania. The lease expired in February 1998 and had three renewal options of one year each. The annual lease expense in 1996 and 1997 was $39,000 and $40,000, respectively. The lease expense through February 15, 1998 will be approximately $5,000. The lease has been temporarily extended through May 31, 1998 at an approximate additional expense of $12,000 for 1998.

    Berks County Bank also leases space for a mortgage center and loan office at 108 East Main Street, Schuylkill Haven, Schuylkill County, Pennsylvania. The lease expires in May 1998 and has three additional extensions of six months each. The lease expense in 1996 and 1997 was $450 and $5,000, respectively. The lease expense for through May 31, 1998 will be $2,250.

    Berks County Bank leases space for a mortgage center and loan office in Jamison, Bucks County, Pennsylvania. The lease expires in March 1998. The annual lease expense for 1997 was $6,000. The lease expense through March 1998 will be $2,000. After March 1998, the Bank will continue to lease this space on a month-to-month basis.

    Berks County Bank leases space for its Exton loan production office in Chester County, Pennsylvania. The lease expires in June 1998. The annual lease expense for 1997 was $7,000.

    On February 1, 1998, Berks County Bank entered into a lease agreement for a mortgage center and loan office in Allentown, Lehigh County, Pennsylvania. The lease expires in January 1999. The lease expense for 1998 will be approximately $16,000.

    In addition to its branches and offices, Berks County Bank operates automated teller machines at its Exeter, Pottstown, Wyomissing, Muhlenberg and Shillington branch offices and at a location owned by St. Joseph's Hospital, Reading, Pennsylvania.

    LEGAL PROCEEDINGS. BCB and Berks County Bank are from time to time a party (plaintiff or defendant) to lawsuits that are in the normal course of BCB's and Berks County Bank's business. While any litigation involves an element of uncertainty, management, after reviewing pending actions with its legal counsel, is of the opinion that the liability of the Company and Berks County Bank, if any, resulting from such actions will not have a material effect on the financial condition or results of operations of BCB and Berks County Bank.

    SUPERVISION AND REGULATION. Various requirements and restrictions under the laws of the United States and the Commonwealth of Pennsylvania affect BCB and Berks County Bank.

    GENERAL. BCB is a bank holding company subject to supervision and regulation by the FRB under the Bank Holding Company Act of 1956, as amended. As a bank holding company, BCB's activities and those of its subsidiary are limited to the business of banking and activities closely related or incidental to banking and BCB may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the FRB.

    Berks County Bank is subject to supervision and examination by applicable federal and state banking agencies. Berks County Bank is a member of the Federal Reserve System, and therefore, subject to the regulations of the FRB. Berks County Bank is also a Pennsylvania-chartered bank subject to supervision and regulation by the Pennsylvania Department of Banking.

    In addition, because the deposits of Berks County Bank are insured by the FDIC, Berks County Bank is subject to regulation by the FDIC. Berks County Bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Berks County Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the FRB in attempting to control the money supply and credit availability in order to influence the economy.

    HOLDING COMPANY STRUCTURE. Berks County Bank is subject to restrictions under federal law which limit its ability to transfer funds to BCB, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by Berks County Bank to the Company are generally limited in amount to 10% of Berks County Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts, and all transactions are required to be on an arm's length basis. Berks County Bank has never made any loan or extension of credit to BCB nor has it purchased any assets from BCB.

    Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary bank and to commit resources to support the bank, i.e., to downstream funds to the bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Any capital loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of its subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    REGULATORY RESTRICTIONS ON DIVIDENDS. Dividend payments by Berks County Bank to BCB are subject to the Pennsylvania Banking Code of 1965 (the "Banking Code"), the Federal Reserve Act, and the Federal Deposit Insurance Act (the "FDIA"). Under the Pennsylvania Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, undivided profits). Under the FRB's regulations, Berks County Bank cannot pay dividends that exceed its net income from the current year and the preceding two years. Under the FDIA, no dividends may be paid by an insured bank if the bank is in arrears in the payment of any insurance assessment due to the FDIC. Under current banking laws, Berks County Bank would be limited to approximately $5.1 million of dividends in 1998 plus an additional amount equal to Berks County Bank's net profit for 1998, up to the date of any such dividend declaration.

    State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of Berks County Bank to pay dividends to the Company.

    The payment of dividends to BCB by Berks County Bank may also be affected by other regulatory requirements and policies. If, in the opinion of the FRB, Berks County Bank is engaged in, or is about to engage in, an unsafe or unsound practice (which, depending on the financial condition of Berks County Bank, could include the payment of dividends), the FRB may require, after notice and hearing, that Berks

County Bank cease and desist from such practice. The FRB has formal and informal policies providing that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

    FDIC INSURANCE ASSESSMENTS. The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures.

    Under the risk-related premium schedule, the FDIC, on a semiannual basis, assigns each institution to one of three capital groups (well capitalized, adequately capitalized or under capitalized) and further assigns such institution to one of three subgroups within a capital group corresponding to the FDIC's judgment of the institution's strength based on supervisory evaluations, including examination reports, statistical analysis and other information relevant to gauging the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10.00% or greater, a Tier 1 capital to risk adjusted assets ratio of 6.0% or greater and a Tier 1 leverage ratio of 5.0% or greater, are assigned to the well-capitalized group.

    Berks County Bank's FDIC insurance assessment for the first six months of 1998 is estimated to be $50,000. In addition, for 1997 through 1999, the banking industry is required to help pay the FICO interest payments at an assessment rate that is one-fifth the rate paid by thrifts. The FICO assessment on BIF insured deposits is 1.29 cents per $100 in deposits; for SAIF insured deposits it is 6.44 cents per $100 in deposits. Beginning January 1, 2000, the FICO interest payments will be paid at the same rate by banks and thrifts, which rate will be determined at such time by the FDIC. At December 31, 1997, BCB estimated the FICO interest assessment to be approximately $40,000 for 1998.

    CAPITAL ADEQUACY. The FRB adopted risk-based capital guidelines for bank holding companies, such as BCB. The required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8.0%. At least half of the total capital is required to be "Tier 1 capital," consisting principally of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance.

    In addition to the risk-based capital guidelines, the FRB established minimum leverage ratio (Tier 1 capital to average total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 1% to 2% above the 3% stated minimum. BCB is in compliance with these guidelines. Berks County Bank is subject to similar capital requirements also adopted by the FRB.

    The risk-based capital standards are required to take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities.

    INTERSTATE BANKING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Law"), amended various federal banking laws to provide for nationwide interstate banking, interstate bank mergers and interstate branching. The interstate banking provisions allow for the acquisition by a bank holding company of a bank located in another state.

    Interstate bank mergers and branch purchase and assumption transactions were allowed effective June 1, 1997; however, states may "opt-out" of the merger and purchase and assumption provisions by enacting a law which specifically prohibits such interstate transactions. States could, in the alternative, enact legislation to allow interstate merger and purchase and assumption transactions prior to June 1, 1997. States could also enact legislation to allow for de novo interstate branching by out of state banks. In July 1995, Pennsylvania adopted "opt-in" legislation which allows such transactions.

    YEAR 2000 COMPUTER ISSUES. Management has initiated a company-wide program to prepare BCB's and Berks County Bank's computer systems and applications for the year 2000.

    The "year 2000" challenge is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000.

    BCB is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the year 2000 compliance.

    BCB plans to have all reprogramming efforts completed by December 31, 1998, allowing adequate time for testing.

    BCB expects to incur internal staff costs and other expenses related to hardware and software enhancements necessary to prepare the systems for the year 2000. Management expects these "year 2000" maintenance or modification costs to be immaterial.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    OVERVIEW. Berks County Bank opened its first office in Reading, Pennsylvania in 1987 to serve individuals and small- to medium-sized businesses that it believed were not being adequately served by its larger competitors in the Berks County market area. Berks County Bank opened its second office in Exeter in 1991.

    In 1995, Berks County Bank initiated a more aggressive branch expansion and marketing program targeting customers of larger institutions that were recently acquired. Berks County Bank opened branches in Pottstown and Wyomissing in 1995, and in Muhlenberg and Shillington on March 29 and May 3, 1997, respectively. As a result, BCB's assets have grown from $154.7 million at December 31, 1994 to $447.6 million at December 31, 1997, a compound annual growth rate of approximately 42.5%. In addition, Berks County Bank aggressively has sought to leverage deposit inflows into new loan originations and since 1995 has opened loan production offices in Wyomissing, Pottstown, Schuylkill Haven, Jamison, Exton, and Allentown. Net loans have grown from $125.5 million at December 31, 1994 to $246.2 million at December 31, 1997.

    Future growth plans include the opening of at least three new branches in 1998 and the addition of two new offices per year for the next several years in Berks and the contiguous counties. Management's goal in establishing any new branch is to achieve deposits of at least $50 million in three years or less. In addition, BCB expects to open additional loan production offices in those areas where BCB perceives market opportunities and which may be suitable for future branch sites.

    BCB's net income historically has fluctuated with the timing of new branch openings because BCB incurs incremental non-interest expense when opening a new branch office. Specifically in 1995 BCB opened two new branches within the same calendar quarter. Because BCB was much smaller in 1995 than it is in 1998, the incremental non-interest expense as a percentage of net income was substantially greater in 1995 than BCB expects it to be in 1998. As BCB continues to open additional branches, it expects the impact of incremental non-interest expense on net income to be less dramatic than in prior years as a result of the growth in BCB's asset base.

    BCB began paying cash dividends in 1993 at an annual rate of $0.04 per share. Since that time, BCB has paid a cash dividend each quarter and has annually increased such dividend to its current annual rate of $0.32 per share.

    The following discussion and analysis of financial condition and results of operations of BCB should be read in conjunction with the consolidated financial statements of the Company including the related notes thereto, included elsewhere herein.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

OVERVIEW

    BCB's net income for the year-ended December 31, 1997 was $3.3 million, increasing by 73.7% from $1.9 million for 1996. The increase in net income for 1997 compared to 1996 was largely attributable to an increase in net interest income.

ANALYSIS OF NET INTEREST INCOME

    Historically, BCB's earnings have depended primarily upon the Bank's net interest income, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. BCB's net interest income, calculated on a tax-equivalent basis, increased $4.2 million, or 48.3%, to $12.9 million during 1997 from $8.7 million during 1996. The increase in net interest income was primarily due to an increase in average interest-earning assets at rates higher than the increase in average interest-bearing liabilities. Interest income, on a tax-equivalent basis, increased $9.8 million, or 53.0%, from $18.5 million in 1996 to $28.3 million in 1997, while interest expense increased $5.5 million, or 56.1%, from $9.8 million in 1996 to $15.3 million in 1997.

    Net interest margin decreased 13 basis points to 3.59% for the year-ended December 31, 1997 compared to 3.72% for the year-ended December 31, 1996, calculated on a tax-equivalent basis. Net interest margin is the difference between interest earned and interest paid, divided by average total interest-earning assets. Net interest margin decreased in 1997 due primarily to a decrease in the average yield on interest earning assets--specifically securities, and an increase in the average yield on interest-bearing liabilities, primarily other borrowed funds and deposits. In 1997, the average yield on interest-earning assets, on a tax equivalent basis, decreased 6 basis points, or less than 1 percent, to 7.85% compared to 7.91% for the prior year-ended December 31, 1996. The average yield on total interest-bearing liabilities (deposits plus borrowed funds) increased 8 basis points, or 1.7%, to 4.87% for the year-ended December 31, 1997 compared to 4.79% for the prior year-ended December 31, 1996.

    To the extent that BCB chooses to invest in tax-free securities or extend tax-free loans, BCB's tax expense can be reduced from the statutory rate of 34% to an effective rate below that level. The amount of tax that is saved by the acquisition of tax-free assets is included in interest income for purposes of calculating the tax-equivalent yield on earning assets. During the latter part of 1996, BCB significantly increased its investments in State and Municipal Securities, which are substantially tax-free, except for the disallowance of the deduction of twenty percent of interest expense on deposits or liabilities used to fund these investments, in accordance with the Federal tax laws governing bank qualified securities. This resulted in a substantial increase in the average balance in State and Municipal securities in 1997, versus 1996.

    Net interest income is affected by changes in the mix of the volume and rates of interest-earning assets and interest-bearing liabilities. The Average Balances, Average Rates, and Net Interest Margin table provides an analysis of net interest income on a tax-equivalent basis, setting forth for the periods (i) average assets, liabilities and stockholders' equity, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (iv) the Bank's net interest margin (net interest income as a percentage of average total interest-earning assets).

                                                  AVERAGE BALANCES, AVERAGE RATES, AND NET INTEREST MARGIN
                              ------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31, 1996             DECEMBER 31, 1995
                                       DECEMBER 31, 1997           -----------------------------------  ----------------------
                              -----------------------------------              INTEREST                             INTEREST
                               AVERAGE                  YIELD/      AVERAGE     INCOME/      YIELD/      AVERAGE     INCOME/
        YEARS ENDED            BALANCE                  RATE(2)     BALANCE   EXPENSE(1)     RATE(2)     BALANCE   EXPENSE(1)
----------------------------  ---------               -----------  ---------  -----------  -----------  ---------  -----------
                                          INTEREST
                                           INCOME/
                                         EXPENSE(1)
                                         -----------

                                                                   (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-bearing deposits
    at banks................  $   4,287   $     243         5.67%  $   8,095   $     431         5.32%  $   9,716   $     560
                              ---------  -----------  -----------  ---------  -----------         ---   ---------  -----------
  U.S. Treasury.............      2,376         167         7.03       4,168         261         6.26       5,891         382
  U.S. Government
    agencies................     91,503       6,333         6.92      25,237       1,770         7.01       6,239         397
  State and municipal (3)...     32,574       2,560         7.86      22,003       1,773         8.06       7,336         591
  Other bonds and
    securities..............      5,477         343         6.24       1,920         119         6.20       1,177          78
                              ---------  -----------  -----------  ---------  -----------         ---   ---------  -----------
      Total securities......    131,930       9,403         7.13      53,328       3,923         7.36      20,643       1,448
                              ---------  -----------  -----------  ---------  -----------         ---   ---------  -----------
  Federal funds sold........        649          35         5.55       2,319         121         5.22       1,290          73
                              ---------  -----------  -----------  ---------  -----------         ---   ---------  -----------
  Commercial loans (3)......    104,044       9,098         8.74      76,196       6,758         8.87      57,443       5,307
  Mortgage loans............    100,446       7,779         7.74      78,745       5,952         7.56      66,832       5,124
  Installment loans.........     18,640       1,703         9.14      15,194       1,324         8.71       9,585         864
                              ---------  -----------  -----------  ---------  -----------         ---   ---------  -----------
    Total loans(4)..........    223,130      18,580         8.33     170,135      14,034         8.25     133,860      11,295
                              ---------  -----------  -----------  ---------  -----------         ---   ---------  -----------
      Total interest-earning
        assets..............    359,996      28,261         7.85     233,877      18,509         7.91     165,509      13,376
Unrealized depreciation on
  available for sale
  securities................       (106)                                (227)                                (172)
Allowance for loan losses...     (2,283)                              (1,849)                              (1,492)
Non-interest earning
  assets....................     22,275                               15,479                               11,821
                              ---------                            ---------                            ---------
    Total assets............  $ 379,882                            $ 247,280                            $ 175,666
                              ---------                            ---------                            ---------
                              ---------                            ---------                            ---------
INTEREST-BEARING
  LIABILITIES:
Demand deposits, interest-
  bearing...................  $ 131,447       5,131         3.90%  $  68,642       2,582         3.76%  $  28,455         937
Savings deposits............     12,384         402         3.25      11,010         343         3.12      10,162         272
Other time deposits.........    134,596       7,744         5.75     112,498       6,210         5.52      96,129       5,391
                              ---------  -----------  -----------  ---------  -----------         ---   ---------  -----------
  Total deposits............    278,427      13,277         4.77     192,150       9,135         4.75     134,746       6,600
Other borrowed funds........     22,150       1,256         5.67       5,803         303         5.22       2,736         141
Long-term borrowings........     13,830         788         5.70       6,742         371         5.50       5,488         285
                              ---------  -----------  -----------  ---------  -----------         ---   ---------  -----------
  Total interest-bearing
    liabilities.............    314,407      15,321         4.87     204,695       9,809         4.79     142,970       7,026
                                         -----------  -----------             -----------         ---              -----------
Demand deposits,
  non-interest bearing......     31,422                               21,127                               12,960
Other non-interest bearing
  liabilities...............      4,682                                2,718                                1,870
                              ---------                            ---------                            ---------
    Total liabilities.......    350,511                              228,540                              157,800
Redeemable common stock.....     --                                       14                                  315
Stockholders' equity........     29,371                               18,726                               17,551
                              ---------                            ---------                            ---------
Total liabilities,
  redeemable common stock
  and stockholders'
  equity....................  $ 379,882                            $ 247,280                            $ 175,666
                              ---------                            ---------                            ---------
                              ---------                            ---------                            ---------
Net interest income.........              $  12,940                            $   8,700                            $   6,350
                                         -----------                          -----------                          -----------
                                         -----------                          -----------                          -----------
Net interest margin(5)......                                3.59%                                3.72%
                                                      -----------                                 ---
                                                      -----------                                 ---



                                YIELD/
        YEARS ENDED             RATE(2)
----------------------------  -----------

INTEREST-EARNING ASSETS:
  Interest-bearing deposits
    at banks................        5.76%
                                     ---
  U.S. Treasury.............        6.48
  U.S. Government
    agencies................        6.36
  State and municipal (3)...        8.06
  Other bonds and
    securities..............        6.63
                                     ---
      Total securities......        7.01
                                     ---
  Federal funds sold........        5.66
                                     ---
  Commercial loans (3)......        9.24
  Mortgage loans............        7.67
  Installment loans.........        9.01
                                     ---
    Total loans(4)..........        8.44
                                     ---
      Total interest-earning
        assets..............        8.08
Unrealized depreciation on
  available for sale
  securities................
Allowance for loan losses...
Non-interest earning
  assets....................

    Total assets............

INTEREST-BEARING
  LIABILITIES:
Demand deposits, interest-
  bearing...................        3.29%
Savings deposits............        2.68
Other time deposits.........        5.61
                                     ---
  Total deposits............        4.90
Other borrowed funds........        5.15
Long-term borrowings........        5.19
                                     ---
  Total interest-bearing
    liabilities.............        4.91
                                     ---
Demand deposits,
  non-interest bearing......
Other non-interest bearing
  liabilities...............

    Total liabilities.......
Redeemable common stock.....
Stockholders' equity........

Total liabilities,
  redeemable common stock
  and stockholders'
  equity....................

Net interest income.........

Net interest margin(5)......        3.84%
                                     ---
                                     ---

------------------------------

(1) Includes loan fee income.

(2) Yields on investments are calculated on amortized cost.

(3) Taxable equivalent basis, using a 34% statutory tax rate and adjusted for the disallowance of the deduction for interest expense to carry bank eligible tax-exempt securities and loans.

(4) Loans outstanding include non-accruing loans.

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.

    BCB's total interest income on a tax-equivalent basis increased by $9.8 million during 1997 over the previous year, from $18.5 million in 1996 to $28.3 million in 1997. Interest and fees on loans increased $4.6 million, from $14.0 million for the year-ended December 31, 1996 to $18.6 million for the year-ended December 31, 1997, which was the result of an increase in average loan volume, from $170.1 million at December 31, 1996 to $223.1 million at December 31, 1997, and an increase in the average yield on loans, from 8.25% in 1996 to 8.33% in 1997. Also contributing to the increase in total interest income was an increase in interest and dividend income on securities of $5.5 million, from $3.9 million in 1996 to $9.4 million in 1997. This increase in investment income was the result of an increase in the average balance of securities owned in 1997 versus 1996, from $53.3 million in 1996 to $131.9 million in 1997. BCB has elected during the past several years to maintain the bulk of its excess liquidity in an interest-bearing account at the Federal Home Loan Bank of Pittsburgh instead of selling it overnight as Federal Funds Sold. By doing this during 1997, BCB increased its yield on its deposits at the FHLB by 12 basis points over what it could have earned in Federal Funds Sold, an average yield of 5.67% versus 5.55%. Plus, the FHLB affords BCB the protection of an AAA/Aaa rated institution by Moodys and Standard and Poor, since it is a quasi-Federal government agency.

    BCB's total interest expense increased $5.5 million, or 56.1%, to $15.3 million in 1997 from $9.8 million in 1996. This increase was due to an increase in the volume of average interest-bearing liabilities of $109.7 million, or 53.6%, to $314.4 million for the year-ended December 31, 1997 versus $204.7 million for the year-ended December 31, 1996. The average rate paid on interest-bearing liabilities increased 8 basis points, or 1.7%, from 4.79% for 1996 compared to 4.87% for 1997. This increase was primarily the result of BCB's decision to leverage its balance sheet in order to increase earnings, thereby electing to increase its average volume of borrowed funds, which were at rates in excess of the average rate on total average deposits.

    The average rate paid on interest-bearing demand deposits, primarily money market savings and interest checking accounts, increased in 1997 to 3.90% from 3.76% in 1996. Additionally, the average volume increased from $68.6 million in 1996 to $131.4 million in 1997, an increase of $62.8 million, or 91.5%. BCB believes that its strategy of paying an above market 4.20% APY (annual percentage yield) on money market savings accounts having balances of $1,000 or more, and guaranteeing that APY through June 30, 1998 has resulted in significant volume increases in deposits at incremental costs far below those that would have been paid for the same volume of certificates of deposit.

    Interest expense on time deposits increased $1.5 million, or 24.2%, from $6.2 million during 1996 to $7.7 million during 1997. This increase was due to an increase in the average volume of certificates of deposit in the amount of $22.1 million, or 19.6%, from $112.5 million in 1996 to $134.6 million in 1997.

    Interest expense on other borrowed funds and long-term borrowings increased in 1997 to $2.0 million from $0.7 million in 1996 as the average balance increased to $36.0 million in 1997 from $12.5 million in 1996. The increase, along with the increase in deposits and other borrowed funds, funded purchases of securities and loans as part of an on-going matched funding program that's primary purpose was to increase earnings while also managing interest-rate risk and liquidity. An integral part of this strategy was to aggressively promote "free" non-interest bearing business and personal demand (checking) accounts. This strategy is continuing into 1998 in an on-going effort by BCB to lower its overall cost of funds while attracting significant volumes of new deposits at incremental rates below rates on certificates of deposit or borrowings.

    During 1997, non-interest bearing business and personal demand (checking) deposits increased to $38.5 million at December 31, 1997 from $29.0 million at December 31, 1996, an increase of $9.5 million, or 32.8%. On an average balance basis, the increase from 1996 to 1997 was $10.3 million, or 48.8%, from $21.1 million in 1996 to $31.4 million in 1997. Since the cost of funds on these deposits is zero percent, to the extent BCB is successful in increasing these non-interest bearing deposits as a percentage of total deposits, it should mitigate any above market interest rates paid on savings and time deposits acquired to fund earning assets in the future.

    RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

    Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The "Rate/Volume Analysis of Changes in Net Interest Income" table which follows sets forth an analysis of volume and rate changes in net interest income for the periods indicated. For purposes of this table, changes in interest income and interest expense are allocated to volume and rate categories based upon the respective percentage changes in average balances and average rates.

                                                                                    YEARS ENDED DECEMBER 31,
                                                             ----------------------------------------------------------------------
                                                                        1997 VS 1996                        1996 VS 1995
                                                                        CHANGE DUE TO                       CHANGE DUE TO
                                                             -----------------------------------  ---------------------------------

                                                              AVERAGE     AVERAGE     INCREASE     AVERAGE    AVERAGE    INCREASE
                                                              VOLUME       RATE      (DECREASE)    VOLUME      RATE     (DECREASE)
                                                             ---------  -----------  -----------  ---------  ---------  -----------
                                                                                         (IN THOUSANDS)
Interest earned on:
  Interest-bearing deposits with banks.....................  $    (294)  $     106    $    (188)  $     428  $    (557)  $    (129)
  Federal funds sold.......................................        (87)          2          (85)        (42)        90          48
  Securities (1)...........................................      5,816        (337)       5,479       2,941       (466)      2,475
  Loans (1)................................................      4,485          61        4,546       3,415       (676)      2,739
                                                             ---------       -----   -----------  ---------  ---------  -----------
    Total interest income..................................  $   9,920   $    (168)   $   9,752   $   6,742  $  (1,609)  $   5,133
                                                             ---------       -----   -----------  ---------  ---------  -----------
Interest paid on:
  Interest bearing demand and savings deposits.............  $   2,385   $     223    $   2,608   $   1,097  $     619   $   1,716
  Time deposits under $100,000.............................        143           5          148         724         68         792
  Time deposits $100,000 and above.........................      1,078         309        1,387         193       (166)         27
  Borrowed funds...........................................      1,284          85        1,369       2,009     (1,761)        248
                                                             ---------       -----   -----------  ---------  ---------  -----------
    Total interest expense.................................  $   4,890   $     622    $   5,512   $   4,023  $  (1,240)  $   2,783
                                                             ---------       -----   -----------  ---------  ---------  -----------
Net interest income........................................  $   5,030   $    (790)   $   4,240   $   2,719  $    (369)  $   2,350
                                                             ---------       -----   -----------  ---------  ---------  -----------
                                                             ---------       -----   -----------  ---------  ---------  -----------

------------------------

(1) Interest income is reported on a tax-equivalent basis, using a 34% statutory tax rate and adjusted for the disallowance of the deduction for interest expense to carry bank eligible tax-exempt securities and loans.

    PROVISION FOR LOAN LOSSES

    The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management. The level of the allowance for loan losses is determined by management of the Bank based upon its evaluation of the known as well as inherent risks within the Bank's loan portfolio. Management's periodic evaluation is based upon an examination of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations and other relevant factors (See discussion under "Asset Quality"). The provision for loan losses was $1.0 million for 1997 compared to $0.7 million for 1996.

    The reason for the increase in 1997 was to replace that portion of the allowance for loan losses used to fund loan charge-offs, net of recoveries, in 1997 of $358,000 as well as to build the allowance for loan losses to a level deemed to be satisfactory given the growth in the size of the loan portfolio during 1997. Non-performing assets were 0.90% of total assets at December 31, 1997, compared to 1.12% at December 31, 1996. Delinquencies were down to 2.3% at December 31, 1997, from the 2.7% ratio at December 31, 1996.

    OTHER INCOME

    Non-interest income increased $0.8 million, or 61.5%, from $1.3 million in 1996 to $2.1 million in 1997. The increase was due primarily to a $0.3 million increase in customer service fees for services such as merchant cards, overdrafts and NSF (non-sufficient funds) charges, safe deposit box rentals, and other services that are primarily deposit driven. The increase in customer service fees was nearly proportional to the increase in the Bank's average total deposits. Also, income from mortgage banking activities increased $0.3 million, or 50.0%, from $0.6 million in 1996 to $0.9 million in 1997, due to an increase in investors' mortgage commitments in 1997. In 1997, BCB also realized gains on the sale of securities of $176,000, an increase of $177,000 over the ($1,000) net losses realized in 1996.

    OTHER EXPENSES

    Total other expenses increased $2.6 million, or 40.0%, from $6.5 million in 1996 to $9.1 million in 1997. Salaries, wages and employee benefits increased $1.8 million, or 64.3%, from $2.8 million in 1996 to $4.6 million in 1997. The primary reason for the increase in salaries, wages and employee benefits was the opening and staffing of two new branches in Muhlenberg and Shillington along with the additional backroom staff required to support the rapid growth of the bank.

    Occupancy expenses increased $142,000, or 24.9%, from $570,000 in 1996 to $712,000 in 1997. Equipment expenses increased $136,000 or 32.5%, from $419,000 in 1996 to $555,000 in 1997. Other operating expenses increased $0.6 million, or 23.1%, from $2.6 million in 1996 to $3.2 million in 1997. Other operating expenses encompasses all expenses not otherwise categorized and includes items such as third-party data processing costs for ATM machines, FDIC insurance premiums, professional fees, advertising costs, insurance and other miscellaneous expenses. The primary reason why occupancy, equipment, and other operating expenses increased during 1997 was the growth of the Bank.

    The largest increase in other operating expenses in 1997 came from office supplies and expenses. In 1997 office supplies and expenses were $612,000 versus $372,000 in 1996, a $240,000 increase, or 64.5%. Professional fees also increased significantly, to $350,000 in 1997 versus $161,000 in 1996, a $189,000 increase, or 117.4%. These two expenses account for 78.9% of the net increase in the other operating expense category. Other expenses that increased significantly in 1997 versus 1996 were Advertising, a $60,000 or 10.0% increase; Insurance, a $20,000 or 23.9% increase; Dues and Subscriptions, an $18,000 or 98.2% increase; Travel and Entertainment, a $30,000 or 67.7% increase; Data Processing and MAC Fees, a $117,000 or 31.9% increase; Telephone, a $32,000 or 53.7% increase; and other loan expenses increased $111,000 or 80.3%.

    During the normal course of operations, it sometimes becomes necessary for the Bank to take possession of real estate collateral associated with non-performing loans. Until that real estate is disposed of through a sale, the Bank often must incur maintenance, repair, taxes and other expenses in order to protect the value of that real estate. These costs, plus losses (net of gains) on the sale of foreclosed real estate totaled $301,000 in 1996, but decreased to a net gain of ($66,000) in 1997, a decrease of $367,000.

    PROVISION FOR INCOME TAXES

    The provision for federal income taxes increased $435,000, or 100.5%, to $868,000 in 1997 from $433,000 in 1996. The effective tax rates for the years ended December 31, 1997 and 1996 were 20.8% and 18.5% respectively. The significant decrease in 1997's and 1996's effective tax rate from the statutory tax rate of 34% was due to the significant generation of tax-exempt interest income earned on bank-qualified municipal securities and loans. The significant increase in the amount of federal income taxes from 1996 to 1997 was the result of the substantial increase in income before income taxes of $1.9 million, from $2.3 million in 1996 to $4.2 million in 1997. A reconciliation of the statutory income tax at a rate of 34% to the income tax expense for 1997 and 1996 is included in footnote No. 8 to the consolidated financial statements.

    FINANCIAL CONDITION

    BCB's total assets increased 37.9% from $324.5 million at December 31, 1996 to $447.6 million at year-end 1997. During the same period, net loans increased by 28.2% to $246.2 million, and securities increased by 90.1% to $169.2 million. The increase in securities was due primarily to the net purchase of $44.8 million in available for sale securities and $35.8 million in held to maturity securities as part of a matched funding program by the Bank to increase earnings. Cash and amounts due from banks, interest-bearing deposits (which are held at the Federal Home Loan Bank, "FHLB"), and federal funds sold are all liquid funds. The aggregate amount in these three categories decreased by $18.0 million to $13.7 million at December 31, 1997 from $31.7 million at December 31, 1996, primarily due to a greater amount of growth in loans and securities during 1997 than the amount of growth in deposits. Amounts due from mortgage investors increased from $3.5 million at year-end 1996 to $5.4 million at year-end 1997. These amounts represent loans originated by the Bank for other mortgage investors/lenders under standing commitments. These loans are temporarily funded for such investors for periods ranging from three to forty-five days after origination. Bank premises and equipment, net of accumulated depreciation, increased from $4.4 million at year-end 1996 to $6.4 million at year-end 1997. The increase of $2.0 million was mainly attributable to the construction of two new branch sites in Muhlenberg and Shillington. These offices opened in the first and second quarters of 1997, respectively. Prepaid expenses and other assets increased by $2.3 million, from $0.5 million at December 31, 1996 to $2.8 million at December 31, 1997. The increase was mainly due to securities sold prior to year end 1997, which did not settle until early 1998. Foreclosed real estate decreased from $0.8 million at December 31, 1996 to $0.2 million at December 31, 1997. Foreclosed real estate is comprised of property acquired through foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure.

    Total liabilities increased by $98.7 million, or 32.4%, from $304.8 million at December 31, 1996 to $403.5 million at December 31, 1997. During this period, deposits increased by 36.4% from $264.3 million at year-end 1996 to $360.6 million at year-end 1997. The deposit mix changed considerably during 1997, along the same trend as it did in 1996, because the Bank continued to place greater emphasis upon the generation of savings and checking deposits versus higher cost certificates of deposits. This was accomplished by raising the rate of interest paid for money market deposits in 1996 and maintaining the above market interest rate throughout 1997; offering no-fee, "free" personal and business checking; and also paying attractive interest rates on interest checking accounts during a period of time where major competitors charged fees for checking and paid no interest, or lower interest, for checking accounts. The aggregate amount of demand and savings deposits, which are lower in rate than time deposits, increased $70.9 million, or 49.9%, from $142.0 million at December 31, 1996 to $212.9 million at December 31, 1997. As a percentage of total deposits, aggregate demand and savings deposits increased from 53.7% at December 31, 1996 to 59.0% at December 31, 1997. Aggregate demand deposits include non-interest bearing demand, interest checking (NOW) and money market deposits. Certificates of deposit increased $25.3 million, or 20.7%, from $122.3 million at year-end 1996 to $147.6 million at December 31, 1997. As a percentage of total deposits, certificates of deposit decreased from 46.3% at December 31, 1996 to 40.9% at December 31, 1997. The proceeds from the increase in deposits were used to fund new loans, securities purchases, and additions to bank premises and equipment. Other borrowed funds increased $8.4 million from $13.7 million at year-end 1996 to $22.1 million at year-end 1997. The increase was primarily the result of new FHLB advances with a maturity date of less than one year. Long-term borrowed funds decreased $12.0 million from $22.0 million at year-end 1996 to $10.0 million at year-end 1997. This decrease was due to the reclassification of long-term borrowings that, due to the passage of time, mature in less than a year, or due to their prepayment. BCB utilizes FHLB borrowings as part of its on-going matched funding program to increase earnings and/or to manage interest-rate risk and liquidity.

    Shareholders' equity increased $24.4 million, or 123.9% to $44.1 million at December 31, 1997 from $19.7 million at December 31, 1996. The increase in shareholders' equity is primarily attributable to the completion of BCB's secondary public offering, during the third quarter of 1997, in which it sold 1,380,000 shares at $16.375 per share. Net proceeds to BCB, after deducting expenses of $1.7 million, were $20.9 million. Also contributing to the increase was the retention of earnings of $2.5 million, net of cash dividends declared of $0.8 million. The change in net unrealized appreciation (depreciation) on securities available for sale, net of taxes, was $766,000, from ($49,000) depreciation at December 31, 1996 to $717,000 appreciation at December 31, 1997. This increase was caused by the general decrease in interest rates during the period. When interest rates fall, the fair value of debt securities generally increases, thereby increasing equity.

    ASSET QUALITY

    Non-performing assets as a percentage of total assets decreased 19.6% from 1.12% at December 31, 1996 to 0.90% at December 31, 1997. Non-performing assets increased 11.1%, from $3.6 million at December 31, 1996 to $4.0 million at December 31, 1997. Non-performing assets are comprised of non-accrual loans, accruing loans that are 90 days or more past due which are insured for credit loss, foreclosed real estate (assets acquired in foreclosures), and restructured loans. It is the Bank's policy to classify a loan, other than a loan insured for credit loss, as non-accrual within ten days after the month end in which the loan becomes 90 days past due for either principal or interest.

    The balance in the allowance for loan losses was $2.6 million, or 1.05% of total loans, at December 31, 1997. At December 31, 1996, the balance in the allowance for loan losses was $2.0 million, or 1.03% of total loans. The balance in the allowance for loan losses was 1.97% of total loans excluding residential mortgages at December 31, 1997, compared to 1.83% at December 31, 1996. The ratio of the allowance for loan losses to non-performing loans was 67.58% at December 31, 1997 compared to 69.75% at December 31, 1996. It has been the Bank's experience that the percentage of loan losses have been substantially less in its residential mortgage portfolio than its commercial loan portfolio. At December 31, 1997, 44.5% of the Bank's loan portfolio was in residential mortgage loans, compared to 46.1% at December 31, 1996.

    As a financial institution which assumes lending and credit risks as a principal element of its business, BCB anticipates that credit losses will be experienced in the normal course of business. Accordingly, management of BCB makes a quarterly determination as to an appropriate provision from earnings necessary to maintain an allowance for loan losses that is adequate for potential yet undetermined losses. The amount charged against earnings is based upon several factors including, at a minimum, each of the following:

    - a continuing review of delinquent, classified and non-accrual loans, large loans, and overall portfolio quality. This continuous review assesses the risk characteristics of both individual loans and the total loan portfolio;

    - analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios;

    - management's judgment with respect to local and general economic conditions and their impact on the existing loan portfolio;

    - regular examinations and reviews of the loan portfolio by the bank regulators.

    When it is determined that the prospect for recovery of the principal of a loan has significantly diminished, that portion of the loan is immediately charged against the allowance account. Subsequent recoveries, if any, are credited to the allowance account. In addition, non-accrual and large delinquent loans are reviewed monthly to determine potential losses.

    Management believes the allowance for loan losses was adequate to cover risks inherent in its loan portfolio at December 31, 1997. However, there can be no assurance that BCB will not have to increase its provision for loan losses in the future as a result of changes in economic conditions or for other reasons. Any such increase could adversely affect BCB's results of operations.

    INTEREST RATE RISK MANAGEMENT.

    Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Berks County Bank typically defines interest-sensitive assets and interest sensitive liabilities as those that reprice within one year or less. Maintaining an appropriate match is a method of avoiding wide fluctuations in net interest margin during periods of changing interest rates.

    The difference between interest-sensitive assets and interest-sensitive liabilities is known as the "interest-sensitivity gap" ("GAP"). A positive GAP occurs when interest-sensitive assets exceed interest sensitive liabilities repricing in the same time periods, and a negative GAP occurs when interest-sensitive liabilities exceed interest-sensitive assets repricing in the same time periods. A negative GAP ratio suggests that a financial institution may be better positioned to take advantage of declining interest rates rather than increasing interest rates, and a positive GAP ratio suggests the converse.

    Berks County Bank attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to provide dependable and steady growth in net interest income regardless of the behavior of interest rates.

    The following table presents a summary of Berks County Bank's interest rate sensitivity at December 31, 1997 calculated on a beta-adjusted basis. For purposes of this table, Berks County Bank has used assumptions based on industry data and historical experience to calculate the expected maturity of loans because, statistically, certain categories of loans are prepaid before their maturity date, even without regard to interest rate fluctuations.

                                                 INTEREST RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1997 (1)
                                ---------------------------------------------------------------------------------------------
                                  0 DAYS     31 DAYS     61 DAYS     91 DAYS    181 DAYS     1 YEAR
                                 THROUGH     THROUGH     THROUGH     THROUGH     THROUGH    THROUGH      OVER 5
                                 30 DAYS     60 DAYS     90 DAYS     180 DAYS    1 YEAR     5 YEARS      YEARS       TOTAL
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------

                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans.........................  $   45,518  $    4,444  $    4,582  $   16,445  $  32,013  $  106,272  $   39,536  $  248,810
Securities (2)................       5,904           0           0         293        320      28,405     133,231     168,153
Interest-bearing deposits &
  federal funds sold..........         645           0           0           0          0           0           0         645
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
Total.........................  $   52,067  $    4,444  $    4,582  $   16,738  $  32,333  $  134,677  $  172,767  $  417,608
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
Interest-bearing liabilities:
Interest bearing deposits.....  $   59,606  $    4,137  $    4,465  $    6,536  $  15,269  $  108,314  $  123,759  $  322,086
Borrowed funds................      20,056           0           0           0      2,000      10,000           0      32,056
Non-interest-bearing
  deposits....................       7,562           0           0           0          0           0      30,904      38,466
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
Total.........................  $   87,224  $    4,137  $    4,465  $    6,536  $  17,269  $  118,314  $  154,663  $  392,608
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
Interest-rate sensitivity gap:
Interval......................  ($  35,157) $      307  $      117  $   10,202  $  15,064  $   16,363  $   18,104  $   25,000
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
Cumulative....................  ($  35,157) ($  34,850) ($  34,733) ($  24,531) ($  9,467) $    6,896  $   25,000  $   25,000
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
Ratio of cumulative gap to
  total rate-sensitive
  assets......................      (8.42%)     (8.35%)     (8.32%)     (5.87%)    (2.27%)      1.65%       5.99%       5.99%
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------
                                ----------  ----------  ----------  ----------  ---------  ----------  ----------  ----------


------------------------

(1) Calculated on a beta-adjusted basis.

(2) Maturity of securities is based on maturity date; excludes unrealized appreciation on available for sale securities.

    Shortcomings are inherent in a simplified and static GAP analysis that may result in an institution with a negative GAP having interest rate behavior associated with an asset-sensitive balance sheet. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Furthermore, repricing characteristics of certain assets and liabilities may vary substantially within a given time period. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating GAP in the manner presented in the table.

    The traditional static GAP analysis implicitly assumes that the interest rates on all assets and liabilities that reprice within a given repricing period change by the same amount as the change in the market interest rate of the same duration. For example, if the Federal funds rate increased by 100 basis points, a static GAP model assumes that the prime rate and the rate paid on money market deposits will each change by 100 basis points. However, experience suggests that such an analysis is not accurate. For example, if the Federal funds rate changes by 100 basis points, the prime rate may only change by 90 basis points and the rate paid on money market accounts may only change by 40 basis points. More sophisticated asset/liability management models attempt to adjust for this defect in the static GAP model. Accordingly, Berks County Bank measures its interest-rate risk by conducting various analyses in addition to the traditional static GAP report, including repricing matrices, beta-adjusted GAP reports, simulation modeling and duration analyses.

    Beta is the measure of the relative sensitivity of the amount of change in the interest rate on a given asset or liability with the amount of change in another independent financial instrument. For example, an asset or liability with a beta of .75 means that a 100 basis point change in the independent variable (e.g. Federal funds) will result in a 75 basis point change in the rate of the asset or liability. A beta is assigned to each key rate for each asset and liability account, and the volume of assets and liabilities that reprice within a repricing period are adjusted by this beta factor. The result is a beta-adjusted GAP position. This data is also organized into a repricing matrix to give a graphical presentation of the GAP position. Results of these analyses as of December 31, 1997 indicate that despite the negative GAP balance shown in the table, Berks County Bank does not have material interest-rate risk in the event that interest rates rise or fall as much as 300 basis points over the next twelve months.

    CAPITAL

    BCB's Tier 1 capital to risk-weighted assets ratio at December 31, 1997 was 17.01% compared to 10.39% at December 31, 1996. These ratios far exceeded the Tier I regulatory capital requirement of 4.00%. BCB's total capital to risk-weighted assets ratio at December 31, 1997 was 18.03% compared to 11.44% at December 31, 1996. These ratios exceeded the total risk-based capital regulatory requirement of 8.00%. At December 31, 1997, BCB's leverage ratio was 9.87% versus 6.82% at December 31, 1996. BCB is categorized as "well capitalized" under applicable Federal regulations. BCB's capital performance, as measured by its return on average equity ratio (ROAE), increased to 11.24% in 1997 from 10.16% in 1996. This increase was caused by a faster rate of growth in earnings in 1997 than the rate of growth in average equity in 1997.

    Banking laws and regulations limit the amount of dividends that may be paid. Under current banking laws, the Bank would be limited to approximately $5.1 million of dividends in 1998 plus an additional amount equal to the Bank's net profit for 1998, up to the date of such dividend declaration. In December 1997, BCB declared an $.08 per share cash dividend to stockholders of record on January 2, 1998, payable January 20, 1998.

    LIQUIDITY AND CAPITAL RESOURCES

    Financial institutions must maintain liquidity to meet day-to-day requirements of depositors and borrowers, take advantage of market opportunities, and provide a cushion against unforeseen needs.

Liquidity needs can be met by either reducing assets or increasing liabilities. Sources of asset liquidity are provided by securities maturing within one year, cash and amounts due from banks, interest-bearing deposits with banks, and Federal funds sold.

    These liquid assets totalled $20.3 million at December 31, 1997 compared to $38.8 million at December 31, 1996. Maturing and repaying loans are another source of asset liquidity. At December 31, 1997, the Bank estimated that an additional $28.8 million of loans will mature or repay in the next six-month period ended June 30, 1998.

    Liability liquidity can be met by attracting deposits with competitive rates, buying Federal funds or utilizing the facilities of the Federal Reserve System or the Federal Home Loan Bank System. The Bank utilizes a variety of these methods of liability liquidity. At December 31, 1997, the Bank had approximately $146.1 million in unused lines of credit available to it under informal arrangements with the Federal Home
Loan Bank compared to $98.5 million at December 31, 1996. These lines of credit enable the Bank to purchase funds for short-term needs at current market rates.

    Liquidity can be further analyzed by reference to the Consolidated Statements of Cash Flows. See "Consolidated Financial Statements." Net cash provided by (used in) operating activities during the years ended December 31, 1997 and 1996 was ($0.6 million) and $3.0 million, respectively. The decrease from 1996 to 1997 was due primarily to an increase in due from mortgage investors, accrued interest receivable, and prepaid expenses and other assets. BCB's cash flows from financing activities remained relatively consistent at $113.1 million during the year-ended December 31, 1997 compared to $113.4 million in 1996. During 1997, the cash provided by financing activities was the result of a continued net increase in deposits and the cash proceeds from BCB's stock offering completed in July 1997. In 1996, such cash was provided by the net increase in deposits and net borrowings with the Federal Home Loan Bank. The net increase in deposits was $84.4 million in 1996 versus a net increase of $96.2 million in 1997. BCB utilized $108.3 million in cash for investing activities in 1997 compared to $115.1 million in 1996. Cash utilized for investing activities was primarily due to an increase in loans originated for the portfolio in 1997 versus 1996 and by the purchase of securities, offset by a decrease in interest-bearing deposits with banks. The changes in cash flows resulted in a net increase of internally generated cash of $4.1 million during the year-ended December 31, 1997 compared to a net increase in 1996 of $1.3 million.

    Capital expenditures that are anticipated for 1998 include approximately $2.75 million for the purchase and improvement of an operations center at 601 Penn Street, Reading, PA. Also anticipated for 1998 are capital expenditures for the purchase, improvement, and construction of three full-service branch sites totaling approximately $2.5 million. These sites will be located in Hamburg, a second in Boyertown and a third in Robesonia. The Hamburg site should only require modest improvements plus equipment totaling about $100,000, since this site is being leased. The Hamburg branch opened on March 14, 1998 and is located in Hamburg, Berks County, Pennsylvania. The Boyertown site includes improvements to land plus construction that will be approximately $1.25 million. The Boyertown site is located in Douglass Township, Montgomery County, Pennsylvania, and is expected to open in the third quarter of 1998. The Robesonia site is under an agreement of sale and is located in Heidelberg Township, Berks County, Pennsylvania and is expected to open in the third quarter of 1998. These cost estimates also include furniture, fixtures, and equipment necessary to operate these offices.

    EFFECTS OF INFLATION

    Berks County Bank's asset and liability structure is primarily monetary in nature. As such, Berks County Bank's assets and liabilities tend to move in concert with inflation. While changes in interest rates may have a significant impact on financial performance, interest rates do not necessarily move in the same direction or in the same magnitude as prices of other goods and services and may frequently reflect government policy initiatives or economic factors not measured by a price index.

NEW FINANCIAL ACCOUNTING STANDARDS

    RECENTLY ISSUED ACCOUNTING GUIDANCE

    In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Statement No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in an financial statement that is displayed with the same prominence as other financial statements. BCB will adopt Statement No. 130 in its December 31, 1998 Form 10-KSB. Reclassification of financial statements for earlier periods provided for comparative purposes will be required. Adoption of Statement No. 130 is not expected to have a material impact on BCB.

    In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. Statement No. 131 supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." BCB will adopt Statement No. 131 in its December 31, 1998 Form 10-KSB, and comparative information for earlier years will be restated. Adoption of Statement No. 131 is not expected to have a material impact on the BCB.

MANAGEMENT

    The following sets forth information concerning BCB's executive officers.

NAME                                                       AGE                              TITLE
-----------------------------------------------------      ---      -----------------------------------------------------

Nelson R. Oswald.....................................          52   Chairman of the Board, President and Chief Executive
                                                                    Officer of BCB and Berks County Bank.

Robert D. McHugh, Jr.................................          43   Senior Vice President and Treasurer of BCB and Berks
                                                                    County Bank.

Norman E. Heilenman..................................          50   Vice President of Residential Mortgage Lending of BCB
                                                                    and Berks County Bank.

Steven A. Ehrlich....................................          35   Vice President of Commercial and Consumer Lending of
                                                                    BCB and Berks County Bank.

Donna L. Rickert, CPA................................          30   Vice President and Controller of BCB and Berks County
                                                                    Bank.

Sherelyn A. Ammon....................................          40   Vice President of Operations of BCB and Berks County
                                                                    Bank.

Dorothy I. Krick.....................................          38   Branch Administrator of BCB and Berks County Bank.

    NELSON R. OSWALD. Mr. Oswald has been Chairman of the Board, President, Chief Executive Officer and Director of BCB and Berks County Bank since their formation in February 1987. Senior Vice President of Lending and Credit of Bank of Pennsylvania from October 1982 to January 1987. Senior Real Estate Lender of Meridian Bank from 1978 to 1982 and Vice President of Lending of Meridian Bank from 1974 to 1978.

    ROBERT D. MCHUGH, JR. Mr. McHugh has been Senior Vice President and Treasurer of BCB and Berks County Bank since July 1987. Consultant for the accounting firm of Grant Thornton, from 1986 to 1987. Vice President/Finance, Auditor of National Bank of Boyertown from 1978 to 1986.

    NORMAN E. HEILENMAN. Mr. Heilenman has been Vice President of Residential Mortgage Lending of BCB and Berks County Bank since September 1992. Department Head of BCB's Mortgage Department since September 1992. Chief Financial Officer and Vice President of Finance and Administration of Robertson Brothers Company (real estate development firm) from October 1989 to August 1992. Chief Financial Officer and Vice President of The Mallard Group (real estate development firm) from June 1984 to September 1989. Vice President and Department Head of Residential Mortgage Lending/Servicing of Germantown Savings Bank from 1969 to 1984.

    STEVEN A. EHRLICH. Mr. Ehrlich has been Vice President of Commercial and Consumer Lending of BCB and Berks County Bank since November 1990 and Senior Commercial Lender since August 1994. Assistant Vice President of BCB and the Bank from September 1989 to November 1990. Commercial loan officer of Berks County Bank from October 1988 to September 1989. Prior thereto, credit analyst for Meridian Bank from April 1988 to October 1988. Credit analyst and commercial real estate lender for Sovereign Bank from July 1985 to April 1988.

    DONNA L. RICKERT, CPA. Ms. Rickert has been Vice President of BCB and Berks County Bank since June 1997, and has been Controller of BCB and Berks County Bank since March 1994. Prior thereto, Senior Accountant, Beard and Company, Inc., from 1989 to 1994, specializing in audits of financial institutions.

    SHERELYN A. AMMON. Ms. Ammon has been Vice President of Operations of BCB and Berks County Bank since August 1987. Operations Officer for Meridian Bank from 1981 to 1987. Quality Control Specialist for Meridian Bank from 1979 to 1981.

    DOROTHY I. KRICK. Ms. Krick has been Branch Administrator of BCB and Berks County Bank since June 1997 and prior thereto Branch Manager of Berks County Bank from May 1995 to June 1997. Personal Service Representative for Trust and Private Banking at CoreStates from August 1983 to May 1995.

    The following table sets forth information concerning BCB's directors.

                                                                 PRINCIPAL OCCUPATION                  DIRECTOR OR
                                                                FOR PAST FIVE YEARSAND              EXECUTIVE OFFICER
                                                                POSITION HELD WITH BCB                   OF BCB/
NAME                                          AGE               AND BERKS COUNTY BANK            BERKS COUNTY BANK SINCE
----------------------------------------      ---      ----------------------------------------  -----------------------

Harold C. Bossard (1)(2)................          79   Retired President of Bernville Bank,               1987/1987
                                                       N.A.; Secretary of BCB and Berks County
                                                       Bank

Edward J. Edwards (2)(3)(4).............          71   Real Estate Sales and Appraisals, E. J.            1987/1987
                                                       Edwards Real Estate

Lewis R. Frame, Jr. (4)(5)..............          39   Vice President, Frame Group, Ltd.                  1988/1988

Ivan H. Gordon (1)(4)...................          63   Chairman, Gloray Company                           1987/1987

Jeffrey W Hayes (3)(5)..................          51   President, Hayes Construction, Inc.                1988/1988

Alfred B. Mast (2)......................          53   President, Mast and Moyer, Inc.                    1987/1987

Nelson R. Oswald (2)(3)(5)(6)...........          52   President, Chief Executive Officer and             1987/1987
                                                       Chairman of the Board of Directors of
                                                       BCB and Berks County Bank

                                                                 PRINCIPAL OCCUPATION                  DIRECTOR OR
                                                                FOR PAST FIVE YEARSAND              EXECUTIVE OFFICER
                                                                POSITION HELD WITH BCB                   OF BCB/
NAME                                          AGE               AND BERKS COUNTY BANK            BERKS COUNTY BANK SINCE
----------------------------------------      ---      ----------------------------------------  -----------------------
Wesley R. Pace (1)(3)(4)(6).............          49   Chairman of the Board of Wesrock Capital           1987/1987
                                                       Co.; President, Shanna Wash, Inc.

Floyd S. Weber (1)(3)(4)(5).............          65   Retired Partner, King's Potato Chip Co.            1987/1987
                                                       & King Distributing Co.

Randall S. Weeber (2)...................          42   President, Weeber Realtors; Broker                 1987/1987
                                                       Associate, Berkshire Real Estate Network

------------------------

(1) Member of the Audit Committee.

(2) Member of the Loan Committee.

(3) Member of the Executive Committee.

(4) Member of the Compensation Committee.

(5) Member of the Property Committee.

(6) Member of the Insurance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of December 31, 1997, the amount and percentage of the BCB Common Stock beneficially owned by each person who is known to BCB to own more than five percent of the BCB Common Stock, each director, each named executive officer, and all directors and executive officers of BCB as a group.

                                                                                    AMOUNT AND NATURE
NAME AND ADDRESS OF                                                                   OF BENEFICIAL      PERCENT
  BENEFICIAL OWNER(1)                                                                OWNERSHIP(2)(3)     OF CLASS
----------------------------------------------------------------------------------  ------------------  ----------
DIRECTORS:
Harold C. Bossard(4)(5)...........................................................          19,635            0.57%
Edward J. Edwards(4)(6)...........................................................          29,311            0.84
Lewis R. Frame, Jr.(7)(8).........................................................          75,919            2.18
Ivan H. Gordon(9)(10).............................................................          15,489            0.45
Jeffrey W. Hayes(9)(11)...........................................................          74,579            2.14
Alfred B. Mast(9)(12).............................................................          40,572            1.17
Nelson R. Oswald(4)(13)...........................................................         116,837            3.32
Wesley R. Pace(4)(14).............................................................          35,145            1.01
Floyd S. Weber(7)(15).............................................................          37,842            1.09
Randall S. Weeber(7)(16)..........................................................          15,886            0.46

OTHER NAMED EXECUTIVE OFFICERS:
Robert D. McHugh, Jr.(17).........................................................          30,894            0.88
Steven A. Ehrlich(18).............................................................           5,906            0.17
Norman E. Heilenman(19)...........................................................           5,806            0.17

All Directors and executive officers as a group (15 persons)......................         515,072           14.27%(20)

------------------------

(1) Unless otherwise indicated, the address of each beneficial owner is Berks County Bank, P.O. Box 1097, 400 Washington Street, Reading, Pennsylvania 19603.

(2) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after December 31, 1997. Beneficial ownership may be disclaimed as to certain of the securities. Shares of BCB Common Stock held in the 401(k) Retirement Savings Plan are not included in ownership amounts above. These shares are voted by the Plan Administrators.

(3) Information furnished by the directors, executive officers and BCB.

(4) A current Class C Director whose term expires in 2000.

(5) Includes 16,335 shares of BCB Common Stock held jointly by Mr. Bossard and his spouse and 3,300 shares subject to stock options granted to Mr. Bossard which are currently exercisable.

(6) Includes 23,311 shares of BCB Common Stock held jointly by Mr. Edwards and his spouse and 6,000 shares subject to stock options granted to Mr. Edwards which are currently exercisable.

(7) A Class B Director whose term expires in 1999.

(8) Includes 69,919 shares of BCB Common Stock held individually by Mr. Frame and 6,000 shares subject to stock options granted to Mr. Frame which are currently exercisable.

(9) A Class A Director whose term expires in 1998.

(10) Includes 6,166 shares of BCB Common Stock held individually by Mr. Gordon, 3,323 shares of BCB Common Stock held jointly by Mr. Gordon and his spouse and 6,000 shares subject to stock options granted to Mr. Gordon which are currently exercisable.

(11) Includes 46,780 shares of BCB Common Stock held individually by Mr. Hayes, 15,155 shares of BCB Common Stock held by Irene D. Hayes, his spouse, 4,644 shares of BCB Common Stock held by Irene D. Hayes, custodian for their daughter, 2,000 shares of BCB Common Stock held by Mr. Hayes as custodian for their daughter and 6,000 shares subject to stock options granted to Mr. Hayes which are currently exercisable.

(12) Includes 32,246 shares of BCB Common Stock held individually by Mr. Mast, 2,326 shares of BCB Common Stock held by Mr. Mast's children and 6,000 shares subject to stock options granted to Mr. Mast which are currently exercisable.

(13) Includes (i) 72,231 shares of BCB Common Stock held jointly by Mr. Oswald and his spouse, (ii) 318 shares of BCB Common Stock held by Mr. Oswald's son and (iii) 44,288 shares of BCB Common Stock subject to stock options granted to Mr. Oswald which are currently exercisable.

(14) Includes 29,008 shares of BCB Common Stock held jointly by Mr. Pace and his spouse, 137 shares of BCB Common Stock held by Mr. Pace's son and 6,000 shares subject to stock options granted to Mr. Pace which are currently exercisable.

(15) Includes 31,842 shares of BCB Common Stock held jointly by Mr. Weber and his spouse and 6,000 shares subject to stock options granted to Mr. Weber which are currently exercisable.

(16) Includes 238 shares of BCB Common Stock held individually by Mr. Weeber, 6,493 shares of BCB Common Stock held by Randall S. Weeber Profit Sharing Keough Plan, 3,155 shares held by Weeber Realtors and 6,000 shares subject to stock options granted to Mr. Weeber which are currently exercisable.

(17) Includes 8,716 shares of BCB Common Stock held individually by Mr. McHugh and 22,178 shares subject to stock options granted to Mr. McHugh which are currently exercisable.

(18) Includes 676 shares of BCB Common Stock held jointly by Mr. Ehrlich and his spouse and 5,230 shares subject to stock options granted to Mr. Ehrlich which are currently exercisable.

(19) Includes 407 shares of BCB Common Stock held individually by Mr. Heilenman, 39 shares of common stock held by Mr. Heilenman's spouse and 5,360 shares subject to stock options granted to Mr. Heilenman which are currently exercisable.

(20) The percent of class assumes all outstanding stock options issued to the executive officers and non-employee directors have been exercised and, therefore, on a pro forma basis, 3,608,872 shares of BCB Common Stock would be outstanding.

EXECUTIVE COMPENSATION

    COMPENSATION PAID TO EXECUTIVE OFFICERS. Set forth below is information concerning the annual compensation for services in all capacities to BCB and Berks County Bank for the fiscal years ended December 31, 1997, 1996, and 1995 of those persons who were, at December 31, 1997, (i) chief executive officer or
(ii) executive officers of BCB and Berks County Bank to the extent such executive officers' total annual salary and bonus exceeded $100,000. There were no other executive officers for whom disclosure would have been provided but for the fact that such individuals were not serving at the end of the 1997 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM COMPENSATION
                                                                                                 ------------------------------
                                                             ANNUAL COMPENSATION                             AWARDS
                                               ------------------------------------------------  ------------------------------

                                                                                                                   SECURITIES
                                                                                                   RESTRICTED        UNDER-
                                                                                     OTHER            STOCK           LYING
NAME AND                                                   SALARY      BONUS        ANNUAL          AWARD(S)        OPTIONS/
PRINCIPAL POSITION                               YEAR        ($)        ($)     COMPEN- SATION         ($)           SARS(#)
---------------------------------------------  ---------  ---------  ---------  ---------------  ---------------  -------------
Nelson R. Oswald.............................       1997    218,314(2)   118,841(3)            0            0               0
  Chairman of the Board                             1996    192,948     50,000             0                0           9,600
  President and CEO                                 1995    180,000     38,048             0                0               0

Robert D. McHugh, Jr.........................       1997    125,000     45,924(4)            0              0               0
  Senior Vice President                             1996    112,000     35,294             0                0           9,000
  and Treasurer                                     1995    100,000     28,474             0                0               0

Steven A. Ehrlich............................       1997     72,577     35,229             0                0               0
  Vice President                                    1996     66,852     16,860             0                0           3,000
  Commercial Lending                                1995     60,000      9,555             0                0               0

Norman E. Heilenman..........................       1997     68,423     32,518             0                0               0
  Vice President                                    1996     61,616     17,994             0                0           3,000
  Residential Mortgage                              1995     57,108     17,698             0                0               0
  Lending

                                                  PAYOUTS
                                               -------------
                                                                 OTHER
                                                   LTIP         COMPEN-
NAME AND                                          PAYOUTS       SATION
PRINCIPAL POSITION                                  ($)         ($)(1)
---------------------------------------------  -------------  -----------
Nelson R. Oswald.............................            0         6,203
  Chairman of the Board                                  0         6,138
  President and CEO                                      0         6,231
Robert D. McHugh, Jr.........................            0         6,922
  Senior Vice President                                  0         6,164
  and Treasurer                                          0         3,863
Steven A. Ehrlich............................            0         3,234
  Vice President                                         0         2,177
  Commercial Lending                                     0         1,565
Norman E. Heilenman..........................            0         3,564
  Vice President                                         0         3,583
  Residential Mortgage                                   0         3,366
  Lending


------------------------

(1) Amounts shown represent contributions by BCB on behalf of the named individuals to BCB's 401(k) Retirement Savings Plan.

(2) 1997 salary includes deferred compensation of $18,314.

(3) 1997 bonus includes the fair value of 1,000 shares of BCB Common Stock granted to Mr. Oswald which equalled $17,256 at July 1, 1997.

(4) 1997 bonus includes the fair value of 992 shares of BCB Common Stock granted to Mr. McHugh which equalled $15,131 at January 2, 1997.

    The following table sets forth information concerning the exercise of BCB Options to purchase BCB Common Stock by the named executive officers during the fiscal year ended December 31, 1997, as well as the number of securities underlying unexercised BCB Options and the potential value of unexercised BCB Options as of December 31, 1997. No BCB Options were granted in 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND
                     FISCAL YEAR-END OPTION/SAR VALUES (1)

                                                                                                          VALUE OF
                                                                                        NUMBER OF       UNEXERCISED
                                                                                        SECURITIES      IN-THE-MONEY
                                                                                        UNDERLYING      OPTIONS/SARS
                                                                                       OPTIONS/SARS      AT FISCAL
                                                             SHARES                     AT FISCAL       YEAR-END ($)
                                                           ACQUIRED ON      VALUE      YEAR-END (#)     EXERCISABLE/
                                                            EXERCISE      REALIZED     EXERCISABLE/    UNEXERCISABLE
NAME                                                           (#)         ($) (2)    UNEXERCISABLE         (3)
--------------------------------------------------------  -------------  -----------  --------------  ----------------
Nelson R. Oswald........................................        2,950        32,269       44,288/0         683,839/0

Robert D. McHugh, Jr....................................       --            --           22,178/0         323,324/0

Steven A. Ehrlich.......................................          132         2,038        5,230/0          71,732/0

Norman E. Heilenman.....................................          132         1,312        5,360/0          73,870/0

------------------------

(1) All amounts represent stock options. No SARs or SARs granted in tandem with BCB Options were either exercised during 1996 or outstanding at year-end 1997.

(2) Represents the aggregate market value of the underlying shares of BCB Common Stock at the date of exercise minus the aggregate exercise prices for BCB Options exercised.

(3) "In-the-money options" are BCB options with respect to which the market value of the underlying shares of BCB Common Stock exceeded the exercise price at December 31, 1997. The value of such BCB Options is determined by subtracting the aggregate exercise price for such BCB Options from the aggregate fair market value of the underlying shares of BCB Common Stock on December 31, 1997.

    COMPENSATION PAID TO DIRECTORS. All directors of BCB are also directors of Berks County Bank. During 1997, BCB and Berks County Bank held 14 joint Board of Directors meetings and 15 joint committee meetings. In 1997, non-employee directors received $350 prior to July 1, 1997 and $400 after July 1, 1997 for each jointly held Board of Directors and committee meeting attended. Directors are paid an annual retainer of $1,500. Harold C. Bossard, Director and Secretary of BCB, received $100 per month for additional services provided to BCB and Berks County Bank. Each non-employee director of BCB was granted an option to purchase 6,000 shares of Common Stock at an exercise price per share equal to the fair value of the Common Stock on the date of grant.

    The Board of Directors has established the following committees:

    Executive Committee. This committee meets on an as-needed basis between meetings of the Board of Directors to decide and take action on any issues that require attention between Board meetings. This committee also performs the functions of the Nominating Committee. Messrs. Edwards, Hayes, Oswald, Pace and Weber are members of the Executive Committee.

    Audit Committee. This committee recommends an outside auditor for the year and reviews the financial statements and progress of BCB and Berks County Bank. Messrs. Bossard, Gordon, Pace and Weber are members of the Audit Committee.

    Property Committee. This committee makes recommendations concerning building projects and space needs for BCB and Berks County Bank. Messrs. Frame, Hayes, Oswald and Pace are members of the Property Committee.

    Loan Committee. This committee meets the second Thursday of each month to review loan asset quality and credit related matters. Messrs. Bossard, Edwards, Mast, Oswald and Weeber are members of the Loan Committee.

    Insurance Committee. This committee meets to review insurance policies regarding BCB and Berks County Bank. Messrs. Oswald and Weber are members of the Insurance Committee.

    Compensation Committee. This Committee was formed in 1994 and meets on an as-needed basis between meetings of the Board of Directors to discuss compensation related matters. Messrs. Edwards, Frame, Gordon, Pace and Weber are members of the Compensation Committee.

EXECUTIVE EMPLOYMENT AGREEMENTS

    Nelson R. Oswald and Robert D. McHugh, Jr. each have Executive Employment Agreements with BCB and Berks County Bank. Mr. Oswald's Executive Employment Agreement, dated as of January 1, 1995, has been automatically renewed for an additional three-year term ending December 31, 2000, subject to additional three-year renewal periods in accordance with the terms thereof. Mr. McHugh's Executive Employment Agreement originally dated December 31, 1991, has been renewed through December 31, 1998. The Executive Employment Agreements specify: term; the Executive's position and duties; compensation; benefits; indemnification; and termination rights. Each of the Executive Employment Agreements also contain a noncompetition clause and a confidentiality provision which inure to the benefit of BCB and Berks County Bank.

    Under the terms of his Executive Employment Agreement, Mr. Oswald is a member of Berks County Bank's Board of Directors and was entitled to an annual salary during 1997 of $200,000 plus a grant of 1,000 shares of BCB Common Stock each July 1. The Executive Employment Agreement provides that this amount will be increased by not less than five percent (5%) per year. Mr. Oswald also receives certain employee benefits including life insurance, disability and health insurance, vacation days and a supplemental retirement plan. Berks County Bank provides an automobile for Mr. Oswald.

    Under the terms of his Executive Employment Agreement, Mr. McHugh was entitled to an annual salary during 1997 of $125,000 plus a grant of 992 shares of BCB Common Stock at the end of each twelve months of employment. Mr. McHugh's Executive Employment Agreement also provides that this amount will be increased by not less than five percent (5%) per year. Mr. McHugh also receives certain employee benefits including life insurance, disability and health insurance and vacation days. Berks County Bank also provides Mr. McHugh with an automobile.

    Each of the Executive Employment Agreements provide that if the Executive's employment is terminated by Berks County Bank other than for "Cause" as defined therein, or if the Executive terminates his employment for "Good Reason", as defined therein, the Executive is entitled to receive certain monetary benefits. In such a case, Mr. Oswald would be entitled to an amount equal to one and one-half (1 1/2) of his Annual Direct Salary (as defined), and Mr. McHugh would be entitled to an amount equal to his then Annual Direct Salary from the date of termination through the following six (6) calendar months. Berks County Bank would also be required to maintain in full force and effect certain employee benefits for Messrs. Oswald and McHugh. Mr. Oswald's and Mr. McHugh's Agreements also contain provisions allowing BCB and Berks County Bank to terminate Mr. Oswald's or Mr. McHugh's employment for "Cause" (as defined).

    Each of the Executive Employment Agreements contain a "Change of Control" provision which provides, among other things, that when any "person" as defined therein, obtains the beneficial ownership of a specified percentage of BCB Common Stock, the Executive is entitled to certain payments and benefits from BCB and Berks County Bank. In such a case, Mr. Oswald would be entitled to an amount equal to three (3) times his then Annual Direct Salary, and Mr. McHugh would be entitled to one (1) times his then Annual Direct Salary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors, executive officers of BCB, beneficial owners of 5% or more of the Common Stock and their affiliates were customers of and had transactions with Berks County Bank in the ordinary course of business during Berks County Bank's fiscal year ended December 31, 1997. Similar transactions may be expected to take place in the future. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

    Hayes Construction, Inc., a construction company of which Jeffrey W. Hayes, a director of BCB and Berks County Bank, is President, received payments of approximately $571,000 in 1997 in connection with the construction of Berks County Bank's Muhlenberg branch office and $637,000 in 1997 in connection with the construction of Berks County Bank's Shillington branch. In 1996, Hayes Construction, Inc. received payments of approximately $49,000 and $8,800 in connection with the construction of the Muhlenberg and Shillington branches, respectively. Such payments were in amounts and on substantially the same terms and conditions as would have been available to BCB from an unaffiliated party.

    Mast and Moyer, Inc. an insurance agency of which Alfred G. Mast, a director of BCB and Berks County Bank, is President, received payments in the form of gross insurance premiums of approximately $73,000 and $141,000 in 1997 and 1996, respectively, in connection with various insurance policies Berks County Bank has purchased through the insurance agency. Such payments were in amounts and on substantially the same terms and conditions as would have been available to BCB from an unaffiliated party.

    At December 31, 1997, Berks County Bank had total loans outstanding and commitments to loan to directors, executive officers, beneficial owners of 5% or more of the Common Stock and their affiliates of $2.5 million, or approximately 5.67% of the total consolidated equity capital as of that date. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The loans did not involve more than the normal risk of collectibility or present other unfavorable features.

MARKET PRICE OF AND DIVIDENDS ON BCB COMMON STOCK AND RELATED SHAREHOLDER
  MATTERS

    The BCB Common Stock is listed on the Nasdaq Stock Market National Market under the symbol "BCBF." As of the BCB Record Date, BCB had approximately 3,627 shareholders of record. The table below sets forth for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for BCB Common Stock as reported by the Nasdaq Stock Market National Market and does not necessarily reflect mark-ups, mark-downs or commissions.

                                                                                                  QUARTERLY
                                                                                     -----------------------------------
QUARTER ENDED                                                                         DIVIDEND             HIGH
-----------------------------------------------------------------------------------  -----------         --------
March 31, 1998(1)..................................................................   $     .08           29   3/4
December 31, 1997..................................................................         .08           28
September 30, 1997.................................................................         .08           20   1/2
June 30, 1997......................................................................         .07           18
March 31, 1997.....................................................................         .07           19   5/8
December 31, 1996..................................................................         .06           15   3/4
September 30, 1996.................................................................         .05           12   11/16
June 30, 1996......................................................................         .05           12   15/16
March 31, 1996.....................................................................         .05           12   15/16
December 31, 1995..................................................................         .04           11   1/16
September 30, 1995.................................................................         .04           10   1/8
June 30, 1995......................................................................         .04            9   3/4
March 31, 1995.....................................................................         .04            9   3/4


QUARTER ENDED                                                                                 LOW
-----------------------------------------------------------------------------------         --------
March 31, 1998(1)..................................................................          24
December 31, 1997..................................................................          19   1/2
September 30, 1997.................................................................          15
June 30, 1997......................................................................          14   3/4
March 31, 1997.....................................................................          14   3/4
December 31, 1996..................................................................          12   1/16
September 30, 1996.................................................................          11   7/8
June 30, 1996......................................................................          11   7/8
March 31, 1996.....................................................................          10   13/16
December 31, 1995..................................................................           9   5/8
September 30, 1995.................................................................           9   5/16
June 30, 1995......................................................................           8   3/4
March 31, 1995.....................................................................           8   1/2


------------------------


(1) Through March 18, 1998.

    On November 17, 1997, the last business day preceding public announcement of the Consolidation, the last sale price for the BCB Common Stock was $22.75 per share. On March 18, 1998, the last sale price for the BCB Common Stock was $28 3/8 per share. The average weekly trading volume for the BCB Common Stock during the quarter ended December 31, 1997 was 75,430 shares.


    For information on the ability of BCB to pay dividends on the BCB Common Stock following execution of the Agreement, see "THE CONSOLIDATION--Dividends." For certain limitations on the ability of Berks County Bank to pay dividends to BCB, see "DESCRIPTION OF BCB--Business-- Supervision and Regulation."

    The Holding Company presently intends to pay an annual dividend of $.56 per share of Holding Company Common Stock. However, the timing and amount of future dividends, if any, will depend upon earnings, capital levels, cash requirements, the financial condition of the Holding Company, Berks County Bank and Heritage National Bank, applicable government regulations and policies and other factors deemed relevant by the Holding Company's Board of Directors, including the amount of dividends payable to the Holding Company by the Berks County Bank and Heritage National Bank.

    The principal source of income and cash flow of the Holding Company, including cash flow to pay dividends on the Holding Company Common Stock, is dividends from the Berks County Bank and Heritage National Bank. Various federal and state laws, regulations and policies limit the ability of the Berks County Bank and Heritage National Bank to pay dividends to the Holding Company. For certain limitations on the Berks County Bank's ability to pay dividends to the Holding Company, see "DESCRIPTION OF BCB--Business-Supervision and Regulation" and Note 17 to the Financial Statements of BCB. For certain limitations on Heritage National Bank's ability to pay dividends to the Holding Company, see "Item 1. Business--Dividends" set forth in Heritage's Annual Report on Form 10-K for the year ended December 31, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                            DESCRIPTION OF HERITAGE

MANAGEMENT

    The names, ages and positions of all of the Heritage's executive officers as of December 31, 1997 are listed below along with their business experience during the past five years. Executive officers are appointed by the Board of Directors. There are no family relationships among these executive officers, nor any arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.


                                                                     POSITION AND BUSINESS EXPERIENCE
NAME                                     AGE                               DURING PAST 5 YEARS
-----------------------------------      ---      ----------------------------------------------------------------------

Allen E. Kiefer....................          54   President and Chief Executive Officer of Heritage and Heritage
                                                  National Bank.

Richard A. Ketner..................          43   Secretary of Heritage and Heritage National Bank (April 1997 to date),
                                                  Executive Vice President of Heritage and Heritage National Bank (March
                                                  1995 to date), formerly President and Chief Executive Officer of
                                                  Bankers' Financial Services Corporation and the Schuylkill Haven Trust
                                                  Company.

David L. Scott, CPA................          27   Treasurer and Chief Financial Officer of Heritage and Vice President
                                                  and Treasurer of Heritage National Bank (April 1997 to date),
                                                  Assistant Vice President of Heritage National Bank and Chief
                                                  Accounting Officer of Heritage National Bank and Heritage (1995 to
                                                  April 1997), formerly certified public accountant with Beard &
                                                  Company, Inc., Reading, Pennsylvania.

    The following table sets forth information concerning Heritage's directors.


                                                                         PRESENT PRINCIPAL OCCUPATION
                                                                           AND PRINCIPAL OCCUPATION               DIRECTOR
NAME                                                  AGE                    FOR PAST FIVE YEARS                    SINCE
------------------------------------------------      ---      ------------------------------------------------  -----------

Richard D. Biever...............................          56   Vice President, Alpha Mills Corporation (Textile        1995*
                                                               Manufacturer)

Allen E. Kiefer.................................          54   President and Chief Executive Officer of                1983
                                                               Heritage and Heritage National Bank

Robert F. Koehler...............................          66   Retired, formerly President of Sylray, Inc.             1981
                                                               (Textile Manufacturer)

Ermano O. Agosti................................          66   President, Hometown, IGA, Inc. (Retail Grocery          1988
                                                               Stores)

Albert L. Evans, Jr.............................          58   President, Evans Delivery Company, Inc.                 1995*

Richard T. Fenstermacher........................          55   Co-owner, Hadesty Hardware Co., Inc. (Major             1991
                                                               Appliances, Electronics and Hardware)

Richard A. Ketner...............................          43   Secretary of Heritage and Heritage National Bank        1995*
                                                               (April 1997 to date), Executive Vice President
                                                               of Heritage and Heritage National Bank (1995 to
                                                               date), formerly President and Chief Executive
                                                               Officer of Bankers' Financial Services
                                                               Corporation and The Schuylkill Haven Trust
                                                               Company

Joanne C. McCloskey.............................          65   Retired School Teacher                                  1993

Joseph P. Schlitzer.............................          46   President, Higgins Insurance Associates and             1995
                                                               Coldwell Banker Higgins Associates
                                                               (Insurance/Real Estate)

Frederick A. Gosch..............................          56   Chairman and Chief Financial Officer, Pflueger          1995*
                                                               Insurance Agency, Inc.

Raman V. Patel..................................          61   Retired, formerly President, Raydyne, Inc.              1995*
                                                               (Consulting Engineers)

William J. Zimmerman............................          52   Director, Student Affairs and Marketing, Penn           1991
                                                               State University, Schuylkill Campus


------------------------

* Prior to March 1, 1995, named person served as a Director of Bankers' Financial Services Corporation, which merged into Miners National Bancorp, Inc. ("Miners") on March 1, 1995, at which time Miners changed its name to Heritage Bancorp, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information relating to beneficial ownership of shares of common stock of Heritage by all of Heritage's present Directors, each named executive officer of Heritage and by all of Heritage's Directors and executive officers as a group, without naming them, as of December 31, 1997.

Unless otherwise indicated in a footnote below, each individual holds sole voting and investment power over the shares listed in the table. For purposes of the table, beneficial ownership also includes any shares which the individual has the right to acquire within 60 days of December 31, 1997 through the exercise of outstanding Heritage Options granted pursuant to Heritage's stock option plans.


                                                                                  NO. OF SHARES AND
                                                        POSITION                      NATURE OF
                                                          WITH                        BENEFICIAL       PERCENTAGE
NAME OF BENEFICIAL OWNER                                HERITAGE                      OWNERSHIP         OF CLASS
---------------------------------------  ---------------------------------------  ------------------  -------------

Ermano O. Agosti.......................  Director                                          7,063(1)          0.15%

Richard D. Biever......................  Director                                         19,056(2)          0.40%

Albert L. Evans, Jr....................  Chairman of the Board                            25,334(3)          0.53%

Richard T. Fenstermacher...............  Director                                         11,043(4)          0.23%

Frederick A. Gosch.....................  Director                                         15,608(5)          0.33%

Richard A. Ketner......................  Executive Vice President, Director and           33,051(6)          0.69%
                                         Secretary

Allen E. Kiefer........................  President, Chief Executive Officer and           40,272(7)          0.84%
                                         Director

Robert F. Koehler......................  Director                                         30,978(8)          0.65%

Joanne C. McCloskey....................  Director                                         22,860(9)          0.48%

Raman V. Patel.........................  Director                                         13,210(10)         0.28%

Joseph P. Schlitzer....................  Director                                         34,711(11)         0.73%

William J. Zimmerman...................  Director                                          4,716(12)         0.10%

David L. Scott.........................  Vice President and Chief Financial                3,179(13)         0.07%
                                         Officer

All Directors and Executive Officers
  (13 Persons).........................                                                  261,081             5.47%


------------------------

(1) Includes 4,867 shares held jointly with spouse and 1,500 shares which may be acquired upon exercise of stock options.

(2) Includes 1,300 shares which may be acquired upon exercise of stock options.

(3) Includes 21,593 shares held jointly with spouse and 1,590 shares which may be acquired upon exercise of stock options.

(4) 7,846 of the shares reported as beneficially owned by Mr. Fenstermacher are owned directly by Sonric, a partnership. Also includes 1,500 shares which may be acquired upon exercise of stock options.

(5) Includes 12,636 shares held jointly with spouse, 1,472 shares held by Pflueger Insurance Agency and 1,500 shares which may be acquired upon exercise of stock options.

(6) Includes 9,070 shares held jointly with spouse, 23,248 shares which may be acquired upon exercise of stock options and 733 shares allocated to the account of Mr. Ketner under Heritage's Employee Stock Ownership Plan and 401(k) Profit Sharing Plan.

(7) Includes 9,154 shares held jointly with spouse, 20,624 shares which may be acquired upon exercise of stock options and 4,078 shares allocated to the account of Mr. Kiefer under Heritage's Employee Stock Ownership Plan and 401(k) Profit Sharing Plan.

(8) Includes 6,816 shares held jointly with spouse, 22,662 shares held directly by spouse and 1,500 shares which may be acquired upon exercise of stock options. Mr. Koehler disclaims beneficial ownership of the shares held directly by his spouse.

(9) Includes 16,698 shares held jointly with spouse, 1,450 shares held in a self-directed IRA, 2,712 shares held by spouse in a self-directed IRA, 1,500 shares which may be acquired upon exercise of stock options and 500 shares held as co-trustee. Mrs. McCloskey disclaims beneficial ownership of the 500 shares held in trust.

(10) Includes 11,710 shares held jointly with spouse and 1,500 shares which may be acquired upon exercise of stock options.

(11) Includes 27,351 shares held jointly with spouse, 1,500 shares which may be acquired upon exercise of stock options and 5,860 shares held by Higgins Insurance Associates, Inc., a corporation of which Mr. Schlitzer is a controlling person.

(12) Includes 2,065 shares held jointly with spouse and 1,500 shares which may be acquired upon exercise of stock options.

(13) Includes 324 shares held jointly with spouse, 1,950 shares which may be acquired upon exercise of stock options and 905 shares allocated to the account of Mr. Scott under Heritage's Employee Stock Ownership Plan and 401(k) Profit Sharing Plan.

MARKET PRICE OF AND DIVIDENDS ON HERITAGE COMMON STOCK AND RELATED SHAREHOLDER
  MATTERS

    The Heritage Common Stock is listed on the Nasdaq Stock Market National Market under the symbol "HBCI." As of the Heritage Record Date, there were approximately 1,273 shareholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low closing sales prices as reported on the Nasdaq Stock Market National Market for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.


                                                                                QUARTERLY
                                                                    ---------------------------------

QUARTER ENDED                                                        DIVIDEND      HIGH        LOW
------------------------------------------------------------------  -----------  ---------  ---------

March 31, 1998(1).................................................   $     .14       22.00      19.75

December 31, 1997(1)..............................................         .14       24.50      18.88

September 30, 1997................................................         .13       19.00      15.75

June 30, 1997.....................................................         .12       17.25      12.75

March 31, 1997....................................................         .12       13.50      11.13

December 31, 1996.................................................         .12       12.00      10.75

September 30, 1996................................................         .11       11.38      10.25

June 30, 1996.....................................................         .10       11.38       9.90

March 31, 1996....................................................         .10       10.40       9.70

December 31, 1995.................................................         .09       10.20       9.60

September 30, 1995................................................         .09       10.30       9.62

June 30, 1995.....................................................         .09       10.40       9.60

March 31, 1995....................................................         .08       10.50       9.80


------------------------


(1) Through March 18, 1998

    On November 17, 1997, the last business day preceding public announcement of the Consolidation, the last sale price for the Heritage Common Stock was $23.50 per share. On March 18, 1998, the last sale price for the Heritage Common Stock was $21 7/8 per share. The average weekly trading volume for the Heritage Common Stock during the quarter ended December 31, 1997 was approximately 9,944 shares.


    For information on the ability of Heritage to pay dividends on the Heritage Common Stock following execution of the Agreement, see "THE CONSOLIDATION--Dividends." For certain limitations on the ability of Heritage National Bank to pay dividends to Heritage, see "Item 1. Business--Dividends" set forth in Heritage's Annual Report on Form 10-K for the year ended December 31, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The Holding Company presently intends to pay an annual dividend of $.56 per share of Holding Company Common Stock. However, the timing and amount of future dividends, if any, will depend upon earnings, capital levels, cash requirements, the financial condition of the Holding Company, Berks County Bank and Heritage National Bank, applicable government regulations and policies and other factors deemed relevant by the Holding Company's Board of Directors, including the amount of dividends payable to the Holding Company by the Berks County Bank and Heritage National Bank.


    The principal source of income and cash flow of the Holding Company, including cash flow to pay dividends on the Holding Company Common Stock, is dividends from the Berks County Bank and Heritage National Bank. Various federal and state laws, regulations and policies limit the ability of the Berks County Bank and Heritage National Bank to pay dividends to the Holding Company. For certain limitations on the Berks County Bank's ability to pay dividends to the Holding Company, see "DESCRIPTION OF BCB--Business-Supervision and Regulation" and Note 17 to the Financial Statements of BCB. For certain limitations on Heritage National Bank's ability to pay dividends to the Holding Company, see "Item 1. Business--Dividends" set forth in Heritage's Annual Report on Form 10-K for the year ended December 31, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                                  ADJOURNMENT

    In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Agreement at the time of one or both of the Meetings, such proposal could not be approved unless the Meetings were adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by BCB or Heritage, as the case may be, at the time of the applicable Meeting to be voted for such adjournment, if necessary, each of BCB and Heritage has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration.

    The Boards of Directors of each of BCB and Heritage recommend that shareholders vote their proxies in favor of the BCB Adjournment Proposal or the Heritage Adjournment Proposal, as the case may be, so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the BCB Adjournment Proposal or the Heritage Adjournment Proposal, as the case may be, unless otherwise indicated thereon. If it is necessary to adjourn one or both of the Meetings, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Special Meeting.

                                INDEMNIFICATION

    Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing willful misconduct or recklessness.

    The Bylaws of the Holding Company provide for (1) indemnification of directors, officers, employees and agents of the Holding Company and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

    Directors and officers also are insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Holding Company.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Holding Company pursuant to the foregoing provisions, or otherwise, the Holding Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    EXPERTS

    The consolidated financial statements of BCB appearing in this Proxy Statement/Prospectus have been audited by Beard & Company, Inc., independent accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Heritage at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in Heritage's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Beard & Company, Inc., independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Holding Company Common Stock to be issued in the Consolidation, certain federal income tax consequences of the Consolidation, and certain other legal matters relating to the Consolidation are being passed upon by the law firm of Stevens & Lee, P.C., counsel to BCB.

    Legal matters in connection with the Consolidation will be passed upon for Heritage by Rhoads & Sinon LLP, Harrisburg, Pennsylvania.

                                 OTHER MATTERS

    As of the date of this Proxy Statement/Prospectus, the Boards of Directors of BCB and Heritage know of no matters which will be presented for consideration at the Meetings other than as set forth in this Proxy Statement/Prospectus. However, if any other matters shall properly come before either of the Meetings or any adjournments thereof and be voted upon, the forms of proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                          FINANCIAL STATEMENTS OF BCB

                                     INDEX


BCB Financial Services Corporation and Berks County Bank:

Financial Statements (Audited)
  Independent Auditor's Report........................................................        S-2
  Consolidated Balance Sheets--As of December 31, 1997 and 1996.......................        S-3
  Consolidated Statements of Income--For the years ended December 31, 1997 and 1996...        S-4
  Consolidated Statements of Stockholders' Equity--For the years ended December 31,
    1997 and 1996.....................................................................        S-5
  Consolidated Statements of Cash Flows--For the years ended December 31, 1997 and
    1996..............................................................................        S-6
  Notes to Consolidated Financial Statements..........................................        S-8

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
BCB Financial Services Corporation
Reading, Pennsylvania

    We have audited the accompanying consolidated balance sheets of BCB Financial Services Corporation and its wholly-owned subsidiary, Berks County Bank, as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCB Financial Services Corporation and its wholly-owned subsidiary, Berks County Bank, as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        BEARD & COMPANY, INC.

Reading, Pennsylvania
January 30, 1998

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS,
                                                                                            EXCEPT PER SHARE DATA)
ASSETS
Cash and due from banks...................................................................  $   13,093  $    8,985
Interest-bearing deposits with banks......................................................         175      21,407
Federal funds sold........................................................................         470       1,290
Securities available for sale.............................................................      98,326      53,489
Securities held to maturity, fair value 1997 $71,769; 1996 $35,147........................      70,914      35,065
Loans receivable, net of allowance for loan losses 1997 $2,603; 1996 $2,001...............     246,207     192,148
Mortgage loans held for sale..............................................................      --             609
Due from mortgage investors...............................................................       5,425       3,478
Premises and equipment, net...............................................................       6,399       4,395
Accrued interest receivable...............................................................       3,571       2,129
Foreclosed real estate....................................................................         175         762
Deferred income taxes.....................................................................          80         246
Prepaid expenses and other assets.........................................................       2,759         519
                                                                                            ----------  ----------

      Total assets........................................................................  $  447,594  $  324,522
                                                                                            ----------  ----------
                                                                                            ----------  ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits:
    Demand, non-interest bearing..........................................................  $   38,466  $   29,048
    Demand, interest bearing..............................................................     165,311     100,847
    Savings...............................................................................       9,126      12,123
    Time deposits.........................................................................     147,649     122,305
                                                                                            ----------  ----------

      Total deposits......................................................................     360,552     264,323
  Accrued interest payable and other liabilities..........................................      10,885       4,777
  Other borrowed funds....................................................................      22,056      13,718
  Long-term debt..........................................................................      10,000      22,000
                                                                                            ----------  ----------
      Total liabilities...................................................................     403,493     304,818
                                                                                            ----------  ----------
Stockholders' equity:
  Common stock, par value $2.50 per share; authorized 20,000,000 shares; issued and
    outstanding 1997 3,471,062 shares; 1996 2,070,385 shares..............................       8,678       5,176
  Surplus.................................................................................      27,550       9,876
  Retained earnings.......................................................................       7,156       4,701
  Net unrealized appreciation (depreciation) on securities available for sale, net of
    taxes.................................................................................         717         (49)
                                                                                            ----------  ----------
      Total stockholders' equity..........................................................      44,101      19,704
                                                                                            ----------  ----------

      Total liabilities and stockholders' equity..........................................  $  447,594  $  324,522
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See Notes to Consolidated Financial Statements.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                              YEARS ENDED DECEMBER
                                                                                                      31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------

                                                                                                 (IN THOUSANDS,
                                                                                                EXCEPT PER SHARE
                                                                                                     DATA)
Interest income:
  Loans receivable, including fees..........................................................  $  18,536  $  14,011
  Interest and dividends on securities:
      U.S. Treasury.........................................................................        168        261
      U.S. Government agencies and corporations.............................................      6,333      1,770
      State and political subdivisions, tax-exempt..........................................      1,782      1,230
      Dividends.............................................................................        341        119
  Interest-bearing deposits with banks......................................................        243        431
  Federal funds sold........................................................................         35        121
                                                                                              ---------  ---------
        Total interest income...............................................................     27,438     17,943
                                                                                              ---------  ---------
Interest expense:
  Deposits..................................................................................     13,277      9,135
  Other borrowed funds......................................................................      1,256        303
  Long-term debt............................................................................        788        371
                                                                                              ---------  ---------
        Total interest expense..............................................................     15,321      9,809
                                                                                              ---------  ---------
        Net interest income.................................................................     12,117      8,134
Provision for loan losses...................................................................        960        687
                                                                                              ---------  ---------
        Net interest income after provision for loan losses.................................     11,157      7,447
                                                                                              ---------  ---------
Other income:
  Customer service fees.....................................................................        961        697
  Mortgage banking activities...............................................................        915        634
  Net realized gain (loss) on sales of securities...........................................        176         (1)
  Other.....................................................................................         38         15
                                                                                              ---------  ---------
        Total other income..................................................................      2,090      1,345
                                                                                              ---------  ---------
Other expenses:
  Salaries and wages........................................................................      3,770      2,265
  Employee benefits.........................................................................        875        580
  Occupancy.................................................................................        712        570
  Equipment depreciation and maintenance....................................................        555        419
  Other.....................................................................................      3,166      2,622
                                                                                              ---------  ---------
        Total other expenses................................................................      9,078      6,456
                                                                                              ---------  ---------
        Income before income taxes..........................................................      4,169      2,336
Federal income taxes........................................................................        868        433
                                                                                              ---------  ---------
        Net income..........................................................................  $   3,301  $   1,903
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Basic earnings per share....................................................................  $    1.23  $    0.92
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Diluted earnings per share..................................................................  $    1.20  $    0.91
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                See Notes to Consolidated Financial Statements.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                     YEARS ENDED DECEMBER 31, 1997 AND 1996
                                                        -----------------------------------------------------------------
                                                                                              NET UNREALIZED
                                                                                               APPRECIATION
                                                                                              (DEPRECIATION)
                                                                                               ON SECURITIES
                                                          COMMON                 RETAINED      AVAILABLE FOR
                                                           STOCK      SURPLUS    EARNINGS          SALE           TOTAL
                                                        -----------  ---------  -----------  -----------------  ---------

                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, December 31, 1995............................   $   4,276   $  10,628   $   3,234       $     157      $  18,295
  Issuance of 2,584 shares of common stock upon
    exercise of stock options.........................           7          11      --              --                 18
  Net change in unrealized appreciation (depreciation)
    on securities available for sale, net of taxes....      --          --          --                (206)          (206)
  Transfer of 12,539 shares from redeemable common
    stock.............................................          31          99      --              --                130
  Issuance of 344,873 shares of common stock in
    connection with a 6 for 5 stock split, effectuated
    as a 20% stock dividend...........................         862        (862)         (1)         --                 (1)
  Cash dividends declared ($.21 per share)............      --          --            (435)         --               (435)
  Net income..........................................      --          --           1,903          --              1,903
                                                        -----------  ---------  -----------          -----      ---------
Balance, December 31, 1996............................       5,176       9,876       4,701             (49)        19,704
  Issuance of 6,146 shares of common stock upon
    exercise of stock options.........................          16          43      --              --                 59
  Issuance of 14,531 shares of common stock under
    dividend reinvestment and stock purchase plan.....          36         212      --              --                248
  Proceeds from issuance of 1,380,000 shares of common
    stock upon completion of stock offering (net of
    offering costs of $1,728).........................       3,450      17,419      --              --             20,869
  Net change in unrealized appreciation (depreciation)
    on securities available for sale, net of taxes....      --          --          --                 766            766
  Cash dividends declared ($.30 per share)............      --          --            (846)         --               (846)
  Net income..........................................      --          --           3,301          --              3,301
                                                        -----------  ---------  -----------          -----      ---------
Balance, December 31, 1997............................   $   8,678   $  27,550   $   7,156       $     717      $  44,101
                                                        -----------  ---------  -----------          -----      ---------
                                                        -----------  ---------  -----------          -----      ---------

                See Notes to Consolidated Financial Statements.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                       ------------------------
                                                                                          1997         1996
                                                                                       -----------  -----------
                                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................................................................  $     3,301  $     1,903
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan and foreclosed real estate losses.............................        1,075          920
    Provision for depreciation and amortization......................................          536          376
    Net realized (gain) loss on sales of securities..................................         (176)           1
    Gain on sale of foreclosed real estate...........................................         (223)         (57)
    Proceeds from sale of mortgage loans.............................................       51,251       34,710
    Net (gain) loss on sale of mortgage loans........................................          (13)          11
    Mortgage loans originated for sale...............................................      (50,629)     (34,878)
    Net accretion (amortization) of securities premiums and discounts................           40          (74)
    (Increase) decrease in:
      Due from mortgage investors....................................................       (1,947)        (274)
      Accrued interest receivable....................................................       (1,442)        (903)
      Deferred income taxes..........................................................         (229)          69
      Prepaid expenses and other assets..............................................       (2,208)        (350)
    Increase in accrued interest payable and other liabilities.......................           21        1,523
                                                                                       -----------  -----------
      Net cash provided by (used in) operating activities............................         (643)       2,977
                                                                                       -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale...............................       25,598        2,882
  Proceeds from maturities of and principal repayments on securities available for
    sale.............................................................................       20,490        1,822
  Proceeds from maturities and calls of securities held to maturity..................        7,170        1,610
  Purchases of securities available for sale.........................................      (89,652)     (36,916)
  Purchases of securities held to maturity...........................................      (37,094)     (27,430)
  (Increase) decrease in interest-bearing deposits with banks........................       21,232      (11,364)
  Net decrease in federal funds sold.................................................          820        1,755
  Loans made to customers, net of principal collected................................      (55,761)     (46,740)
  Proceeds from sales of foreclosed real estate......................................        1,437          575
  Purchases of premises and equipment................................................       (2,540)      (1,277)
                                                                                       -----------  -----------
      Net cash used in investing activities..........................................     (108,300)    (115,083)
                                                                                       -----------  -----------

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                       YEARS ENDED DECEMBER 31,
                                                                                       ------------------------
                                                                                          1997         1996
                                                                                       -----------  -----------
                                                                                            (IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits...........................................................  $    96,229  $    84,385
  Net proceeds from other borrowed funds.............................................        6,338       11,428
  Proceeds from long-term debt.......................................................      --            22,000
  Principal payments of long-term borrowings.........................................      (10,000)      (4,000)
  Proceeds from exercise of stock options............................................           59           18
  Proceeds from dividend reinvestment and stock purchase plan........................          248      --
  Net proceeds from stock offering...................................................       20,869      --
  Cash payments for fractional shares in connection with stock dividend..............      --                (1)
  Cash dividends.....................................................................         (692)        (396)
                                                                                       -----------  -----------
      Net cash provided by financing activities......................................      113,051      113,434
                                                                                       -----------  -----------
      Increase in cash and due from banks............................................        4,108        1,328
Cash and due from banks:
  January 1..........................................................................        8,985        7,657
                                                                                       -----------  -----------
  December 31........................................................................  $    13,093  $     8,985
                                                                                       -----------  -----------
                                                                                       -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest.........................................................................  $    14,960  $     9,512
                                                                                       -----------  -----------
                                                                                       -----------  -----------
    Income taxes.....................................................................  $       797  $       490
                                                                                       -----------  -----------
                                                                                       -----------  -----------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans..................................  $       937  $       245
                                                                                       -----------  -----------
                                                                                       -----------  -----------


                See Notes to Consolidated Financial Statements.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of BCB Financial Services Corporation ("the Company"), a bank holding company, and its wholly-owned subsidiary, Berks County Bank ("the Bank"). All significant intercompany accounts and transactions have been eliminated.

NATURE OF OPERATIONS:

    The Bank operates under a state bank charter and provides full banking services. The bank holding company and the Bank are subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank. The area served by the Bank is principally Berks, Bucks, Chester, Montgomery and Schuylkill Counties in Pennsylvania.

ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRESENTATION OF CASH FLOWS:

    For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks.

SECURITIES:

    Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with adjustments to fair value, after tax, reported as a separate component of stockholders' equity. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation at each balance sheet date.

    Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LOANS RECEIVABLE:

    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.

    A loan is generally considered impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

ALLOWANCE FOR LOAN LOSSES:

    The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

    The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated cost to sell.

    The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

MORTGAGE LOANS HELD FOR SALE:

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. Net unrealized losses are recognized through a valuation allowance by corresponding charges in the statements of income. All sales are made without recourse.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DUE FROM MORTGAGE INVESTORS:

    A division of the Bank performs underwriting and origination services for various mortgage investors. As part of this program, the Bank will temporarily fund the investors' mortgage commitments for periods generally ranging from three to forty-five days.

PREMISES AND EQUIPMENT:

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated depreciation methods over their estimated useful lives.

FORECLOSED REAL ESTATE:

    Foreclosed real estate is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings take place.

    Foreclosed real estate is initially recorded at fair value, net of estimated selling costs at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Revenues and expenses from operations, net realized gains and losses on sales and changes in the valuation allowance are included in other expenses.

ADVERTISING COSTS:

    The Bank follows the policy of charging the costs of advertising to expense as incurred.

INCOME TAXES:

    Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company and the Bank file a consolidated federal income tax return.

EARNINGS PER SHARE:

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share." Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of stock options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the requirements of Statement No. 128.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:

    In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

RECLASSIFICATIONS:

    Certain items in the 1996 financial statements have been reclassified to conform to the 1997 financial statement presentation format. These reclassifications had no effect on net income.

2. RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in vault cash. The total of those reserve balances was approximately $1,620,000 and $1,000,000 at December 31, 1997 and 1996
respectively.

3. SECURITIES

    The amortized cost and approximate fair value of securities at December 31 were as follows:

                                                                                     GROSS        GROSS
                                                                      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                                        COST         GAINS       LOSSES       VALUE
                                                                     -----------  -----------  -----------  ---------
                                                                                      (IN THOUSANDS)
Available for sale securities:
  December 31, 1997:
      U.S. Treasury securities.....................................   $     991    $       9    $  --       $   1,000
      U.S. Government agencies and corporations....................      32,981          488           (9)     33,460
      States and political subdivisions............................      23,192          531           (5)     23,718
      Mortgage-backed and asset-backed securities..................      33,006          121          (80)     33,047
      Equity securities............................................       7,069           32       --           7,101
                                                                     -----------  -----------       -----   ---------
                                                                      $  97,239    $   1,181    $     (94)  $  98,326
                                                                     -----------  -----------       -----   ---------
                                                                     -----------  -----------       -----   ---------
  December 31, 1996:
      U.S. Treasury securities.....................................   $   3,465    $      44    $  --       $   3,509
      U.S. Government agencies and corporations....................      18,000           58          (75)     17,983
      States and political subdivisions............................      23,275          141         (219)     23,197
      Mortgage-backed and asset-backed securities..................       4,357           11          (35)      4,333
      Equity securities............................................       4,467       --           --           4,467
                                                                     -----------  -----------       -----   ---------
                                                                      $  53,564    $     254    $    (329)  $  53,489
                                                                     -----------  -----------       -----   ---------
                                                                     -----------  -----------       -----   ---------

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. SECURITIES (CONTINUED)

                                                                                     GROSS        GROSS
                                                                      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                                        COST         GAINS       LOSSES       VALUE
                                                                     -----------  -----------  -----------  ---------
                                                                                      (IN THOUSANDS)
Held to maturity securities:
  December 31, 1997:
      U.S. Government agencies and corporations....................   $  60,724    $     602    $     (41)  $  61,285
      States and political subdivisions............................      10,165          302           (8)     10,459
      Other........................................................          25       --           --              25
                                                                     -----------  -----------       -----   ---------
                                                                      $  70,914    $     904    $     (49)  $  71,769
                                                                     -----------  -----------       -----   ---------
                                                                     -----------  -----------       -----   ---------
  December 31, 1996:
      U.S. Government agencies and corporations....................   $  24,253    $     138    $    (217)  $  24,174
      States and political subdivisions............................      10,787          173          (12)     10,948
      Other........................................................          25       --           --              25
                                                                     -----------  -----------       -----   ---------
                                                                      $  35,065    $     311    $    (229)  $  35,147
                                                                     -----------  -----------       -----   ---------
                                                                     -----------  -----------       -----   ---------

    Equity securities are principally comprised of Federal Home Loan Bank and Federal Reserve Bank stock.

    The amortized cost and fair value of securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties.

                                                                        AVAILABLE FOR SALE       HELD TO MATURITY
                                                                      ----------------------  ----------------------
                                                                       AMORTIZED     FAIR      AMORTIZED     FAIR
                                                                         COST        VALUE       COST        VALUE
                                                                      -----------  ---------  -----------  ---------
                                                                                      (IN THOUSANDS)
Due in one year or less.............................................   $     498   $     499   $     365   $     384
Due after one year through five years...............................         493         500       1,704       1,714
Due after five years through ten years..............................      16,981      17,290      21,302      21,809
Due after ten years.................................................      39,192      39,889      47,543      47,862
Mortgage-backed and asset-backed securities.........................      33,006      33,047      --          --
Equity securities...................................................       7,069       7,101      --          --
                                                                      -----------  ---------  -----------  ---------
                                                                       $  97,239   $  98,326   $  70,914   $  71,769
                                                                      -----------  ---------  -----------  ---------
                                                                      -----------  ---------  -----------  ---------

    Gross gains of $217,028 and gross losses of $41,031 were realized on sales of available for sale securities in 1997. Gross gains of $1,757 and gross losses of $2,439 were realized on sales of available for sale securities in 1996.

    Securities with an amortized cost of $15,477,000 and $4,963,000 at December 31, 1997 and 1996 respectively were pledged as collateral on public deposits and for other purposes as required or permitted by law.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

    The components of loans receivable at December 31, 1997 and 1996 were as follows:

                                                                           1997        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Commercial............................................................  $  109,813  $   82,886
Installment...........................................................      19,942      16,262
Mortgage..............................................................     104,714      85,027
Construction..........................................................      13,804       9,672
                                                                        ----------  ----------
                                                                           248,273     193,847
                                                                        ----------  ----------
Less:
  Allowance for loan losses...........................................       2,603       2,001
  Net deferred loan fees and costs....................................        (537)       (302)
                                                                        ----------  ----------
                                                                             2,066       1,699
                                                                        ----------  ----------
                                                                        $  246,207  $  192,148
                                                                        ----------  ----------
                                                                        ----------  ----------

    Changes in the allowance for loan losses for the years ended December 31, 1997 and 1996 were as follows:

                                                                           1997        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Balance, beginning....................................................  $    2,001  $    1,674
Provision for loan losses.............................................         960         687
Loans charged off.....................................................        (441)       (448)
Recoveries............................................................          83          88
                                                                        ----------  ----------
Balance, ending.......................................................  $    2,603  $    2,001
                                                                        ----------  ----------
                                                                        ----------  ----------

    The recorded investment in impaired loans, not requiring an allowance for loan losses, was $1,685,655 and $587,483 at December 31, 1997 and 1996
respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $227,336 and $711,861 at December 31, 1997 and 1996 respectively. At December 31, 1997 and 1996, the related allowance for loan losses associated with those loans was $146,626 and $252,321 respectively. For the years ended December 31, 1997 and 1996, the average recorded investment in these impaired loans was $1,563,001 and $1,425,975 respectively. Interest income on impaired loans of $38,638 and $23,840 was recognized for cash payments received in 1997 and 1996 respectively.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. PREMISES AND EQUIPMENT

    Components of premises and equipment at December 31, 1997 and 1996 were as follows:

                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Land.......................................................................  $   1,569  $   1,487
Building and improvements..................................................      3,690      2,256
Leasehold improvements.....................................................         63         63
Equipment..................................................................      2,027      1,424
Furniture and fixtures.....................................................        737        421
Construction in progress...................................................         83        104
                                                                             ---------  ---------
                                                                                 8,169      5,755
Less accumulated depreciation..............................................      1,770      1,360
                                                                             ---------  ---------
                                                                             $   6,399  $   4,395
                                                                             ---------  ---------
                                                                             ---------  ---------

6. DEPOSITS

    The aggregate amount of certificates of deposit with a minimum denomination of $100,000 were approximately $12,823,000 and $12,372,000 at December 31, 1997
and 1996 respectively.

    At December 31, 1997, the scheduled maturities of time deposits are as follows (in thousands):

1998..............................................................  $  38,512
1999..............................................................     53,589
2000..............................................................     38,249
2001..............................................................      8,033
2002..............................................................      8,443
Thereafter........................................................        823
                                                                    ---------
                                                                    $ 147,649
                                                                    ---------
                                                                    ---------

7. OTHER BORROWED FUNDS AND LONG-TERM DEBT

    The Bank maintains a U.S. Treasury tax and loan note option account for the deposit of withholding taxes, corporate income taxes and certain other payments to the federal government. Deposits are subject to withdrawal and are evidenced by an open-ended interest-bearing note. Borrowings under this note option account were $1,056,000 and $718,000 at December 31, 1997 and 1996 respectively.

    The Bank has other short-term borrowings from the Federal Home Loan Bank at December 31, 1997 and 1996 in the amount of $21,000,000 and $13,000,000 respectively. The December 31, 1997 balance outstanding is due in 1998, at an average interest rate of 5.93%.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. OTHER BORROWED FUNDS AND LONG-TERM DEBT (CONTINUED)
    Long-term debt consisted of the following at December 31, 1997 and 1996 (in thousands):

                                                                            1997       1996
                                                                          ---------  ---------
Advances from the Federal Home Loan Bank bearing interest at a weighted average rate of 5.96% and 5.49% as of December 31, 1997 and 1996 respectively..........................................................  $  10,000  $  22,000
                                                                          ---------  ---------
                                                                          ---------  ---------

    Maturities of long-term debt at December 31, 1997 are as follows (in thousands):

1998...............................................................  $  --
1999...............................................................      5,000
2000...............................................................     --
2001...............................................................      5,000
                                                                     ---------
                                                                     $  10,000
                                                                     ---------
                                                                     ---------

    The Bank has maximum borrowing capacity with the Federal Home Loan Bank of approximately $177,122,000. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

8. INCOME TAXES

    The provision for federal income taxes for the years ended December 31, 1997 and 1996 consisted of the following (in thousands):

                                                                            1997       1996
                                                                          ---------  ---------
Current.................................................................  $   1,097  $     364
Deferred................................................................       (229)        69
                                                                          ---------  ---------
                                                                          $     868  $     433
                                                                          ---------  ---------
                                                                          ---------  ---------

    A reconciliation of the statutory income tax at a rate of 34% to the income tax expense in the consolidated statements of income for the years ended December 31, 1997 and 1996 is as follows (in thousands):

                                                                            1997       1996
                                                                          ---------  ---------
Federal income tax at statutory rate....................................  $   1,417  $     794
Tax-exempt interest.....................................................       (655)      (436)
Disallowance of interest expense........................................         94         62
Other...................................................................         12         13
                                                                          ---------  ---------
                                                                          $     868  $     433
                                                                          ---------  ---------
                                                                          ---------  ---------

    The income tax provision includes $59,838 in 1997 and $(232) in 1996 of income tax expense (benefit) related to net realized securities gains (losses).

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)
    Net deferred tax assets consisted of the following components as of December 31, 1997 and 1996 (in thousands):

                                                                                  1997       1996
                                                                                ---------  ---------
Deferred tax assets:
  Allowance for loan losses...................................................  $     627  $     333
  Interest on non-accrual loans...............................................        102         68
  Unrealized depreciation on securities available for sale....................     --             25
  Foreclosed real estate......................................................         26         35
  Other.......................................................................         49         16
                                                                                ---------  ---------
                                                                                      804        477
                                                                                ---------  ---------
Deferred tax liabilities:
  Premises and equipment......................................................        147        117
  Supplies inventory..........................................................         25         12
  Loan origination fees and costs.............................................        182        102
  Unrealized appreciation on securities available for sale....................        370     --
                                                                                ---------  ---------
Total deferred tax liabilities................................................        724        231
                                                                                ---------  ---------
Net deferred tax assets.......................................................  $      80  $     246
                                                                                ---------  ---------
                                                                                ---------  ---------

9. RETIREMENT SAVINGS PLAN--401(K)

    The Bank has a 401(k) plan which covers employees who meet the eligibility requirements of having worked 1,000 hours in a plan year and have attained the age of 21. Participants are permitted to contribute from 1% to 15% of compensation. The Bank will match 75% of the participant's contributions up to a maximum match of 4.5%. The expense related to the Bank's 401(k) plan was $114,392 and $80,851 for the years ended December 31, 1997 and 1996 respectively.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. OTHER EXPENSES

    The following represents the most significant categories of other expenses for the years ended December 31, 1997 and 1996:

                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Advertising................................................................  $     654  $     594
Data processing and MAC fees...............................................        485        367
Office supplies and expenses...............................................        612        372
Professional fees..........................................................        350        161
Foreclosed real estate.....................................................        (66)       301
All other expenses.........................................................      1,131        827
                                                                             ---------  ---------
                                                                             $   3,166  $   2,622
                                                                             ---------  ---------
                                                                             ---------  ---------

11. STOCK OPTIONS AND GRANTS

    The Company has adopted various qualified and non-qualified stock option plans with approximately 200,000 shares of common stock reserved for options to key employees and non-employee directors. The option prices under the plans are the fair market value of the common stock on the date the options are granted and an option's maximum term is generally ten years. All options are exercisable six months after the date of grant.

    A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                                                                 1997                    1996
                                                                        ----------------------  ----------------------
                                                                                    WEIGHTED                WEIGHTED
                                                                                     AVERAGE                 AVERAGE
                                                                                    EXERCISE                EXERCISE
                                                                         OPTIONS      PRICE      OPTIONS      PRICE
                                                                        ---------  -----------  ---------  -----------
Outstanding, beginning of year........................................    143,956   $   10.80      62,321   $    8.49
Granted...............................................................     --          --          84,600       12.40
Exercised.............................................................     (6,146)       9.47      (2,965)       7.71
                                                                        ---------  -----------  ---------  -----------
Outstanding, end of year..............................................    137,810   $   10.86     143,956   $   10.80
                                                                        ---------  -----------  ---------  -----------
                                                                        ---------  -----------  ---------  -----------
Exercisable at end of year............................................    137,810   $   10.86      59,356   $    8.53
                                                                        ---------  -----------  ---------  -----------
                                                                        ---------  -----------  ---------  -----------

    Stock options outstanding at December 31, 1997 are exercisable at prices ranging from $6.93 to $12.40 a share. The weighted average remaining contractual life of those options is 6.5 years.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for options granted in 1996. Had compensation cost for stock options granted in 1996 been determined based on the fair value at the grant date consistent with the provisions of SFAS No.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. STOCK OPTIONS AND GRANTS (CONTINUED)
123, the Company's net income and earnings per share for the year ended December 31, 1996 would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

Net income:
  As reported.......................................................  $   1,903
                                                                      ---------
                                                                      ---------
  Pro forma.........................................................  $   1,745
                                                                      ---------
                                                                      ---------
Basic earnings per share:
  As reported.......................................................  $     .92
                                                                      ---------
                                                                      ---------
  Pro forma.........................................................  $     .84
                                                                      ---------
                                                                      ---------
Diluted earnings per share:
  As reported.......................................................  $     .91
                                                                      ---------
                                                                      ---------
  Pro forma.........................................................  $     .84
                                                                      ---------
                                                                      ---------

    The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.2%, 10.48% volatility, and an expected life of five years. The weighted-average fair value of options granted was $2.52 per share for both the Non-employee Directors and Incentive Stock Options.

    Two of the Company's officers are entitled to receive grants of 1,000 and 992 shares respectively of the Company's common stock at the end of each 12 months of employment under their employment agreements. The fair value of the stock grants are recorded each year as compensation expense.

12. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE:

    The Bank rents facilities under lease agreements which expire between 1998 and 2009, and require various minimum annual rentals. The total minimum rental commitment at December 31, 1997 is approximately $922,000 which is due as follows:

    During the year ending December 31 (in thousands):

1998.................................................................  $     252
1999.................................................................         85
2000.................................................................         61
2001.................................................................         63
2002.................................................................         65
Later years..........................................................        396
                                                                       ---------
                                                                       $     922
                                                                       ---------
                                                                       ---------

    The total rental expense included in the income statements for the years ended December 31, 1997 and 1996 is $324,373 and $336,760 respectively.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
CONTINGENCIES:

    The Company is a defendant in various lawsuits wherein various amounts are claimed. In the opinion of the Company's management, these suits are without merit and should not result in judgments which, in the aggregate, would have a material adverse effect on the Company's consolidated financial statements.

COMMITMENTS:

    At December 31, 1997, the Bank has entered into agreements of sale to purchase land in Robesonia, Pennsylvania to build a branch office, to purchase land and a building in Boyertown, Pennsylvania for the use as a branch office and to purchase a building in Reading, Pennsylvania for the use as the Company's operations facility. Deposits on the purchase of these properties of $121,000 are included in premises and equipment as of December 31, 1997. The estimated cost to complete these projects is approximately $5,250,000 at December 31, 1997.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, letters of credit and commitments to sell loans. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

    A summary of the contractual amount of the Bank's financial instrument commitments at December 31, 1997 and 1996 is as follows (in thousands):

                                                                            1997       1996
                                                                          ---------  ---------
Commitments to extend credit............................................  $  43,629  $  31,141
Outstanding letters of credit...........................................      2,649      1,102
Commitments to sell loans...............................................     --         --

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
    Outstanding letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

    Commitments to sell loans are to the Federal National Mortgage Association and other mortgage investors. These commitments are generally met through mortgage originations in the normal course of business.

14. CONCENTRATION OF CREDIT RISK

    The Bank grants commercial, residential and consumer loans to customers primarily located in Berks, Bucks, Chester, Montgomery and Schuylkill Counties in Pennsylvania. The concentrations of credit by type of loan are set forth in
Note 4. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

15. TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers and directors and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1997 and 1996, these persons were indebted to the Bank for loans totaling $1,702,000 and $2,898,000 respectively. During 1997, $2,858,000 of new loans were made; repayments totaled $4,069,000. Other changes increased the loans outstanding by $15,000.

16. STOCKHOLDER AUTOMATIC DIVIDEND REINVESTMENT AND STOCK
   PURCHASE PLAN

    The Company has a dividend reinvestment and stock purchase plan available to stockholders who elect to reinvest their cash dividends and, from time to time, as the Board of Directors of the Company may in its discretion determine, voluntary cash payments for the purchase of additional shares of the Company's common stock. The common stock may be purchased in the open market or from authorized but unissued shares, substantially at prevailing market prices. The Company has reserved 200,000 shares of common stock for possible issuance under the plan. Stock purchases under the Plan totaled 21,823 and 6,486 shares in 1997 and 1996 respectively. Share purchases made in the open market were 7,292 and 6,486 in 1997 and 1996 respectively.

17. REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. REGULATORY MATTERS AND STOCKHOLDERS' EQUITY (CONTINUED)
    Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 1997, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The actual capital amounts and ratios are also presented in the table below:

                                                                                                                TO BE WELL
                                                                                        FOR CAPITAL         CAPITALIZED UNDER
                                                                                          ADEQUACY          PROMPT CORRECTIVE
                                                                    ACTUAL                PURPOSES          ACTION PROVISIONS
                                                             --------------------  ----------------------  --------------------
                                                              AMOUNT      RATIO     AMOUNT       RATIO      AMOUNT      RATIO
                                                             ---------  ---------  ---------     -----     ---------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
As of December 31, 1997:
Total capital (to risk weighted assets)

                                                                                             GREATER THAN OR EQUAL TO
                                                                                   --------------------------------------------
 Company...................................................  $  46,085      18.03% $  20,445        8.00%          N/A
  Bank.....................................................     39,253      15.38     20,411        8.00   $  25,514      10.00%
Tier I capital (to risk weighted assets)
  Company..................................................     43,482      17.01     10,223        4.00           N/A
  Bank.....................................................     36,650      14.36     10,206        4.00      15,308       6.00
Tier I capital (to average assets)
  Company..................................................     43,482       9.87     17,628        4.00           N/A
  Bank.....................................................     36,650       8.33     17,591        4.00      21,989       5.00

As of December 31, 1996:
Total capital (to risk weighted assets)
  Company..................................................  $  21,752      11.44% $  15,208        8.00%          N/A
  Bank.....................................................     19,873      10.46     15,205        8.00   $  19,006      10.00%
Tier I capital (to risk weighted assets)
  Company..................................................     19,751      10.39      7,604        4.00           N/A
  Bank.....................................................     17,872       9.40      7,602        4.00      11,403       6.00
Tier I capital (to average assets)
  Company..................................................     19,751       6.82     11,579        4.00           N/A
  Bank.....................................................     17,872       6.18     11,572        4.00      14,465       5.00


    Banking laws and regulations limit the amount of dividends that may be paid. Under current banking laws, the Bank would be limited to approximately $5,136,000 of dividends in 1998 plus an additional amount equal to the Bank's net profit for 1998, up to the date of any such dividend declaration. In December 1997, the Company declared a $.08 per share cash dividend to stockholders of record on January 2, 1998, payable January 20, 1998.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. EARNINGS PER SHARE

    The following table sets forth the computations of basic and diluted earnings per share:

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Numerator, net income.................................................................  $  3,301,000  $  1,903,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Denominator:
  Denominator for basic earnings per share, weighted average shares...................     2,682,281     2,069,251
  Effect of dilutive securities, stock options........................................        57,611        20,375
                                                                                        ------------  ------------
  Denominator for diluted earnings per share, adjusted weighted average shares and
    assumed conversions...............................................................     2,739,892     2,089,626
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Basic earnings per common share.......................................................  $       1.23  $       0.92
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Diluted earnings per common share.....................................................  $       1.20  $       0.91
                                                                                        ------------  ------------
                                                                                        ------------  ------------

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

    The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 1997 and 1996:

CASH, FEDERAL FUNDS SOLD AND INTEREST-BEARING DEPOSITS WITH BANKS:

    The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

SECURITIES:

    Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
LOANS RECEIVABLE:

    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

MORTGAGE LOANS HELD FOR SALE:

    The fair values of the Bank's mortgages held for sale are based on quoted market prices of similar loans sold.

DUE FROM MORTGAGE INVESTORS:

    The carrying amounts of due from mortgage investors approximate their fair values.

ACCRUED INTEREST RECEIVABLE:

    The carrying amounts of accrued interest receivable approximate their fair value.

DEPOSIT LIABILITIES:

    The fair value of demand deposits, savings accounts and certain money market accounts is the amount payable on demand at the reporting date. The carrying amounts for variable-rate fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. The fair value of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

ACCRUED INTEREST PAYABLE:

    The carrying amounts of accrued interest payable approximate their fair value.

OTHER BORROWED FUNDS:

    The carrying amounts of short-term borrowings approximate their fair values.

LONG-TERM DEBT:

    The fair values of the Bank's long-term debt are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

OFF-BALANCE SHEET INSTRUMENTS:

    The fair values of the Bank's commitments to extend credit and outstanding letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair value of the Company's financial instruments at December 31, 1997 and 1996 were as follows:


                                                                            1997                    1996
                                                                   ----------------------  ----------------------
                                                                    CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                                     AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                                   ----------  ----------  ----------  ----------
                                                                                   (IN THOUSANDS)
Financial Assets:
  Cash and due from banks........................................  $   13,093  $   13,093  $    8,985  $    8,985
  Interest-bearing deposits with banks...........................         175         175      21,407      21,407
  Federal funds sold.............................................         470         470       1,290       1,290
  Securities.....................................................     169,240     170,095      88,554      88,636
  Loans receivable, net..........................................     246,207     248,320     192,148     193,674
  Mortgage loans held for sale...................................      --          --             609         609
  Due from mortgage investors....................................       5,425       5,425       3,478       3,478
  Accrued interest receivable....................................       3,571       3,571       2,129       2,129
Financial Liabilities:
  Deposits.......................................................     360,552     361,928     264,323     263,910
  Accrued interest payable.......................................       1,502       1,502       1,141       1,141
  Other borrowed funds...........................................      22,056      22,056      13,718      13,718
  Long-term debt.................................................      10,000       9,915      22,000      21,854
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit...................................      --          --          --          --
  Outstanding letters of credit..................................      --          --          --          --


20. MERGER

    On November 18, 1997, the Company entered into an agreement to merge with Heritage Bancorp, Inc. ("Heritage"), a one bank holding company located in Pottsville, Pennsylvania. Under the terms of the Agreement, the Company and Heritage propose to combine into a new Pennsylvania business corporation, with a name yet to be determined. Upon the effective date, which is expected to occur during the second quarter of 1998 pending regulatory and shareholder approval, the new corporation will be the holding company for the independent bank subsidiaries, Berks County Bank and Heritage National Bank. There are no plans to merge the two banking subsidiaries at this time. Stockholders of the Company would receive 1.3335 shares of the new corporation for each share of the Company held on the record date. Stockholders of Heritage will receive 1.05 shares of common stock of the new corporation for each share held on the record date. The new corporation will be issuing approximately 9,640,000 shares. The transaction will be accounted for under the pooling of interests method of accounting.

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. MERGER (CONTINUED)
    The following table provides a summary of the consolidated operating results and financial condition on a pro forma basis as of and for the year ended December 31, 1997:


                                                                         BCB FINANCIAL
                                                                           SERVICES
                                                                          CORPORATION     HERITAGE      COMBINED
                                                                         (AS REPORTED)  BANCORP, INC.   PRO FORMA
                                                                         -------------  -------------  -----------
                                                                                      (IN THOUSANDS)
Net interest income....................................................   $    12,117    $    16,287    $  28,404
Net income.............................................................         3,301          6,028        9,329
Total assets...........................................................       447,594        366,269      813,863
Total stockholders' equity.............................................        44,101         44,619       88,720


    The pro forma combined results are not necessarily indicative of the combined results of future operations.

21. BCB FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL
    INFORMATION

                                 BALANCE SHEETS

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
                                           ASSETS
Cash........................................................................................  $   6,902  $   1,968
Investment in bank subsidiary...............................................................     37,259     17,825
Securities available for sale...............................................................        683        151
Other assets................................................................................        356        326
                                                                                              ---------  ---------
                                                                                              $  45,200  $  20,270
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities.................................................................................  $   1,099  $     566
Stockholders' equity........................................................................     44,101     19,704
                                                                                              ---------  ---------
                                                                                              $  45,200  $  20,270
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                       BCB FINANCIAL SERVICES CORPORATION
                        AND ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. BCB FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)
                              STATEMENTS OF INCOME


                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
                                                                                                    (IN THOUSANDS)
Interest and dividend income...................................................................  $     284  $       5
Other expenses.................................................................................       (130)       (72)
Federal income tax (expense) benefit...........................................................        (42)        23
                                                                                                 ---------  ---------
  Income (loss) before equity in undistributed net income of bank subsidiary...................        112        (44)
Equity in undistributed net income of bank subsidiary..........................................      3,189      1,947
                                                                                                 ---------  ---------
Net income.....................................................................................  $   3,301  $   1,903
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------


                            STATEMENTS OF CASH FLOWS

                                                                                                    DECEMBER 31,
                                                                                                --------------------
                                                                                                  1997       1996
                                                                                                ---------  ---------
                                                                                                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..................................................................................  $   3,301  $   1,903
  Undistributed earnings of bank subsidiary...................................................     (3,189)    (1,947)
  (Increase) in other assets..................................................................         (9)      (240)
  Increase in liabilities.....................................................................        347        430
                                                                                                ---------  ---------
      Net cash provided by operating activities...............................................        450        146
                                                                                                ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Purchases of securities available for sale..................................................       (500)      (151)
                                                                                                ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from exercise of stock options.....................................................         59         18
  Proceeds from dividend reinvestment and stock purchase plan.................................        248     --
  Additional investment in bank subsidiary....................................................    (15,500)    --
  Net proceeds from stock offering............................................................     20,869     --
  Cash payments for fractional shares in connection with stock dividend.......................     --             (1)
  Cash dividends..............................................................................       (692)      (397)
                                                                                                ---------  ---------
    Net cash provided by (used in) financing activities.......................................      4,984       (380)
                                                                                                ---------  ---------
    Net increase (decrease) in cash...........................................................      4,934       (385)
Cash:
  Beginning...................................................................................      1,968      2,353
                                                                                                ---------  ---------
  Ending......................................................................................  $   6,902  $   1,968
                                                                                                ---------  ---------
                                                                                                ---------  ---------

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                                OF CONSOLIDATION
                                    BETWEEN
                       BCB FINANCIAL SERVICES CORPORATION
                                      AND
                             HERITAGE BANCORP, INC.
                               NOVEMBER 18, 1997

                                   AGREEMENT

    THIS AGREEMENT AND PLAN OF CONSOLIDATION, dated as of November 18, 1997, is made by and between BCB FINANCIAL SERVICES CORPORATION ("BCB"), a Pennsylvania corporation, having its principal place of business in Reading, Pennsylvania, and HERITAGE BANCORP, INC. ("Heritage"), a Pennsylvania corporation, having its principal place of business in Pottsville, Pennsylvania.

                                   BACKGROUND

    1. BCB and Heritage desire to consolidate into a new as yet to be named Pennsylvania business corporation (the "Holding Company"), in accordance with the applicable laws of the Commonwealth of Pennsylvania, and in accordance with the plan of consolidation set forth herein.

    2. BCB and Heritage desire that the consolidation of BCB and Heritage constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and be accounted for as a pooling-of-interests under generally accepted accounting principles.

    3. As an inducement to BCB's willingness to enter into this Agreement, (a) certain directors and certain officers of Heritage are concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1-A, and (b) Heritage is concurrently granting to BCB an option to acquire, under certain circumstances, Heritage's common stock (the "BCB Lock-Up Option") pursuant to a Stock Option Agreement between BCB and Heritage in the form attached hereto as Exhibit 2.

    4. As an inducement to Heritage's willingness to enter into this Agreement,
(a) certain directors and certain officers of BCB are concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1-B, and (b) BCB is concurrently granting to Heritage an option to acquire, under certain circumstances, BCB's common stock (the "Heritage Lock-Up Option") pursuant to a Stock Option Agreement between Heritage and BCB in the form attached hereto as exhibit 3.

    5. BCB and Heritage desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I

                               THE CONSOLIDATION

    SECTION 1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        AFFILIATE means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        AGREEMENT means this agreement, and any amendment or supplement hereto, which constitutes a "plan of consolidation" between BCB and Heritage.

        APPLICATIONS means the applications for regulatory approval which are required by the transactions contemplated hereby.

        ARTICLES OF CONSOLIDATION means the articles of consolidation to be executed by BCB and Heritage and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania in the form attached hereto as Exhibit 4.

        BCB COMMON STOCK has the meaning given to that term in Section 3.02(a) of this Agreement.

        BCB DISCLOSURE SCHEDULE means a disclosure schedule delivered by BCB to Heritage pursuant to Article III of this Agreement.

        BCB EXCHANGE RATIO shall have the meaning given to such term in Section 1.02(e)(i)(A).

        BCB FINANCIALS means (i) the audited consolidated financial statements of BCB as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of BCB as of each calendar quarter thereafter included in Securities Documents filed by BCB.

        BCB MARKET PRICE means, as of any date, the average between the closing high bid and low asked prices of a share of BCB Common Stock on the Nasdaq National Market System (as reported in THE WALL STREET JOURNAL, or if not reported therein, in another authoritative source).

        BCB MARKET VALUE means the average of the BCB Market Prices for the twenty (20) consecutive trading days ending on the trading day preceding the Determination Date.

        BCB LOCK-UP OPTION means the option granted to BCB to acquire shares of Heritage Common Stock referenced in the recitals to this Agreement.

        BCB OPTIONS means options to purchase shares of BCB Common Stock granted pursuant to the BCB Stock Option Plans.

        BCB REGULATORY REPORTS means the annual and quarterly reports of BCB filed with the FRB since December 31, 1996 through the Closing Date, and the financial reports of Berks County Bank and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1996, through the Closing Date.

        BCB STOCK OPTION PLANS means the BCB 1988 Stock Option Plan, the BCB 1989 Stock Option Plan, the BCB 1994 Stock Option Plan and the BCB 1996 Stock Option Plan.

        BCB SUBSIDIARIES means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by BCB, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

        BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

        BHCA means the Bank Holding Company Act of 1956, as amended.

        CLOSING DATE means the later of April 1, 1998 or the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Consolidation specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such other date as BCB and Heritage may mutually agree.

        CONSOLIDATION means the consolidation of BCB and Heritage into the Holding Company, contemplated by this Agreement.

        DISSENTING SHARES shall have the meaning set forth in Section 1.02(e)(i)(E) and Section 1.02(e)(ii)(E) hereof.

        DOJ means the United States Department of Justice.

        EFFECTIVE DATE means the date upon which the Articles of Consolidation shall be filed in the PDS, and shall be the same as the Closing Date.

        ENVIRONMENTAL LAW means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended.

        EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

        FDIA means the Federal Deposit Insurance Act, as amended.

        FDIC means the Federal Deposit Insurance Corporation.

        FRB means the Board of Governors of the Federal Reserve System.

        GAAP means generally accepted accounting principles as in effect at the relevant date.

        HERITAGE COMMON STOCK means the common stock of Heritage described in
    Section 2.02(a).

        HERITAGE DISCLOSURE SCHEDULE means a disclosure schedule delivered by Heritage to BCB pursuant to Article II of this Agreement.

        HERITAGE DRIP means the Heritage Dividend Reinvestment and Stock Purchase Plan.

        HERITAGE ESOP means the Heritage Employee Stock Ownership Plan with 401(k) Provisions.

        HERITAGE EXCHANGE RATIO shall have the meaning given to such term in
    Section 1.02(e)(ii)(A).

        HERITAGE FINANCIALS means (i) the audited consolidated financial statements of Heritage as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Heritage as of each calendar quarter thereafter included in Securities Documents filed by Heritage.

        HERITAGE MARKET PRICE means, as of any date, the average between the closing high bid and low asked prices of a share of Heritage Common Stock on the Nasdaq National Market System (as reported in THE WALL STREET JOURNAL, or if not reported therein, in another authoritative source).

        HERITAGE MARKET VALUE means the average of the Heritage Market Prices for the twenty (20) consecutive trading days ending on the trading day preceding the Determination Date.

        HERITAGE LOCK-UP OPTION means the option granted to Heritage to acquire shares of BCB Common Stock referenced in the recitals to this Agreement.

        HERITAGE OPTIONS means options to purchase shares of Heritage Common Stock granted pursuant to the Heritage Stock Option Plans.

        HERITAGE REGULATORY REPORTS means the annual and quarterly reports of Heritage filed with the FRB since December 31, 1996 through the Closing Date, and the financial reports of Heritage National Bank to the OCC and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1996, through the Closing Date.

        HERITAGE STOCK OPTION PLANS means the 1995 Stock Incentive Plan and the 1995 Stock Option Plan for Non-Employee Directors and the outstanding options assumed by Heritage that were issued under option plans of Bankers' Financial Services Corporation.

        HERITAGE SUBSIDIARIES means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Heritage, except any corporation the stock of which is held in the ordinary course of the lending activities of Heritage National Bank.

        HOLDING COMPANY COMMON STOCK means the common stock, $1.00 par value, of the Holding Company.

        IRC means the Internal Revenue Code of 1986, as amended.

        IRS means the Internal Revenue Service.

        MATERIAL ADVERSE EFFECT shall mean, with respect to BCB or Heritage, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change in the value of the respective investment and loan portfolios of BCB or Heritage resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund and (c) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby.

        NASD means the National Association of Securities Dealers, Inc.

        OCC means the Office of the Comptroller of the Currency.

        PDS means the Department of State of the Commonwealth of Pennsylvania.

        PERSON means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

        PROSPECTUS/PROXY STATEMENT means the prospectus/proxy statement, together with any amendments and supplements thereto, to be transmitted to holders of Heritage Common Stock and BCB Common Stock in connection with the transactions contemplated by this Agreement.

        REGISTRATION STATEMENT means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Holding Company Common Stock to be issued in connection with the transactions contemplated by this Agreement.

        REGULATORY AGREEMENT has the meanings given to that term in Sections
    2.11 and 3.11 of this Agreement.

        REGULATORY AUTHORITY means any banking agency or department of any federal or state government, including without limitation the FRB, the FDIC, the OCC, or the respective staffs thereof.

        RIGHTS means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

        SEC means the Securities and Exchange Commission.

        SECURITIES ACT means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

        SECURITIES DOCUMENTS means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

        SECURITIES LAWS means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

        SUBSIDIARY means any corporation or partnership, 50% or more of the capital stock or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation or partnership the stock or partnership interests of which is held in the ordinary course of the lending activities of a bank.

    SECTION 1.02 THE CONSOLIDATION.

        (a) CLOSING. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in
    Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Heritage and BCB shall cause the Articles of Consolidation to be duly executed and to be filed in the PDS.

        (b) THE CONSOLIDATION. Subject to the terms and conditions of this Agreement, on the Effective Date, Heritage and BCB shall consolidate into the Holding Company in accordance with the provisions of the BCL. The Holding Company shall be the corporation formed as a result of the Consolidation, shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania and shall have its headquarters at 601 Penn Street, Reading, Pennsylvania (the "BCB Operations Center") or such other location in Reading, Pennsylvania as the parties may agree. From and after the Effective Date, the Consolidation shall have the effects set forth in
    Section 1929 of the BCL.

        (c) HOLDING COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS. On and after the Effective Date, the articles of incorporation of the Holding Company shall be as set forth in the Articles of Consolidation and the Bylaws of the Holding Company shall be adopted on the Effective Date by the Holding Company's Board of Directors and shall be in the form attached hereto as Exhibit 5 until thereafter altered, amended or repealed.

        (d) BOARD OF DIRECTORS AND OFFICERS OF THE HOLDING COMPANY, HERITAGE NATIONAL BANK AND BERKS COUNTY BANK BOARD OF DIRECTORS AND OFFICERS.

           (i) On the Effective Date, the Board of Directors of the Holding Company, as the continuing corporation as a result of the Consolidation, shall consist of thirteen (13) directors to be identified in the Articles of Consolidation, seven of whom shall be appointed by the BCB Board of Directors and six of whom shall be appointed by the Heritage Board of Directors. Nelson R. Oswald shall be the Chairman of the Board of Directors of the Holding Company and a designee of Heritage shall be appointed Vice Chairman of the Board of Directors of the Holding Company. Non-employee directors of the Holding Company shall be paid an annual retainer of $2,000, a fee of $600 per meeting attended and a fee of $300 per committee meeting attended. In addition, any nonemployee Vice Chairman shall be entitled to an additional annual retainer of $1,000 per year.

           (ii) On the Effective Date, the executive officers of the Holding Company shall be:

Nelson R. Oswald                               Chairman and Chief Executive
                                       --      Officer

Allen E. Kiefer                                President & Chief Operating
                                       --      Officer

Robert D. McHugh, Jr.                          Executive Vice President and Chief
                                       --      Financial Officer

Richard A. Ketner                              Executive Vice President and Chief
                                       --      Administrative Officer

           (iii) The Board of Directors and officers of Heritage National Bank shall remain unchanged except that Nelson R. Oswald shall become an officer and member of the Board of Directors of Heritage National Bank with the title of Vice Chairman and Robert D. McHugh shall become the Executive Vice President & Chief Financial Officer of Heritage National Bank. Non-employee directors of Heritage National Bank shall be paid an annual retainer of $2,000 (unless such director receives a retainer for service as a director of the Holding Company), a fee of $600 per meeting attended and a fee of $300 per committee meeting attended.

           (iv) The Board of Directors and officers of Berks County Bank shall remain unchanged except that a designee of Heritage shall become an officer (if such designee is an employee) and a member of the Board of Directors of Berks County Bank with the title of Vice Chairman and Richard A. Ketner shall become an Executive Vice President of Berks County Bank. Non-employee directors of Berks County Bank shall be paid an annual retainer of $2,000 (unless such director receives a retainer for service as a director of the Holding Company), a fee of $600 per meeting attended and a fee of $300 per committee meeting attended.

        (e)  CONVERSION OF SHARES.

           (i)  BCB COMMON STOCK.

               (A) Subject to the provisions of subparagraphs (B), (C), (D) and
           (E) of this Section 1.02(e)(i), each share of BCB Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of BCB Common Stock, if any, then owned by BCB or Heritage or any BCB Subsidiary) shall, on the Effective Date, by reason of the Consolidation and without any action on the part of the holder thereof, be converted into and become a right to receive 1.3335 shares of fully paid and nonassessable shares of Holding Company Common Stock. The exchange ratio set forth in this Section 1.02(e)(i)(A) is hereinafter referred to as the "BCB Exchange Ratio".

               (B) Each share of BCB Common Stock (other than trust account shares or shares acquired in connection with debts previously contracted ("DPC shares")) owned by Heritage or a Heritage Subsidiary on the Effective Date, if any, shall be cancelled.

               (C) Each share of BCB Common Stock issued and held in the treasury of BCB or owned by any BCB Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

               (D) No fraction of a whole share of Holding Company Common Stock and no scrip or certificates therefor shall be issued in connection with the Consolidation. Any former holder of BCB Common Stock who would otherwise be entitled to receive a fraction of a share of Holding Company Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the closing price of the Holding Company Common

           Stock on the Nasdaq National Market System on the first day Holding Company Common Stock is traded after the Effective Date.

               (E) Each outstanding share of BCB Common Stock the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such right as of the Effective Date shall not be converted into or represent a right to receive shares of Holding Company Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the BCL. BCB shall give Heritage prompt notice upon receipt by BCB of any such written demands for payment of the fair value of such shares of BCB Common Stock ("Dissenting Shares") and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a "BCB Dissenting Shareholder"). If any BCB Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of BCB Common Stock shall be converted into the right to receive Holding Company Common Stock in accordance with Section 1.02(e)(i)(A) of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Holding Company, as the continuing corporation after the Consolidation.

           (ii)  HERITAGE COMMON STOCK.

               (A) Subject to the provisions of subparagraphs (B), (C), (D) and
           (E) of this Section 1.02(e)(ii), each share of Heritage Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of Heritage Common Stock, if any, then owned by Heritage or BCB or any Heritage Subsidiary) shall, on the Effective Date, by reason of the Consolidation and without any action on the part of the holder thereof, be converted into and become a right to receive 1.05 shares of fully paid and nonassessable shares of Holding Company Common Stock. The exchange ratio set forth in this Section 1.02(e)(ii)(A) is hereinafter referred to as the "Heritage Exchange Ratio."

               (B) Each share of Heritage Common Stock (other than trust account shares or DPC shares) owned by BCB or a BCB Subsidiary on the Effective Date, if any, shall be cancelled.

               (C) Each share of Heritage Common Stock issued and held in the treasury of Heritage or owned by any Heritage Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

               (D) No fraction of a whole share of Holding Company Common Stock and no scrip or certificates therefor shall be issued in connection with the Consolidation. Any former holder of Heritage Common Stock who would otherwise be entitled to receive a fraction of a share of Holding Company Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the closing price of the Holding Company Common Stock on the Nasdaq National Market System on the first day Holding Company Common Stock is traded after the Effective Date.

               (E) Each outstanding share of Heritage Common Stock the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such right as of the Effective Date shall not be converted into or represent a right to receive shares of Holding Company Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the BCL. Heritage shall give BCB prompt notice upon receipt by Heritage of any such written demands for payment of the fair value of such shares of Heritage Common Stock ("Dissenting Shares") and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a "Heritage Dissenting Shareholder"). If any Heritage Dissenting

           Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of Heritage Common Stock shall be converted into the right to receive Holding Company Common Stock in accordance with
           Section 1.02(e)(ii) of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Holding Company, as the continuing corporation after the Consolidation.

           (f)  STOCK OPTIONS.

               (i) On the Effective Date, each Heritage Option and each BCB Option which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire shares of Heritage Common Stock or BCB Common Stock, as the case may be, and shall be converted automatically into an option to purchase shares of Holding Company Common Stock, and the Holding Company shall assume each Heritage Option and BCB Option, in accordance with the terms of the applicable Heritage Stock Option Plan or BCB Stock Option Plan, as the case may be, and the stock option agreement by which it is evidenced, except that from and after the Effective Date, (i) the Holding Company and its Board of Directors or a duly authorized committee thereof shall be substituted for Heritage, BCB or their respective Boards of Directors or duly authorized committee thereof administering such Heritage Stock Option Plan or BCB Stock Option Plan, as the case may be, (ii) each Heritage Option and BCB Option assumed by the Holding Company may be exercised solely for shares of the Holding Company Common Stock, (iii) the number of shares of Holding Company Common Stock subject to each BCB Option shall be equal to the number of shares of BCB Common Stock subject to such BCB Option immediately prior to the Effective Date multiplied by the BCB Exchange Ratio, provided that any fractional shares of Holding Company Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such BCB Option shall be adjusted by dividing the per share exercise price under each such BCB Option by the BCB Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent, (v) the number of shares of Holding Company Common Stock subject to each Heritage Option shall be equal to the number of shares of Heritage Common Stock subject to such Heritage Option immediately prior to the Effective Date multiplied by the Heritage Exchange Ratio, provided that any fractional shares of Holding Company Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (vi) the per share exercise price under each such Heritage Option shall be adjusted by dividing the per share exercise price under each such Heritage Option by the Heritage Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii), (iv), (v) and (vi) of the preceding sentence, each BCB Option or Heritage Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the IRC. BCB and Heritage agree to take all necessary steps to effect the foregoing provisions of this
           Section 1.02(f).

               (ii) As soon as practicable after the Effective Date, the Holding Company shall deliver to each participant in each Heritage Stock Option Plan and each BCB Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Heritage Stock Option Plan or BCB Stock Option Plan shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments required by Section 1.02(f)(i) hereof after giving effect to the Consolidation. Within 30 days after the Effective Date, the Holding Company shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Holding Company Common Stock subject to such options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

           (g)  SURRENDER AND EXCHANGE OF HERITAGE AND BCB STOCK CERTIFICATES.

               (i) EXCHANGE OF CERTIFICATES. Each holder of shares of Heritage Common Stock or BCB Common Stock who surrenders to the Holding Company (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Holding Company Common Stock into which such holder's shares of Heritage Common Stock or BCB Common Stock have been converted pursuant to the Consolidation, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(i)(D) or Section 1.02(e)(ii)(D) hereof, as the case may be.

               (ii) RIGHTS EVIDENCED BY CERTIFICATES. Each certificate for shares of Holding Company Common Stock issued in exchange for certificates for Heritage Common Stock or BCB Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to Holding Company Common Stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Heritage Common Stock or BCB Common Stock, from and after the Effective Date, will evidence solely the right to receive certificates for shares of Holding Company Common Stock pursuant to
           Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(i)(D) or Section 1.02(e)(ii)(D), as the case may be. If certificates for shares of Heritage Common Stock or BCB Common Stock are exchanged for Holding Company Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Holding Company Common Stock, the Holding Company will pay cash in an amount equal to dividends theretofore payable on such Holding Company Common Stock and pay or deliver any other distribution to which holders of shares of Holding Company Common Stock have theretofore become entitled. Upon surrender of certificates for shares of Heritage Common Stock or BCB Common Stock in exchange for certificates for Holding Company Common Stock, the Holding Company also shall pay any dividends to which such holder of Heritage Common Stock, in the case of a holder of BCB Common Stock, may be entitled as a result of the declaration of a dividend on the Heritage Common Stock or BCB Common Stock by Heritage or BCB in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of Heritage Common Stock or BCB Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of Heritage Common Stock or any holder of BCB Common Stock, for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Heritage Common Stock or BCB Common Stock are surrendered by a BCB or Heritage shareholder to the Holding Company for exchange, the Holding Company shall have the right to withhold dividends or any other distributions on the shares of Holding Company Common Stock issuable to such shareholder.

               (iii) EXCHANGE PROCEDURES. Each certificate for shares of Heritage Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of

           Holding Company Common Stock for which certificates will be issued pursuant to this Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Holding Company Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Holding Company Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Heritage Common Stock or BCB Common Stock which are surrendered. As promptly as practicable after the Effective Date, the Holding Company shall send or cause to be sent to each shareholder of record of Heritage Common Stock or BCB Common Stock transmittal materials for use in exchanging certificates representing Heritage Common Stock for certificates representing Holding Company Common Stock into which the Heritage Common Stock or BCB Common Stock have been converted in the Consolidation. Certificates representing shares of Holding Company Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Heritage and BCB as soon as reasonably possible but in no event later than thirty (30) business days following the receipt of certificates representing former shares of Heritage Common Stock or BCB Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

               (iv) CLOSING OF STOCK TRANSFER BOOKS; CANCELLATION OF HERITAGE AND BCB CERTIFICATES. Upon the Effective Date, the stock transfer books for Heritage Common Stock and BCB Common Stock will be closed and no further transfers of shares of Heritage Common Stock or BCB Common Stock will thereafter be made or recognized. All certificates for shares of Heritage Common Stock and BCB Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by the Holding Company.

               (h) ANTI-DILUTION PROVISIONS. If, Heritage or BCB has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Heritage Common Stock or BCB Common Stock,
           (B) combined the outstanding shares of Heritage Common Stock or BCB Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Heritage Common Stock or BCB Common Stock, or
           (D) reclassified the shares of Heritage Common Stock or BCB Common Stock, then the number of shares of Holding Company Common Stock to be delivered to Heritage or BCB shareholders who are entitled to receive shares of Holding Company Common Stock in exchange for shares of Heritage Common Stock or BCB Common Stock shall be adjusted so that each Heritage or BCB shareholder shall be entitled to receive such number of shares of Holding Company Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if BCB or Heritage shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date and the conditions set forth above are satisfied, the BCB Exchange Ratio or the Heritage Exchange Ratio, as the case may be, shall be adjusted downward by 7%).

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF HERITAGE

    Heritage hereby represents and warrants to BCB that, except as specifically set forth in the HERITAGE DISCLOSURE SCHEDULE delivered to BCB by Heritage on the date hereof:

    SECTION 2.01 ORGANIZATION.

    (a) Heritage is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Heritage is a bank holding company duly registered under the BHCA. Heritage has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Heritage Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Heritage nor any Heritage Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect on Heritage.

    (b) Heritage National Bank is a national bank duly organized and validly existing under the laws of the United States. Heritage National Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

    (c) There are no Heritage Subsidiaries other than Heritage National Bank.

    (d) The deposits of Heritage National Bank are insured by the FDIC to the extent provided in the FDIA.

    (e) The respective minute books of Heritage and Heritage National Bank and each other Heritage Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

    (f) Prior to the date of this Agreement, Heritage has delivered to BCB true and correct copies of the articles of incorporation and bylaws of Heritage and the charter and bylaws of Heritage National Bank as in effect on the date hereof.

    SECTION 2.02 CAPITALIZATION.

    (a) The authorized capital stock of Heritage consists of (a) 10,000,000 shares of common stock, $5.00 par value ("Heritage Common Stock"), of which, at the date of this agreement, 243,135 shares were issued and held by Heritage as treasury stock, 4,758,999 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 10,000,000 shares of preferred stock, $25.00 par value, none of which are issued or outstanding. Neither Heritage nor Heritage National Bank nor any other Heritage Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Heritage Common Stock, Heritage preferred stock or any other security of Heritage or any securities representing the right to vote, purchase or otherwise receive any shares of Heritage Common Stock, Heritage preferred stock or any other security of Heritage, other than (i) shares issuable under the BCB Option, (ii) 93,052 shares of Heritage Common Stock issuable under the Heritage Stock Option Plans, and (iii) pursuant to the Heritage ESOP and the Heritage DRIP.

    (b) The authorized capital stock of Heritage National Bank consists of 270,000 shares of common stock, par value $5.00 per share ("Heritage Bank Common Stock"), of which 270,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Heritage. Either Heritage or Heritage National Bank owns all of the outstanding shares of capital stock of each Heritage Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

    (c) Except as set forth in the HERITAGE DISCLOSURE SCHEDULE, neither (i) Heritage, (ii) Heritage National Bank nor (iii) any other Heritage Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Heritage Subsidiaries, equity interests held by Heritage Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Heritage Subsidiaries. Except as set forth in the HERITAGE DISCLOSURE SCHEDULE, there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Heritage or Heritage National Bank with respect to any other company's capital stock or the equity of any other person.

    (d) To the best of Heritage's knowledge, except as disclosed in Heritage's proxy statement dated March 10, 1997, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Heritage Common Stock.

    SECTION 2.03 AUTHORITY; NO VIOLATION.

    (a) Heritage has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement by Heritage and the completion by Heritage of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Heritage and, except for approval by the shareholders of Heritage as required under the BCL, Heritage's articles of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of Heritage are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Heritage and, subject to approval of the shareholders of Heritage and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Heritage, enforceable against Heritage in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

    (b) (A) The execution and delivery of this Agreement by Heritage, (B) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and Heritage's and BCB's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and
(C) compliance by Heritage with any of the terms or provisions hereof, will not
(i) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of Heritage or any Heritage Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Heritage or any Heritage Subsidiary or any of their respective properties or assets; or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Heritage or any Heritage Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Heritage or any Heritage Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Heritage.

    SECTION 2.04 CONSENTS. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Heritage and except as disclosed in the HERITAGE DISCLOSURE SCHEDULE, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Heritage, and (b) the completion by Heritage of the transactions contemplated hereby. As of the date hereof, Heritage has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Heritage's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

    SECTION 2.05 FINANCIAL STATEMENTS.

    (a) Heritage has made the Heritage Regulatory Reports available to BCB for inspection. The Heritage Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Heritage as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

    (b) Heritage has previously delivered, or will deliver, to BCB the Heritage Financials. The Heritage Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Heritage as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

    (c) At the date of each balance sheet included in the Heritage Financials or the Heritage Regulatory Reports, neither Heritage nor Heritage National Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Heritage Financials or Heritage Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

    SECTION 2.06 TAXES.

    (a) Heritage and the Heritage Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Heritage has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Heritage and all Heritage Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Heritage and any Heritage Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

    (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to Heritage or any Heritage Subsidiary.

    SECTION 2.07 NO MATERIAL ADVERSE EFFECT. Heritage has not suffered any Material Adverse Effect since September 30, 1997.

    SECTION 2.08 CONTRACTS.

    (a) Except as described in Heritage's proxy statement dated March 10, 1997, and Annual Reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996, previously delivered to BCB, in the footnotes to the audited consolidated financial statements of Heritage as of December 31, 1996, and for the three years ended December 31, 1996, or in the HERITAGE DISCLOSURE SCHEDULE, neither Heritage nor any Heritage Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Heritage or any Heritage Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Heritage or any Heritage Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Heritage or any Heritage Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Heritage Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Heritage or any Heritage Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Holding Company or any Holding Company Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any Heritage Subsidiary to engage in any type of banking or bank-related business permissible under law.

    (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a), described in the Heritage proxy statement dated March 10, 1997 or in a footnote to the Heritage Financials, have been provided or been made available to BCB on or before the date hereof, and are in full force and effect on the date hereof and neither Heritage nor any Heritage Subsidiary (nor, to the knowledge of Heritage, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Heritage. Except as set forth in the HERITAGE DISCLOSURE SCHEDULE, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the HERITAGE DISCLOSURE SCHEDULE, none of the employees (including officers) of Heritage or any Heritage Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the HERITAGE DISCLOSURE SCHEDULE, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Heritage or any Heritage Subsidiary is a party or under which Heritage or any Heritage Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the HERITAGE DISCLOSURE SCHEDULE, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Heritage or any Heritage Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Heritage or any Heritage Subsidiary to provide a benefit in the form of Heritage Common Stock or determined by reference to the value of Heritage Common Stock.

    SECTION 2.09 OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

    (a) Heritage and the Heritage Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Heritage or any Heritage Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Heritage Regulatory Reports and in the Heritage Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. Heritage and the Heritage Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Heritage and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Heritage Financials.

    (b) With respect to all agreements pursuant to which Heritage or any Heritage Subsidiary has purchased securities subject to an agreement to resell, if any, Heritage or such Heritage Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

    (c) Heritage and the Heritage Subsidiaries currently maintain insurance considered by Heritage to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Heritage nor any Heritage Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Heritage or Heritage National Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Heritage has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

    SECTION 2.10 LEGAL PROCEEDINGS. Except as disclosed in the HERITAGE DISCLOSURE SCHEDULE, neither Heritage nor any Heritage Subsidiary is a party to any, and there are no pending or, to the best of Heritage's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Heritage or any Heritage Subsidiary, (ii) to which Heritage or any Heritage Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Heritage to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Heritage.

    SECTION 2.11 COMPLIANCE WITH APPLICABLE LAW.

    (a) Heritage and Heritage Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Heritage.

    (b) Except as disclosed in the HERITAGE DISCLOSURE SCHEDULE, neither Heritage nor any Heritage Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Heritage or any Heritage Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Heritage or any Heritage Subsidiary; (iii) requiring or threatening to require Heritage or any Heritage Subsidiary, or indicating that Heritage or any Heritage Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Heritage or any Heritage Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Heritage or any Heritage Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Heritage nor any Heritage Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to BCB.

    SECTION 2.12 INFORMATION TO BE SUPPLIED. The information to be supplied by Heritage for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of BCB and Heritage and up to and including the date(s) of the meetings of shareholders of Heritage and BCB to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Heritage for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

    SECTION 2.13 ERISA. Heritage has previously delivered or made available to BCB true and complete copies of all employee pension benefit plans which it currently maintains within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including, if applicable, vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the HERITAGE DISCLOSURE SCHEDULE, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Heritage or any Heritage Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. To the best of Heritage's knowledge, neither Heritage, any Heritage Subsidiary nor any pension plan maintained by Heritage or any Heritage Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Heritage, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actual assumptions used in the most recent actuarial valuation for such plan. Neither Heritage nor any Heritage Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. To the best of Heritage's knowledge, all "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the best of Heritage's knowledge, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six
(6) years with respect to any employee benefit plan maintained by Heritage or any Heritage Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Heritage. Heritage and the Heritage Subsidiaries comply with the continuation coverage rules applicable to its group health plan(s) for covered employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither Heritage nor any Heritage Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the Internal Revenue Service or U.S. Department of Labor.

    SECTION 2.14 BROKERS, FINDERS AND FINANCIAL ADVISORS. Except for Heritage's engagement of McConnell, Budd & Downes, Inc., in connection with the transactions contemplated by this Agreement, neither Heritage nor any Heritage Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Consolidation, or, except for its commitments disclosed in the HERITAGE DISCLOSURE SCHEDULE, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Consolidation, which has not been reflected in the Heritage Financials. THE HERITAGE DISCLOSURE SCHEDULE shall contain as an exhibit the engagement letter between Heritage and McConnell, Budd & Downes, Inc.

    SECTION 2.15 SECURITIES DOCUMENTS. Heritage has delivered to BCB copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1996, 1995 and 1994, (ii) a quarterly report on SEC Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and (iii) proxy materials used in connection with its meetings of shareholders held in 1997, 1996 and 1995. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

    SECTION 2.16 ENVIRONMENTAL MATTERS. To the knowledge of Heritage, neither Heritage nor any Heritage Subsidiary, nor any properties owned or operated by Heritage or any Heritage Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Heritage. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Heritage, threatened, relating to the liability of any property owned or operated by Heritage or any Heritage Subsidiary under any Environmental Law.

    SECTION 2.17 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected, and to be reflected, in the Heritage Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Heritage Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

    SECTION 2.18 RELATED PARTY TRANSACTIONS. Except as disclosed (i) in the HERITAGE DISCLOSURE SCHEDULE, (ii) in the Heritage proxy statement dated March 10, 1997 or (iii) in the footnotes to the Heritage Financials, Heritage is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Heritage (except an Heritage Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the HERITAGE DISCLOSURE SCHEDULE, no loan or credit accommodation to any Affiliate of Heritage is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Heritage nor Heritage National Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Heritage National Bank is inappropriate.

    SECTION 2.19 LOANS. Each loan reflected as an asset in the Heritage Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Heritage.

    SECTION 2.20 ACCOUNTING FOR THE CONSOLIDATION; REORGANIZATION. As of the date hereof, Heritage does not have any reason to believe that the Consolidation will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the IRC.

    SECTION 2.21 FAIRNESS OPINION. Heritage has received an oral opinion from McConnell Budd & Downes, Inc., to the effect that, as of the date hereof, the exchange ratio to be received by shareholders of Heritage pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

    SECTION 2.22 QUALITY OF REPRESENTATIONS. The representations made by Heritage in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BCB

    BCB hereby represents and warrants to Heritage that, except as set forth in the BCB DISCLOSURE SCHEDULE delivered by BCB to Heritage on or prior to the date hereof:

    SECTION 3.01 ORGANIZATION.

    (a) BCB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. BCB is a bank duly registered under the BHCA. BCB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each BCB Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither BCB nor any BCB Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect on BCB.

    (b) Berks County Bank is a state-chartered bank, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Berks County Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

    (c) There are no BCB Subsidiaries other than Berks County Bank and Berks Mortgage Company.

    (d) The deposits of Berks County Bank are insured by the FDIC to the extent provided in the FDIA.

    (e) The respective minute books of BCB and Berks County Bank and each other BCB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

    (f) Prior to the date of this Agreement, BCB has delivered to Heritage true and correct copies of the articles of incorporation and the bylaws of BCB and Berks County Bank, respectively, as in effect on the date hereof.

    SECTION 3.02 CAPITALIZATION.

    (a) The authorized capital stock of BCB consists of (a) 20,000,000 shares of common stock, $2.50 par value ("BCB Common Stock"), of which, at the date of this Agreement, no shares were issued and held by BCB as treasury stock and 3,469,930 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Neither BCB nor Berks County Bank nor any other BCB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of BCB Common Stock or any other security of BCB or any securities representing the right to vote, purchase or otherwise receive any shares of BCB Common Stock or any other security of BCB, other than (i) the shares issuable under the Heritage Option, (ii) options to acquire 138,942 shares of BCB Common Stock under BCB Stock Option Plans and (iii) the BCB dividend reinvestment and stock purchase plan.

    (b) The authorized capital stock of Berks County Bank consists of 3,000,000 shares of common stock, par value $5.00 per share ("BCB Bank Common Stock"), of which 1,407,098 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by BCB. Either BCB or Berks County Bank owns all of the outstanding shares of capital stock of each BCB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

    (c) Except as set forth in the BCB DISCLOSURE SCHEDULE, neither (i) BCB,
(ii) Berks County Bank nor (iii) any other BCB Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of BCB Subsidiaries, equity interests held by BCB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of BCB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by BCB or Berks County Bank with respect to any other company's capital stock or the equity of any other person.

    (d) To the best of BCB's knowledge, except as disclosed in BCB's proxy statement dated March 14, 1997, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of BCB Common Stock.

    SECTION 3.03 AUTHORITY; NO VIOLATION.

    (a) BCB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BCB and the completion by BCB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of BCB and, except for approval of the shareholders of BCB as required by the BCL, BCB's articles of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of BCB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BCB and, subject to approval by the shareholders of BCB and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of BCB, enforceable against BCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

    (b) (A) The execution and delivery of this Agreement by BCB, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Heritage's and BCB's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (C) compliance by BCB with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of BCB or any BCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BCB or any BCB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BCB or any BCB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BCB or any BCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on BCB.

    SECTION 3.04 CONSENTS. Except for consents, approvals, filings and registrations from or with the FRB, the DOJ, the SEC, the PDS, the NASD and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of BCB, and except as disclosed in the BCB DISCLOSURE SCHEDULE, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by BCB, and (b) the completion by BCB of the transactions contemplated hereby. As of the date hereof, BCB has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact BCB's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

    SECTION 3.05 FINANCIAL STATEMENTS.

    (a) BCB has made the BCB Regulatory Reports available to Heritage for inspection. The BCB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of BCB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

    (b) BCB has previously delivered, or will deliver, to Heritage the BCB Financials. The BCB Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of BCB as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

    (c) At the date of each balance sheet included in the BCB Financials or BCB Regulatory Reports, neither BCB or Berks County Bank did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BCB Financials or BCB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

    SECTION 3.06 TAXES.

    (a) BCB and the BCB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). BCB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to BCB and all BCB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from BCB and any BCB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

    (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to BCB or any BCB Subsidiary.

    SECTION 3.07 NO MATERIAL ADVERSE EFFECT. BCB has not suffered any Material Adverse Effect since September 30, 1997.

    SECTION 3.08 CONTRACTS.

    (a) Except as described in BCB's proxy statement dated March 14, 1997 and Annual Reports on Form 10-KSB for the years ended December 31, 1994, 1995 and 1996, previously delivered to Heritage, in the footnotes to the audited consolidated financial statements of BCB as of December 31, 1996, and for the three years ended December 31, 1996, or in the BCB DISCLOSURE SCHEDULE, neither BCB nor any BCB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of BCB or any BCB Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of BCB or any BCB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of BCB or any BCB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any BCB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which BCB or any BCB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Holding Company or any Holding Company Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any BCB Subsidiary to engage in any type of banking or bank-related business permissible under law.

    (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a), described in the BCB proxy statement dated March 14, 1997 or in a footnote to the BCB Financials, have been provided or been made available to Heritage on or before the date hereof, and are in full force and effect on the date hereof and neither BCB nor any BCB Subsidiary (nor, to the knowledge of

Heritage, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to BCB. Except as set forth in the BCB DISCLOSURE SCHEDULE, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the BCB DISCLOSURE SCHEDULE, none of the employees (including officers) of BCB or any BCB Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the BCB DISCLOSURE SCHEDULE, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which BCB or any BCB Subsidiary is a party or under which BCB or any BCB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the BCB DISCLOSURE SCHEDULE, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BCB or any BCB Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires BCB or any BCB Subsidiary to provide a benefit in the form of BCB Common Stock or determined by reference to the value of BCB Common Stock.

    SECTION 3.09 OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

    (a) BCB and the BCB Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by BCB or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the BCB Regulatory Reports and in the BCB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure repurchase agreements and liabilities for borrowed money, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) items permitted under Article IV. BCB and the BCB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by BCB and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them. Except as set forth in the BCB DISCLOSURE SCHEDULE, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the BCB Financials.

    (b) With respect to all agreements pursuant to which BCB or any BCB Subsidiary has purchased securities subject to an agreement to resell, if any, BCB or such BCB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

    (c) BCB and the BCB Subsidiaries currently maintain insurance in amounts considered by BCB to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither BCB nor any BCB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by BCB or Berks County Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years BCB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

    SECTION 3.10 LEGAL PROCEEDINGS. Except as set forth in the BCB DISCLOSURE SCHEDULE, neither BCB nor any BCB Subsidiary is a party to any, and there are no pending or, to the best of BCB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against BCB or any BCB Subsidiary, (ii) to which BCB's or any BCB Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of BCB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on BCB.

    SECTION 3.11 COMPLIANCE WITH APPLICABLE LAW.

    (a) BCB and the BCB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on BCB.

    (b) Neither BCB nor any BCB Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that BCB or any BCB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to BCB or any BCB Subsidiary; (iii) requiring or threatening to require BCB or any BCB Subsidiary, or indicating that BCB or any BCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of BCB or any BCB Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of BCB or any BCB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither BCB nor any BCB Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Heritage.

    SECTION 3.12 INFORMATION TO BE SUPPLIED. The information to be supplied by BCB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of BCB and Heritage and up to and including the date(s) of the meetings of shareholders of BCB and Heritage to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by BCB for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

    SECTION 3.13 ERISA. BCB has previously delivered or made available to Heritage true and complete copies of the employee pension benefit plans which it currently maintains within the meaning of ERISA Section 3(2), including profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including, if applicable, vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the BCB DISCLOSURE SCHEDULE, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of BCB or any BCB Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. To the best of BCB's knowledge, neither BCB, any BCB Subsidiary, nor any pension plan maintained by BCB or any BCB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to BCB, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actual assumptions used in the most recent actuarial valuation for such plan. Neither BCB nor any BCB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. To the best of BCB's knowledge, all "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the best of BCB's knowledge, no prohibited transaction (which shall mean any transaction prohibited by ERISA
Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by BCB or any BCB Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC
Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to BCB. BCB and the BCB Subsidiaries comply with the continuation coverage rules applicable to its group health plan(s) for covered employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)), in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither BCB nor any BCB Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the Internal Revenue Service or U.S. Department of Labor.

    SECTION 3.14 BROKERS, FINDERS AND FINANCIAL ADVISORS. Except for BCB's engagement of Janney Montgomery Scott Inc. in connection with the transactions contemplated by this Agreement, neither BCB nor any BCB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Consolidation, or, except for its commitments disclosed in the BCB DISCLOSURE SCHEDULE, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Consolidation, which has not been reflected in the BCB Financials. The BCB DISCLOSURE SCHEDULE shall contain as an exhibit the engagement letter between BCB and Janney Montgomery Scott Inc.

    SECTION 3.15 SECURITIES DOCUMENTS. BCB has delivered to Heritage copies of its (i) annual reports on SEC Form 10-KSB for the years ended December 31, 1996, 1995 and 1994, (ii) quarterly reports on SEC Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) proxy materials used in connection with its annual meetings of shareholders held in 1997, 1996 and 1995. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

    SECTION 3.16 ENVIRONMENTAL MATTERS. To the knowledge of BCB, neither BCB nor any BCB Subsidiary, nor any properties owned or operated by BCB or any BCB Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to BCB. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of BCB, threatened, relating to the liability of any property owned or operated by BCB or any BCB Subsidiary under any Environmental Law.

    SECTION 3.17 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected, and to be reflected, in the BCB Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the BCB Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

    SECTION 3.18 RELATED PARTY TRANSACTIONS. Except as disclosed (i) in the BCB DISCLOSURE SCHEDULE, (ii) in the BCB proxy statement dated March 14, 1997 or
(iii) in the footnotes to the BCB Financials, BCB is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of BCB (except a BCB Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the BCB DISCLOSURE SCHEDULE, no loan or credit accommodation to any Affiliate of BCB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither BCB nor Berks County Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by BCB Bank is inappropriate.

    SECTION 3.19 LOANS. Each loan reflected as an asset in the BCB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on BCB.

    SECTION 3.20 ACCOUNTING FOR THE CONSOLIDATION; REORGANIZATION. As of the date hereof, BCB does not have any reason to believe that the Consolidation will fail to qualify (i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the IRC.

    SECTION 3.21 FAIRNESS OPINION. BCB has received an oral opinion from Janney Montgomery Scott Inc. to the effect that, as of the date hereof, the exchange ratio to be received by shareholders of BCB pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

    SECTION 3.22 QUALITY OF REPRESENTATIONS. The representations made by BCB in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

    SECTION 4.01 CONDUCT OF BUSINESS.

    (a) From the date of this Agreement to the Closing Date, Heritage and BCB and their respective Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of the other party. Heritage and BCB will use their reasonable good faith efforts, and will cause each of the Subsidiaries to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of its customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by the other party in writing or as permitted or required by this Agreement, neither Heritage or BCB will, or will permit any Subsidiary to:

        (i) amend or change any provision of its certificate or articles of incorporation, charter, or bylaws;

        (ii) change the number of authorized or issued shares of its capital stock or issue any shares or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Heritage may issue up to an aggregate of 93,052 shares of Heritage Common Stock upon the valid exercise of Heritage Options, (B) Heritage may grant in 1998 Heritage Options for up to an aggregate of 48,000 shares of Heritage Common Stock and may issue shares (out of Treasury or new stock) upon the valid exercise thereof, (C) Heritage may issue (out of Treasury or new stock) or acquire shares of Heritage Common Stock in connection with the Heritage ESOP consistent with past practice, (D) Heritage may acquire shares of Heritage Common Stock in connection with the payment of all or part of the exercise price or tax withholdings of Heritage Stock Options in connection with the valid exercise thereof, (E) Heritage may issue shares of Heritage Common Stock pursuant to the Heritage DRIP consistent with past practice, (F) Heritage may issue shares of Heritage Common Stock pursuant to the BCB Lock-Up Option, (G) Heritage may pay a quarterly cash dividend not to exceed $0.14 per share of Heritage Common Stock outstanding, (H) BCB may issue up to an aggregate of 138,942 shares of BCB Common Stock upon the valid exercise of BCB Options,
    (I) BCB may acquire shares of BCB Common Stock in connection with the payment of all or part of the exercise price or tax withholdings of BCB Stock Options in connection with the valid exercise thereof, (J) BCB may issue shares of BCB Common Stock consistent with past practice, pursuant to the BCB dividend reinvestment plan consistent with past practice, (K) BCB may issue shares of BCB Common Stock pursuant to the Heritage Lock-Up Option, and (L) BCB may pay a quarterly cash dividend not to exceed $.08 per share of BCB Common Stock outstanding; it being the intent of the parties that, after the Effective Date, the Holding Company pay a quarterly dividend of not less than $.14 per quarter. Heritage and BCB agree to coordinate (on a mutually agreeable basis) the declaration of dividends (and the record of payment dates therefor) payable during the period preceding and including the quarter in which the Effective Date occurs so that shareholders of Heritage and BCB will receive fair dividends and in no event shall shareholders of either Heritage or BCB fail to receive a fair dividend during any quarter up to and including the quarter immediately following the Effective Date. Nothing contained in this Section 4.01(a)(ii) or in any other Section of this Agreement shall be construed to permit Heritage or BCB shareholders to receive two dividends in any quarter or to deny or prohibit them from receiving one dividend in any quarter. Nothing contained herein shall be deemed to affect the ability of an Heritage or BCB Subsidiary to pay dividends on its capital stock subject to applicable regulatory restrictions.

        (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements in effect on the date hereof and provided to the other party prior to the date hereof) to, or, except as expressly contemplated by this Agreement, enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director except for routine periodic increases, that individually and in the aggregate do not exceed 10% and that are otherwise in accordance with past practice; provided, however, that nothing herein shall prevent Heritage from establishing a bonus pool in the aggregate amount of $100,000 to be paid to certain officers and employees solely for the purpose of inducing such officer or employee to continue working for Heritage or the Holding Company through a date not more than six (6) months after the Effective Date.

        (iv) merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

        (v) sell or otherwise dispose of the capital stock or sell or otherwise dispose of any of its assets or the assets of any Subsidiary other than in the ordinary course of business consistent with past practice; subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with government deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in Federal Home Loan Bank advances and "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

        (vi) take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue as of any date after the date hereof except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

        (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority;

        (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

        (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement (except that BCB and Heritage each may adopt its annual bonus plan in 1998 consistent with past practice), or, except as required by law and except as set forth in Section 4.10, materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that (A) Heritage may contribute to the Heritage pension plan an amount not to exceed the minimum amount required under ERISA or the IRC if such amount is usual and ordinary and consistent with past practice and (B) Heritage may establish the bonus pool contemplated by 4.01(a)(iii) and may continue its company-wide bonus program for 1998 on a pro rata basis through June 30, 1998 for all employees not selected to participate in the Holding Company bonus plan for 1998 provided that such selected employees shall also participate unless they participate in the Holding Company bonus plan on a full year basis.

        (x) purchase any security for its investment portfolio not rated "AAA" or higher by Standard & Poor's Corporation or "Aaa" by Moody's Investor Services, Inc.;

        (xi) amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

        (xii) enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

        (xiii) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

        (xiv) except for the execution of this Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

        (xv) take any action that would preclude the Consolidation from qualifying (A) for pooling-of-interests accounting treatment under GAAP or
    (B) as a reorganization within the meaning of Section 368 of the IRC, provided, however, that nothing contained herein shall limit the ability of either to comply with its obligations under the BCB Option or the Heritage Option; or

        (xvi) agree to do any of the foregoing.

    For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for either party to do any of the following: (i) except for expenditures associated with new branches and the BCB Operations Center, make any capital expenditure of $100,000 or more not disclosed on the HERITAGE OR BCB DISCLOSURE SCHEDULE, without the prior written consent of the other party; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $250,000, other than pledges of assets to secure Federal Home Loan Bank advances or government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance and sales of loans, or transactions in the investment securities portfolio or repurchase agreements, in each case, in the ordinary course of business; or (iii) except for expenditures associated with new branches and the BCB Operations Center, undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment of more than $250,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof. Notwithstanding the foregoing, BCB shall consult with Heritage concerning proposed expenditures associated with new branches and the BCB Operations Center.

    Notwithstanding anything to the contrary contained elsewhere in this Agreement, Heritage shall not be prohibited or restricted in any way from taking any of the following actions: (i) granting up to 48,000 additional Heritage Stock Options under the Heritage Stock Option Plans; (ii) making Employer contributions to the ESOP as provided by Section 4.10; (iii) establishing the special bonus pool contemplated by 4.01(a)(iii) and continuing its company-wide bonus program for 1998 on a pro rata basis through June 30, 1998 as contemplated by 4.01(a)(ix).

    SECTION 4.02 ACCESS; CONFIDENTIALITY.

    (a) From the date of this Agreement through the Closing Date, Heritage or BCB, as the case may be, shall afford to, and shall cause each Heritage Subsidiary or BCB Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Heritage and BCB will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

    (b) Heritage and BCB each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

    (c) All information furnished to BCB by Heritage or by Heritage to BCB previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence to the extent required by, and in accordance with, the confidentiality agreements, dated September 8, 1997, between Heritage and BCB (the "Confidentiality Agreement").

    SECTION 4.03 REGULATORY MATTERS AND CONSENTS.

    (a) Heritage and BCB shall promptly prepare a Prospectus/Proxy Statement to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, and to be filed by BCB and Heritage on behalf of the Holding Company with the SEC in the Registration Statement, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. BCB shall, as promptly and as practicable following the preparation thereof, file the Registration Statement with the SEC and Heritage and BCB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly and as practicable after such filing. BCB will advise Heritage, promptly after BCB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. BCB shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. BCB will provide Heritage with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Heritage may reasonably request.

    (b) BCB and Heritage will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

    (c) Each party will furnish the other with all information concerning itself and its Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

    (d) BCB and Heritage shall have the right to review in advance, and each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

    (e) Each party will promptly furnish the other with copies of all Applications and other written communications to, or received from, any Regulatory Authority in respect of the transactions contemplated hereby.

    SECTION 4.04 TAKING OF NECESSARY ACTION. BCB and Heritage shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Consolidation as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party, and
(B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Consolidation pursuant to this Agreement; provided that nothing herein contained shall preclude BCB or Heritage from exercising its rights under this Agreement or the Heritage Lock-Up Option or BCB Lock-Up Option.

    SECTION 4.05 INDEMNIFICATION; INSURANCE.

    (a) INDEMNIFICATION. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of either party or any of their respective Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to
(i) the fact that he is or was a director, officer or employee of either party, any of their respective Subsidiaries or any of their respective predecessors or
(ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the BCL and the Articles of Incorporation and Bylaws of such party. On or after the Effective Date, the Holding Company shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Heritage, BCB or their respective Subsidiaries, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of the Holding Company) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Heritage, BCB or their respective Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Heritage, BCB or their respective Subsidiaries, as the case may be, as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee may not be indemnified by the Holding Company if such indemnification is prohibited by applicable law.

    (b) INSURANCE. The Holding Company shall maintain a directors' and officers' liability insurance policy providing coverage amounts not less than the greater of coverage amounts provided under the Heritage or BCB directors and officers' liability insurance policy and on terms generally no less favorable, including

Heritage or BCB's existing policy if it meets the foregoing standard. Such policy shall cover persons who are currently covered by the Heritage and BCB insurance policies for a period of six years after the Effective Date.

    (c) ASSUMPTION. In the event that the Holding Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or consolidation or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

    SECTION 4.06 NO OTHER BIDS AND RELATED MATTERS. So long as this Agreement remains in effect, neither party shall and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below), (ii) recommend or endorse an Acquisition Transaction, (iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than the other party to this Agreement or an affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction or (v) enter into an agreement with any other party with respect to an Acquisition Transaction. Notwithstanding the foregoing, (i) the Board of Directors of Heritage or BCB may respond to unsolicited inquiries relating to an Acquisition Transaction or (ii) the Board of Directors of Heritage or BCB may recommend or endorse an Acquisition Transaction, in each case, if it receives an unqualified written opinion of outside counsel that the failure to do so would constitute a breach of their fiduciary duty. Each party hereto will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the other party hereto with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 4.06. Each party hereto will notify the other party hereto orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received or any such negotiations or discussions are sought to be initiated or continued. As used in this Agreement, "Acquisition Transaction" shall mean one of the following transactions with a party other than the other party hereto (i) a merger or consolidation, or any similar transaction, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of a party hereto or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of its equity securities (other than as permitted by Section 4.01(a)(ii) hereof) or its Subsidiary.

    SECTION 4.07 DUTY TO ADVISE; DUTY TO UPDATE DISCLOSURE SCHEDULE. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 5.01(c).

    SECTION 4.08 CURRENT INFORMATION.

    (a) ONGOING COMMUNICATIONS. During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31) Heritage and BCB will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ended December 31, Heritage and BCB will deliver to the other party its Annual Report on Form 10-K.

    (b) BOARD MINUTES. Each party shall provide to the other party a copy of the minutes of any meeting of the Board of Directors of such party or any Subsidiary thereof, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within 40 days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

    SECTION 4.09 UNDERTAKINGS BY BCB AND HERITAGE. From and after the date of this Agreement, each party shall:

    (a) PHASE I ENVIRONMENTAL AUDIT. Permit the other party, if such party elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by it or any of its Subsidiaries on the date hereof;

    (b) TIMELY REVIEW. If requested by the other party at the other party's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 71, and to issue its report on such financial statements as soon as is practicable thereafter;

    (c) OUTSIDE SERVICE BUREAU CONTRACTS. If requested to do so by the other party, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services or any Subsidiary, on terms and conditions mutually acceptable to each party;

    (d) LIST OF NONPERFORMING ASSETS. Provide each party, within fifteen (15) days after the monthly meeting of its Loan Review Committee, a written list of nonperforming assets as of the end of such month; and

    (e) SHAREHOLDERS MEETINGS. Take all action necessary to properly call and convene a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. Subject to the provisions of Section 4.06, the Board of Directors of Heritage and the Board of Directors of BCB will recommend that the shareholders of Heritage (including Heritage National Bank, in its fiduciary capacity) and BCB, respectively, approve this Agreement and the transactions contemplated hereby. If required by the other party, a party shall retain a proxy solicitor in connection with the solicitation of the approval of its shareholders of this Agreement and the transactions contemplated hereby.

    (f) PUBLIC ANNOUNCEMENTS. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

    (g) MAINTENANCE OF INSURANCE. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

    (h) MAINTENANCE OF BOOKS AND RECORDS. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

    (i) DELIVERY OF SECURITIES DOCUMENTS. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

    (j) TAXES. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

    SECTION 4.10 EMPLOYEE BENEFITS.

    (a) EMPLOYEE BENEFITS. On and after the Effective Date, the fringe benefits (including miscellaneous benefits) and welfare benefit plans (other than the welfare plans set forth in subsection 4.10(b) below) of BCB and Heritage may, at the Holding Company's election and subject to the requirements of the IRC and any other laws applicable to such benefit plans, continue to be maintained separately or consolidated. With respect to pension benefit (retirement) plans and other plans as described below, the following provisions and guidelines shall apply:

        (i) HERITAGE ESOP (CONTAINING 401(K) PROVISIONS).

        (A) At some time after the execution of this Agreement but prior to the Effective Date, as determined by Heritage, Heritage will take action, through its Board of Directors, to terminate the IRC Section 4975 employee stock ownership plan portion of the Heritage ESOP, effective as of the Effective Date. Any action to terminate the IRC Section 4975 portion of the Heritage ESOP will be specifically conditioned upon successful consummation of the Consolidation. The termination of the Heritage ESOP will apply to the IRC Section 4975 employee stock ownership plan portion of the Heritage ESOP, and assets related thereto, only. The portion of the Heritage ESOP subject to IRC Section 401(k) (salary reduction contributions) and IRC Section 401(m) (employer matching contributions), and the assets related thereto, shall be handled as set forth in subparagraph (D) below. Each participant in the Heritage ESOP not fully vested will, in accordance with the termination of the Heritage ESOP, become fully vested in all of his or her Heritage ESOP accounts as of the date of the effective date of the termination of the Heritage ESOP. Heritage shall be responsible for taking all appropriate action, including possible amendments to the Heritage ESOP, in order to provide for the termination of the IRC Section 4975 employee stock ownership plan portion of the Heritage ESOP and the transfer of the IRC Section 401(k) (salary reduction) and IRC Section 401(m) (employer matching) portion of the Heritage ESOP. Heritage and BCB agree that, subject to the conditions described herein, as soon as practicable after the termination of the IRC
    Section 4975 employee stock ownership plan portion of the Heritage ESOP, participants in the Heritage ESOP shall be entitled, at their election, to have their Heritage ESOP employer discretionary contribution employee stock ownership plan accounts either distributed to them in a lump sum or directly transferred to another tax-qualified plan (including the Holding Company plan(s)) or to an individual retirement account. Participants who request a direct transfer to the Holding Company's plan(s) will be permitted to transfer employer stock and will be permitted to hold employer stock in the Holding Company plan(s).

        (B) The actions relating to effectuating termination distributions from the Heritage ESOP will be conditioned upon receiving a favorable determination letter from the Internal Revenue Service ("IRS") with regard to the qualification of the termination of the IRC Section 4975 employer stock ownership plan portion of the Heritage ESOP. Heritage and the Holding Company will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the effective date of the termination of the Heritage ESOP. Heritage and the Holding Company will adopt such additional amendments to the Heritage ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not (i) substantially change the terms outlined herein, (ii) have a Material Adverse Effect on Heritage or (iii) result in an additional material liability to the Holding Company.

        (C) As of and following the Effective Date, the terminated Heritage ESOP will not be made available to any employees other than persons who were participants or beneficiaries of the Heritage ESOP as of the effective date of the termination.

        (D) As soon as practicable after the consummation of the Consolidation, the Holding Company and Heritage will take appropriate action to effectuate a plan merger of the IRC Section 401(k) and IRC Section 401(m) portions, including the assets related thereto, of the Heritage ESOP with and into the BCB 401(k) Plan. Such plan merger will involve the transfer of IRC Section 401(k) contribution assets (and related earnings) and IRC Section 401(m) contribution assets (and related earnings) in the Heritage ESOP to the BCB 401(k) Plan.

        (E) Heritage will make an employer discretionary contribution to the Heritage ESOP for the 1997 Heritage ESOP Plan Year in an amount not to exceed $100,000. After 1997 and up to the termination effective date of the IRC Section 4975 employee stock ownership plan portion of the Heritage ESOP, Heritage shall make an employer discretionary contribution to the Heritage ESOP in an amount not to exceed $8,500 for each complete calendar month in 1998 through the Effective Date. The 1998 employer discretionary contribution to the Heritage ESOP is conditioned upon successful consummation of the Consolidation.

        (ii) HERITAGE PENSION PLAN. At a date following the execution of this Agreement but prior to the Effective Date, as determined by Heritage, the Heritage Board of Directors shall take the following actions, all subject to successful consummation of the Consolidation, with respect to the Heritage Bancorp, Inc. Employee Retirement Plan ("Heritage Pension Plan"):

        (A) Approve an amendment to the Heritage Pension Plan to provide for the freezing of benefit accruals (cessation of future benefit accruals) as of the Effective Date.

        (B) Approve an amendment to the Heritage Pension Plan to provide for the allocation of excess assets upon plan termination for the benefit of active plan participants with accrued benefits under the Heritage Pension Plan.

        (C) Approve the termination of the Heritage Pension Plan.

    Heritage and the Holding Company shall cooperate in effectuating the distribution of appropriate notices to affected Heritage Pension Plan participants and in the submission of the terminated Heritage Pension Plan to the Pension Benefit Guaranty Corporation (PBGC) and the IRS. No distributions shall be made to any participants from the Heritage Pension Plan, prior to the successful expiration of the 60 day PBGC review period and the receipt of a favorable determination letter from the IRS; provided, however, employee participants who qualify for a retirement pension under the Heritage Pension Plan and retire from Heritage prior to the completion of the submissions to the PBGC and the IRS, shall be able to receive their basic accrued benefit. Heritage Pension Plan participants shall be entitled, at their election, to elect a direct transfer of their benefit (if a lump sum) to another tax-qualified plan (including any plan(s) of the Holding Company) or to an IRA or to request that their benefit be paid to them in an annuity form or lump sum form.

    (b) RETIREMENT PLANS PROVIDED TO EMPLOYEES COMMENCING UPON THE EFFECTIVE
DATE.

        (i) BCB 401(K) PLAN. As of the Effective Date, employees of Heritage shall be eligible to participate in the BCB 401(k) Plan. No later than the Effective Date, the BCB 401(k) Plan shall be amended to provide for prior Heritage service credit, for eligibility and vesting purposes. The BCB 401(k) Plan shall also be amended no later than the Effective Date to provide for the participation of eligible Heritage employees in the BCB 401(k) Plan as of the Effective Date. A 75% employer matching contribution up to 6% of employee IRC Section 401(k) deferrals formula shall be applied under the BCB 401(k) Plan for a period of five BCB 401(k) Plan years after the Effective Date with the 1998 plan year constituting the first BCB 401(k) plan year for purposes of the five year period described above. No reduction in the above described formula will be made for the five year period described above. No later than the Effective Date, the BCB 401(k) Plan shall also be amended to provide for 100% immediate vesting on all employer matching contributions. On and after the Effective Date the BCB 401(k) Plan shall continue to make available an employer stock-based investment option, and shall consider making available to all participants in the BCB 401(k) Plan the participant directed investment options currently offered to Heritage employees under the Heritage ESOP. No amendment shall be made to the BCB 401(k) Plan regarding full 100% vesting on employer matching contributions for the same five year period described above.

        (ii) MONEY PURCHASE PENSION PLAN. As of the Effective Date, employees of Heritage and BCB shall be eligible to participate in a new money purchase pension plan to be established by the Holding Company, subject to successful consummation of the Consolidation. The money purchase plan shall contain eligibility provisions requiring an employee to be at least 21 years of age and have at least one year of service, with entry dates of at least January 1 and July 1; provided, however, the Holding Company may establish eligibility provisions which are more liberal than age 21 and one year of service. The money purchase pension plan shall provide for a fixed employer contribution equal to 3% of an eligible employee's base salary, shall provide for prior Heritage and BCB service credit for eligibility and vesting, shall contain a vesting schedule which shall provide 20% vesting for each year of service up to 100% vesting upon completion of five years of service and shall permit participants to direct the investment of their account balances in the money purchase plan in investment options similar to those offered under the BCB 401(k) Plan. In lieu of the adoption of a new money purchase plan by the Holding Company, to the extent permitted by the IRC, the Holding Company may cause the BCB 401(k) Plan to be amended, as of the Effective Date, to provide for a fixed employer contribution in the same amount and subject to the same provisions as are set forth in the preceding sentence. The fixed 3% employer contribution formula which shall be provided in either a new money purchase plan or in the BCB 401(k) Plan shall not be reduced for the same five year period described in subparagraph (A) above.

       (iii) WELFARE BENEFIT PLANS. Following the Consolidation, the Holding Company will adopt the Heritage Blue Cross/Blue Shield Plan, the Heritage short-term and long-term disability plans and the BCB group life insurance plan. The Holding Company shall also adopt a Flexible Benefits (IRC Section
    125) Plan similar to the existing Heritage Flexible Benefit Plan. With respect to any other welfare benefit plans of BCB and Heritage, the Holding Company shall undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans (other than the welfare plans described above) or the benefits provided thereunder. Following such study, the Holding Company shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and/or the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances.

        (iv) BONUS PLANS AND ARRANGEMENTS. Heritage and BCB may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Date, with such equitable modifications as may be appropriate to take into account the circumstances of the Consolidation and the timing thereof.

        (v) OTHER PLANS. From the date of this Agreement through the Effective Date of the Consolidation, without the prior written consent of the other party or except as otherwise expressly permitted by this Agreement, no further benefits, grants or awards shall be made available under any Heritage or BCB plans to employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, and performance shares except that BCB may make its annual grant of 1,000 shares of BCB Common Stock to Nelson
    R. Oswald and 992 shares of BCB Common Stock to Robert D. McHugh, Jr.

    SECTION 4.11 NASDAQ LISTING. BCB shall use all reasonable efforts to cause the shares of the Holding Company Common Stock to be issued in connection with the Consolidation to be approved for quotation on the Nasdaq Stock Market's National Market, subject to official notice of issuance, as of or prior to the Effective Date.

    SECTION 4.12 AFFILIATE LETTERS.

    (a) Each party has provided to the other party a schedule of each person that, to the best of its knowledge, is deemed to be an "Affiliate" of it, as that term is used in Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the Commission.

    (b) Each of Heritage and BCB shall use its reasonable efforts to cause each person who may be deemed to be an Affiliate of Heritage and BCB respectively, to execute and deliver to BCB as soon as practicable after the date of this Agreement, and in any event prior to the date of the meetings of shareholders of Heritage and BCB to be called pursuant to Section 4.09(f) hereof, a written agreement in the form of Exhibit 1-A and 1-B in the case of Affiliates of Heritage and BCB, respectively.

    SECTION 4.13 EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS.

    (a) EMPLOYMENT AGREEMENTS. On or before the Effective Date, Heritage and Heritage National Bank, and BCB and Berks County Bank, as applicable, shall use their best efforts to amend the employment agreements of Nelson R. Oswald, Allen
E. Kiefer, Robert D. McHugh, Jr. and Richard A. Ketner so that such agreements, contain customary change in control provisions, provide salaries and benefits comparable to salaries and benefits payable to executive officers at companies that will be peer companies of the Holding Company and otherwise will be substantially identical in form.

    (b) CHANGE IN CONTROL AGREEMENTS. On or before the Effective Date, Heritage and Heritage National Bank, and BCB and Berks County Bank, as applicable, shall use their best efforts to amend the existing employment or change in control agreement, or enter into a new change in control agreement, with the following individuals: Sherelyn A. Ammon, Steven A. Ehrlich, Norman E. Heilenman, Donna L. Rickert, Dorothy I. Krick, David Scott, David Snyder, Marie Umbriac and Mary Jo Wright. Such change in control agreements shall be substantially identical in form.

    (c) HOLDING COMPANY ASSUMPTION OF AGREEMENTS. On the Effective Date, each employment agreement or change in control agreement, or any nonqualified retirement, deferred compensation, "top hat," excess benefit or supplemental pension plans, whether entered into before or after the date of this Agreement, to which either Heritage or BCB is a party shall be expressly assumed in writing by the Holding Company.

    (d) HOLDING COMPANY ASSUMPTION OF BENEFIT PLANS.On the Effective Date, each employee benefit plan of Heritage or BCB described in Section 4.10 shall be expressly assumed in writing by the Holding Company and administered in the manner contemplated by Section 4.10.

    SECTION 4.14 SEVERANCE AND VACATION PAY. After the Effective Date (i) employees of Heritage or BCB or any of their respective Subsidiaries who are involuntarily terminated, other than for cause, within one year of the Effective Date, and (ii) employees of Heritage or BCB (other than those holding a title of Vice President or above) who, within one year of the Effective Date, are asked, but decline to, relocate their workplace to a location that increases their daily one-way commute by more than 30 miles, in each case, shall be entitled to severance benefits as follows: (i) one week of pay per year of service, with a minimum of 2 weeks severance and a maximum of 20 weeks severance; (ii) medical insurance continuation until the end of the severance period (or earlier if other coverage is obtained); and (iii) payment of accrued vacation days for the year of termination. In addition, through the end of calendar year 1999, employees of BCB or Heritage who continue as employees of the Holding Company or its Subsidiaries after the Effective Date shall be provided with the greater of the days of annual vacation and sick days to which they were entitled on the day before the Effective Date or the days of annual vacation and sick days to which similarly situated employees of the Holding Company are then entitled.

    SECTION 4.15 TRANSITION COMMITTEE. Promptly after execution of this Agreement, the parties shall establish a transition committee consisting of not less than 4 or more than 6 members, including Messrs. Oswald, Kiefer, McHugh and Ketner and up to one director from each of BCB and Heritage. The function of such committee shall be to determine the name for the Holding Company, approve the form of employment and change in control agreements referred to in Section
4.13 and to address such other transitional matters as the Boards of Directors of Heritage and BCB may direct.

    SECTION 4.16 VOTING OF HERITAGE COMMON STOCK HELD BY HERITAGE NATIONAL BANK AS FIDUCIARY. Heritage shall direct the full Board of Directors of Heritage National Bank, and not a committee or other designee of the Board of Directors, to exercise all voting rights as Heritage National Bank may possess with respect to all shares of Heritage Common Stock held by Heritage National Bank in a fiduciary capacity.

                                   ARTICLE V
                                   CONDITIONS

    SECTION 5.01 MUTUAL CONDITIONS TO THE OBLIGATIONS OF HERITAGE AND BCB UNDER THIS AGREEMENT. The obligations of Heritage and BCB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by both parties pursuant to Section 7.03 hereof:

    (a) CORPORATE PROCEEDINGS. All action required to be taken by, or on the part of, each party to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken and each party shall have received certified copies of the resolutions of the other party evidencing such authorizations;

    (b) COVENANTS. The obligations and covenants of each party required by this Agreement to be performed by each party at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

    (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect;

    (d) APPROVALS OF REGULATORY AUTHORITIES. The parties shall have received all required approvals of Regulatory Authorities of the Consolidation, without the imposition of any term or condition that would have a Material Adverse Effect on the Holding Company upon completion of the Consolidation and all notice and waiting periods required thereunder shall have expired or been terminated;

    (e) NO INJUNCTION. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

    (f) OFFICER'S CERTIFICATE. Each party shall have delivered to the other party a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

    (g) OPINIONS OF COUNSEL. Heritage shall have received an opinion of Stevens & Lee, counsel to BCB, dated the Closing Date, in form and substance reasonably satisfactory to Heritage and its counsel to the effect set forth on Exhibit 6 attached hereto and BCB shall have received an opinion of counsel of Rhoads and Sinon LLP counsel to Heritage, dated the Closing Date, in form and substance reasonably satisfactory to BCB and its counsel to the effect set forth in
Exhibit 7 attached hereto;

    (h) REGISTRATION STATEMENT. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained; and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

    (i) TAX OPINION. Each party shall have received an opinion of Stevens & Lee substantially to the effect set forth on Exhibit 8 attached hereto;

    (j) POOLING LETTER. Beard & Company shall have issued a letter dated as of the Effective Date to Heritage and BCB, to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances then known to it, the Consolidation shall be accounted for as a pooling-of-interests under GAAP, and BCB and Heritage shall have received from the Affiliates of BCB and Heritage the agreements referred to in Section 4.12(b) hereof to the extent necessary to ensure in the reasonable judgment of Heritage and BCB that the Consolidation shall be accounted for in such manner;

    (k) APPROVAL OF SHAREHOLDERS. This Agreement shall have been approved by the shareholders of Heritage and BCB by such vote as is required under the BCL, their respective articles of incorporation and bylaws or under Nasdaq requirements applicable to it;

    (l) NASDAQ LISTING. The Holding Company Common Stock shall be approved for quotation on the Nasdaq National Market System;

    (m) OTHER. Each party shall have furnished the other party with such certificates of its respective officers or others and such documents to evidence fulfillment of the conditions set forth in this Section 5.01 as each party may reasonable request.

                                   ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

    SECTION 6.01 TERMINATION. This Agreement may be terminated on or at any time prior to the Closing Date:

    (a) By the mutual written consent of the parties hereto;

    (b) By BCB or Heritage:

        (i) if the Closing Date shall not have occurred on or before July 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

        (ii) if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, will not be granted absent the imposition of terms and conditions which would permit satisfaction of the condition set forth at Section 5.01(d) hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

        (c) (A) By BCB, in the event during a thirty trading day period ended five trading days prior to the Effective Date the average of the mean between the closing high bid and low asked prices for Heritage Common Stock for any consecutive ten day period declines to a level 40% less than or equal to the Index Value established for Heritage;

        (B) By Heritage, in the event during a thirty trading day period ended five trading days prior to the Effective Date the average of the mean between the closing high bid and low asked prices for BCB Common Stock for any consecutive ten day period declines to a level 30% less than or equal to the Index Value established for BCB;

        (C) For purposes of this subparagraph (C), the Index Value for each of BCB and Heritage shall be the average of the mean between the closing high bid and low asked prices for Heritage or BCB Common Stock, as reported by Nasdaq, for the 3 trading days beginning November 20, 1997.

    (d) at any time on or prior to the Effective Date, by Heritage in writing if BCB has, or by BCB in writing if Heritage has, in any material respect, breached
(i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by BCB would have a Material Adverse Effect on BCB or in the case of a breach by Heritage would have a Material Adverse Effect on Heritage, in any case, if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date unless on such date such breach no longer causes a Material Adverse Effect;

    (e) by either the Board of Directors of BCB or the Board of Directors of Heritage if the Board of Directors of the other party shall have exercised its rights under Section 4.06 or shall have otherwise withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby;

    (f) by either the Board of Directors of BCB or the Board of Directors of Heritage if their shareholders shall have not approved this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the Board of Directors of the party whose shareholders failed to approve this Agreement shall have exercised its right under clause (ii) of the second sentence of Section 4.06 or shall have otherwise withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of this Agreement and the transactions contemplated thereby.

    SECTION 6.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of BCB or Heritage to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement, any fraudulent breach of a representation or warranty, in this Agreement and any obligation or liability arising under the Heritage Option or the BCB Option. Nothing contained in this Section 6.02 shall be deemed to prohibit BCB or Heritage from maintaining an action against a third party for tortious interference or otherwise.

                                  ARTICLE VII
                                 MISCELLANEOUS

    SECTION 7.01 EXPENSES. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

    SECTION 7.02 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(f) and (g), 4.05, 4.10 and 4.13(c) hereof, which will survive the Consolidation, shall terminate on the Closing Date.

    SECTION 7.03 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of Heritage or BCB have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Heritage Common Stock or BCB Common Stock upon consummation of the Consolidation, change any terms of the articles of Holding Company or otherwise materially adversely affect the shareholders of Heritage or BCB without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    SECTION 7.04 ENTIRE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; PROVIDED, HOWEVER, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(f) and (g), 4.05, and 4.13(a), (b) and (c).

    SECTION 7.05 NO ASSIGNMENT. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

    SECTION 7.06 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                    (a)  If to BCB, to:
                    BCB Financial Services Corporation
                    400 Washington Street
                    Reading, Pennsylvania 19603-1097
                    Attention:  Nelson R. Oswald, Chairman,
                              President and Chief Executive
                              Officer

                           Telecopy No.: (610) 378-9193
                           with a copy to:
                           Stevens & Lee
                           One Glenhardie Corporate Center
                           1275 Drummers Lane
                           P.O. Box 236
                           Wayne, Pennsylvania 19087-0236
                           Attention: Jeffrey P. Waldron, Esquire
                           Telecopy No.: (610) 687-1384

                    (b)  If to Heritage, to:
                    Heritage Bancorp, Inc.
                    120 South Centre Street
                    Pottsville, Pennsylvania 17901-3002
                    Attention: Allen E. Kiefer
                              President and Chief
                              Executive Officer

                           Telecopy No.: (717) 622-2320

                           with copies to:

                    Rhoads & Sinon LLP
                    One South Market Square, 12th Floor
                    Harrisburg, Pennsylvania 17108

                    Attention: Charles J. Ferry, Esquire
                    Telecopy No.: (717) 232-1459

    SECTION 7.07 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

    SECTION 7.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    SECTION 7.09 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

    SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                BCB FINANCIAL SERVICES CORPORATION

                                By:  /s/ NELSON R. OSWALD
                                     -----------------------------------------
                                     Nelson R. Oswald
                                     CHAIRMAN, PRESIDENT AND
                                     CHIEF EXECUTIVE OFFICER

                                HERITAGE BANCORP, INC.

                                By:  /s/ ALLEN E. KIEFER
                                     -----------------------------------------
                                     Allen E. Kiefer
                                     PRESIDENT AND CHIEF
                                     EXECUTIVE OFFICER

                                                                     EXHIBIT 1-A

                               November 18, 1997

BCB Financial Services Corporation
The Madison Building
400 Washington Street
Reading, Pennsylvania 19601

Ladies and Gentlemen:

    BCB Financial Services Corporation ("BCB") and Heritage Bancorp, Inc. ("Heritage") desire to enter into an agreement dated November 18, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) a new corporation with name to be determined will be formed by BCB and Heritage (the "Holding Company"), (b) shareholders of BCB shall receive shares of Holding Company common stock for shares of common stock of BCB outstanding on the closing date, and (c) shareholders of Heritage shall receive shares of Holding Company common stock for shares of common stock of Heritage outstanding on the closing date (the foregoing, collectively, referred to herein as the "Consolidation").

    BCB has requested, as an inducement to its execution and delivery to Heritage of the Agreement, that the undersigned execute and deliver to BCB this Letter Agreement.

    In consideration of the foregoing, each of the undersigned hereby irrevocably:

    (a) Agrees (i) to be present (in person or by proxy) at all meetings of shareholders of Heritage called to vote for approval of the Agreement and the Consolidation so that all shares of common stock of Heritage then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) unless the undersigned has voted against approval and adoption of the Agreement in his or her capacity as a director of Heritage at a meeting of the Board of Directors of Heritage or pursuant to
Section 4.06 of the Agreement has voted to recommend or endorse an Acquisition Transaction, to vote or cause to be voted all shares owned by the undersigned on any record date for any meeting of shareholders of Heritage called to vote on the Consolidation in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Heritage).

    (b) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of the Holding Company received in the Consolidation, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Holding Company common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to the Holding Company or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that the Holding Company is under no obligation to register the sale, transfer or other disposition of the Holding Company common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

    (c) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Heritage or of common stock of the Holding Company, during the period commencing thirty days prior to the effective date of the Consolidation and ending on the date on which financial results covering at least thirty days of post-Consolidation combined operations of the Holding Company have been published within the meaning of Section 201.01 of the

SEC's Codification of Financial Reporting Policies, provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of Heritage common stock or shares of Holding Company common stock which, in BCB's or the Holding Company's sole judgment, are individually and in the aggregate DE MINIMIS within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the SEC;

    (d) Agrees that neither Heritage nor the Holding Company shall be bound by any attempted sale of any shares of Heritage common stock or Holding Company common stock, respectively, in violation of this Agreement and Heritage's and the Holding Company's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Holding Company common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

    (e) Agrees to use reasonable efforts to cause the provisions of subparagraphs (b) or (c) hereof to be observed with respect to shares of Holding Company common stock and Heritage common stock owned by (i) his or her spouse,
(ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

    (f) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.
                            ------------------------

    It is understood and agreed that the provisions of subparagraph (a) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Heritage common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of Heritage. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Heritage common stock held by the undersigned as of the date hereof.
                            ------------------------

    This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

    This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                            ------------------------

    The undersigned intend to be legally bound hereby.

                                          Sincerely,

                                                                     EXHIBIT 1-B

                                 November 18, 1997

Heritage Bancorp, Inc.
120 South Centre Street
Pottsville, Pennsylvania 17901

Ladies and Gentlemen:

    BCB Financial Services Corporation and Heritage Bancorp, Inc. ("Heritage") desire to enter into an agreement dated November 18, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein (a) a new corporation will be formed by BCB and Heritage (the "Holding Company"), (b) shareholders of BCB will receive shares of Holding Company common stock for shares of BCB common stock outstanding on the closing date, and (c) shareholders of Heritage shall receive shares of Holding Company common stock for shares of common stock Heritage outstanding on the closing date (the foregoing, collectively referred to herein as the "Consolidation").

    Heritage has requested, as an inducement to its execution and delivery to BCB of the Agreement, that the undersigned execute and deliver to Heritage this Letter Agreement.

    In consideration of the foregoing, each of the undersigned hereby irrevocably:

        (a) Agrees (i) to be present (in person or by proxy) at all meetings of shareholders of BCB called to vote for approval of the Agreement and the Consolidation so that all shares of common stock of BCB then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) subject to Section 4.06 of the Agreement and unless the undersigned has voted against approval and adoption of the Agreement in his capacity as a director of BCB at a meeting of the Board of Directors of BCB or pursuant to Section 4.06 of the agreement has voted to recommend or endorse an Acquisition Transaction, to vote or cause to be voted all shares owned by the undersigned on any record date for any meeting of shareholders of BCB called to vote on the Consolidation in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of BCB).

        (b) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Heritage or of common stock of BCB, during the period commencing thirty days prior to the effective date of the Consolidation and ending on the date on which financial results covering at least thirty days of post-Consolidation combined operations of BCB and Heritage have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the Securities and Exchange Commission ("SEC"), provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of BCB common stock or shares of BCB common stock which, in Heritage's or the Holding Company's sole judgment, are individually and in the aggregate DE MINIMIS within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the SEC;

        (c) Agrees that neither the Holding Company nor BCB shall be bound by any attempted sale of any shares of Holding Company common stock or BCB common stock, respectively, in violation of this Agreement and the Holding Company's and BCB's transfer agents shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of the Holding Company common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

        (d) Agrees to use reasonable efforts to cause the provisions of subparagraphs (b) and (c) to be observed with respect to shares of BCB common stock and Holding Company common stock owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

        (e) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.
                            ------------------------

    It is understood and agreed that the provisions of subparagraph (a) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of BCB common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of BCB. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of BCB common stock held by the undersigned as of the date hereof.
                            ------------------------

    This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                            ------------------------

    This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                            ------------------------

    The undersigned intend to be legally bound hereby.

                                          Sincerely,

                                                                       EXHIBIT 2

                             BCB STOCK OPTION AGREEMENT
                                 [SEE ANNEX B.]

                                                                       EXHIBIT 3

                        HERITAGE STOCK OPTION AGREEMENT

                                   [SEE ANNEX C.]

                                                                       EXHIBIT 4

                                    FORM OF
                          ARTICLES OF CONSOLIDATION OF
                       BCB FINANCIAL SERVICES CORPORATION
                                      AND
                             HERITAGE BANCORP, INC.

    ARTICLES OF CONSOLIDATION (the "Articles of Consolidation") dated       ,
1997 between BCB FINANCIAL SERVICES CORPORATION, a Pennsylvania corporation ("BCB") with a principal place of business in Reading, Pennsylvania, and HERITAGE BANCORP, INC., a Pennsylvania corporation ("Heritage") with a principal place of business in Pottsville, Pennsylvania.

    WHEREAS, BCB is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania that is registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), the authorized capital stock of which consists of 20,000,000 shares of common stock, par value $2.50 per share (the "BCB Common Stock"), of which at November 18, 1997, 3,469,930 shares were issued and outstanding; and

    WHEREAS, Heritage is a corporation organized and existing under the laws of the Commonwealth of Pennsylvania that is registered as a bank holding company pursuant to the Act, the authorized capital stock of which consists of 10,000,000 shares of common stock, par value $5.00 per share (the "Heritage Common Stock"), of which at November 18, 1997, 4,758,999 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $25.00 per share, none of which are issued and outstanding; and

    WHEREAS, the respective Boards of Directors of BCB and Heritage deem the formation of a new Pennsylvania corporation by BCB and Heritage (the "Holding Company") which will then issue 1.05 share and 1.3335 shares of common stock of the Holding Company to Heritage and BCB shareholders, respectively, for each share of each of Heritage and BCB common stock outstanding as of the closing date, pursuant to the terms and conditions herein set forth or referred to, is desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors and shareholders of BCB and Heritage have adopted resolutions approving the Plan of Consolidation and an Agreement and Plan of Consolidation of even date herewith (the "Agreement and Plan") pursuant to the following vote results:


    (i) the BCB Board of Directors approved the Agreement and the Plan by a vote of ten votes for the Agreement and the Plan and zero votes against the Agreement and the Plan;


    (ii) the BCB shareholders approved the Agreement and the Plan by a vote of
               votes for the Agreement and the Plan and       votes against the
         Agreement and the Plan;


   (iii) the Heritage Board of Directors approved the Agreement and the Plan by a vote of ten votes for the Agreement and the Plan and three votes against the Agreement and the Plan; and


    (iv) the Heritage shareholders approved the Agreement and the Plan by a vote
         of       votes for the Agreement and the Plan and       votes against
         the Agreement and the Plan.

    NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and in accordance with applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended, of the Commonwealth of Pennsylvania (the "BCL"), the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                 CONSOLIDATION

    Subject to the terms and conditions of the Agreement and Plan on the Effective Date, the shareholders of BCB and Heritage shall consolidate into the Holding Company in accordance with the BCL. As a result of the foregoing, the separate corporate existence of BCB and Heritage shall cease and such transaction shall hereinafter be referred to as the "Consolidation." The capital stock of the Holding Company shall consist of 50,000,000 shares of common stock, par value $1.00 per share (the "Holding Company Common Stock") and 5,000,000 shares of preferred stock, having such par value as the board of directors of the Holding Company shall fix from time to time, issuable in series.

                                   ARTICLE II
                      ARTICLE OF INCORPORATION AND BY-LAWS

    The Articles of Incorporation of the Holding Company shall be as set forth in Exhibit A hereto and the By-Laws of the Holding Company shall be as set forth in Exhibit B hereto, in each case until altered, amended or repealed.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

    From and after the Effective Date, the directors and officers of the Holding Company, who shall hold office until their successors are elected and qualified according to the By-Laws of the Holding Company, shall be those persons listed on Exhibit C hereto.

                                   ARTICLE IV
                       CONVERSION AND EXCHANGE OF SHARES

    1. The shares of the parties hereto outstanding immediately prior to the Effective Date, shall, by virtue of the Consolidation and without any action by the holders thereof, be converted as follows:

        (a) Each share of BCB Common Stock shall be converted into 1.3335 shares of Holding Company Common Stock.

        (b) Each share of Heritage Common Stock shall be converted into 1.05 share of Holding Company Common Stock.

        (c) No fractional shares of Holding Company Common Stock and no scrip or certificates therefor will be issued in connection with the Consolidation. Any former holder of BCB or Heritage Common Stock who would otherwise be entitled to receive a fraction of a share of Holding Company Common Stock shall receive, in lieu thereof, a check for cash in an amount equal to such fraction of a share multiplied by the closing price of the Holding Company Common Stock on the Nasdaq National Market System on the first day Holding Company Common Stock is traded after the Effective Date.

    2. All shares of BCB Common Stock held in the treasury of BCB or any BCB Subsidiary or owned by Heritage or any Heritage Subsidiary and all shares of Heritage Common Stock held in the treasury of Heritage or any Heritage Subsidiary or owned by BCB or any BCB Subsidiary shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

    3. On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of BCB Common Stock or outstanding shares of Heritage Common Stock may surrender same to the Holding Company or the Exchange Agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of Holding Company Common Stock and a check for cash representing the value of fractional shares to which the holder is entitled as provided above. Until surrendered, each certificate theretofore representing outstanding shares of BCB Common Stock or outstanding shares of Heritage Common Stock, from and after the Effective Date, will evidence solely the right to receive certificates for shares of Holding Company Common stock and a check for cash in lieu of any fractional shares as described above.

                                   ARTICLE V
                      EFFECTIVE DATE OF THE CONSOLIDATION

    The Consolidation shall be effective at the close of business on the date these Articles of Consolidation are filed in accordance with the BCL (the date of such filing being herein referred to as the "Effective Date").

                                   ARTICLE VI
                          EFFECT OF THE CONSOLIDATION

    On the Effective Date, the separate existence of BCB and Heritage shall cease and all of the property, real, personal, and mixed, and franchises of each of BCB and Heritage, and all debts due on whatever account to each of them, including subscriptions to shares and other choses in action, shall be taken and deemed to be transferred to and vested in the Holding Company, without further act or deed. The Holding Company shall thenceforth be responsible for all the liabilities and obligations of each of BCB and Heritage provided in the BCL.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    The obligations of BCB and Heritage to effect the Consolidation shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement and Plan.

                                  ARTICLE VIII
                                  TERMINATION

    Anything contained in these Articles of Consolidation to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of BCB or Heritage, the Agreement and Plan may be terminated and the Consolidation abandoned as provided in Section 6 of the Agreement and Plan.

                                   ARTICLE IX
                                 MISCELLANEOUS

    1. Each party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants or performance of any of the obligations of the other party contained in this Plan of Consolidation.

    2. Any notice or other communication required or permitted under this Plan of Consolidation shall be given, and shall be effective, in accordance with the provisions of Section 7 of the Agreement.

    3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Plan of Consolidation.

    4. For the convenience of the parties hereto and to facilitate the filing and recording of this Plan of Consolidation, it may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

    5. This Plan of Consolidation shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

    6. The full text of the Agreement and Plan is on file at the offices of the Holding Company located at 400 Washington Street, Reading, Pennsylvania 19603, and is available for review by BCB shareholders or Heritage shareholders during reasonable business hours.

    IN WITNESS WHEREOF, BCB and Heritage have caused this Plan of Consolidation to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                               BCB FINANCIAL SERVICES CORPORATION

ATTEST
--------------------------------------------   --------------------------------------------
                  Secretary                    NELSON R. OSWALD,
                                               Chairman, President and Chief Executive
                                               Officer
(SEAL)

                                               HERITAGE BANCORP, INC.

ATTEST
--------------------------------------------   --------------------------------------------
                  Secretary                    ALLEN E. KIEFER,
                                               President and Chief Executive Officer
(SEAL)

                                   EXHIBIT A
                           ARTICLES OF INCORPORATION
                                       OF


    FIRST.  The name of the Corporation is Main Street Bancorp, Inc.


    SECOND. The location and post office address of the Corporation's registered office in this Commonwealth is 400 Washington Street, Reading, Pennsylvania 19603.

    THIRD. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the Business Corporation Law of 1988, the Act approved December, 1988, P.L. 1444, as amended (the "Pennsylvania Business Corporation Law").

    FOURTH.  The term of the Corporation's existence is perpetual.

    FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 55,000,000 shares, divided into two classes consisting of 50,000,000 shares of common stock, par value $1.00 per share (the "Common Stock") and 5,000,000 shares of preferred stock, having such par value as the board of directors shall fix and determine, as provided in Article SIXTH below (the "Preferred Stock").

    SIXTH. The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

    SEVENTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

    EIGHTH. For a period of three (3) years after the formation of the Corporation, the Board of Directors shall consist of at least thirteen (13) directors, (i) seven (7) of whom shall have been directors of BCB Financial Services Corporation or chosen by directors of the Holding Company who were directors of BCB Financial Services Corporation, and (ii) six (6) of whom shall have been directors of Heritage Bancorp, Inc. or chosen by directors of the Holding Company who were directors of Heritage Bancorp, Inc. Thereafter, the management, control and government of the Corporation shall be vested in a board of directors consisting of not less than five (5) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 1998; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 1999; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2000. After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. Unless waived by the board of directors of the Corporation, in order to qualify for election as a director of the Corporation, a person must have been a shareholder of record of the Corporation for a period of time equal to the lesser of (i) three (3) years, or (ii) the time elapsed since the consolidation of BCB Financial Services Corporation and Heritage Bancorp, Inc. into the Corporation (the "Consolidation"). Shareholders of another corporation that merges with the Corporation, is acquired by, or acquires the Corporation, or enters into any similar transaction with the Corporation shall qualify for election as a director of the Corporation if such shareholder was a shareholder of record of the other corporation for a period of time equal to the lesser of (i) three (3) years, or (ii) the time elapsed since the Consolidation. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

    NINTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

    TENTH. Except as set forth below, the affirmative vote of at least 80 percent (80%) of votes cast by shareholders entitled to vote, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

        (a) any merger or consolidation of the Corporation with or into any other corporation;

        (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

        (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

        (d) any transaction similar to, or having similar effect as, any of the foregoing transactions.

    The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article TENTH, on the basis of information known to the board, if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article TENTH. Any such determination shall be conclusive and binding for all purposes of this Article TENTH. The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least 80 percent (80%) of the votes which all shareholders are entitled to cast. The provisions of this Article TENTH shall not apply to any transaction which is approved in advance by 75 percent (75%) of the members of the board of directors of the Corporation, at a meeting duly called and held.

    ELEVENTH. Subsection 1. No Person or Group Acting in Concert shall Acquire Voting Control of the Corporation, at any time, except in accordance with the provisions of Article TENTH. The terms "Acquire," "Voting Control," "Group Acting in Concert," and "Person" as used in this Article ELEVENTH are defined in subsection 4 hereof.

    Subsection 2. If Voting Control of the Corporation is acquired, in violation of this Article ELEVENTH, all shares with respect to which any Person or Group Acting in Concert has acquired Voting Control in excess of the number of shares the beneficial ownership of which is deemed under subsection 4 hereof to confer Voting Control of the Corporation (as determined without regard to this Subsection 2) shall be considered from and after the date of acquisition by such Person or Group Acting in Concert to be "excess shares" for purposes of this Article ELEVENTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action. If, after giving effect to the first two sentences of this Subsection 2, any Person or Group Acting in Concert still shall be deemed to be in Voting Control of the Corporation based on the number of votes then entitled to be cast (rather than the number of issued and outstanding shares of common stock of the Corporation), then shares held in excess of the number of shares deemed to confer Voting Control upon such Person or Group Acting in Concert also shall not be entitled to vote on any matter or take any other shareholder action, but this subsequent reduction in voting rights shall be effected only once. The provisions of this Subsection 2 deeming shares to be excess shares shall only apply for so long as such shares shall be beneficially owned by such Person or Group Acting in Concert who has acquired Voting Control. Notwithstanding the foregoing, shares held in excess of the number of shares the beneficial ownership of which would otherwise be deemed under Subsection 4 to confer Voting Control of the Corporation shall not be deemed to be excess shares if such shares are held by a Tax-Qualified Employee Stock Benefit Plan.

    Subsection 3. The provisions of this Article ELEVENTH shall be of no further force and effect after the consummation of a transaction in which another Person Acquires shares of capital stock of the Corporation entitled to cast 80% or more of the votes which all shareholders are entitled to cast (as determined without regard to the application of this Article ELEVENTH) and such transaction was approved in advance by the board of directors of the Corporation.

    Subsection 4. For purposes of this Article ELEVENTH:

        A. The term "ACQUIRE" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

        B. "VOTING CONTROL" means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than ten percent (10%) of the issued and outstanding common stock of the Corporation; provided that (i) the solicitation, holding and voting of proxies obtained by the board of directors of the Corporation pursuant to a solicitation under Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall not constitute Voting Control, (ii) a Tax-Qualified Employee Stock Benefit Plan which holds more than 10 percent of the voting shares of the Corporation shall not be deemed to have Voting Control of the Corporation, (iii) any trustee, member of any administrative committee or employee beneficiary of a Tax-Qualified Employee Stock Benefit Plan shall not be deemed to have Voting Control of the Corporation either (A) as a result of their control of a Tax-Qualified Employee Stock Benefit Plan, and/or their beneficial interest in voting shares held by a Tax-Qualified Employee Stock Benefit Plan, or (B) as a result of the aggregation of both their beneficial interest in voting shares held by a Tax-Qualified Employee Stock Benefit Plan and voting shares held by such trustee, administrative committee member or employee beneficiary independent of a Tax-Qualified Employee Stock Benefit Plan, and
    (iv) any trustee which is a direct or indirect subsidiary of the Corporation shall not be deemed to have Voting Control of the Corporation as a result of having the right to vote more than ten percent (10%) of the issued and outstanding common stock of the Corporation.

        C. "GROUP ACTING IN CONCERT" includes Persons seeking to combine or pool their voting or other interests in the voting shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, provided, that a "Group Acting in Concert" shall not include (i) the members of the board of directors of the Corporation solely as a result of their board membership,
    (ii) the members of the board of directors of the Corporation as a result of their solicitation, holding and voting of proxies obtained by them pursuant to a solicitation subject to rules and regulations promulgated under the Exchange Act or any successor statute or (iii) any member or all the members of the board of directors of the Corporation, and any Tax-Qualified Employee Stock Benefit Plan and the trustees, administrative committee members and employee beneficiaries thereof.

        D. The term "PERSON" includes an individual, a Group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

        E. The term "TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN" means any defined benefit plan or defined contribution plan of the Corporation or any subsidiary, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, that, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code of 1986, as amended.

    Subsection 5. This Article ELEVENTH shall not apply to the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities by the Corporation or by a holder of shares of capital stock of the Corporation with written consent of the board of directors of the Corporation; provided, however, that purchasers of securities of the Corporation from any underwriter shall be subject to the provisions of this Article ELEVENTH.

    The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the Board, if and when such other Person has acquired Voting Control of the Corporation, and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH.

    TWELFTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

    THIRTEENTH. The authority to make, amend, alter, change or repeal the By-Laws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least 66-2/3 percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that provisions of the By-Laws of the Corporation relating to limitations on directors' liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 66-2/3 percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least 75 percent (75%) of the votes which all shareholders are entitled to cast.

    FOURTEENTH. The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the employees, suppliers, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the board of directors' evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.

    FIFTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash. The provisions of this Article FIFTEENTH shall not apply if 80 percent (80%) or more of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate 25 percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation. The provisions of this Article FIFTEENTH shall be in addition to and not in lieu of any rights granted under Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law and any amendment or restatement of such section ("Subchapter E"); provided, however, that if the provisions of this Article FIFTEENTH and Subchapter E are both applicable in any given instance, the price per share to be paid for shares of capital stock of the Corporation issued, outstanding and entitled to vote shall be the higher of the price per share determined in accordance with this Article FIFTEENTH or the price per share determined in accordance with the provisions of Subchapter E.

    SIXTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH and TENTH through FOURTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either
(a) the affirmative vote of at least 80 percent (80%) of votes cast by shareholders entitled to vote or (b) the affirmative vote of 75 percent (75%) of the members of the board of directors of the Corporation and the affirmative vote of a majority of the votes cast by all shareholders of the Corporation then entitled to vote.

                                   EXHIBIT B

                                     BYLAWS

                                       OF
                            ------------------------

                                [SEE EXHIBIT 5.]

                                   EXHIBIT C
                                   DIRECTORS



                                                                                            CORPORATION OF WHICH
                                                                                                      A
                                                                                              DIRECTOR AND YEAR
                                                                                                    FIRST
                                            CLASS AND NAME                                         ELECTED
            ------------------------------------------------------------------------------  ---------------------
Class I     Richard D. Biever                                                                    Heritage (1995)
            Richard T. Fenstermacher                                                             Heritage (1991)
            Edward J. Edwards                                                                         BCB (1987)
            Ivan H. Gordon                                                                            BCB (1987)
Class II    Frederick A. Gosch                                                                   Heritage (1995)
            Joseph Schlitzer                                                                     Heritage (1995)
            Alfred B. Mast                                                                            BCB (1987)
            Wesley R. Pace                                                                            BCB (1987)
            Floyd S. Weber                                                                            BCB (1987)
Class III   Nelson R. Oswald                                                                          BCB (1987)
            Albert L. Evans, Jr.                                                                 Heritage (1995)
            Allen E. Kiefer                                                                      Heritage (1983)
            Jeffrey W. Hayes                                                                          BCB (1988)


                                    OFFICERS


Nelson R. Oswald                             --         Chairman and Chief Executive Officer

Allen E. Kiefer                              --         President and Chief Operating Officer

Robert D. McHugh, Jr.                        --         Executive Vice President and Chief
                                                        Financial Officer

Richard A. Ketner                            --         Executive Vice President and Chief
                                                        Administrative Officer

                                                                       EXHIBIT 5

                                     BYLAWS
                                       OF
                            ------------------------

ARTICLE I. MEETINGS OF SHAREHOLDERS.

    SECTION 101. PLACE OF MEETINGS. All meetings of the shareholders shall be held at such place or places, within or without the Commonwealth of Pennsylvania, as shall be determined by the Board of Directors from time to time.

    SECTION 102. ANNUAL MEETINGS.

    (a) TIME AND DATE. The annual meeting of the shareholders for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors. At each annual meeting of shareholders, directors shall be elected, reports of the affairs of the Corporation shall be considered, and any other business may be transacted which is within the power of the shareholders.

    (b) AGENDA FOR ANNUAL MEETING. Matters to be placed on the agenda for consideration at annual meetings of shareholders may be determined by the Board of Directors or by any shareholder entitled to vote for the election of directors. Matters proposed for the agenda by shareholders entitled to vote for the election of directors shall be made by notice in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Corporation not less than sixty (60) days prior to any annual meeting of shareholders; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Notice of matters which are proposed by the Board of Directors shall be given at any time by the Chairman of the Board or any other appropriate officer. Each notice made by shareholders shall set forth a brief description of the business desired to be brought before the annual meeting. The chairman of the meeting may determine and declare to the meeting that a matter proposed for the agenda was not made in accordance with the foregoing procedure, and if the chairman should so determine, the chairman shall so declare to the meeting and the matter shall be disregarded.

    SECTION 103. SPECIAL MEETINGS. Special meetings of the shareholders may be called at any time by the Board of Directors in the manner provided herein. Shareholders shall not have the right to call special meetings of shareholders, except as specifically provided by law.

    SECTION 104. CONDUCT OF SHAREHOLDERS' MEETINGS. At every meeting of the shareholders, the Chairman of the Board or, in the Chairman's absence, the President or, in the President's absence, a chairman (who shall be one of the officers, if any is present) chosen by a majority of the members of the Board of Directors shall act as chairman of the meeting. The chairman of the meeting shall have any and all powers and authority necessary in the chairman's sole discretion to conduct an orderly meeting and preserve order and to determine any and all procedural matters, including imposing reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders. In addition, until the business to be completed at a meeting of the shareholders is completed, the chairman of a meeting of the shareholders is expressly authorized to temporarily adjourn and postpone the meeting from time to time. The Secretary of the Corporation or in the Secretary's absence, an assistant secretary, shall act as secretary of all meetings of the shareholders. In the absence at such meeting of the Secretary or assistant secretary, the chairman of the meeting may appoint another person to act as secretary of the meeting.

    SECTION 105. DETERMINATION OF RECORD DATE. The Board of Directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this section. The Board of Directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

    SECTION 106. VOTING LIST. The officer or agent having charge of the transfer books for shares of the Corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof.

    Failure to comply with the requirements of this section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

    SECTION 107. JUDGES OF ELECTION. In advance of any meeting of shareholders of the Corporation, the Board of Directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting. The number of judges shall be one (1) or three (3). No person who is a candidate for office to be filled at the meeting shall act as a judge of election.

    In the event any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of convening the meeting or at the meeting by the presiding officer thereof.

    The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judge or judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

    On request of the presiding officer of the meeting, or of any shareholder, the judge or judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

    SECTION 108. NO CONSENT OF SHAREHOLDERS IN LIEU OF MEETING. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders to consent in writing to action without a meeting is specifically denied.

ARTICLE II. DIRECTORS AND BOARD MEETINGS.

    SECTION 201. MANAGEMENT BY BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than five (5) nor more than twenty-five (25) members, as fixed by the Board of Directors from time to time. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Articles of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders. The Board of Directors shall appoint one of its members to be the Chairman and Chief Executive Officer ("Chairman and CEO") to serve at the pleasure of the Board. He shall be a voting member of the Board of Directors, the Executive Committee and shall preside at all meetings of the Board of Directors and Shareholders. The Board of Directors shall also appoint a Vice Chairman and/or President of the Corporation. The Vice Chairman or President shall preside at any meeting of the Board in the absence of the Chairman and CEO.

    SECTION 202. NOMINATIONS FOR DIRECTORS. Nominations by shareholders for directors to be elected at an annual meeting of shareholders must be submitted to the Secretary of the Corporation in writing not later than the close of business on the ninetieth (90th) day immediately preceding the date of the meeting. Such notification shall contain the following information: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in the discretion of the chairman of the meeting, be disregarded and, upon instruction, the judges of election may disregard all votes cast for any such proposed nominee.

    SECTION 203. QUALIFICATIONS OF DIRECTORS.

    (a) SHARE OWNERSHIP. Every Director must be a shareholder of the Corporation and shall own in his/ her own right the number of shares (if any) required by law in order to qualify as such Director. Any Director shall forthwith cease to be a Director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such Director vacated.

    (b) OTHER QUALIFICATIONS. Until January 1, 2003, it shall be a qualification for election and continued service as a Director of the Corporation for each Director of the Corporation to observe the following agreements and covenants:

        (i) Except for the Chairman and Chief Executive Officer, Directors of the Corporation shall not, either in their capacities as Directors, shareholders, or otherwise, directly or indirectly, encourage, solicit, initiate, or respond to any indications of interest, proposals or offers for any acquisition of, or change of control involving, the Corporation, whether by merger, sale of assets, or otherwise, or assist, aid or abet any person or persons with respect to such conduct. In the event that any director is approached as described herein, any such contact shall be immediately referred in writing to the Chairman of the Board of Directors.

        (ii) Directors of the Corporation shall not, either in their capacities as Directors, shareholders or otherwise, provide any third person with non-public information concerning the Corporation; and

        (iii) Directors of the Corporation shall not (in any capacity) publicly comment on the Corporation's strategic alternatives (including sale or possible sale of the Corporation) or on differences of view among members of the Board relating to the Corporation's strategic alternatives or on specific merger proposals or opportunities;

absent in any case either a direction from the entire Board of Directors by the affirmative vote of 75% of the total number of directors then in office (rounding up to the nearest whole number) or a written opinion of counsel to the Corporation that such Director's fiduciary duty requires any such conduct.

    It is adopted as the corporate policy of this Corporation that the failure by a Director to observe and comply with the foregoing covenants and agreements shall subject the Director to removal by a vote of a majority of the Board of Directors then in office or otherwise in accordance with law, unless such Director has received a written opinion of the Corporation's counsel that such Director's fiduciary duty requires such conduct.

    SECTION 204. CLASSIFICATION OF DIRECTORS. The Board of Directors of the Corporation shall be divided into three (3) classes, as nearly equal in number as possible, as provided in the Corporation's Articles of Incorporation.

    SECTION 205. COMPENSATION OF DIRECTORS. No Director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, reasonable fees or other compensation, payable in cash, stock or other property, for acting as a Director and reasonable fees to be paid each Director for his/her services in attending meetings of the Board and meetings of committees appointed by the Board. The Corporation may reimburse Directors for expenses related to their duties as members of the Board of Directors.

    SECTION 206. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board of Directors shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. The Board of Directors shall meet for reorganizational purposes at the first regular meeting following the annual meeting of shareholders at which the Directors are elected. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors. If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the President to each member of the Board of Directors at least twenty-four
(24) hours before the time of the meeting.

    A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is present.

    Except as otherwise provided in Section 209 or as otherwise provided herein, a majority of Directors present and voting at any meeting of the Board of Directors at which a quorum is present, shall decide each matter considered. A Director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.

    SECTION 207. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the Chairman of the Board, or at the request of a majority of Directors then in office. A special meeting of the Board of Directors shall be deemed to be any meeting other than a regular meeting of the Board of Directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat, shall be given by the Chairman to each member of the Board at least twenty-four (24) hours before the time of such meeting.

    SECTION 208. REPORTS AND RECORDS. The reports of officers and Committees and the records of the proceedings of all Committees shall be filed with the Secretary of the Corporation and presented to the Board of Directors, if practicable, at its next regular meeting. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a Director shall request it, the vote of each Director upon a particular question shall be recorded in the minutes.

    SECTION 209. SPECIAL DIRECTOR VOTING REQUIREMENTS. Notwithstanding anything contained herein to the contrary, until January 1, 2003, approval of any of the following actions shall require a vote of 75% of the total number of directors of the Corporation then in office (rounding up to the nearest whole number):

        (i) adopting a motion or resolution to study sale of the Corporation as a strategic alternative, or engaging a financial advisor with respect thereto;

        (ii) adopting a motion or resolution approving a fundamental transaction (a "Fundamental Transaction") involving the Corporation within the meaning of Chapter 19 of Title 15 of the Pennsylvania Business Corporation Law of 1988, as amended, if upon completion of the Fundamental Transaction the Corporation would not be the surviving or controlling entity, or any successor provisions (whether by merger, consolidation, share exchange or otherwise), or calling a special meeting of shareholders of the Corporation to consider any such proposal or placing any such proposal on the agenda for an annual meeting of shareholders of the Corporation;

        (iii) recommending that shareholders of the Corporation (A) accept a transaction or tender their shares of the Corporation's voting securities in connection with a tender or exchange offer for the Corporation's voting securities or (B) cast votes with respect to their voting securities in a proxy solicitation conducted by a party other than the Corporation's Board of Directors contrary to the recommendation of the Board of Directors;

        (iv) soliciting indications of interest or responding to proposals relating to a Fundamental Transaction in which the Corporation, upon completion of such Fundamental Transaction, would not be the surviving or controlling entity; or

        (v) amending or repealing Sections 203 or 209 of these Bylaws.

ARTICLE III. COMMITTEES.

    SECTION 301. COMMITTEES. The following two (2) Committees of the Board of Directors shall be established by the Board of Directors in addition to any other Committee the Board of Directors may in its discretion establish:
Executive and Audit Committees.

    SECTION 302. EXECUTIVE COMMITTEE. The Executive Committee shall consist of five (5) Directors, including the Chairman and CEO who shall serve as Chairman of the Committee and who shall designate the remaining four members. For a period of three years after the formation of the Corporation, the designees of the Chairman shall consist of two former directors of BCB Financial Services Corporation and two former directors of Heritage Bancorp, Inc. A majority of the members of the Executive Committee shall constitute a quorum, and actions of a majority of those present at a meeting at which a quorum is present shall be the actions of the Committee. Meetings of the Committee may be called at any time by the Chairman of the Committee or his designee. The Executive Committee shall have and exercise the authority of the Board of Directors in the management of the business of the Corporation between the dates of regular meetings of the Board of Directors.

    SECTION 303. AUDIT COMMITTEE. The Audit Committee shall consist of at least five (5) Directors, none of whom shall be officers of the Corporation. Meetings of the Committee may be called at any time by the Chairman of the Board or the Chairman of the Committee or his designee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the actions of a majority of those present at a meeting at which a quorum is present shall be the actions of the Committee. The Committee shall, among other things, supervise the audit of the books of the Corporation and recommend for approval by the Board the services of a reputable Certified Public Accounting firm to perform such audit.

    SECTION 304. APPOINTMENT OF COMMITTEE MEMBERS. The Chairman of the Board of Directors shall appoint the members of the Committees and the Chairman of each such Committee to serve until the next annual meeting of shareholders. The Chairman of the Board shall appoint the members of any other Committees established by the Board of Directors, and the Chairman of such Committee, to serve until the next annual meeting of shareholders. The Board of Directors may appoint, from time to time, other committees, for such purposes and with such powers as the Board may determine.

    SECTION 305. ORGANIZATION AND PROCEEDINGS. Each Committee of the Board of Directors shall effect its own organization by the appointment of a Secretary and such other officers, except the Chairman, as it may deem necessary. A record of proceedings of all Committees shall be kept by the Secretary of such Committee and filed and presented as provided in Section 208 of these Bylaws.

ARTICLE IV. OFFICERS.

    SECTION 401. CHAIRMAN AND CEO. The Board of Directors shall appoint one of its members to be the Chairman and CEO to serve at the pleasure of the Board. He shall be a voting member of the Board of Directors and shall preside at all meetings of the Board of Directors, the Executive Committee and shareholders. The Chairman and CEO shall supervise the carrying out of the policies adopted or approved by the Board. He shall have general executive powers, as well as the specific powers conferred by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon,or assigned to him by the Board of Directors.

    SECTION 402. PRESIDENT. The Board of Directors shall appoint a President of the Corporation. In the absence of the Chairman of the Board and the Vice Chairman, the President shall preside at any meeting of the Board. In the absence of the Chairman and CEO, the President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the office of President, or imposed by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

    SECTION 403. VICE PRESIDENTS. The Board of Directors may appoint one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents (collectively referred to herein as the "Vice Presidents"). The Vice Presidents shall have such powers and duties as may be assigned to them by the Board of Directors. The Executive Vice Presidents shall, in the absence of the Vice Chairman and President, perform all the duties of the Vice Chairman and President.

    SECTION 404. SECRETARY. The Board of Directors shall appoint a Secretary, who shall be Secretary of the Board and of the Corporation, and shall keep accurate minutes of all meetings. He shall attend to the giving of all notices required by these Bylaws to be given. He shall be custodian of the corporate seal, records, documents and papers of the Corporation. He shall provide for the keeping of proper records of all transactions of the Corporation. He shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the office of Secretary, or imposed by these Bylaws. He shall also perform such other duties as may be assigned to him, from time to time, by the Board of Directors.

    SECTION 405. CHIEF FINANCIAL OFFICER ("CFO"). The CFO shall act under the supervision of the Chairman and CEO or such other officer as the Chairman and CEO may designate. The CFO shall have custody of the Corporation's funds and such other duties as may be prescribed by the Board of Directors, Chairman and CEO or such other Supervising Officer as the Chairman and CEO may designate.

    SECTION 406. ASSISTANT OFFICERS. Unless otherwise provided by the Board of Directors, each Assistant Officer shall perform such duties as shall be prescribed by the Board of Directors, the Chairman of the Board, the President or the Officer to whom he/she is an Assistant. In the event of the absence or disability of an Officer or his/her refusal to act, his/her Assistant Officer shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such Officer.

    SECTION 407. COMPENSATION. Unless otherwise provided by the Board of Directors, the salaries and compensation of all Officers and Assistant Officers, except the Chairman of the Board, the President and the Executive Vice Presidents, shall be fixed by the Chairman of the Board in accordance with the general salary administration programs and guidelines established by the Board.

    SECTION 408. GENERAL POWERS. The Officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

ARTICLE V. SHARES OF CAPITAL STOCK.

    SECTION 501. AUTHORITY TO SIGN SHARE CERTIFICATES. Every share certificate of the Corporation shall be signed by the Chairman of the Board, the President or by an Executive Vice President or one of the Vice Presidents. Certificates may be signed by facsimile signature.

    SECTION 502. LOST OR DESTROYED CERTIFICATES. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have: (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the Chairman of the Board, the President or the Executive Vice President; and (c) satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Vice Chairman and President or the Executive Vice President.

ARTICLE VI. GENERAL.

    SECTION 601. FISCAL YEAR. The fiscal year of the Corporation shall begin on the first (1st) day of January in each year and end on the thirty-first (31st) day of December in each year.

    SECTION 602. ABSENTEE PARTICIPATION IN MEETINGS. Participation in meetings of the Board of Directors, or of Committees of the Board, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other shall be permitted.

    SECTION 603. EMERGENCY BYLAWS. In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provisions shall be in effect, notwithstanding any other provisions of the Bylaws:

    (a) A meeting of the Board of Directors or of any Committee thereof may be called by any Officer or Director upon one (1) hour's notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

    (b) The Director or Directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

    (c) These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the Directors attending any meeting of the board of Directors, provided such amendment or repeal shall only be effective for the duration of such emergency.

    SECTION 604. SEVERABILITY. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

ARTICLE VII. LIABILITY OF DIRECTORS: INDEMNIFICATION.

    SECTION 701. ELIMINATION OF LIABILITY. To the fullest extent permitted by the laws of the Commonwealth of Pennsylvania, a Director of the Corporation shall not be personally liable for monetary damages for any action taken or any failure to take any action unless the Director has breached or failed to perform the duties of his or her office under the Pennsylvania Business Corporation Law of 1988, as amended, or any successor statute, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provisions of this Section 701 shall not apply with respect to the responsibility or liability of a Director under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

    SECTION 702. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

    SECTION 703. EXPENSES. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he/she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

    SECTION 704. NON-EXCLUSIVE. The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons' official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrator of such person.

    SECTION 705. INSURANCE, ETC. The Corporation may purchase and maintain insurance on behalf of any person, may enter into contracts of indemnification with any person, may create a fund of any nature (which may, but need not be, under the control of a trustee) for the benefit of any person, and may otherwise secure in any manner its obligations with respect to indemnification and advancement of expenses, whether arising under this Article IX or otherwise, to or for the benefit of any person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII.

    SECTION 706. AMENDMENT. Notwithstanding anything herein contained or contained in the Articles of Incorporation to the contrary, this Article VII may not be amended or repealed, and a provision inconsistent herewith may not be adopted, except by the affirmative vote of 66-2/3% of the members of the entire Board of Directors or by the affirmative vote of shareholders of the corporation entitled to cast at least 75% of all votes which shareholders of the corporation are then entitled to cast, except that, if the laws of the Commonwealth of Pennsylvania are amended or any other statute is enacted so as to decrease the exposure of directors to liability or to increase the indemnification rights available, this Article VII and any other provision of these Bylaws inconsistent with such decreased exposure or increased indemnification rights shall be amended, automatically and without any further action on the part of shareholders or directors, to reflect such decreased exposure or to include such increased indemnification rights, unless such legislation expressly otherwise requires. Any repeal or modification of this Article VII by the directors or shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation or any right to indemnification for any action taken or any failure to take any action occurring prior to the time of such repeal or modification.

    SECTION 707. SEVERABILITY.  If, for any reason, any provision of this
Article VII shall be held invalid, such invalidity shall not affect any other provision not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Article VII shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Article VII shall, to the full extent consistent with law, continue in full force and effect.

ARTICLE VIII. AMENDMENT OR REPEAL

    SECTION 801. AMENDMENT OR REPEAL BY THE BOARD OF DIRECTORS. These Bylaws may be amended or repealed, in whole or in part, in the manner set forth in the Articles of Incorporation.

                                                                       EXHIBIT 6

                       FORM OF OPINION OF COUNSEL TO BCB

    Heritage shall have received from counsel to BCB, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

    (a) BCB has full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of BCB, and the Agreement constitutes a valid and legally binding obligation of BCB, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, and (ii) general equitable principles, except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement, nor compliance by BCB with any of the provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of BCB or the charter or bylaws of Berks County Bank, or, (B) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which BCB or Berks County Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of BCB or Berks County Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to BCB or Berks County Bank.

    (b) Berks County Bank is a validly existing Pennsylvania-chartered commercial bank organized under the laws of the Commonwealth of Pennsylvania and the United States of America. The deposits of Berks County Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

    (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which BCB or Berks County Bank is a party which would, if determined adversely to BCB or Berks County Bank, have a material adverse effect on the financial condition or results of operation of BCB and Berks County Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

    (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge, of any third party, is required for the consummation by BCB of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained or which would not have a Material Adverse Effect upon BCB or the Holding Company upon consummation of the Consolidation.

    (e) Upon the filing and effectiveness of the Articles of Consolidation with the PDS, the Consolidation will have been effected in compliance with all applicable Pennsylvania laws and regulations in all material respects.

    (f) The shares of Holding Company Common Stock to be issued in connection with the Consolidation have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

    Such counsel's opinion shall be limited to matters governed by federal banking and securities laws and by the BCL.

                                                                       EXHIBIT 7

                     FORM OF OPINION OF COUNSEL TO HERITAGE

    BCB shall have received from counsel to Heritage, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

    (a) Heritage has full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Heritage and the Agreement constitutes a valid and legally binding obligation of Heritage except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, and (ii) general equitable principles, except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement nor compliance by Heritage with any of the provisions thereof, will (i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of Heritage or the charter or bylaws of Heritage National Bank, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Heritage or Heritage National Bank is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Heritage or Heritage National Bank, except such material lien, instrument or obligation that has been disclosed to BCB pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to Heritage or Heritage National Bank.

    (b) Heritage National Bank is a validly existing national bank organized under the laws of the United States of America. The deposits of Heritage National Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

    (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Heritage or Heritage National Bank is a party which would, if determined adversely to Heritage or Heritage National Bank, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of Heritage or Heritage National Bank taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

    (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge, of any third party of any third party, is required for the consummation by Heritage of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained or which would not have a Material Adverse Effect upon Heritage or the Holding Company upon consummation of the Consolidation.

    Such counsel's opinion shall be limited to matters governed by federal banking and securities laws and by the BCL.

                                                                       EXHIBIT 8

                      FORM OF TAX OPINION OF STEVENS & LEE

    BCB and Heritage shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

        1. The Consolidation will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

        2. BCB, Heritage and Holding Company will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

        3. Neither BCB, nor Heritage, nor Holding Company will recognize any gain or loss upon the respective transfers of BCB's and Heritage's assets to Holding Company in exchange solely for Holding Company Common Stock (including any fractional share interests) and the assumption by Holding Company of the respective liabilities of BCB and Heritage.

        4. The basis of the respective BCB and Heritage assets in the hands of Holding Company will be the same as the basis of such assets in the hands of BCB and Heritage immediately prior to the Consolidation.

        5. The holding period of the respective assets of BCB and Heritage to be received by Holding Company will include the period during which the assets were held by BCB and Heritage.

        6. No gain or loss will be recognized by the shareholders of BCB or Heritage on the receipt of Holding Company Common Stock (including any fractional share interests) solely in exchange for their shares of BCB or Heritage Common Stock, as the case may be.

        7. The basis of the Holding Company Common Stock (including any fractional share interests) to be received by the BCB and Heritage shareholders in the Consolidation will be the same as the basis of the BCB or Heritage Common Stock, as the case may be, surrendered in exchange therefor.

        8. The holding period of the Holding Company Common Stock (including any fractional share interests) to be received by the BCB and Heritage shareholders in the Consolidation will include the period during which the BCB and Heritage shareholders held their respective BCB and Heritage Common Stock, provided the shares of such stock are held as a capital asset on the Effective Date of the Consolidation.

        9. The payment of cash in lieu of fractional share interests of Holding Company Common Stock will be treated as if the fractional share interests were distributed as part of the Consolidation and then redeemed by Holding Company. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC Section 302(a). Any gain or loss recognized by a BCB or Heritage shareholder will be a capital gain or loss, provided the shares of BCB or Heritage Common Stock, as the case may be, are held as a capital asset on the Effective Date of the Consolidation.

        10. As provided in IRC Section 381(c)(2) and related Treasury regulations, Holding Company will succeed to and take into account the respective earnings and profits, or deficit in earnings and profits, of BCB and Heritage as of the Effective Date of the Consolidation. Any deficit in the earnings and profits of the parties will be used only to offset the earnings and profits accumulated after the Consolidation.

        11. Pursuant to IRC Section 381(a) and related Treasury regulations, Holding Company will succeed to and take into account the respective items of BCB and Heritage described in IRC Section 381(c). Such items will be taken into account by Holding Company subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated November 18, 1997, is by and between BCB FINANCIAL SERVICES CORPORATION, a Pennsylvania corporation ("BCB") and HERITAGE BANCORP, INC., a Pennsylvania corporation ("HERITAGE").

                                   BACKGROUND

    1. BCB and Heritage desire to enter into an Agreement and Plan of Consolidation, dated November 18, 1997 (the "Agreement"), providing, among other things, for the creation by BCB and Heritage of a bank holding company which will issue shares of its common stock to the shareholders of BCB and Heritage (the "Consolidation").

    2. As a condition to BCB to enter into the Agreement, Heritage is granting to BCB an option to purchase up to that number of shares of common stock, par value $5.00 per share (the "Common Stock") of Heritage as shall equal 19.9% of shares of Common Stock of Heritage issued and outstanding as of the date hereof, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

    In consideration of the foregoing and the mutual covenants and agreements set forth herein, BCB and Heritage, intending to be legally bound hereby, agree:

    1. GRANT OF OPTION. Heritage hereby grants to BCB, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 947,041 shares of Common Stock of Heritage (as adjusted as set forth herein, the "Option Shares") at a price per share (as adjusted as set forth herein, the "Option Price") equal to $22.875, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Heritage Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

    2.  EXERCISE OF OPTION.

    (a) Provided that (i) BCB shall not be, on the date of exercise, in material breach of the agreements or covenants contained in the Agreement, this Stock Option Agreement or the reciprocal Stock Option Agreement by and between Heritage and BCB, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect on the date of exercise, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) BCB may exercise the Option, in whole or in part, at any time or one or more times, from time to time; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of
(A) the Effective Date of the Consolidation, as provided in the Agreement, (B) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event or a Preliminary Triggering Event, other than a termination of the Agreement pursuant to Section 6.01(d), unless in the case of termination by Heritage pursuant to Section 6.01(d), such termination is as a result of a willful breach of the Agreement by BCB (a termination pursuant to Section 6.01(d), except a termination by Heritage as a result of a willful breach by BCB, being referred to herein as a "Default Termination"), (C) 18 months after the termination of the Agreement by BCB or Heritage pursuant to a Default Termination, and (D) 18 months after termination of the Agreement (other than pursuant to a Default Termination) following the occurrence of a Triggering Event or a Preliminary Triggering Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable securities and banking laws. The rights set forth in

Section 3 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth above.

        (b) As used herein, the term "Triggering Event" means the occurrence of any of the following events:

           (i) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than BCB or an affiliate of BCB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
       Act) of 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission); or

           (ii) a person or group, other than BCB or an affiliate of BCB, enters into an agreement or letter of intent or memorandum of understanding with Heritage or Heritage shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, such an agreement or letter of intent or memorandum of understanding, pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Heritage, (ii) acquire all or substantially all of the assets or liabilities of Heritage or all or substantially all of the assets or liabilities of Heritage National Bank (or any successor subsidiary), the wholly-owned subsidiary of Heritage ("Heritage Bank"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of Heritage Bank.

        (c) As used herein, the term "Preliminary Triggering Event" means the occurrence of any of the following events:

           (i) a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than BCB or an affiliate of BCB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

           (ii) a person or group, other than BCB or an affiliate of BCB, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for
       (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Heritage or all or substantially all the assets or liabilities of Heritage Bank, or any other business combination involving Heritage or Heritage Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of Common Stock of Heritage Bank (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Heritage called to vote on the Consolidation, Heritage's shareholders fail to approve the Consolidation by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

           (iii) the Board of Directors of Heritage shall (A) exercise the right granted to it in clause (i) of the second sentence of Section 4.06 of the Agreement, (B) fail to recommend the Consolidation, (C) recommend an Acquisition Transaction or (D) have withdrawn or modified in a manner adverse to BCB the recommendation of the Board of Directors of Heritage with respect to the Agreement and thereafter Heritage's shareholders fail to approve the Consolidation by the vote required by law at the meeting of shareholders called for such purpose or such meeting is not scheduled or is cancelled without the written consent of BCB; or

           (iv) a person or group, other than BCB or an affiliate of BCB, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Heritage shall have breached any representation, warranty, covenant or obligation contained in the Agreement and such breach would entitle BCB to terminate the Agreement under Section 6.01(d) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Consolidation pursuant to the Agreement).

If more than one of the transactions giving rise to a Triggering Event or a Preliminary Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event or Preliminary Triggering Event, as applicable, which Triggering Event or Preliminary Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

    "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Heritage or in soliciting or inducing any other person (other than BCB or an affiliate of BCB) to do so.

    Notwithstanding the foregoing, the obligation of Heritage to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate):
(i) until the receipt of all required governmental or regulatory approvals or consents necessary for Heritage to issue the Option Shares or BCB to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate with respect to the Option Shares subject to any prior exercise.

    Heritage shall notify BCB promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Heritage shall not be a condition to the right of BCB to exercise the Option. Heritage will not take any action which would have the effect of preventing or disabling Heritage from delivering the Option Shares to BCB upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement, except to the extent required by applicable securities and banking laws and regulations. In the event BCB wishes to exercise the Option, BCB shall send a written notice to Heritage (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

    3.  REPURCHASE OF OPTION BY HERITAGE.

    (a) Subject to the last sentence of Section 2(a), at the request of BCB at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 3(d)) and ending 18 months immediately thereafter, Heritage shall repurchase from BCB (x) the Option and (y) all shares of Common Stock purchased by BCB pursuant hereto with respect to which BCB then has beneficial ownership. The date on which BCB exercises its rights under this Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of:

           (i) the aggregate Purchase Price paid by BCB for any shares of Common Stock acquired pursuant to the Option with respect to which BCB then has beneficial ownership;

           (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

           (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by BCB for each share of Common Stock with respect to which the Option has been exercised and with respect to which BCB then has beneficial ownership, multiplied by the number of such shares.

    (b) If BCB exercises it rights under this Section 3, Heritage shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to BCB in immediately available funds, and contemporaneously with such payment, BCB shall surrender to Heritage the Option and the certificate evidencing the shares of Common Stock purchased thereunder with respect to which BCB then has beneficial ownership, and BCB shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the FRB, the OCC, the FDIC, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase Consideration, BCB shall have the ongoing option to revoke its request for repurchase pursuant to
Section 3, in whole or in part, or to require that Heritage deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of Heritage's proposed repurchase pursuant to this
Section 3, Heritage shall promptly give notice of such fact to BCB. If any Regulatory Authority prohibits the repurchase pursuant to this Section 3, Heritage shall promptly give notice of such fact to BCB. If any Regulatory Authority prohibits the repurchase in part but not in whole, then BCB shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and BCB shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. BCB shall notify Heritage of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

    (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Heritage's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Heritage as determined by a nationally-recognized investment banking firm selected by BCB, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by BCB and reasonably acceptable to Heritage, which determination shall be conclusive for all purposes of this Agreement.

    (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than BCB or an affiliate of BCB, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Common Stock, (ii) Heritage shall have merged or consolidated with any person, other than BCB or an affiliate of BCB, and shall not be the surviving or continuing corporation of such merger or consolidation,
(iii) any person, other than BCB or an affiliate of BCB, shall have merged into Heritage and Heritage shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of Heritage or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or
(iv) Heritage shall have sold or otherwise transferred more than 25% of its consolidated assets to any person, other than BCB or an affiliate of BCB.

    4. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder, (a) BCB will make payment to Heritage of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Heritage, (b) Heritage will deliver to BCB a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of BCB or its designee, in such denominations as were specified by BCB in its notice of exercise, and (c) BCB will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

    A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

           "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Heritage Bancorp, Inc. receives an opinion of counsel acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

    5. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from BCB, Heritage shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933 (the "Securities Act") with the Securities and Exchange Commission covering the Option and such number of Option Shares as BCB shall specify in its request, and Heritage shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that BCB shall in no event have the right to have more than one such registration statement become effective, and provided further that Heritage shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Heritage delivers to Heritage and to BCB its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that Heritage may delay any registration of Option Shares above for a period not exceeding 90 days in the event that Heritage shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of securities by Heritage. BCB shall provide all information reasonably requested by Heritage for inclusion in any registration statement to be filed hereunder. In connection with such filing, Heritage shall use its reasonable best efforts to cause to be delivered to BCB such certificates, opinions, accountant's letters and other documents as BCB shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act. Heritage shall provide to BCB such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as BCB may reasonably request.

    All reasonable expenses incurred by Heritage in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for Heritage and blue sky fees and expenses, shall be paid by Heritage. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to BCB and any other expenses incurred by BCB in connection with such filing shall be borne by BCB. In connection with such filing, Heritage shall indemnify and hold harmless BCB against any losses, claims, damages or liabilities, joint or several, to which BCB may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Heritage will reimburse BCB for any legal or other expense reasonably incurred by BCB in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Heritage will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of BCB specifically for use in the preparation thereof. BCB will indemnify and hold harmless Heritage to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of BCB for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and BCB will reimburse Heritage for any legal or other expense reasonably incurred by Heritage in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

    6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

    7. FILINGS AND CONSENTS. Each of BCB and Heritage will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, BCB shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of BCB hereunder.

    8. REPRESENTATIONS AND WARRANTIES OF HERITAGE. Heritage hereby represents and warrants to BCB as follows:

    (a) DUE AUTHORIZATION. Heritage has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Heritage. This Stock Option Agreement constitutes a legal, valid and binding obligation of Heritage, enforceable against Heritage in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (b) AUTHORIZED SHARES. Heritage has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

    9. REPRESENTATIONS AND WARRANTIES OF BCB. BCB hereby represents and warrants to Heritage that BCB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by BCB. This Stock Option Agreement constitutes a legal, valid and binding obligation of BCB, enforceable against BCB in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    10. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

    11. ENTIRE AGREEMENT. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

    12. ASSIGNMENT OR TRANSFER. BCB may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of BCB. BCB represents that it is acquiring the Option for BCB's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. BCB is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by BCB in connection therewith.

    13. AMENDMENT OF STOCK OPTION AGREEMENT. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

    14. VALIDITY. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

    15. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

       (i) If to BCB, to:
          BCB Financial Services Corporation
          The Madison Building
          400 Washington Street
          Reading, Pennsylvania 19601

          Attention: Nelson R. Oswald, President
                   and Chief Executive Officer

         Telecopy No.: (610) 378-9193

         with a copy to:

         Stevens & Lee
        One Glenhardie Corporate Center
        1275 Drummers Lane
        Wayne, Pennsylvania 19087

         Attention: Jeffrey P. Waldron, Esquire

         Telecopy No.: (610) 687-1384

       (ii) If to Heritage, to:

          Heritage Bancorp, Inc.
          120 South Centre Street
          Pottsville, Pennsylvania 17901

          Attention: Allen E. Kiefer
                    President
                    and Chief Executive Officer

          Telecopy No.: (717) 622-2320

          with copies to:

          Rhoads & Sinon LLP
          One South Market Street, 12th Floor
          Harrisburg, Pennsylvania 17108

          Attention: Charles J. Ferry, Esquire

          Telecopy No.: (717) 232-1459

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

    16. GOVERNING LAW. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

    17. CAPTIONS. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

    18. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual written consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive in writing (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/ or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

    19. PARTIES IN INTEREST. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

    20. COUNTERPARTS. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

    22. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

    IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer all as of the day and year first above written.

                                BCB FINANCIAL SERVICES CORPORATION

                                By              /S/ NELSON R. OSWALD
                                     ------------------------------------------
                                                 Nelson R. Oswald,
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

                                HERITAGE BANCORP, INC.

                                By              /s/ ALLEN E. KIEFER
                                     ------------------------------------------
                                                  Allen E. Kiefer
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated November 18, 1997, is by and between HERITAGE BANCORP, INC., a Pennsylvania corporation ("Heritage") and BCB FINANCIAL SERVICES CORPORATION, a Pennsylvania corporation ("BCB").

                                   BACKGROUND

    1. Heritage and BCB desire to enter into an Agreement and Plan of Consolidation, dated November 18, 1997 (the "Agreement"), providing, among other things, for the creation by Heritage and BCB of a bank holding company which will issue shares of its common stock to the shareholders of Heritage and BCB (the "Consolidation").

    2. As a condition to Heritage to enter into the Agreement, BCB is granting to Heritage an option to purchase up to that number of shares of common stock, par value $2.50 per share (the "Common Stock") of BCB as shall equal 19.9% of shares of Common Stock of BCB issued and outstanding as of the date hereof, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

    In consideration of the foregoing and the mutual covenants and agreements set forth herein, Heritage and BCB, intending to be legally bound hereby, agree:

    1. GRANT OF OPTION. BCB hereby grants to Heritage, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 690,516 shares of Common Stock of BCB (as adjusted as set forth herein, the "Option Shares") at a price per share (as adjusted as set forth herein, the "Option Price") equal to $22.375, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of BCB Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

    2.  EXERCISE OF OPTION.

    (a) Provided that (i) Heritage shall not be, on the date of exercise, in material breach of the agreements or covenants contained in the Agreement, this Stock Option Agreement or the reciprocal Stock Option Agreement by and between BCB and Heritage, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect on the date of exercise, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) Heritage may exercise the Option, in whole or in part, at any time or one or more times, from time to time; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of
(A) the Effective Date of the Consolidation, as provided in the Agreement, (B) termination of the Agreement in accordance with the terms thereof prior to the occurrence of a Triggering Event or a Preliminary Triggering Event, other than a termination of the Agreement pursuant to Section 6.01(d), unless in the case of termination by BCB pursuant to Section 6.01(d), such termination is as a result of a willful breach of the Agreement by Heritage (a termination pursuant to Section 6.01(d), except a termination by BCB as a result of a willful breach by Heritage, being referred to herein as a "Default Termination"), (C) 18 months after the termination of the Agreement by Heritage or BCB pursuant to a Default Termination, and (D) 18 months after termination of the Agreement (other than pursuant to a Default Termination) following the occurrence of a Triggering Event or a Preliminary Triggering Event; and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable securities and banking laws. The rights set forth in Section 3 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth above.

    (b) As used herein, the term "Triggering Event" means the occurrence of any of the following events:

        (i) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Heritage or an affiliate of Heritage, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission); or

        (ii) a person or group, other than Heritage or an affiliate of Heritage, enters into an agreement or letter of intent or memorandum of understanding with BCB or BCB shall have authorized, recommended or publicly proposed, or publicly announced an intention to authorize, recommend or propose, such an agreement or letter of intent or memorandum of understanding, pursuant to which such person or group or any affiliate of such person or group would
    (i) merge or consolidate, or enter into any similar transaction, with BCB,
    (ii) acquire all or substantially all of the assets or liabilities of BCB or all or substantially all of the assets or liabilities of Berks County Bank (or any successor subsidiary), the wholly-owned subsidiary of BCB ("BCB Bank"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of BCB Bank.

    (c) As used herein, the term "Preliminary Triggering Event" means the occurrence of any of the following events:

        (i) a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Heritage or an affiliate of Heritage, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

        (ii) a person or group, other than Heritage or an affiliate of Heritage, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of BCB or all or substantially all the assets or liabilities of BCB Bank, or any other business combination involving BCB or BCB Bank, or
    (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of Common Stock of BCB Bank (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of BCB called to vote on the Consolidation, BCB's shareholders fail to approve the Consolidation by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

        (iii) the Board of Directors of BCB shall (A) exercise the right granted to it in clause (i) of the second sentence of Section 4.06 of the Agreement,
    (B) fail to recommend the Consolidation, (C) recommend an Acquisition Transaction or (D) have withdrawn or modified in a manner adverse to Heritage the recommendation of the Board of Directors of BCB with respect to the Agreement and thereafter BCB's shareholders fail to approve the Consolidation by the vote required by law at the meeting of shareholders called for such purpose or such meeting is not scheduled or is cancelled without the written consent of Heritage; or

        (iv) a person or group, other than Heritage or an affiliate of Heritage, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, BCB shall have breached any representation, warranty, covenant or obligation contained in the Agreement and such breach would entitle Heritage to terminate the Agreement under Section 6.01(d) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Consolidation pursuant to the Agreement).

If more than one of the transactions giving rise to a Triggering Event or a Preliminary Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event or Preliminary Triggering Event, as applicable, which Triggering Event or Preliminary Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

    "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over BCB or in soliciting or inducing any other person (other than Heritage or an affiliate of Heritage) to do so.

    Notwithstanding the foregoing, the obligation of BCB to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate): (i) until the receipt of all required governmental or regulatory approvals or consents necessary for BCB to issue the Option Shares or Heritage to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate with respect to the Option Shares subject to any prior exercise.

    BCB shall notify Heritage promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by BCB shall not be a condition to the right of Heritage to exercise the Option. BCB will not take any action which would have the effect of preventing or disabling BCB from delivering the Option Shares to Heritage upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement, except to the extent required by applicable securities and banking laws and regulations. In the event Heritage wishes to exercise the Option, Heritage shall send a written notice to BCB (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

        3.  REPURCHASE OF OPTION BY BCB.

    (a) Subject to the last sentence of Section 2(a), at the request of Heritage at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 3(d)) and ending 18 months immediately thereafter, BCB shall repurchase from Heritage (x) the Option and (y) all shares of Common Stock purchased by Heritage pursuant hereto with respect to which Heritage then has beneficial ownership. The date on which Heritage exercises its rights under this
Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of:

        (i) the aggregate Purchase Price paid by Heritage for any shares of Common Stock acquired pursuant to the Option with respect to which Heritage then has beneficial ownership;

        (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and

        (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by Heritage for each share of Common Stock with respect to which the Option has been exercised and with respect to which Heritage then has beneficial ownership, multiplied by the number of such shares.

    (b) If Heritage exercises it rights under this Section 3, BCB shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to Heritage in immediately available funds, and contemporaneously with such payment, Heritage shall surrender to BCB the Option and the certificate evidencing the shares of Common Stock purchased thereunder with respect to which Heritage then has beneficial ownership, and Heritage shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the FRB, the OCC, the FDIC, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase Consideration, Heritage shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that BCB deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of BCB's proposed repurchase pursuant to this Section 3, BCB shall promptly give notice of such fact to Heritage. If any Regulatory Authority prohibits the repurchase pursuant to this Section 3, BCB shall promptly give notice of such fact to Heritage. If any Regulatory Authority prohibits the repurchase in part but not in whole, then Heritage shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Heritage shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Heritage shall notify BCB of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

    (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of BCB's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of BCB as determined by a nationally-recognized investment banking firm selected by Heritage, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Heritage and reasonably acceptable to BCB, which determination shall be conclusive for all purposes of this Agreement.

    (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Heritage or an affiliate of Heritage, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Common Stock, (ii) BCB shall have merged or consolidated with any person, other than Heritage or an affiliate of Heritage, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than Heritage or an affiliate of Heritage, shall have merged into BCB and BCB shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of BCB or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iv) BCB shall have sold or otherwise transferred more than 25% of its consolidated assets to any person, other than Heritage or an affiliate of Heritage.

    4. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder, (a) Heritage will make payment to BCB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by BCB, (b) BCB will deliver to Heritage a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Heritage or its designee, in such denominations as were specified by Heritage in its notice of exercise, and (c) Heritage will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

    A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

        "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless BCB Financial Services Corporation receives an opinion of counsel acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

    5. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Heritage, BCB shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933 (the "Securities Act") with the Securities and Exchange Commission covering the Option and such number of Option Shares as Heritage shall specify in its request, and BCB shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Heritage shall in no event have the right to have more than one such registration statement become effective, and provided further that BCB shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to BCB delivers to BCB and to Heritage its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that BCB may delay any registration of Option Shares above for a period not exceeding 90 days in the event that BCB shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of securities by BCB. Heritage shall provide all information reasonably requested by BCB for inclusion in any registration statement to be filed hereunder. In connection with such filing, BCB shall use its reasonable best efforts to cause to be delivered to Heritage such certificates, opinions, accountant's letters and other documents as Heritage shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act. BCB shall provide to Heritage such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Heritage may reasonably request.

    All reasonable expenses incurred by BCB in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for BCB and blue sky fees and expenses, shall be paid by BCB. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Heritage and any other expenses incurred by Heritage in connection with such filing shall be borne by Heritage. In connection with such filing, BCB shall indemnify and hold harmless Heritage against any losses, claims, damages or liabilities, joint or several, to which Heritage may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and BCB will reimburse Heritage for any legal or other expense reasonably incurred by Heritage in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that BCB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Heritage specifically for use in the preparation thereof. Heritage will indemnify and hold harmless BCB to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Heritage for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Heritage will reimburse BCB for any legal or other expense reasonably incurred by BCB in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

    6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

    7. FILINGS AND CONSENTS. Each of Heritage and BCB will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Heritage shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Heritage hereunder.

    8. REPRESENTATIONS AND WARRANTIES OF BCB. BCB hereby represents and warrants to Heritage as follows:

    (a) DUE AUTHORIZATION. BCB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by BCB. This Stock Option Agreement constitutes a legal, valid and binding obligation of BCB, enforceable against BCB in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (b) AUTHORIZED SHARES. BCB has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

    9. REPRESENTATIONS AND WARRANTIES OF HERITAGE. Heritage hereby represents and warrants to BCB that Heritage has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Heritage. This Stock Option Agreement constitutes a legal, valid and binding obligation of Heritage, enforceable against Heritage in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    10. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

    11. ENTIRE AGREEMENT. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

    12. ASSIGNMENT OR TRANSFER. Heritage may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Heritage. Heritage represents that it is acquiring the Option for Heritage's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Heritage is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Heritage in connection therewith.

    13. AMENDMENT OF STOCK OPTION AGREEMENT. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

    14. VALIDITY. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

    15. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

       (i) If to Heritage, to:
          Heritage Bancorp, Inc.
          120 South Centre Street
          Pottsville, Pennsylvania 17901

          Attention: Allen E. Kiefer,
                   President
                   and Chief Executive Officer

         Telecopy No.: (717) 622-2320

         with a copy to:

         Rhoads & Sinon LLP
        One South Market Square, 12th Floor
        Harrisburg, Pennsylvania 17108

         Attention: Charles J. Ferry, Esquire

         Telecopy No.: (717) 232-1459

       (ii) If to BCB, to:

          BCB Financial Services Corporation
          The Madison Building

       400 Washington Street
       Reading, Pennsylvania 19601

          Attention: Nelson R. Oswald,
                    President
                    and Chief Executive Officer

          Telecopy No.: (610) 378-9193

          with copies to:

          Stevens & Lee
          One Glenhardie Corporate Center
          Suite 202
          1275 Drummers Lane
          P.O. Box 236
          Wayne, PA 19087

          Attention: Jeffrey P. Waldron, Esquire

          Telecopy No.: (610) 687-1384

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

    16. GOVERNING LAW. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

    17. CAPTIONS. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

    18. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual written consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive in writing (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/ or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

    19. PARTIES IN INTEREST. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

    20. COUNTERPARTS. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

    22. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

    IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                HERITAGE BANCORP, INC.

                                By              /s/ ALLEN E. KIEFER
                                     ------------------------------------------
                                                  Allen E. Kiefer
                                                PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

                                BCB FINANCIAL SERVICES CORPORATION

                                By              /s/ NELSON R. OSWALD
                                     ------------------------------------------
                                                 Nelson R. Oswald,
                                              CHAIRMAN, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

                                                                         ANNEX D


                                     [LOGO]

                                 March 20, 1998


Board of Directors

BCB Financial Services Corporation

400 Washington Street

Reading, Pennsylvania 19601

Members of the Board:

    BCB Financial Services Corporation ("BCB") and Heritage Bancorp, Inc. ("Heritage") have entered into an Agreement providing for the proposed merger (the "Merger") of BCB and Heritage. The terms of the Merger are set forth in the Agreement and Plan of Consolidation (the "Agreement") dated November , 1997, and provide that holders of BCB common stock receive the exchange ratio (the "Exchange Ratio") as set forth in Section 1.02 (e)(i)(A) of the Agreement. You have requested our opinion, from a financial point of view, as to the fairness of the Exchange Ratio to be received in the Merger by the holders of BCB common stock.

    Janney Montgomery Scott Inc., as part of its investment banking business, is engaged regularly in the valuation of financial institutions and their securities in connection with mergers and acquisitions. In addition, in the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of BCB or Heritage for our own account or for the accounts of our customers. We are familiar with BCB, having lead-managed BCB's common stock offering in July 1997, and are acting as financial advisor to BCB in rendering this opinion. We will receive a fee from BCB for rendering this opinion.

    In arriving at our opinion, we have, among other things:

        (a) reviewed the historical financial performances, current financial positions and general prospects of BCB and Heritage;

        (b) reviewed the Agreement;

        (c) reviewed and analyzed historical market prices and trading activity performance of BCB and Heritage;

        (d) reviewed publicly-available information such as annual reports, SEC filings and research reports;

        (e) considered the terms and conditions of the Merger between BCB and Heritage as compared with the terms and conditions of comparable bank mergers and acquisitions;

        (f) discussed with certain members of BCB's senior management the strategic aspects of the Merger, including estimated cost savings from the Merger;

        (g) compared the respective results of operations for BCB and Heritage with those of certain publicly traded companies which were deemed relevant to BCB and Heritage;

                                                                    [LOGO]

                                     [LOGO]

        (h) considered the pro forma effects of the Merger on BCB's earnings, book value, tangible book value, cash dividends per share and certain other balance sheet and profitability ratios of BCB; and

        (i) conducted such other financial analyses, studies and investigations as we deemed appropriate.

    Our opinion is given in reliance on information and representations made or given by BCB and Heritage, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by BCB and Heritage including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning BCB and Heritage nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Merger is, in all respects, lawful under applicable law.

    With regard to financial and other information relating to the general prospects of BCB and Heritage, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the managements of BCB and Heritage as to BCB's and Heritage's most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, and in preparation of the final proxy statement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to BCB.

    Our opinion is based upon information provided to us by the managements of BCB and Heritage, as well as market, economic, financial, and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Merger and does not constitute a recommendation to the Board of BCB and does not constitute a recommendation to BCB's shareholders as to how such shareholders should vote on the Agreement.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of BCB common stock.

                                          Sincerely,

                                                         [LOGO]

                                          JANNEY MONTGOMERY SCOTT INC.

                                                                         ANNEX E

                FORM OF OPINION OF MCCONNELL BUDD & DOWNES INC.


                                 March 20, 1998


The Board of Directors

Heritage Bancorp, Inc.

120 South Centre Street

Pottsville, Pennsylvania 17901

The Board of Directors:

    You have requested our opinion as to the fairness from a financial point of view to the shareholders of Heritage Bancorp, Inc. ("Heritage") of the exchange ratio governing the prospective exchange of shares of Heritage Common Stock for shares of a to be named new holding company ("Holding Company") common stock in connection with the proposed affiliation of Heritage and BCB Financial Services Corporation ("BCB") in a transaction (the "Consolidation") to be accounted for as a pooling of interests. The Consolidation will be consummated pursuant to an Agreement and Plan of Consolidation (the "Agreement") dated as of November 18, 1997, by and between BCB and Heritage.

    As is more specifically set forth in the Agreement, upon consummation of the contemplated transaction, each outstanding share of the common stock of Heritage, par value $5.00 per share ("Heritage Common Stock"), except for any dissenting shares and except for shares held by BCB and its subsidiaries or by Heritage and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be entitled to be exchanged for 1.05 shares of the common stock of Holding Company ("Holding Company Common Stock") (the "Heritage Exchange Ratio") in a transaction, in which, simultaneously, each outstanding share of the common stock of BCB, par value $2.50 per share ("BCB Common Stock"), except for any dissenting shares and except for shares held by Heritage and its subsidiaries or by BCB and its subsidiaries ( in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be entitled to be exchanged for 1.3335 shares of Holding Company Common Stock (the "BCB Exchange Ratio").

    In connection with the Consolidation all outstanding options to purchase shares of Heritage Common Stock and BCB Common Stock issued under Heritage's and BCB's respective preexisting stock option plans will be converted on the Effective Date into options to acquire that number of shares of Holding Company Common Stock equal to the number of shares covered by the option multiplied by the Heritage Exchange Ratio or the BCB Exchange Ratio, as the case may be, and the exercise price for a whole share of Holding Company Common Stock shall be the stated exercise price for such option divided by the Heritage Exchange Ratio or the BCB Exchange Ratio, as the case may be, such shares to be issuable upon exercise in accordance with the terms of the respective plans and grant agreements of Heritage and BCB under which they were issued.

    The reader is urged to carefully read all the terms of the Agreement, which is reproduced in its entirety in Annex A of the Proxy Statement/ Prospectus.

    McConnell, Budd & Downes, Inc., ("MB&D") as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Heritage includes having worked continually as a general financial advisor to Heritage (or its predecessors) since March of 1992 on a non-exclusive contractual basis in connection with Heritage's development and implementation of its strategic plan. During 1994 and 1995, MB&D represented Heritage (then Miners National Bancorp, Inc.) in connection with its acquisition of Bankers Financial Services Corporation. With respect to the contemplated transaction, MB&D advised Heritage during a lengthy process of evaluation of alternatives and negotiations leading up to the proposed Consolidation. In the course of our role as financial advisor to Heritage in connection with the proposed Consolidation we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. We will receive a fee in connection with the rendering of this opinion. In the ordinary course of our business, we may, from time to time, trade the equity securities of either or both Heritage and BCB in our capacity as a NASD market maker and as a broker dealer, for our own account, for the accounts of our customers and for the accounts of individual employees of McConnell, Budd & Downes, Inc. Accordingly we may, from time to time, hold a long or short position in the equity securities of either Heritage or BCB.

    In arriving at our opinion, we have reviewed the Agreement and the Joint Proxy Statement/Prospectus in substantially the form to be mailed to Heritage shareholders. We have also reviewed publicly available business, financial and shareholder information relating to Heritage and its subsidiaries, publicly available business, financial and shareholder information relating to BCB and its subsidiaries and certain financial information relating to Heritage provided by Heritage's management as well as certain financial information relating to BCB provided by BCB's management. In addition, we have reviewed certain other information, including internal reports and documents of Heritage and certain management prepared financial information provided to us by Heritage. We have also met with and had discussions with members of the senior management of each of Heritage and BCB to discuss their past and current business operations, current financial condition and future prospects. In connection with the foregoing, we have reviewed the annual reports to shareholders of Heritage for the calendar years ended December 31, 1994, 1995 and 1996 and the annual report on form 10-K for the calendar year ended December 31, 1997. We have similarly reviewed the annual reports of BCB for the calendar years ended December 31, 1994, 1995 and 1996. In addition we have reviewed the unaudited quarterly reports to shareholders for the first second and third quarters of 1997 issued by Heritage and BCB. In addition we reviewed the prospectus concerning a public offering of common stock completed during 1997 by BCB. We have reviewed and studied the historical stock prices and trading volumes of the common stock of both Heritage and BCB. We also considered the current state of and future prospects for the economy of Pennsylvania and the demographics of the relevant market areas for Heritage and BCB in particular. We have also conducted such other studies, analyses and investigations as we deemed appropriate under the circumstances surrounding this proposed transaction. For additional information concerning the analysis which we conducted, we direct the reader's attention to the section of the Proxy Statement/Prospectus titled "Opinions of Financial Advisors" which provides more detail concerning our review and analysis.

    In the course of our review and analysis we considered, among other things, such topics as relative capitalization, capital adequacy, profitability, availability of non-interest income, relative asset quality, adequacy of the reserve for loan losses and the composition of the loan portfolio of each of Heritage and BCB. We also considered estimates of cost savings and (to a lesser extent) revenue enhancements which might result from a consolidation of Heritage and BCB, which were provided to us by the management of Heritage and BCB. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Heritage and BCB or otherwise publicly obtainable. In reaching our opinion, we have not assumed any responsibility for the independent verification of such information nor have we completed any independent valuation or appraisal of any of the assets or the liabilities of either Heritage or BCB nor have we obtained from any other source, any appraisals of the assets or liabilities of either Heritage or BCB. We have also relied on the respective managements of Heritage and BCB as to the reasonableness of various financial and operating forecasts, cost savings estimates and of the assumptions on which they are based, which were provided to us for use in our analyses.

    In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the transaction, we have assumed that no conditions will be imposed by any regulatory agency in connection with its approval of the transaction that will have a material adverse effect on the results of operations, the financial condition or the prospects of Heritage or BCB following consummation of the transaction.

    Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the exchange ratio of 1.05:1 is fair to the shareholders of Heritage from a financial point of view in a pooling transaction in which the corresponding exchange ratio for the shareholders of BCB is 1.3335:1.

                                          Very truly yours,

                                          MCCONNELL, BUDD & DOWNES, INC.

                                          By:
              ------------------------------------------------------------------

                                              David A. Budd

                                              Managing Director

                                                                         ANNEX F

                              SECTION 1930 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

SECTION 1930--DISSENTERS RIGHTS.

    (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

    (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

    (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

                       SUBCHAPTER D OF CHAPTER 15 OF THE
                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988

SUBCHAPTER D--DISSENTERS RIGHTS

SECTION 1571--APPLICATION AND EFFECT OF SUBCHAPTER.

    (a) GENERAL RULE--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

        Section 1906(c) (relating to dissenters rights upon special treatment).

        Section 1930 (relating to dissenters rights).

        Section 1931(d) (relating to dissenters rights in share exchanges).

        Section 1932(c) (relating to dissenters rights in asset transfers).

        Section 1952(d) (relating to dissenters rights in division).

        Section 1962(c) (relating to dissenters rights in conversion).

        Section 2104(b) (relating to procedure).

        Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

        Section 2325(b) (relating to minimum vote requirement).

        Section 2704(c) (relating to dissenters rights upon election).

        Section 2705(d) (relating to dissenters rights upon renewal of election).

        Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

        Section 7104(b)(3) (relating to procedure).

    (b) EXCEPTIONS--

    (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

    (i) listed on a national securities exchange; or

    (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

    (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

    (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

    (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

   (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

    (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

    (c) GRANT OF OPTIONAL DISSENTERS RIGHTS--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

    (d) NOTICE OF DISSENTERS RIGHTS--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

        (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

        (2) a copy of this subchapter.

    (e) OTHER STATUTES--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

    (f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE--This subchapter may not be relaxed by any provision of the articles.

    (g) CROSS REFERENCES--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

SECTION 1572--DEFINITIONS.

    The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

        "CORPORATION" The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

        "DISSENTER." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

        "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

        "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

SECTION 1573--RECORD AND BENEFICIAL HOLDERS AND OWNERS.

    (a) RECORD HOLDERS OF SHARES--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (b) BENEFICIAL OWNERS OF SHARES--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SECTION 1574--NOTICE OF INTENTION TO DISSENT.

    If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SECTION 1575--NOTICE TO DEMAND PAYMENT.

    (a) GENERAL RULE--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

        (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

        (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

        (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

        (4) Be accompanied by a copy of this subchapter.

    (b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SECTION 1576--FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

    (a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

    (b) RESTRICTION ON UNCERTIFICATED SHARES--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

    (c) RIGHTS RETAINED BY SHAREHOLDER--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SECTION 1577--RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

    (a) FAILURE TO EFFECTUATE CORPORATE ACTION--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

    (b) RENEWAL OF NOTICE TO DEMAND PAYMENT--When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

    (c) PAYMENT OF FAIR VALUE OF SHARES--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

        (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

        (2) A statement of the corporation's estimate of the fair value of the shares.

        (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

    (d) FAILURE TO MAKE PAYMENT--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those which the original dissenter had after making demand for payment of their fair value.

SECTION 1578--ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

    (a) GENERAL RULE--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

    (b) EFFECT OF FAILURE TO FILE ESTIMATE--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SECTION 1579--VALUATION PROCEEDINGS GENERALLY.

    (a) GENERAL RULE--Within 60 days after the latest of:

        (1) effectuation of the proposed corporate action;

        (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

        (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

    (b) MANDATORY JOINDER OF DISSENTERS--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

    (c) JURISDICTION OF THE COURT--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

    (d) MEASURE OF RECOVERY--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

    (e) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SECTION 1580--COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

    (a) GENERAL RULE--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

    (b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses arc assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

    (c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

    Item 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

    The bylaws of each of BCB and Heritage provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

    Directors and officers of each of BCB and Heritage are also insured against certain liabilities for their actions, as such, by insurance policies obtained by BCB and Heritage.

Item 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.


      2.1 Agreement and Plan of Consolidation dated as of November 18, 1997, between BCB and Heritage (included as Annex A to the Proxy Statement/
           Prospectus). Schedules are omitted; BCB and Heritage agree to furnish copies of such schedules to the Commission upon request.*

      2.2  Stock Option Agreement dated November 18, 1997, between BCB and
           Heritage (included as Annex B to the Proxy Statement/Prospectus).*

      2.3  Stock Option Agreement dated November 18, 1997, between Heritage and
           BCB (included as Annex C to the Proxy Statement/Prospectus).*

      3.1  Form of Articles of Incorporation of the Holding Company.*

      3.2  Form of Bylaws of the Holding Company.*

       5.  Opinion of Stevens & Lee re: Validity.

       8.  Form of opinion of Stevens & Lee re: tax matters.*

     23.1  Consents of Beard & Company, Inc.

     23.2  Consent of Stevens & Lee (contained in Exhibit 5).

     23.3  Consent of Stevens & Lee.*

     23.4  Consent of Janney Montgomery Scott Incorporated.

     23.5  Consent of McConnell Budd & Downes Inc.

     24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).*

     99.1  Opinion of Janney Montgomery Scott Incorporated (included as Annex D to
           Proxy Statement/ Prospectus).

     99.2  Opinion of McConnell Budd & Downes Inc., dated (included as Annex E to
           Proxy Statement/Prospectus).

     99.3  Form of Proxy for the Special Meeting of Shareholders of BCB.*

     99.4  Form of Proxy for the Special Meeting of Shareholders of Heritage.*

     99.5  Question and Answer Brochure.*


------------------------

*   Previously filed.

    (b) Financial Statement Schedules.

        None required.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, Commonwealth of Pennsylvania, on March 18, 1998.


                                BCB FINANCIAL SERVICES CORPORATION
                                (Registrant)

                                By              /s/ NELSON R. OSWALD
                                     -----------------------------------------
                                                  Nelson R. Oswald
                                            CHAIRMAN AND CHIEF EXECUTIVE
                                                      OFFICER

    KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nelson R. Oswald, Robert D. McHugh, Jr. and Jeffrey P. Waldron, Esquire, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ NELSON R. OSWALD
------------------------------  Chairman,Chief Executive      March 18, 1998
       Nelson R. Oswald           Officer

    /s/ HAROLD C. BOSSARD*
------------------------------  Director                      March 18, 1998
      Harold C. Bossard

    /s/ EDWARD J. EDWARDS*
------------------------------  Director                      March 18, 1998
      Edward J. Edwards

   /s/ LEWIS R. FRAME, JR.*
------------------------------  Director                      March 18, 1998
     Lewis R. Frame, Jr.

     /s/ IVAN H. GORDON*
------------------------------  Director                      March 18, 1998
        Ivan H. Gordon

    /s/ JEFFREY W. HAYES*
------------------------------  Director                      March 18, 1998
       Jeffrey W. Hayes

     /s/ ALFRED B. MAST*
------------------------------  Director                      March 18, 1998
        Alfred B. Mast

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ WESLEY R. PACE*
------------------------------  Director                      March 18, 1998
        Wesley R. Pace

    /s/ RANDALL S. WEEBER*
------------------------------  Director                      March 18, 1998
      Randall S. Weeber

     /s/ FLOYD S. WEBER*
------------------------------  Director                      March 18, 1998
        Floyd S. Weber

  /s/ ROBERT D. MCHUGH, JR.*
------------------------------  Chief Financial Officer       March 18, 1998
    Robert D. McHugh, Jr.

    /s/ DONNA L. RICKERT*
------------------------------  Chief Accounting,             March 18, 1998
       Donna L. Rickert           Officer


------------------------

*   Executed under power of attorney

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pottsville, Commonwealth of Pennsylvania, on March 18, 1998.


                                HERITAGE BANCORP, INC.
                                ---------------------------------------------
                                (REGISTRANT)

                                BY:             /S/ ALLEN E. KIEFER*
                                     -----------------------------------------
                                                  Allen E. Kiefer
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen E. Kiefer, David L. Scott and Charles J. Ferry, Esquire, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  ------------------------------------  -------------------
                 /s/ ALLEN E. KIEFER*
     -------------------------------------------        President Chief Executive Officer       March 18, 1998
                   Allen E. Kiefer                        and Director

                /s/ ERMANO O. AGOSTI*
     -------------------------------------------        Director                                March 18, 1998
                   Ermano O. Agosti

                /s/ RICHARD D. BIEVER*
     -------------------------------------------        Director                                March 18, 1998
                  Richard D. Biever

              /s/ ALBERT L. EVANS, JR.*
     -------------------------------------------        Director                                March 18, 1998
                 Albert L. Evans, Jr.

            /s/ RICHARD T. FENSTERMACHER*
     -------------------------------------------        Director                                March 18, 1998
               Richard T. Fenstermacher

               /s/ FREDERICK A. GOSCH*
     -------------------------------------------        Director                                March 18, 1998
                  Frederick A. Gosch

               /s/ JOSEPH P. SCHLITZER*
     -------------------------------------------        Director                                March 18, 1998
                 Joseph P. Schlitzer

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  ------------------------------------  -------------------
                /s/ RICHARD A. KETNER*
     -------------------------------------------        Director                                March 18, 1998
                  Richard A. Ketner

                /s/ ROBERT F. KOEHLER*
     -------------------------------------------        Director                                March 18, 1998
                  Robert F. Koehler

     -------------------------------------------        Director                                March 18, 1998
                 Joanne C. McCloskey

                 /s/ RAMAN V. PATEL*
     -------------------------------------------        Director                                March 18, 1998
                    Raman V. Patel

              /s/ WILLIAM J. ZIMMERMAN*
     -------------------------------------------        Director                                March 18, 1998
                 William J. Zimmerman

                  /s/ DAVID L. SCOTT                    Chief Financial
     -------------------------------------------          Officer (Principal                    March 18, 1998
                    David L. Scott                        Accounting Officer)


------------------------


*   Executed under power of attorney

                                 EXHIBIT INDEX


    NUMBER                                                 DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       2.1   Agreement and Plan of Consolidation dated as of November 18, 1997, between BCB and Heritage (included as
             Annex A to the Proxy Statement/ Prospectus). Schedules are omitted; BCB and Heritage agree to furnish copies of such schedules to the Commission upon request.*

       2.2   Stock Option Agreement dated November 18, 1997, between BCB and Heritage (included as Annex B to the
             Proxy Statement/Prospectus).*

       2.3   Stock Option Agreement dated November 18, 1997, between Heritage and BCB (included as Annex C to the
             Proxy Statement/Prospectus).*

       3.1   Form of Articles of Incorporation of the Holding Company.*

       3.2   Form of Bylaws of the Holding Company.*

        5.   Opinion of Stevens & Lee re: Validity.

        8.   Form of opinion of Stevens & Lee re: tax matters.*

      23.1   Consents of Beard & Company, Inc.

      23.2   Consent of Stevens & Lee (contained in Exhibit 5).

      23.3   Consent of Stevens & Lee.*

      23.4   Consent of Janney Montgomery Scott Incorporated.

      23.5   Consent of McConnell Budd & Downes Inc.

      24.1   Powers of Attorney of Directors and Officers (included on signature page hereof).*

      99.1   Opinion of Janney Montgomery Scott Incorporated (included as Annex D to Proxy Statement/ Prospectus).

      99.2   Opinion of McConnell Budd & Downes Inc., (included as Annex E to Proxy Statement/ Prospectus).

      99.3   Form of Proxy for the Special Meeting of Shareholders of BCB.*

      99.4   Form of Proxy for the Special Meeting of Shareholders of Heritage.*

      99.5   Question and Answer Brochure.*


------------------------

*   Previously filed.